As filed with the Securities and Exchange Commission on November 19, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEWPAGE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	2621	05-0616156
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

NewPage Corporation

8540 Gander Creek Drive

Miamisburg, Ohio 45342

(877) 855-7243

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Co-Registrants

See next page

c/o NewPage Corporation

8540 Gander Creek Drive

Miamisburg, Ohio 45342

(877) 855-7243

(Address, including zip code, and telephone number, including area code, of co-registrant’s principal executive offices)

Douglas K. Cooper, Esq.

General Counsel

8540 Gander Creek Drive

Miamisburg, Ohio 45342

(877) 855-7243

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael R. Littenberg, Esq.

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Ph: (212) 756-2000

Fax: (212) 593-5955

Approximate Date of Commencement of Proposed Offer to the Public:

As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a small reporting company)	Small reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
11.375% Senior Secured Notes due 2014	$1,700,000,000	100%	$1,700,000,000	$94,860
Guarantees related to the 11.375% Senior Secured Notes due 2014(3)	n/a	n/a	n/a	n/a

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act.
(2)	Calculated pursuant to Rule 457(f) under the Securities Act.
(3)	Pursuant to Rule 457(n) of the Securities Act, no additional fee is required

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Co-Registrants

Exact Name of Co-Registrant as specified in Its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Chillicothe Paper Inc. (Guarantor)	Delaware	2621	05-0616154
Escanaba Paper Company (Guarantor)	Michigan	2621	31-0735598
Luke Paper Company (Guarantor)	Delaware	2621	11-3666265
NewPage Canadian Sales LLC (Guarantor)	Delaware	2621	27-0015384
NewPage Consolidated Papers Inc. (Guarantor)	Delaware	2621	16-1708330
NewPage Energy Services LLC (Guarantor)	Delaware	4991	30-0261838
NewPage Port Hawkesbury Corp. (Guarantor)	Nova Scotia, Canada	2621	98-0400070
NewPage Port Hawkesbury Holding LLC (Guarantor)	Delaware	2621	16-1708330
NewPage Wisconsin System Inc. (Guarantor)	Wisconsin	2621	39-2003332
Rumford Cogeneration, Inc. (Guarantor)	Delaware	4991	82-0378864
Rumford Paper Company (Guarantor)	Delaware	2621	31-1480427
Upland Resources, Inc. (Guarantor)	West Virginia	4991	22-2092996
Wickliffe Paper Company LLC (Guarantor)	Delaware	2621	81-0668293

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 19, 2009

PRELIMINARY PROSPECTUS

NEWPAGE CORPORATION

$1,700,000,000

OFFER TO EXCHANGE

$1,700,000,000 in Aggregate Principal Amount of 11.375% Senior Secured Notes due 2014, Series B

for all outstanding

$1,700,000,000 in Aggregate Principal Amount of 11.375% Senior Secured Notes due 2014, Series A

The exchange offer will expire at 12:00 midnight, New York City time,

on                 , 2010, which is 20 business days after the commencement of the exchange offer, unless extended.

The Offering:

Offered securities: the securities offered by this prospectus are 11.375% senior secured notes due 2014, Series B, or the New Notes, which are being issued in exchange for 11.375% senior secured notes due 2014, Series A, or the Original Notes, sold by us in our private placement that we consummated on September 30, 2009. The New Notes are substantially identical to the Original Notes and are governed by the same indenture governing the Original Notes. Unless indicated otherwise, the New Notes and the Original Notes are collectively referred to as the “notes.”

Expiration of offering: the exchange offer expires at 12:00 midnight, New York City time, on                     , 2010, which is 20 business days after the commencement of the exchange offer, unless extended.

The New Notes:

Maturity: The New Notes will mature on the earlier of (i) December 31, 2014 or (ii) the date that is 31 days prior to the maturity date of (a) any NewPage Corporation floating-rate senior secured notes due 2012 (the “Floating Rate Notes”) or NewPage Corporation 10% senior secured notes due 2012 (the “10% Notes” and, together with the Floating Rate Notes, the “Second Lien Notes”) then outstanding; (b) any NewPage Corporation 12% senior subordinated notes due 2013 (the “12% Senior Subordinated Notes”) or NewPage Holding Corporation floating rate senior unsecured notes (the “NewPage Holding PIK Notes” and, together with the 12% Senior Subordinated Notes, the “Subordinated Notes”) then outstanding; or (c) any refinancing of any indebtedness included in items (a) or (b) of this clause (ii) then outstanding.

Redemption: we can redeem all or a portion of the notes at any time on or after March 31, 2012 at the redemption prices set forth in this prospectus. In addition, on or before March 31, 2012, we may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain equity offerings at the redemption prices set forth in this prospectus. Prior to March 31, 2012, we may also redeem some or all of the notes at a price equal to 100% of the principal amount of the notes plus a “make-whole” premium and may, but not more than once in any twelve-month period, redeem up to 10% of the original aggregate principal amount of the notes at a redemption price of 103%, plus accrued and unpaid interest and special interest, if any, to the redemption date, subject to certain rights of holders of the notes. In addition, we are required to offer to repurchase the notes under some circumstances involving changes of control events.

Ranking and Subordination: The New Notes will be secured on a first-priority basis by substantially all of our, our domestic restricted subsidiaries’ and NewPage Port Hawkesbury Corp.’s (“NewPage Port Hawkesbury”) present and future property and assets, other than cash, deposit accounts, accounts receivables, inventory, the capital stock of our subsidiaries and intercompany debt, if any, and will be secured on a second-priority basis by substantially all of our, our domestic restricted subsidiaries’ and NewPage Port Hawkesbury’s present and future cash, deposit accounts, accounts receivables and inventory. The New Notes will be pari passu, secured equally and ratably with, our existing and future first-priority obligations (other than with respect to any capital stock of our subsidiaries and intercompany debt that may secure other first priority obligations).

See “Risk Factors,” beginning on page 14, for a discussion of some factors that should be considered by holders in connection with a decision to tender original notes in the exchange offer.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2009.

i

INFORMATION ABOUT THE TRANSACTION

THIS PROSPECTUS INCORPORATES IMPORTANT INFORMATION ABOUT US THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. SUCH INFORMATION IS AVAILABLE WITHOUT CHARGE TO THE HOLDERS OF OUR ORIGINAL NOTES BY CONTACTING US AT OUR ADDRESS, WHICH IS 8540 GANDER CREEK DRIVE, MIAMISBURG, OHIO 45342, OR BY CALLING US AT (877) 855-7243. TO OBTAIN TIMELY DELIVERY OF THIS INFORMATION, YOU MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE                     , 2010, WHICH IS 20 BUSINESS DAYS AFTER THE COMMENCEMENT OF THE EXCHANGE OFFER, UNLESS EXTENDED. ALSO SEE “AVAILABLE INFORMATION.”

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that is important to you. We urge you to read this entire prospectus, including the “Risk Factors” section and the financial statements and related notes included elsewhere in this prospectus.

In this prospectus, unless otherwise noted or the context otherwise requires, (i) the terms “we,” “our,” “ours,” “us,” “NewPage” and “Company” refer collectively to NewPage Corporation and its consolidated subsidiaries; (ii) the term “NewPage Holding” refers to NewPage Holding Corporation, our direct parent; (iii) the term “NewPage Group” refers to NewPage Group Inc., the direct parent of NewPage Holding; (iv) the term “predecessor” refers to the printing and writing papers business of MeadWestvaco Corporation prior to its acquisition by NewPage Corporation and (v) the term “SENA” refers to Stora Enso North America Inc. All references to the “Acquisition” refer to the acquisition of SENA by us on December 21, 2007. Following the Acquisition, SENA changed its name to NewPage Consolidated Papers Inc., or “NPCP.” References to each of SENA and NPCP are to the acquired business.

Our Company

We believe that we are the largest coated paper manufacturer in North America, based on production capacity. Coated paper is used primarily in media and marketing applications, such as high-end advertising brochures, direct mail advertising, coated labels, magazines, magazine covers and inserts, catalogs and textbooks. We currently operate 20 paper machines at ten paper mills located in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada. These mills, along with our distribution centers, are strategically located near major print markets, such as New York, Chicago, Minneapolis and Atlanta.

Acquisition of SENA

On December 21, 2007, NewPage acquired all of the issued and outstanding common stock of SENA from Stora Enso Oyj, or “SEO.” We acquired SENA in order to expand our business platform, serve our customers more efficiently and capture significant synergies between the two businesses. In connection with the Acquisition, SEO acquired approximately 20% of the equity in NewPage Group.

During 2008, we announced actions being taken to integrate the existing NewPage operations and the former SENA facilities and services that included the shutdown in 2008 and early 2009 of six of our less efficient, higher cash cost paper machines, as well as selected headcount reductions, all of which have been completed. We anticipate generating annualized synergies as a result of the Acquisition of approximately $265 million. We completed our integration activities during the third quarter of 2009, at which time we had achieved approximately $200 million of annual synergies. Full realization of the synergies from anticipated incremental available capacity has been delayed in part by the recent industry-wide slowdown in both demand and volume. The remaining synergies are expected to be realized when our paper machines return to running at historical operating patterns with a beneficial grade mix. For further information concerning the actions taken to integrate the SENA operations with the existing NewPage business, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Restructuring.”

Our Strategy

The key elements of our strategy include the following:

•	Maintain core focus on coated paper business.

•	Continue to reduce costs through synergies and further productivity improvements.

•	Enhance product mix to improve margins and earnings.

•	Further improve cash flow and return on capital.

Our Strengths

We believe that our core strengths include the following:

•	Largest North American manufacturer of coated paper products.

•	Well positioned to benefit from up-turn in the industry cycle.

•	Significant, well-invested asset base.

•	Attractive cost position coupled with further profit improvement initiatives.

•	Strong relationships with key customers.

•	Efficient and integrated supply chain.

•	Experienced management team with proven track record.

Organizational Chart

The following chart shows our organizational structure as of the date of this prospectus. All entities are 100% directly or indirectly owned unless otherwise indicated and all of the subsidiaries of NewPage Corporation shown below will be guarantors of the New Notes.

(1)	Excludes NewPage Group common stock that may be issued upon exercise of options outstanding or that may be granted under the NewPage Group Inc. 2008 Incentive Plan, or “NewPage Group Equity Incentive Plan.”

(2)	Issuer of the Original Notes and the New Notes.

Our Sponsor

Established in 1992, Cerberus Capital Management, L.P., along with its affiliates, which we collectively refer to as “Cerberus,” is one of the world’s leading private investment firms. Cerberus currently holds controlling or significant minority investments in companies around the world. Cerberus invests in divestitures, turnarounds, recapitalizations, financial restructurings, public-to-privates and management buyouts in a variety of sectors. Cerberus formed NewPage in 2005 to effect the acquisition of the coated paper operations of MeadWestvaco Corporation.

Our Corporate Information

NewPage Corporation is a Delaware corporation. Our principal executive offices are located at 8540 Gander Creek Drive, Miamisburg, Ohio 45342, and our telephone number at those offices is (877) 855-7243.

THE EXCHANGE OFFER

Expiration Date	12:00 midnight, New York City time, on , 2010, which is 20 business days after the commencement of the exchange offer, unless we extend the exchange offer.

Exchange and Registration Rights	In an exchange and registration rights agreements dated September 30, 2009, the holders of our $1.7 billion of 11.375% senior secured notes due 2014, series A, or the Original Notes, were granted exchange and registration rights. This exchange offer is intended to satisfy these rights. You have the right to exchange the Original Notes that you hold for our 11.375% senior secured notes due 2014, Series B, or the New Notes, with substantially identical terms. Once the exchange offer is complete, you will no longer be entitled to any exchange rights with respect to your Original Notes.

Accrued Interest on the New Notes and Original Notes	The New Notes will bear interest from December 31, 2009. Holders of Original Notes which are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on those Original Notes accrued to the date of issuance of the New Notes.

Conditions to the Exchange Offer	The exchange offer is conditioned upon some customary conditions, which we may waive. All conditions to which the exchange offer is subject must be satisfied or waived on or before the expiration of this offer.

Procedures for Tendering Original Notes	Each holder of Original Notes wishing to accept the exchange offer must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; or

•	arrange for DTC to transmit required information in accordance with DTC’s procedures for transfer to the exchange agent in connection with a book-entry transfer.

You must mail or otherwise deliver this documentation together with the Original Notes to the exchange agent. Original Notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000.

Special Procedures for Beneficial Holders

If you beneficially own Original Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Notes in the exchange offer, you should contact the registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your Original Notes, either arrange to have your Original Notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures	You must comply with the applicable procedures for tendering if you wish to tender your Original Notes and:

•	time will not permit your required documents to reach the exchange agent by the expiration date of the exchange offer; or

•	you cannot complete the procedure for book-entry transfer on time; or

•	your Original Notes are not immediately available.

Withdrawal Rights	You may withdraw your tender of Original Notes at any time on or prior to 12:00 midnight, New York City time, on the expiration date, unless previously accepted for exchange.

Failure to Exchange Will Affect You Adversely	If you are eligible to participate in the exchange offer and you do not tender your Original Notes, you will not have further exchange rights and you will continue to be restricted from transferring your Original Notes. Accordingly, the liquidity of the Original Notes will be adversely affected.

Federal Tax Considerations	We believe that the exchange of the Original Notes for the New Notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. A holder’s holding period for New Notes will include the holding period for Original Notes, and the adjusted tax basis of the New Notes will be the same as the adjusted tax basis of the Original Notes exchanged. See “Certain Material U.S. Federal Income Tax Considerations.”

Exchange Agent	The Bank of New York Mellon, trustee under the indenture under which the New Notes will be issued, is serving as exchange agent.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

SUMMARY TERMS OF NEW NOTES

The summary below describes the principal terms of the New Notes. Some of the terms and conditions described below are subject to important limitations and exceptions. See “Description of New Notes” for a more detailed description of the terms and conditions of the New Notes.

Issuer	NewPage Corporation.

Securities	The form and terms of the New Notes will be the same as the form and terms of the Original Notes except that:

•	the New Notes will bear a different CUSIP number from the Original Notes;

•	the New Notes will have been registered under the Securities Act of 1933, or the Securities Act, and, therefore, will not bear legends restricting their transfer; and

•	you will not be entitled to any exchange or registration rights with respect to the New Notes.

The New Notes will evidence the same debt as the Original Notes. They will be entitled to the benefits of the indenture governing the Original Notes and will be treated under the indenture as a single class with the Original Notes.

Interest Rate	The New Notes will bear interest at a rate of 11.375% per annum. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Maturity Date	The earlier of (i) December 31, 2014 or (ii) the date that is 31 days prior to the maturity date of (a) any Second Lien Notes then outstanding; (b) any Subordinated Notes then outstanding or (c) any refinancing of any indebtedness included in items (a) or (b) of this clause (ii) then outstanding. See “Description of New Notes—Principal, Maturity and Interest.”

Interest Payment Dates	December 31 and June 30 of each year, commencing on June 30, 2010. Interest payments will be paid to the holders of record on the December 15 and June 15 immediately preceding the applicable interest payment date.

Original Issue Discount	The Original Notes were issued with original issue discount (that is, the difference between the stated principal amount at maturity and the issue price of the Original Notes) for federal income tax purposes. The New Notes should be treated as a continuation of the Original Notes for federal income tax purposes. Thus, original issue discount will accrue on Original Notes and New Notes from the issue date of the Original Notes and be included as interest income periodically in a holder’s gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See “Certain Material U.S. Federal Income Tax Considerations.”

Guarantees	The New Notes will be unconditionally guaranteed by all of our domestic restricted subsidiaries and NewPage Port Hawkesbury, a Canadian entity.

Ranking and Security	The New Notes and the related guarantees will be senior secured obligations:

•

secured on a first-priority basis by substantially all of our assets and those of our guarantors (other than cash, deposit accounts, accounts receivables, inventory, the capital stock of our subsidiaries and intercompany debt); see “Description of New Notes—Security;”

•	secured on a second-priority basis by our and our guarantors’ cash, deposit accounts, accounts receivables and inventory; see “Description of New Notes—Security;”

•

secured equally and ratably with, all existing and future first-priority obligations (other than with respect to any capital stock of our subsidiaries and intercompany debt that may secure other first-priority obligations);

•

effectively subordinated to any permitted liens other than liens securing second-priority obligations, to the extent of the value of our assets and those of our guarantors subject to those permitted liens;

•

effectively senior to all existing and future second-priority obligations, including our Second Lien Notes and any unsecured obligations, to the extent of the value of substantially all of our assets and those of our guarantors (other than cash, deposit accounts, accounts receivables, inventory, the capital stock of our subsidiaries and intercompany debt, if any);

•

junior to our revolving credit facility (the “Revolver”) to the extent of the value of our cash, deposit accounts, accounts receivables, inventory and intercompany debt, which secure the Revolver on a first lien basis; and

•	senior in right of payment to any of our future subordinated indebtedness or that of our guarantors, including guarantees of the 12% Senior Subordinated Notes.

As of September 30, 2009:

•

we had $84 million of senior secured indebtedness outstanding under our Revolver; this excludes up to a maximum of $323 million of additional borrowings (after deducting for $93 million in outstanding letters of credit and not taking into account any borrowing base limitations) that would be available under the Revolver; the Revolver is secured by our cash, deposit accounts, accounts receivables and inventory;

•	we had $1,700 million of senior secured indebtedness outstanding under the Original Notes;

•

we had $1,031 million of senior secured indebtedness outstanding under the Second Lien Notes; the Second Lien Notes are secured by a second lien on substantially all of our and our domestic restricted subsidiaries’ present and future property and assets (other than cash, deposit accounts, accounts receivables, inventory, the capital stock of our subsidiaries and intercompany debt, if any);

•	we had $200 million of senior subordinated indebtedness, consisting solely of the 12% Senior Subordinated Notes; and

•	we had $146 million of capital lease obligations outstanding.

Optional Redemption	At any time on or after March 31, 2012, we may redeem some or all of the New Notes at the applicable redemption prices described under “Description of New Notes—Optional Redemption,” plus accrued and unpaid interest and special interest, if any, to the redemption date.

In addition, at any time prior to March 31, 2012, we may, on one or more occasions, redeem some or all of the New Notes at any time at a redemption price equal to 100% of the principal amount of the notes redeemed, plus a “make-whole” premium as of, and accrued and unpaid interest and special interest, if any, to, the applicable redemption date.

Optional Redemption after Equity Offerings	At any time, on one or more occasions before March 31, 2012, we can choose to redeem up to 35% of the outstanding aggregate principal amount of the New Notes with the net cash proceeds of any one or more qualified public equity offerings by the Company or a contribution to the Company’s equity from NewPage Holding or NewPage Group from one or more qualified public equity offerings, at 111.375% of the principal amount of the New Notes plus accrued and unpaid interest and special interest, if any, to the redemption date. See “Description of New Notes—Optional Redemption.”

Additional Optional Redemption	At any time prior to March 31, 2012, but not more than once in any twelve-month period, we may redeem up to 10% of the original aggregate principal amount of the New Notes at a redemption price of 103%, plus accrued and unpaid interest and special interest, if any, to the redemption date, subject to certain rights of holders of the New Notes. See “Description of New Notes—Optional Redemption.”

Mandatory Offer to Repurchase

If we sell certain assets without applying the proceeds in a specified manner, or experience certain change of control events, each holder of New Notes may require us to repurchase all or a portion of its New Notes at the purchase prices set forth in this prospectus, plus accrued and unpaid interest and special interest, if any, to the repurchase date. See “Description of New Notes—Repurchase of New Notes at the Option of Holders.” Our Revolver may restrict us from repurchasing any of the New Notes, including any repurchase we may be required to make as a result of a change of control or certain asset sales. See “Risk Factors—Risks Relating to the New Notes and our

Indebtedness—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the New Notes.”

Covenants	The indenture governing the New Notes will contain covenants that will impose significant restrictions on our business. The restrictions that these covenants place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional indebtedness or issue disqualified stock or preferred stock;

•	create liens;

•	pay dividends or make other sorts of restricted payments;

•	make investments;

•	sell assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important exceptions and qualifications, which are described under “Description of New Notes.”

Exchange Offer; Registration Rights	You have the right to exchange the Original Notes for New Notes with substantially identical terms. This exchange offer is intended to satisfy that right. The New Notes will not provide you with any further exchange or registration rights.

Resales Without Further Registration	We believe that the New Notes issued in the exchange offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are acquiring the New Notes issued in the exchange offer in the ordinary course of your business;

•

you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of the New Notes issued to you in the exchange offer; and

•	you are not our “affiliate,” as defined under Rule 405 of the Securities Act.

Each of the participating broker-dealers that receives New Notes for its own account in exchange for Original Notes that were acquired by it as a result of market-making or other activities must acknowledge that it will deliver a prospectus in connection with the resale of the New Notes. We do not intend to list the New Notes on any securities exchange.

Summary Historical Consolidated Financial Data

The following tables, as indicated below, set forth historical consolidated financial data for NewPage and its subsidiaries for the years ended December 31, 2006, 2007 and 2008, and the nine months ended September 30, 2008 and 2009. We have derived the historical consolidated financial data for the years ended December 31, 2006, 2007 and 2008 from the audited consolidated financial statements of NewPage and its subsidiaries included elsewhere in this prospectus. We have derived the historical consolidated financial data for the nine months ended September 30, 2008 and 2009 from the unaudited financial statements of NewPage and its subsidiaries included elsewhere in this prospectus.

The following summary historical consolidated financial data should be read in conjunction with “Historical Selected Financial Information and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements, and the accompanying notes thereto, included elsewhere in this prospectus.

	Year Ended December 31, 2006	Year Ended December 31, 2007	Year Ended December 31, 2008	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2009
	(dollars in millions, except volume and price per ton)
Statement of Operations Data:
Net sales	$2,038	$2,168	$4,356	$3,379	$2,249
Cost of sales	1,825	1,895	3,979	3,066	2,261
Selling, general and administrative expenses	112	124	217	179	142
Interest expense(1)	146	154	277	208	328
Other (income) expense net	(25)	(2)	(3)	(5)	(218)

Income (loss) from continuing operations before income taxes	(20)	(3)	(114)	(69)	(264)
Income tax (benefit)	(4)	4	—	4	(15)

Income (loss) from continuing operations	(16)	(7)	(114)	(73)	(249)
Income (loss) from discontinued operations	(16)	—	—	—	—

Net income (loss)	(32)	(7)	(114)	(73)	(249)
Net income (loss)—noncontrolling interests	—	1	3	2	4

Net income (loss) attributable to the company	$(32)	$(8)	$(117)	$(75)	$(253)

Other Financial Data:
EBITDA(2)	$262	$284	$477	$357	$268
Capital expenditures	88	102	165	114	45

Selected Operating Data:
Weighted average coated paper price per ton	$893	$886	$983	$980	$930
Coated paper volume sold (in thousands of short tons)	2,116	2,261	3,564	2,805	1,897

As of September 30, 2009
(dollars in millions)
Balance Sheet Data:
Working capital(3)	$516
Property, plant and equipment, net	3,014
Total assets	4,145
Long-term debt, less current portion	3,056
Total debt	3,056
Total equity	15

(1)	Includes a loss on extinguishment of debt of $85 million and a reclassification adjustment of $48 million of unrealized losses on our interest rate swaps from accumulated other comprehensive income (loss) as the hedged forecasted cash flows are no longer probable of occurring as a result of the refinancing in 2009.

(2)	EBITDA is defined as net income (loss) attributable to the company before interest expense, income taxes (benefit), including amount in discontinued operations, depreciation and amortization. EBITDA is not a measure of our performance under GAAP and is not intended to represent net income (loss) attributable to the company, as defined under GAAP, and should not be used as an alternative to net income (loss) attributable to the company as an indicator of performance. EBITDA is included in this prospectus because it is a primary component of certain covenants under our Revolver and is a basis upon which our management assesses performance. For a more detailed discussion of the covenants, see “Description of Certain Indebtedness.” In addition, our management believes EBITDA is useful to investors because it and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage.

The use of EBITDA instead of net income (loss) attributable to the company has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect our current cash expenditure requirements, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	our measure of EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Because of these limitations, EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business.

The following table presents a reconciliation of our net income (loss) attributable to the company to our EBITDA:

	Year Ended December 31, 2006	Year Ended December 31, 2007	Year Ended December 31 2008	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2009
	(dollars in millions)
Net income (loss) attributable to the company	$(32)	$(8)	$(117)	$(75)	$(253)
Income tax provision (benefit)	(4)	4	—	4	(15)
Interest expense	146	154	277	208	328
Depreciation and amortization	152	134	317	220	208

EBITDA	$262	$284	$477	$357	$268

(3)	“Working Capital” is defined as current assets net of current liabilities.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before deciding whether to tender the Original Notes in exchange for the New Notes. The risks described below are what we believe to be the risks which could materially and adversely affect our business, financial condition or results of operations. If that occurs, the value of the New Notes may decline and you may lose all or part of your investment.

Risks Related to the New Notes and our Indebtedness

Our substantial level of indebtedness could adversely affect our business, financial condition or results of operations and prevent us from fulfilling our obligations under the New Notes.

We have substantial indebtedness. As of September 30, 2009, we had approximately $3,161 million of total indebtedness, of which $84 million consisted of borrowings under our Revolver (excluding letters of credit), and we have up to $323 million available for borrowing under our Revolver (after deducting for $93 million in outstanding letters of credit and not taking into account any borrowing base limitations). All of the borrowings under our Revolver would effectively rank senior to the New Notes and the guarantees to the extent of the value of our cash, deposit accounts, accounts receivable, inventory, intercompany debt, if any and certain other assets, which secure our Revolver on a first lien basis (the “ABL Collateral”). In addition, subject to restrictions in our existing debt instruments, we may incur additional indebtedness. If additional debt is added to our and our subsidiaries’ current debt levels, the related risks that we now face could intensify. For the nine months ended September 30, 2009, earnings were insufficient to meet fixed charges by $269 million.

Our substantial indebtedness could have important consequences to you, including the following:

•	it may be more difficult for us to satisfy our obligations with respect to the New Notes;

•	our ability to obtain additional financing for working capital, debt service requirements, general corporate or other purposes may be impaired;

•	we must use a substantial portion of our cash flow to pay interest and principal on the New Notes and our other indebtedness, which will reduce the funds available to us for other purposes;

•	we are more vulnerable to economic downturns and adverse industry conditions;

•

our ability to capitalize on business opportunities and to react to competitive pressures and changes in our industry as compared to our competitors may be compromised due to our high level of indebtedness; and

•	our ability to refinance our indebtedness, including the New Notes, may be limited.

In addition, prior to the repayment of the New Notes, we will be required to repay or refinance our Revolver. We cannot assure you that we or NewPage Holding will be able to refinance any of our debt on commercially reasonable terms or at all. If we were unable to make payments on or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as:

•	sales of assets;

•	sales of equity;

•	negotiations with our lenders to restructure the applicable debt;

•	cash equity contributions from our controlling equity owner or others; and/or

•	commencement of voluntary bankruptcy proceedings.

Our and NewPage Holding’s debt instruments may restrict, or market or business conditions may limit, our ability to use some of our options.

A significant portion of our debt bears interest at variable rates. If market interest rates increase, it could adversely affect our cash flow, compliance with our debt covenants or the amount of our cash interest payments.

As of September 30, 2009, we had approximately $309 million of indebtedness consisting of borrowings that bear interest at variable rates, representing approximately 10% of our total indebtedness. If market interest rates increase, variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow and compliance with our debt covenants. As of September 30, 2009, weighted-average interest rates were (i) 6.7% on the Floating Rate Notes and (ii) 5.8% on borrowings under the Revolver. Each one-eighth percentage-point change in LIBOR would result in a $0.3 million change in annual interest expense on the Floating Rate Notes and, assuming the entire Revolver were drawn, a $0.6 million change in interest expense on the Revolver, in each case, without taking into account any interest rate derivative agreements. While we may from time-to-time enter into agreements limiting our exposure to higher market interest rates, these agreements may not offer complete protection from this risk.

Servicing our indebtedness will require a significant amount of cash. Our ability to generate sufficient cash depends on numerous factors beyond our control, and we may be unable to generate sufficient cash flow to service our debt obligations.

Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, political, financial, competitive, legislative, regulatory and other factors that are beyond our control.

During 2008, we expended approximately $267 million to service our indebtedness as compared to approximately $202 million during 2007 (without giving effect to the repayment of $450 million under our pre-Acquisition credit facility at the closing of the Acquisition). For the nine months ended September 30, 2009, our interest expense was $328 million (including a loss on extinguishment of debt of $85 million and a reclassification adjustment of $48 million of unrealized losses on our interest rate swaps from accumulated other comprehensive income (loss)), compared to $208 million for the nine months ended September 30, 2008. We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under the Revolver, in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. If our cash flows and capital resources are insufficient to allow us to make scheduled payments on our indebtedness, we may need to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, or that we will be able to refinance on commercially reasonable terms or that these measures would satisfy our scheduled debt service obligations. If we are unable to generate sufficient cash flow or refinance our debt on favorable terms it could have a material adverse effect on our financial condition, the value of the outstanding debt and our ability to make any required cash payments under our indebtedness.

Our debt instruments impose significant operating and financial restrictions on us. If we default under any of these debt instruments, we may not be able to make payments on the New Notes.

The indentures and other agreements governing our debt instruments impose significant operating and financial restrictions on us. These restrictions limit our ability to, among other things:

•	incur additional indebtedness or guarantee obligations;

•	repay indebtedness (including the New Notes) prior to stated maturities;

•	pay dividends or make certain other restricted payments;

•	make investments or acquisitions;

•	create liens or other encumbrances;

•	transfer or sell certain assets or merge or consolidate with another entity;

•	engage in transactions with affiliates; and

•	engage in certain business activities.

In addition to the covenants listed above, our Revolver requires the maintenance of at least $50 million of Revolver borrowing availability through the date of the delivery of the compliance certificate with respect to the fiscal quarter ending March 31, 2011 and limits our ability to make capital expenditures. Subsequent to March 31, 2011, we would have to comply with various other specified financial ratios and tests, including minimum interest and fixed charge coverage ratios and total and senior leverage ratios to the extent that NewPage’s unused borrowing availability under the revolving credit facility is below $50 million for 10 consecutive business days or $25 million for three consecutive business days.

Our ability to comply with these covenants may be affected by events beyond our control, and an adverse development affecting our business could require us to seek waivers or amendments of covenants, alternative or additional sources of financing or reductions in expenditures. We cannot assure you that such waivers, amendments or alternative or additional financings could be obtained on acceptable terms or at all. In addition, the holders of the New Notes will have no control over any waivers or amendments with respect to any debt outstanding other than the New Notes. Therefore, we cannot assure you that even if the holders of the New Notes agree to waive or amend the covenants contained in the indenture relating to the New Notes, the holders of our other debt will agree to do the same with respect to their debt instruments.

A breach of any of the covenants or restrictions contained in any of our existing or future financing agreements, including our inability to comply with the required financial covenants in our Revolver, could result in an event of default under those agreements. Such a default could allow the lenders under our financing agreements, if the agreements so provide, to discontinue lending, to accelerate the related debt as well as any other debt to which a cross acceleration or cross default provision applies, and to declare all borrowings outstanding thereunder to be due and payable. In addition, the lenders could terminate any commitments they had made to supply us with further funds. If the lenders require immediate repayments, we will not be able to repay them and also repay the New Notes in full.

We cannot assure you that the Company will be in compliance with these covenants in the periods required or that the Company will be able to refinance the Revolver in the event it cannot comply with the applicable covenants.

The New Notes are not secured by all of our assets, the collateral securing the New Notes may be diluted under certain circumstances and the liens on the collateral may be subject to limitations.

Our obligation to make payments on the New Notes will be secured only by the Shared Collateral and the ABL Collateral on the basis and as described in this prospectus under the headings “Description of New Notes— Collateral Trust Agreement—Shared Collateral” and “Description of New Notes—Collateral Trust Agreement—ABL Collateral.” In particular, stock of our subsidiaries and intercompany debt, if any, will not constitute collateral for the New Notes. In addition, ABL Collateral (other than intercompany debt, if any) will constitute collateral for the New Notes on a second-priority basis.

The indenture governing the New Notes and our Revolver and our other security documents will permit the incurrence of additional secured indebtedness, including additional debt that shares equally and ratably in the lien in favor of the collateral trustee that secures the New Notes. Any additional debt could consist of additional loans under the Revolver, notes issued under a new indenture or additional notes issued under the indenture governing the New Notes and would be guaranteed by the same guarantors and could have security interests, with the same priority, in all of the assets that secure the New Notes. As a result, the collateral securing the New Notes would be shared by any such additional debt we may issue under the indenture, and an issuance of such additional debt would dilute the value of the collateral compared to the aggregate principal amount of notes issued. We also may acquire additional assets that do not constitute collateral for the New Notes. In addition, certain permitted liens on the collateral securing the New Notes may allow the holder of such lien to exercise rights and remedies with respect to the collateral subject to such lien that could adversely affect the value of such collateral and the ability of the collateral trustee or the holders of the New Notes to realize or foreclose upon such collateral. See “Description of New Notes—Certain Covenants—Liens.”

The lien priority provisions in the Intercreditor Agreement (as defined below) will limit the ability of holders of New Notes to exercise rights and remedies with respect to the ABL Collateral.

The rights of the holders of New Notes with respect to the ABL Collateral will be junior to the rights of the holders of obligations under our Revolver and will be substantially limited by the terms of the lien priority provisions in the Intercreditor Agreement, dated as of May 2, 2005, by and among NewPage, NewPage Holding, certain subsidiaries of NewPage, JPMorgan Chase Bank. N.A., as revolving loan collateral agent and The Bank of New York Mellon, as collateral trustee (the “Intercreditor Agreement”). Under the terms of the Intercreditor Agreement, at any time that any obligations under our Revolver are outstanding, almost any action in respect of the ABL Collateral, including the exercise of rights or remedies or objection to actions taken with respect thereto, may only be taken by the collateral agent under our Revolver or the holders of the obligations under our Revolver. The collateral trustee, on behalf of the holders of obligations with junior liens on the ABL Collateral (including the holders of New Notes), will not have the ability to institute or contest such actions, even if the rights of such holders are or would be adversely affected; provided that the collateral trustee may take certain actions to create, perfect, preserve or protect (but not enforce) its junior lien in the ABL Collateral and may also take certain actions that would be available to a holder of an unsecured claim.

In addition, the Intercreditor Agreement contains certain provisions benefiting holders of obligations under our Revolver that prevent the collateral trustee from objecting to a number of important matters regarding the ABL Collateral following the filing of a bankruptcy. After such filing, the value of the ABL Collateral could materially deteriorate and the holders of New Notes would be unable to raise an objection. See “Description of New Notes—Intercreditor Agreement.”

Security over certain collateral may not be in place by closing or may not be perfected by closing.

Certain security interests, including, without limitation, modifications of bank account control agreements, mortgages and deeds of trust, modifications of mortgages and/or deeds of trust, easement agreements and subordination and non-disturbance agreements on or affecting certain of our real properties, may not be in place by the closing date of this offering or may not be perfected on the closing date of this offering. To the extent any security interest in the collateral securing the New Notes cannot be perfected on or prior to the closing date, we will be required to have all such security interests perfected, to the extent required by the indenture governing the New Notes and the security documents, promptly following the closing date or as otherwise agreed pursuant to the terms of the indenture or security documents. To the extent a security interest in certain collateral is perfected following the closing date, that security interest would remain at risk of having been granted within 90 days of a bankruptcy filing (in which case it might be voided as a preferential transfer by a trustee in bankruptcy) even after the security interests perfected on the closing date were no longer subject to such risk.

Governmental approvals are required for proposed mortgage modifications for certain properties.

In connection with proposed mortgages and/or mortgage modification agreements with respect to certain of our real property in Nova Scotia, Canada, we will need to successfully obtain the necessary provincial governmental approvals in order to permit the registration, creation and/or continuation of the security interests contemplated by the mortgages and/or mortgage modifications in such Nova Scotia real property. We will be required to have all mortgages and/or mortgage modification agreements in place as soon as practically permitted under the laws of the Province of Nova Scotia. We cannot assure that all such necessary governmental approvals will in fact be obtained.

Proceeds from any sale of the collateral securing the New Notes upon foreclosure or liquidation may not be sufficient to repay the New Notes in full.

We have not conducted appraisals of any of our assets to determine if the value of the collateral securing the New Notes equals or exceeds the amount of the New Notes and the value of the collateral upon foreclosure or liquidation will depend on market and economic conditions, the availability of buyers and other factors upon foreclosure or liquidation. Accordingly, we cannot assure you that the proceeds from the sale of the collateral would be sufficient to repay holders of the New Notes all amounts owed under the New Notes.

In the event of a foreclosure or liquidation of the collateral securing the New Notes, the value realized on the collateral will depend on market conditions, the availability of buyers and other factors. The collateral is by its nature illiquid, and we can therefore not assure you that the collateral can be sold in a short period of time or at all. A significant portion of the collateral, including the real property portion thereof, includes assets that may only be usable as part of the existing operating business. Accordingly, any such sale of the collateral, including the real property portion thereof, separate from the sale of NewPage as a whole, may not be feasible or of any value. We therefore cannot assure you that the proceeds from the sale of the collateral (after payment of expenses of the sale and repayment of other liens on the collateral which might under applicable law or by contract rank prior to or equally and ratably with the lien on the collateral in favor of the collateral trustee under the indenture) would be sufficient to repay holders of the New Notes all amounts owed under the New Notes.

To the extent that the proceeds of the collateral were not sufficient to repay amounts owed under the New Notes, then holders of the New Notes would have a general unsecured claim against our remaining assets, which claim would be effectively subordinated to debt secured by other assets of ours to the extent of the value of the collateral securing such other secured debt.

As of September 30, 2009, the aggregate amount of our indebtedness was $3,161 million, $84 million of which was pursuant to our Revolver, $1,700 million of which was pursuant to the Original Notes, $1,031 million of which was pursuant to our Second Lien Notes, $200 million of which was pursuant to the 12% Senior Subordinated Notes and $146 million of which was pursuant to our capital lease obligations.

The ability of the collateral trustee to foreclose on the collateral may be limited.

U.S. and Canadian bankruptcy and insolvency laws could prevent the collateral trustee from enforcing its security interest in the collateral upon the occurrence of an event of default if bankruptcy or insolvency proceedings are commenced by or against us before the collateral trustee has foreclosed, disposed of or appointed a receiver or otherwise enforced its security over the collateral. Under bankruptcy and insolvency laws, secured creditors such as the holders of the New Notes are prohibited from taking steps to enforce their security interest in the assets of a debtor in bankruptcy or insolvency proceeding without court approval. Moreover, in certain bankruptcy and insolvency proceedings debtors are permitted to continue to retain and to use the collateral (and the proceeds, products, rents or profits of such collateral). In U.S. proceedings, the secured creditor must be given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral. The court may find “adequate protection” if the debtor pays cash or grants additional security for any diminution in the value of the collateral as a result of the stay or repossession or disposition or any use of the collateral during the pendency of the bankruptcy case. In Canadian proceedings, the secured creditor would have to convince the court that the prejudice to the secured creditor by allowing the debtor to continue to retain and use the collateral outweighs the benefit to the debtor and all of its stakeholders by allowing the debtor to do so.

In addition, the collateral trustee may need to evaluate the impact of the potential liabilities before determining whether to enforce its security interest in the collateral because lenders and noteholders that hold a security interest in real property may be held liable under environmental laws and regulations for the costs of remediating or preventing any release or threatened release of hazardous substances at the secured property. Similarly, lenders who enforce their security interest by appointment of a receiver in Canada may be liable under employment and labor laws for employment-related costs and expenses. In this regard, the collateral trustee may decline to enforce its security interest in the collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the holders of the New Notes. Finally, the collateral trustee’s ability to foreclose on the collateral on your behalf may be subject to lack of perfection, the consent of third parties, other liens and practical problems associated with the enforcement of the collateral trustee’s security interest in the collateral.

The value of the collateral securing the New Notes may not be sufficient to secure post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the New Notes will only be entitled to post-petition interest under the bankruptcy code to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of the New Notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the bankruptcy code. We have not conducted appraisals of any of our assets in connection with this offering and cannot assure you that the value of the noteholders’ interest in their collateral equals or exceeds the principal amount of the New Notes.

The waivers in the Intercreditor Agreement and the Collateral Trust Agreement (as defined below) of rights of marshalling may adversely affect the recovery rates of holders of the New Notes in a bankruptcy or foreclosure scenario.

The New Notes and the related guarantees are secured on a second-priority basis by the ABL Collateral that secures our Revolver, and are not secured by the stock of our subsidiaries or intercompany debt, if any. The Intercreditor Agreement and the Collateral Trust Agreement dated as of May 2, 2005 among NewPage, the Pledgors from time to time party thereto, Goldman Sachs Credit Partners L.P., HSBC Bank USA, National Association, and The Bank of New York Mellon (the “Collateral Trust Agreement”) provide that, the holders of the New Notes, the trustee under the indenture governing the New Notes and the collateral trustee may not assert or enforce any right of marshalling accorded to a junior lienholder, as against the holders of priority liens. Without this waiver of the right of marshalling, holders of prior liens on the collateral securing the New Notes, such as the collateral agent under our Revolver, could be required to liquidate collateral on which the New Notes did not have a lien prior to liquidating collateral on which the New Notes have a second lien, thereby maximizing the proceeds of the collateral that would be available to repay our obligations under the New Notes. As a result of this waiver, the proceeds of sales of the collateral securing the New Notes could be applied to repay priority lien obligations before applying proceeds of other collateral securing such priority lien obligations, and the holders of the New Notes may recover less than they would have if such proceeds were applied in the order most favorable to the holders of the New Notes.

Future priority lien indebtedness may be secured by certain assets that do not secure the New Notes.

The New Notes and the guarantees will be secured by security interests in all of our and our domestic restricted subsidiaries’ and NewPage Port Hawkesbury’s assets, except for debt and equity securities, including intercompany debt, issued by us and our domestic restricted subsidiaries and NewPage Port Hawkesbury (also referred to as the “Separate Collateral”). See “Description of New Notes—Collateral Trust Agreement—Separate Collateral” for additional information. The New Notes will, however, be guaranteed by the issuers of the excluded securities and will be secured, equally and ratably with all other priority lien obligations, by all collateral owned by each such issuer of excluded securities except the Separate Collateral. However, future indebtedness that is secured equally and ratably with the New Notes could also be secured by liens on the

Separate Collateral. The value of the Separate Collateral could be significant, and the New Notes will effectively rank junior to indebtedness secured by liens on, and to the extent of, the Separate Collateral. While the Collateral Trust Agreement provides for an adjustment in the ratable sharing of the proceeds from any shared collateral to compensate for the prior or simultaneous delivery of the proceeds of Separate Collateral to other holders of priority lien obligations, such adjustment will not provide any adjustment for subsequent delivery of the proceeds from the Separate Collateral to such other holders and, in certain instances, holders of the New Notes may receive less, comparatively, than such other holders.

Any future pledge of collateral might be avoidable by a trustee in bankruptcy.

Any future pledge of collateral in favor of the collateral trustee, including pursuant to security documents delivered after the date of the indenture governing the New Notes, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the New Notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

Despite our current indebtedness level, we may still be able to incur substantially more debt, which could increase the risks associated with our substantial leverage.

As of September 30, 2009, we had $3,161 million of total indebtedness. The terms of the indenture governing the New Notes will not restrict NewPage Holding’s ability to incur additional indebtedness and will permit us and NewPage Holding to incur substantial additional indebtedness in the future, including secured indebtedness. See “Description of New Notes.” Any additional debt incurred by us which is secured equally and ratably with the Revolver would be secured on a first-priority basis by the ABL Collateral, which is senior to the lien securing the New Notes. Any additional priority lien debt incurred by us would be secured equally and ratably with the New Notes. If we incur any additional indebtedness that ranks equal to the New Notes, the holders of that debt will be entitled to share equally and ratably with you in any proceeds of sales of the collateral securing the New Notes distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us. If new debt is added to our, NewPage Holding’s or our subsidiaries’ current debt levels, the related risks that we now face could intensify. See “Description of Certain Indebtedness.”

Your right to receive payment on the New Notes will be effectively subordinated to the liabilities of our non-guarantor subsidiaries, including our existing unrestricted subsidiaries.

Our unrestricted subsidiaries and foreign subsidiaries will not be required to be guarantors of the New Notes, although NewPage Port Hawkesbury will be a guarantor of the New Notes. Creditors of our non-guarantor subsidiaries will generally be entitled to payment from the assets of those subsidiaries before those assets can be distributed to us. As a result, the New Notes will effectively be subordinated to the prior payment of all of the debts of our non-guarantor subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. We have designated Consolidated Water Power Company as an unrestricted subsidiary. As of September 30, 2009, the aggregate total assets of this subsidiary were $44 million, or 1% of our total assets. For the nine months ended September 30, 2009, $6 million, or less than 0.5%, of our net sales was attributable to this subsidiary.

The collateral is subject to casualty risks.

The indenture governing the New Notes will require, and the Revolver, the indentures governing the existing secured notes and the related security documents require, us and the guarantors to maintain adequate insurance or otherwise insure against risks to the extent customary with companies in the same or similar business operating in the same or similar locations. There are, however, certain losses, including losses resulting from terrorist acts, that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure you that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the collateral securing the New Notes, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all the secured obligations, including the New Notes.

In the event of a total or partial loss to any of the mortgaged facilities, certain items of equipment and inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to manufacture replacement units or inventory could cause significant delays.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the New Notes.

Upon the occurrence of a “change of control,” as defined in the indenture governing the New Notes, we must offer to buy back the New Notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest, if any, to the date of the repurchase. Our failure to purchase, or give notice of purchase of, the New Notes would be a default under the indenture governing the New Notes, which would also be a default under our Revolver and our other existing series of notes. See “Description of New Notes—Repurchase of Notes at the Option of Holders—Change of Control.”

If a change of control occurs, it is possible that we may not have sufficient assets at the time of the change of control to make the required repurchase of New Notes or to satisfy all obligations under our other debt instruments. In order to satisfy our obligations, we could seek to refinance our indebtedness or obtain a waiver from the other lenders or you as a holder of the New Notes. We cannot assure you that we would be able to obtain a waiver or refinance our indebtedness on terms acceptable to us, if at all.

Our controlling equity holder may take actions that conflict with your interests.

A substantial portion of the voting power of the equity of our indirect parent is held by affiliates of Cerberus. Accordingly, Cerberus indirectly controls the power to elect our directors and officers, to appoint new management and to approve all actions requiring the approval of the holders of our equity (subject to certain specified consent rights of SEO under the securityholders agreement between NewPage Group and SEO), including adopting amendments to our constituent documents and approving mergers, acquisitions or sales of all or substantially all of our assets. The directors have the authority, subject to the terms of our debt, to issue additional indebtedness or equity, implement equity repurchase programs, declare dividends and make other such decisions about our equity.

In addition, the interests of our controlling equity holder could conflict with your interests if, for example, we encounter financial difficulties or are unable to pay our debts as they mature. Our controlling equity holder also may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investment, even though these transactions might involve risks to you, as holders of the New Notes.

Federal and state laws permit courts to void guarantees under certain circumstances.

The New Notes will be guaranteed by all of our material U.S. and Canadian restricted subsidiaries. The guarantees may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws and Canadian federal insolvency and corporate laws and provisions of provincial preference, fraudulent conveyance and corporate laws, if a bankruptcy or insolvency proceeding or a lawsuit is commenced by or on behalf of us or one of our guarantors or by our unpaid creditors or the unpaid creditors of one of our guarantors. Under these laws, a court could void the obligations under the guarantee, subordinate the guarantee of the New Notes to that guarantor’s other debt or take other action detrimental to holders of the New

Notes and the guarantees of the New Notes, if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	issued the guarantee to delay, hinder or defraud present or future creditors;

•	received less than reasonably equivalent value or fair consideration for issuing the guarantee at the time it issued the guarantee;

•	was insolvent or rendered insolvent by reason of issuing the guarantee;

•	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature; or

•

with respect to Canadian companies in issuing the guarantee, acted in a manner that was oppressive, unfairly prejudicial to or unfairly disregarded the interests of any shareholder, creditor, director, officer or other interested party.

In those cases where our solvency or the solvency of one of our guarantors is a relevant factor, the measures of insolvency will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a party would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing indebtedness, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its indebtedness as it becomes due.

We cannot be sure as to the standard that a court would use to determine whether or not a party was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantees would not be voided or the guarantees would not be subordinated to the guarantors’ other debt. If such a case were to occur, the guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration.

An active public market may not develop for the New Notes, which may hinder your ability to liquidate your investment.

The New Notes are a new issue of securities with no active trading market, and we do not intend to apply for the New Notes to be listed on any securities exchange or to arrange for any quotation on any automated dealer quotation systems. The initial purchasers of the Original Notes are not obligated to make a market in the New Notes and, if they do so, they may cease their market-making in the New Notes at any time. In addition, the liquidity of the trading market in the New Notes, and the market price quoted for the New Notes, may be adversely affected by changes in the overall market for fixed income securities, and by changes in our financial performance or prospects, or in the prospects for companies in our industry in general. As a result, an active trading market for the New Notes may not develop. If no active trading market develops, you may not be able to resell your New Notes at their fair market value, or at all.

The market price for the New Notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices of securities similar to the New Notes. The market for the New Notes, if any, may be subject to similar disruptions. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

The Original Notes were issued with original issue discount for U.S. federal income tax purposes.

The Original Notes were issued with original issue discount, or OID, for federal income tax purposes. The New Notes should be treated as a continuation of the Original Notes for federal income tax purposes. Consequently, holders of the Original Notes and the New Notes will be required to include amounts in respect of OID in gross income for federal income tax purposes in advance of the receipt of the cash payments to which the income is attributable. See “Certain U.S. Federal Income and Estate Tax Considerations” for a more detailed discussion of the federal income tax consequences to the holders of notes regarding the purchase, ownership or disposition thereof.

Risks Relating to our Business

Demand for coated paper has declined due to recent macroeconomic events. Further declines in demand could have a material adverse effect on our business, financial condition and results of operations.

Deteriorating general economic conditions have had an adverse effect on the demand for our products since the second half of 2008. North American coated paper demand is primarily driven by advertising and print media usage. In particular, the demand for certain grades of coated paper is affected by spending on catalog and promotional materials by retailers and spending on magazine advertising, which affects the number of printed pages in magazines. Since the second half of 2008, advertising and print media usage has declined. Coated paper prices increased during the first three quarters of 2008. However, sales prices began to decline during the fourth quarter of 2008 as a result of lower demand in the current economic environment. The decline in demand for coated paper exceeded the decline in supply for much of 2009, but we believe the drop in demand is starting to abate. Further declines in the general economic environment could have a material adverse effect on our business, financial condition and results of operations.

We have limited ability to pass through increases in our costs. Increases in our costs or decreases in our paper prices could adversely affect our business, financial condition and results of operations.

Our earnings are sensitive to changes in the prices of our paper products. Fluctuations in paper prices, and coated paper prices in particular, historically have had a direct effect on our net income (loss) and EBITDA for several reasons:

•

Market prices for paper products are a function of supply and demand, factors over which we have limited influence. We therefore have limited ability to control the pricing of our products. Market prices of grade No. 3 coated paper, 60 lb. weight, which is an industry benchmark for coated freesheet paper pricing, have fluctuated since 2000 from a high of $1,100 per ton to a low of $705 per ton. Market prices of grade No. 4 coated paper, 50 lb. weight, which is an industry benchmark for coated groundwood paper pricing, and grade SC-A, 35 lb. weight, which is an industry benchmark for supercalendered paper pricing, have generally followed similar trends. Because market conditions determine the price for our paper products, the price for our products could fall below our production costs.

•

Market prices for paper products typically are not directly affected by raw material costs or other costs of sales, and consequently we have limited ability to pass through increases in our costs to our customers absent increases in the market price. Thus, even though our costs may increase, our customers may not accept price increases for our products, or the prices for our products may decline.

•

Paper manufacturing is highly capital-intensive and a large portion of our and our competitors’ operating costs are fixed. Additionally, paper machines are large, complex systems that operate more efficiently when operated continuously. Consequently, both we and our competitors typically continue to run our machines whenever marginal sales exceed the marginal costs.

Our ability to achieve acceptable margins is, therefore, principally dependent on managing our cost structure and managing changes in raw materials prices, which represent a large component of our operating costs and fluctuate based upon factors beyond our control. If the prices of our products decline, or if our raw material costs increase, or both, it could have a material adverse effect on our business, financial condition and results of operations. For a further discussion of the variability of our paper prices and our costs and expenses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Selected Factors That Affect Our Operating Results.”

Most of the raw material, labor and other cost of sales at our Port Hawkesbury, Nova Scotia, mill are denominated in Canadian dollars. North American sales prices for the products produced at Port Hawkesbury are determined primarily by the U.S. dollar price per ton charged by U.S. producers. If the U.S. dollar were to weaken significantly against the Canadian dollar, it would impair the ability of the Port Hawkesbury mill to profitably compete.

The markets in which we operate are highly competitive and imports could materially adversely affect our business, financial condition and results of operations.

Our business is highly competitive. Competition is based largely on price. We compete with numerous North American paper manufacturers. We also face competition from foreign producers, some of which we believe are lower cost producers than we are. Foreign overcapacity could result in an increase in the supply of paper products available in the North American market. Asian producers, in particular, have significantly increased imports to the U.S. in recent years, and we believe that producers in China and Indonesia have been selling in our markets at less than fair value and have been subsidized by their governments.

Our non-U.S. competitors may develop a competitive advantage over us and other U.S. producers if the U.S. dollar strengthens in comparison to the home currency of those competitors, if the home currency of those competitors (particularly in China) is maintained by their governments at a low value compared to the U.S. dollar, if those competitors receive governmental subsidies or incentives or if ocean shipping rates decrease. If the U.S. dollar strengthens, if foreign currencies are maintained at low values, if shipping rates decrease, if foreign producers receive governmental subsidies or incentives or if overseas supply exceeds demand, imports may increase, which, in turn, would cause the supply of paper products available in the North American market to increase. An increased supply of paper could cause us to lower our prices or lose sales to competitors, either of which could have a material adverse effect on our business, financial condition and results of operations.

In addition, the following factors will affect our ability to compete:

•	product availability

•	the quality of our products

•	our breadth of product offerings

•	our ability to maintain plant efficiencies and high operating rates and thus lower our average manufacturing costs per ton

•	our ability to provide customer service that meets customer requirements and our ability to distribute our products on time

•	costs to comply with environmental laws and regulations

•	our ability to produce products that meet customer requirements for the use of sustainable forestry principles, recycled content and environmentally friendly energy sources

•	the availability or cost of chemicals, wood, energy and other raw materials and labor

Furthermore, some of our competitors have greater financial and other resources than we do or may be better positioned than we are to compete for certain opportunities.

If we are unable to obtain raw materials, including petroleum-based chemicals, at favorable prices, or at all, it could adversely affect our business, financial condition and results of operations.

We have no significant timber holdings and purchase wood, chemicals and other raw materials from third parties. We may experience shortages of raw materials or be forced to seek alternative sources of supply. If we are forced to seek alternative sources of supply, we may not be able to do so on terms as favorable as our current terms or at all. The prices for many chemicals, especially petroleum-based chemicals, have significantly fluctuated over the last few years, including substantial increases and a subsequent decline during 2008, in line with changes in crude oil prices. Chemical prices have historically been and are expected to continue to be volatile. In addition, chemical suppliers that use petroleum-based products in the manufacture of their chemicals may, due to a supply shortage, ration the amount of chemicals available to us or we may not be able to obtain the chemicals we need at favorable prices, if at all. Chemical suppliers also may be adversely affected by, among other things, hurricanes and other natural disasters. Certain specialty chemicals that we purchase are available only from a small number of suppliers. We may experience additional cost pressures if merger and acquisition activity occurs among our major chemical suppliers. If any of our major chemical suppliers were to cease operations or cease doing business with us, we may be unable to obtain these chemicals at favorable prices, if at all.

In addition, wood prices are dictated largely by demand. The primary source for wood fiber is timber. Environmental litigation and regulatory developments have caused, and may cause in the future, significant reductions in the amount of timber available for commercial harvest in Canada and the United States. In addition, future domestic or foreign legislation, litigation advanced by aboriginal groups, litigation concerning the use of timberlands, the protection of threatened or endangered species, the promotion of forest biodiversity and the response to and prevention of catastrophic wildfires and campaigns or other measures by environmental activists could also affect timber supplies. Availability of harvested timber may further be limited by factors such as fire and fire prevention, insect infestation, disease, ice and wind storms, drought, floods and other natural and man-made causes, thereby reducing supply and increasing prices. We buy wood chips from lumber producers as a by product of their lumber production. Declines in their business conditions could affect the availability and price of wood chips.

Any disruption in the supply of chemicals, wood or other inputs could affect our ability to meet customer demand in a timely manner and could harm our reputation. As we have limited ability to pass through increases in our costs to our customers absent increases in market prices for our products, material increases in the cost of our raw materials could have a material adverse effect on our business, financial condition and results of operations.

We are involved in continuous manufacturing processes with a high degree of fixed costs. Any interruption in the operations of our manufacturing facilities may affect our operating performance.

We seek to run our paper machines and pulp mills on a nearly continuous basis for maximum efficiency. Any unplanned plant downtime at any of our paper mills results in unabsorbed fixed costs that negatively affect our results of operations. Due to the extreme operating conditions inherent in some of our manufacturing processes, we may incur unplanned business interruptions from time to time and, as a result, we may not generate sufficient cash flow to satisfy our operational needs. In addition, many of the geographic areas where our production is located and where we conduct our business may be affected by natural disasters, including snow storms, tornadoes, forest fires and flooding. These natural disasters could disrupt the operation of our mills, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, during periods of weak demand for paper products or periods of rising costs, we may need to schedule market-related downtime, which could have a material adverse effect on our financial condition and results of operations. We took 91,000 tons of market-related downtime of coated paper during 2008 and an additional 411,000 tons of market-related downtime during the first nine months of 2009. We have announced that we intend to take up to an additional 160,000 tons of market-related downtime in the fourth quarter of 2009, depending on market conditions.

Our operations require substantial ongoing capital expenditures, and we may not have adequate capital resources to fund all of our required capital expenditures.

Our business is capital intensive, and we incur capital expenditures on an ongoing basis to maintain our equipment and comply with environmental laws and regulations, as well as to enhance the efficiency of our operations. We expect to spend approximately $75 million in 2009 on capital expenditures, including approximately $8 million for maintenance capital expenditures and approximately $67 million for improvements in machinery and equipment efficiency or cost-effectiveness and integration of the two businesses, including investments in information systems. We anticipate that cash generated from operations will be sufficient to fund our operating needs and capital expenditures for the foreseeable future. However, if we require additional funds to fund our capital expenditures, we may not be able to obtain them on favorable terms, or at all. If we cannot maintain or upgrade our facilities and equipment as we require or to ensure environmental compliance, it could have a material adverse effect on our business, financial condition and results of operations.

Rising energy or chemical prices or supply shortages could adversely affect our business, financial condition and results of operations.

Although a significant portion of our energy requirements is satisfied by steam produced as a byproduct of our manufacturing process, we purchase natural gas, coal and electricity to run our mills. Energy costs continued to increase during much of 2008. During the first three quarters of 2009, we experienced a decrease in our transportation, chemical and other raw material costs, compared to the first three quarters of 2008, as a result of lower crude oil prices. Overall, we expect crude oil and energy costs to remain volatile for the foreseeable future, although at lower levels compared to the peak levels in 2008. In addition, energy suppliers and chemical suppliers that use petroleum-based products in the manufacture of their chemicals may, due to supply shortages, ration the amount of energy or chemicals available to us and we may not be able to obtain the energy or chemicals we need to operate our business at acceptable prices or at all. Any significant energy or chemical shortage or significant increase in our energy or chemical costs in circumstances where we cannot raise the price of our products due to market conditions could have a material adverse effect on our business, financial condition and results of operations. We estimate that for each $1 increase in the cost of a barrel of crude oil, our direct energy costs, other than electricity, and indirect costs, such as costs for transportation and petroleum-derived chemicals, increase approximately $6 million annually. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Selected Factors That Affect Our Operating Results—Cost of Sales.” Furthermore, we are required to post letters of credit or other financial assurance obligations with certain of our energy and other suppliers, which could limit our financial flexibility. Additionally, we have experienced some fuel surcharges (primarily diesel fuel) by suppliers, distributors and freight carriers. If fuel surcharges increase significantly, and we are not able to pass these costs through to our customers, they could have a material adverse effect on our business, financial condition and results of operations.

In addition, an outbreak or escalation of hostilities between the United States and any foreign power and, in particular, events in the Middle East, or weather events such as hurricanes, could result in a real or perceived shortage of oil or natural gas, which could result in an increase in energy or chemical prices.

We depend on a small number of customers for a significant portion of our business.

Our largest customer, xpedx, a division of International Paper Company, accounted for 21% of 2008 net sales. Our ten largest customers (including xpedx) accounted for approximately 50% of 2008 net sales. The loss of, or significant reduction in orders from, any of these customers or other customers could have a material adverse effect on our business, financial condition and results of operations, as could significant customer disputes regarding shipments, price, quality or other matters.

Furthermore, we extend trade credit to certain of our customers to facilitate the purchase of our products and rely on their creditworthiness and ability to obtain credit from lenders. Accordingly, a bankruptcy or a significant deterioration in the financial condition of any of our significant customers could have a material adverse effect on our business, financial condition and results of operations, due to a reduction in purchases, a longer collection cycle or an inability to collect accounts receivable.

We may not realize the anticipated benefits of the Acquisition.

We completed the Acquisition on December 21, 2007. During 2008, we announced actions being taken to integrate NewPage operations and the former SENA facilities and services that included the shutdown in 2008 and early 2009 of six of our less efficient, higher cash cost paper machines, as well as selected headcount reductions, all of which have been completed. We anticipate generating annualized synergies as a result of the Acquisition of approximately $265 million. Full realization of the synergies has been delayed in part by the recent industry-wide slowdown in both demand and volume. The remaining synergies are expected to be realized when our paper machines return to running at historical operating patterns with a beneficial grade mix. We cannot assure you that these synergies will be achieved in the amounts expected.

Litigation could be costly and harmful to our business.

We are involved in various claims and lawsuits from time to time. For example, in 1998 and 1999, the Environmental Protection Agency, or EPA, issued Notices of Violation, or NOV, to eight paper industry facilities, including our Luke, Maryland mill, alleging violation of certain Prevention of Significant Deterioration, or PSD, regulations under the Clean Air Act. In 2000, an enforcement action was brought in Federal District Court in Maryland against the predecessor of MeadWestvaco, asserting that the predecessor did not obtain PSD permits or install required pollution controls in connection with capital projects carried out in the 1980s at the Luke mill. The complaint sought penalties of $27,500 per day for each claimed violation together with the installation of additional air pollution control equipment. MeadWestvaco has agreed to indemnify us for certain liability under these claims to the extent reserves were not previously established or the liability exceeds amounts budgeted by MeadWestvaco in connection with these matters. However, if we incur liability for this lawsuit and we are unable to obtain indemnification from MeadWestvaco, we may incur substantial costs, which may include costs in connection with the penalties and the installation of additional pollution control equipment.

In March 2000, the EPA issued a NOV and a Finding of Violation, or FOV, to our Wisconsin Rapids pulp mill alleging violation of the PSD regulations and the New Source Performance Standard, or NSPS, requirements under the Clean Air Act arising from projects implemented at the mill between 1983 and 1991. The EPA is seeking the installation of additional air pollution control equipment and an $8 million penalty. The matter has been referred to the Department of Justice. In July 2002, the EPA issued a NOV and a FOV to our Niagara mill alleging PSD and NSPS violations relating to projects implemented at the mill from 1995 to 1997. SEO has agreed to indemnify us for 75% of certain expenses relating to these matters, including losses arising from the design and installation of air pollution control equipment and for 75% of air compliance penalties, provided the expenses and penalties are incurred within a five-year period following closing of the Acquisition and that SEO’s obligations with respect to the boiler Maximum Achievable Control Technology rule is limited to 50% of the initial $35 million of certain compliance costs. If we incur liability for these actions and we are unable to obtain indemnification from SEO, we may incur substantial costs in connection with penalties and the installation of additional pollution control equipment.

In April 2008, NewPage Wisconsin System Inc. (formerly Stora Enso North America Corp. and the successor by merger to Consolidated Papers, Inc.), along with several other defendants, was served with a summons and complaint seeking to allocate among the defendants the cleanup costs and natural resource damages associated with the remediation of PCB contamination in the Lower Fox River and to require the defendants and the other responsible parties to pay for the upcoming remedial work and natural resource damages. The complaint does not specify our alleged allocable share of these costs and damages. We do not believe that we are responsible for any PCB contamination in the Lower Fox River. We have submitted the claim to SEO, which is required to defend and indemnify us for 75% of any environmental liability associated with the Lower Fox River, provided the liabilities are incurred within the five-year period following closing of the Acquisition. We cannot assure you that we will not be held responsible for PCB contamination in the Lower Fox River or that SEO will satisfy any indemnification obligation to us.

In addition, we may be involved in various other claims and legal actions that arise in the ordinary course of business, including claims and legal actions related to environmental laws and regulations. Any of these claims or legal actions could materially adversely affect our business, results of operations and financial condition.

See “Business—Legal Proceedings” for further information concerning pending legal proceedings.

Rising postal costs could weaken demand for our paper products.

A significant portion of paper is used in periodicals, catalogs, fliers and other promotional materials. Many of these materials are distributed through the mail. Future increases in the cost of postage could reduce the frequency of mailings, reduce the number of pages in advertising materials or cause advertisers to use alternate methods to distribute their advertising materials. Any of the foregoing could decrease the demand for our products, which could materially adversely affect our business, financial condition and results of operations.

Developments in alternative media could adversely affect the demand for our products.

Trends in advertising, electronic data transmission and storage and the internet could have adverse effects on traditional print media, including our products and those of our customers, but neither the timing nor the extent of those trends can be predicted with certainty. Our magazine and catalog publishing customers may increasingly use, and compete with businesses that use, other forms of media and advertising and electronic data transmission and storage, particularly the internet, instead of paper made by us. As the use of these alternatives grows, demand for our paper products could decline. In addition, electronic formats for textbooks could cause demand to decline for paper textbooks.

The failure of our information technology and other business support systems could have a material adverse effect on our business, financial condition and results of operations.

Our ability to effectively monitor and control our operations depends to a large extent on the proper functioning of our information technology and other business support systems. We are a party to a service agreement that provides certain information technology services through December 31, 2017 necessary to support our operations. If the service agreement is terminated, we will need to either perform these functions internally or obtain these services from third parties. We may not be able to do so on a cost-effective basis. If our information technology and other business support systems were to fail or the service provider were to fail to perform under the service agreement, it could have a material adverse effect on our business, financial condition and results of operations.

Our business may suffer if we do not retain our senior management.

We depend on our senior management. The loss of services of members of our senior management team could adversely affect our business until suitable replacements can be found. There may be a limited number of persons with the requisite skills to serve in these positions and we may be unable to locate or employ qualified personnel on acceptable terms. In addition, our future success requires us to continue to attract and retain competent personnel.

A large percentage of our employees are unionized. Wage increases or work stoppages by our unionized employees may have a material adverse effect on our business, financial condition and results of operations.

As of September 30, 2009, we had approximately 7,600 employees. Approximately 70% of our employees were represented by labor unions. We have 17 collective bargaining agreements expiring at various times through December 1, 2012. Approximately 925 employees at the Escanaba, Michigan mill are covered under three contracts that expired in June and July of 2008 and are currently under renegotiation. In addition, one contract covering approximately 50 employees at the Luke, Maryland mill expired January 15, 2009 and is currently under renegotiation. Three contracts covering an aggregate of approximately 550 employees at our Port Hawkesbury, Nova Scotia mill expired on May 31, 2009. The unions at this mill engage in pattern bargaining, which means that they negotiate a new contract with one industry participant before negotiating with others. The unions currently are negotiating with another paper company and have not yet begun negotiations with us. Our Port Hawkesbury, Nova Scotia mill was closed from December 2005 until October 2006, before our ownership of the mill, due to a labor dispute.

We may become subject to material cost increases or additional work rules imposed by agreements with labor unions. This could increase expenses in absolute terms and as a percentage of net sales. In addition, work stoppages or other labor disturbances may occur in the future. Any of these factors could negatively affect our business, financial condition and results of operations.

We depend on third parties for certain transportation services.

We rely primarily on third parties for transportation of our products to our customers and transportation of our raw materials to us, in particular, by train and truck. If any of our third-party transportation providers fail to deliver our products in a timely manner, we may be unable to sell them at full value. Similarly, if any of our transportation providers fail to deliver raw materials to us in a timely manner, we may be unable to manufacture our products on a timely basis. Shipments of products and raw materials may be delayed due to weather conditions, strikes or other events. Any failure of a third-party transportation provider to deliver raw materials or products in a timely manner could harm our reputation, negatively affect our customer relationships and have a material adverse effect on our business, financial condition and results of operations. In addition, our ability to deliver our products on a timely basis could be adversely affected by the lack of adequate availability of transportation services, especially rail capacity, whether because of work stoppages or otherwise. Additionally, we have experienced some fuel surcharges (primarily diesel fuel) by suppliers, distributors and freight carriers. If fuel surcharges increase significantly, and we are not able to pass these costs through to our customers, they could have a material adverse effect on our business, financial condition and results of operations.

We are subject to various regulations that could impose substantial costs upon us and may adversely affect our operating performance.

Our operations are subject to a wide range of federal, state, provincial and local general and industry-specific environmental, health and safety laws and regulations, including those relating to air emissions, wastewater discharges, solid and hazardous waste management and disposal and site remediation. Compliance with these laws and regulations is a significant factor in our business and we may be subject to increased scrutiny and enforcement actions by regulators as a result of changes in federal or state administrations. We have made, and will continue to make, significant expenditures to comply with these requirements. Significant expenditures also could be required for compliance with any future laws or regulations relating to greenhouse gas or other emissions. In addition, we handle and dispose of wastes arising from our mill operations and operate a number of landfills to handle that waste. While we believe, based upon current information, that we are currently in substantial compliance with all applicable environmental laws and regulations, we could be subject to potentially significant fines, penalties or criminal sanctions for failure to comply, including with respect to the matters discussed in “Litigation could be costly and harmful to our business.” Moreover, under certain environmental laws, a current or previous owner or operator of real property, and parties that generate or transport hazardous substances that are disposed of at real property, may be held liable for the cost to investigate or clean up that real property and for related damages to natural resources. We may be subject to liability, including liability for investigation and cleanup costs, if contamination is discovered at one of our paper mills or other locations where we have disposed of, or arranged for the disposal of, wastes. MeadWestvaco and SEO have separately agreed to indemnify us, subject to certain limitations, for certain environmental liabilities. There can be no assurance that MeadWestvaco or SEO will perform under any of their respective environmental indemnity obligations or that the indemnity will adequately cover us in the event of any environmental liabilities, which could have a material adverse effect on our financial condition and results of operations. Furthermore, we agreed to indemnify the purchaser of our carbonless paper business for certain environmental liabilities, subject to certain limitations. We also could be subject to claims brought pursuant to applicable laws, rules or regulations for property damage or personal injury resulting from the environmental impact of our operations, including due to human exposure to hazardous substances. Increasingly stringent environmental requirements, more aggressive enforcement actions or policies, the discovery of unknown conditions or the bringing of future claims may cause our expenditures for environmental matters to increase, and we may incur material costs associated with these matters.

Some of our operations are subject to Canadian government regulation and we are subject to foreign currency risk.

Our business includes a mill in Port Hawkesbury, Nova Scotia and management of woodlands in Canada. Our operations in Canada are subject to Canadian laws and regulations, as well as foreign currency risk. The value of the Canadian dollar versus the U.S. dollar has fluctuated dramatically over the last two years. A significantly weaker U.S. dollar makes imports to the United States of paper products made in our Port Hawkesbury, Nova Scotia mill unprofitable. We cannot assure you we will be able to manage our Canadian operations profitably.

We have a history of net losses and we may not generate net income in the future.

We incurred a net loss in each of the five years ended December 31, 2008 and for the nine months ended September 30, 2009. As of September 30, 2009, our accumulated deficit was $467 million. In addition, SENA incurred a net loss in each of the years ended December 31, 2006, 2007 and 2008. If we are unable to generate net income in satisfactory amounts or at all, this may adversely affect our business.

The alternative fuel mixture tax credit provided by the U.S. government may be amended in a manner that eliminates or reduces the benefits of the tax credit for pulp and paper companies.

The U.S. Internal Revenue Code allows a refundable excise tax credit for alternative fuel mixtures produced for sale or for use as a fuel in a trade or business. The credit is equal to fifty cents per gallon of alternative fuel contained in the mixture and is currently scheduled to expire on December 31, 2009. During the quarter ended March 31, 2009, we filed to be registered as an alternative fuel mixer, and, in April 2009, we received notification that our registration was approved. We have received payments of $198 million through September 30, 2009. Income recognized for the credit is included in net income (loss) attributable to the company.

There can be no assurance that this credit will continue in effect, that its provisions will not be changed in a manner that adversely affects us, that our operations will remain qualified to receive the credit or that our claims for the credit will be approved and paid.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. Forward-looking statements may include the words “may,” “plans,” “estimates,” “anticipates,” “believes,” “expects,” “intends” and similar expressions. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected or assumed in our forward-looking statements. These factors, risks and uncertainties include, among others, the following:

•	our substantial level of indebtedness;

•	changes in the supply of, demand for, or prices of our products;

•	general economic and business conditions in the United States and Canada and elsewhere;

•	the ability of our customers to continue as a going concern, including our ability to collect accounts receivable according to customary business terms;

•	the activities of competitors, including those that may be engaged in unfair trade practices;

•	changes in significant operating expenses, including raw material and energy costs;

•	changes in currency exchange rates;

•	changes in the availability of capital;

•	changes in the regulatory environment, including requirements for enhanced environmental compliance; and

•	the other factors described herein under “Risk Factors.”

Given these risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments, or for any other reason, except as required by law.

MARKET SHARE, RANKING AND OTHER DATA

Information in this prospectus concerning the paper and forest products industry and our relative position in the industry is based on independent industry analyses, management estimates and competitor announcements. Although we believe the third party market data is from reliable sources, we cannot guarantee the accuracy or completeness of the information and have not independently verified it. Industry prices for coated paper provided in this prospectus are, unless otherwise expressly noted, derived from Resource Information Systems, Inc., or “RISI,” data. “North American” data included in this prospectus that has been derived from RISI only includes data from the United States and Canada. U.S. industry pricing data represents pricing from the eastern United States only (as defined by RISI). The RISI data included in this prospectus has been derived from the following RISI publications: RISI, Cornerstone 2009-2Q database; RISI North American Graphic Paper forecast – 5-Year, July 2009; RISI Paper Trader: A Monthly Monitor of the North American Graphic Paper Market, October 2009; RISI North American Graphic Paper Capacity Report, September 2008; and RISI North American Graphic Paper Capacity Report, July 2000.

Any reference in industry statistics to grade No. 3, grade No. 4 or grade No. 5 coated paper or SC-A paper relates to 60 lb. weight, 50 lb. weight, 40 lb. weight and 35 lb. weight, respectively.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer.

This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the Original Notes. In consideration for issuing the New Notes, we will receive Original Notes with like original principal amounts. The form and terms of the Original Notes are the same as the form and terms of the New Notes, except as otherwise described in this prospectus. The Original Notes surrendered in exchange for the New Notes will not result in any increase or decrease in our outstanding debt.

We used the net proceeds from the Original Notes, together with approximately $5 million of borrowings under the Revolver, to repay our term loan in its entirety and to pay fees and expenses related to the Original Notes offering.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2009.

You should read this table together with our unaudited financial statements and the related notes thereto included in this prospectus. For additional information regarding our outstanding indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”, “Description of Certain Indebtedness” and “Description of New Notes” contained in this prospectus.

As of September 30, 2009
(dollars in millions)
Cash and cash equivalents	$11

Long-term debt, including current portion:
Revolver(1)	$84
Original Notes(2)	1,598
Floating Rate Notes	225
10% Notes(3)	804
12% Senior Subordinated Notes(4)	199
Capital lease	146

Total long-term debt, including current portion	3,056
Equity	15

Total capitalization	$3,071

(1)	Excludes $93 million of outstanding letters of credit. As of September 30, 2009, there was $224 million available for borrowing, subject to borrowing base limitations, under the Revolver.

(2)	Reflects the book amount of the $1,700 million in outstanding aggregate principal amount of Original Notes.

(3)	Reflects the book amount of the $806 million in outstanding aggregate principal amount of 10% Notes.

(4)	Reflects the book amount of the $200 million in outstanding aggregate principal amount of 12% Senior Subordinated Notes.

HISTORICAL SELECTED FINANCIAL INFORMATION AND OTHER DATA

The following table sets forth selected historical combined financial data for NewPage’s predecessor for the year ended December 31, 2004 and the four months ended April 30, 2005 and for NewPage for the eight months ended December 31, 2005, the years ended December 31, 2006, 2007 and 2008 and the nine months ended September 30, 2008 and 2009. We have derived the historical combined financial data for the year ended December 31, 2004 and the four months ended April 30, 2005 from the audited combined financial statements of the printing and writing paper business of MeadWestvaco, not included herein. We have derived the historical consolidated financial data for the eight months ended December 31, 2005 from the audited consolidated financial statements of NewPage and its subsidiaries, not included herein. We have derived the historical consolidated financial data for the years ended December 31, 2006, 2007 and 2008 from the audited financial statements of NewPage and its subsidiaries included elsewhere in this prospectus. We have derived the historical consolidated financial data for the nine months ended September 30, 2008 and 2009 from the unaudited financial statements of NewPage and its subsidiaries included elsewhere in this prospectus.

The following historical selected financial information and other data should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the accompanying notes thereto contained elsewhere in this prospectus.

	Predecessor		Successor
	Year Ended December 31, 2004	Four Months Ended April 30, 2005	Eight Months Ended December 31, 2005	Year Ended December 31, 2006	Year Ended December 31, 2007	Year Ended December 31, 2008	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2009
	(dollars in millions)
Net sales	$1,779	$582	$1,281	$2,038	$2,168	$4,356	$3,379	$2,249
Cost of sales	1,746	538	1,152	1,825	1,895	3,979	3,066	2,261
Selling general and administrative expenses	97	31	69	112	124	217	179	142
Goodwill impairment	238	—	—	—	—	—	—	—
Interest expense(1)	9	21	111	146	154	277	208	328
Other (income) expense, net	(6)	(2)	18	(25)	(2)	(3)	(5)	(218)

Income (loss) from continuing operations before income taxes	(305)	(6)	(69)	(20)	(3)	(114)	(69)	(264)
Income tax (benefit)	(24)	(3)	(7)	(4)	4	—	4	(15)

Income (loss) from continuing operations	(281)	(3)	(62)	(16)	(7)	(114)	(73)	(249)
Income (loss) from discontinued operations	(20)	(5)	5	(16)	—	—	—	—

Net income (loss)	(301)	(8)	(57)	(32)	(7)	(114)	(73)	(249)
Net income (loss)—noncontrolling interests	—	—	—	—	1	3	2	4

Net income (loss) attributable to the company	$(301)	$(8)	$(57)	$(32)	$(8)	$(117)	$(75)	$(253)

	Predecessor		Successor
	Year Ended December 31, 2004	Four Months Ended April 30, 2005	Eight Months Ended December 31, 2005	Year Ended December 31, 2006	Year Ended December 31, 2007	Year Ended December 31, 2008	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2009
	(dollars in millions)
Cash Flow Data:
Net cash provided by (used for) operating activities	$240	$2	$169	$180	$278	$60	$(16)	$(13)
Net cash provided by (used for) investing activities	(87)	(17)	(2,114)	140	(1,588)	(167)	(115)	(23)
Net cash provided by (used for) financing activities	(153)	15	1,946	(287)	1,409	(31)	76	41
Other Financial Data:
Capital expenditures	$66	$14	$62	$88	$102	$165	$114	$45
Balance Sheet Data(2):
Working capital(3)	$274		$369	$278	$477	$391	$442	$516
Property, plant and equipment, net	1,724		1,408	1,309	3,564	3,205	3,209	3,014
Total assets	2,647		2,302	1,981	4,883	4,245	4,624	4,145
Long-term debt, less current portion	145		1,555	1,289	2,909	2,900	2,901	3,056
Total debt	145		1,563	1,294	2,925	2,916	2,917	3,056
Total equity	1,713		347	369	686	183	652	15

	Predecessor	Combined Successor and Predecessor	Successor
	Year Ended December 31, 2004	Year Ended December 31, 2005	Year Ended December 31, 2006	Year Ended December 31, 2007	Year Ended December 31, 2008	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2009
Selected Operating Data:
Weighted average coated paper price	$797	$872	$893	$886	$983	$980	$930
Coated paper volume sold (in thousands of short tons)	2,112	2,032	2,116	2,261	3,564	2,805	1,897

(1)	Includes loss on extinguishment of debt of $85 million and a reclassification adjustment of $48 million of unrealized losses on our interest rate swaps from accumulated other comprehensive income (loss) as the hedged forecasted cash flows are no longer probable of occurring as a result of the refinancing in 2009.

(2)	Balance sheet data is as of the end of the applicable period.

(3)	“Working capital” is defined as current assets net of current liabilities.

RATIO OF EARNINGS TO FIXED CHARGES

The ratios of earnings to fixed charges presented below should be read together with our consolidated financial statements and related notes, “Prospectus Summary—Summary Historical Consolidated Financial Data”, “Historical Selected Financial Information and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes, equity income from investee plus fixed charges and distributed income of equity investee less interest capitalized and income of noncontrolling interests. Fixed charges consist of interest on indebtedness plus the amortization of deferred debt issuance costs and that portion of lease expense representative of the interest element.

	Predecessor	Combined Successor and Predecessor	Successor
	Year Ended December 31, 2004	Year Ended December 31, 2005	Year Ended December 31, 2006	Year Ended December 31, 2007	Year Ended December 31, 2008	Nine Months Ended September 30, 2009
			(dollars in millions)
Ratio of earnings to fixed charges (deficiency)	$(296)	$(69)	$(23)	$(4)	$(118)	$(269)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with the sections entitled “Historical Selected Financial Information and Other Data” and the historical financial statements, including the related notes, appearing elsewhere in this prospectus. Statements in the discussion and analysis regarding our expectations regarding the performance of our business and any forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Overview

Company Background

We believe that we are the largest coated paper manufacturer in North America, based on production capacity. Coated paper is used primarily in media and marketing applications, such as high-end advertising brochures, direct mail advertising, coated labels, magazines, magazine covers and inserts, catalogs and textbooks. We currently operate 20 paper machines at ten paper mills located in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada. These mills, along with our distribution centers, are strategically located near major print markets, such as New York, Chicago, Minneapolis and Atlanta.

Trends in our Business

North American coated paper demand is primarily driven by advertising and print media usage. In particular, the demand for certain grades of coated paper is affected by spending on catalog and promotional materials by retailers and spending on magazine advertising, which affects the number of printed pages in magazines. During the nine months of 2009, North American coated paper demand declined significantly compared to the nine months of 2008, as a result of decreased advertising spending and magazine and catalog circulation largely attributable to macroeconomic factors and inventory reductions by customers. During the second and third quarters of 2009, North American coated paper demand has shown some quarterly improvement as the result of seasonal demand, but still remains significantly below prior year comparable periods. In response to this reduction in coated paper demand, we took 411,000 tons of market-related downtime during the three quarters ended September 30, 2009 and have announced that we intend to take up to an additional 160,000 tons of market-related downtime in the fourth quarter of 2009 depending on market conditions. We currently expect that our market-related downtime is likely to be lower than the 160,000 tons we previously announced as we have seen improvements in order rates in October and November. We will consider the need for additional market-related downtime from time to time based on market conditions.

The available supply of coated paper in North America also declined during the nine months ended September 30, 2009 compared to the nine months ended September 30, 2008. The North American coated paper supply has been affected by North American capacity closures and market-related downtime in response to the lower demand, partially offset by an increase in imports into North America. We believe imports continue to gain North American market share, placing downward pressure on North American coated paper prices, as a result of low transportation costs and foreign overcapacity. Asian producers, in particular, have significantly increased imports to the U.S. in recent years. In September 2009, NewPage, along with two other U.S. paper producers and the United Steelworkers, filed antidumping and countervailing duty petitions with the U.S. Department of Commerce and the U.S. International Trade Commission alleging that manufacturers of certain coated paper in China and Indonesia are dumping their products in the United States and that these manufacturers have been subsidized by their governments in violation of U.S. trade laws. The petitions also allege that the U.S. industry producing comparable coated paper is being injured as a result of unfairly traded imports from these countries. The U.S. International Trade Commission, by unanimous vote on November 6, 2009, determined that there is reasonable indication that the U.S. industry is being materially injured by unfairly traded Chinese and Indonesian imports. As a result, the U.S. Department of Commerce will proceed with a full investigation of coated paper imports from China and Indonesia. It is expected that the Department of Commerce will issue their preliminary determinations by early 2010. The cases are expected to take about a year to complete. See “Business—Legal Proceedings.”

During the nine months ended September 30, 2009, we experienced a decrease in our transportation, chemical and other raw material costs compared to the nine months ended September 30, 2008, as a result of lower crude oil prices. Overall, we expect crude oil and energy costs to remain volatile for the foreseeable future, although at lower levels compared to the peak levels in 2008.

North American prices for coated paper products historically have been determined by North American supply and demand, rather than directly by raw material costs or other costs of sales. In the short term, therefore, we have limited ability to increase prices in response to increases in our costs if demand relative to supply does not remain strong. Coated paper prices in the United States generally declined during the nine months ended September 30, 2009. We believe the decline resulted primarily from producers passing on the benefits of the alternative fuel mixture credit to customers and the negative effects of low-cost imports of coated paper from China and Indonesia, which we believe are being sold in our markets at artificially low prices, and lower demand for catalog and promotional materials by retailers and lower spending on magazine advertising as a result of general economic factors. As a result of the current economic environment and not taking into consideration any effects of the anti-dumping and countervailing duty investigations on imports of certain coated paper from China and Indonesia, we anticipate continued pressure on paper prices for the near term.

Restructuring

During 2008, we announced actions being taken to integrate NewPage operations and the former SENA facilities and services that included the shutdown in 2008 and early 2009 of six of our less efficient, higher cash cost paper machines, as well as selected headcount reductions, all of which have been completed. We anticipate generating annualized synergies as a result of the Acquisition of approximately $265 million. Full realization of the synergies has been delayed in part by the recent industry-wide slowdown in both demand and volume. The remaining synergies are expected to be realized when our paper machines return to running at historical operating patterns with a beneficial grade mix. We cannot assure you that these synergies will be achieved in the amounts expected.

During the first quarter ended March 31, 2009, we recorded an adjustment of $1 million in selling, general and administrative expenses for the reversal of employee-related costs included as an assumed liability in the purchase price allocation as a result of a change in estimate. During the third quarter ended September 30, 2008, we incurred total charges of $15 million, including $9 million in accelerated depreciation and $4 million in inventory write-offs recorded in cost of sales and $2 million of employee-related costs, of which $1 million is recorded in cost of sales and $1 million is recorded in selling, general and administrative expenses. During the three quarters ended September 30, 2008, we incurred total charges of $32 million, including $20 million in accelerated depreciation and $5 million in inventory write-offs recorded in cost of sales and $7 million of employee-related costs, of which $5 million is recorded in cost of sales and $2 million is recorded in selling, general and administrative expenses. In addition, as of September 30, 2008, we recorded $39 million of employee-related costs for former SENA employees and $22 million for costs for closures of acquired plants as a liability in the purchase price allocation.

Debt Amendments and Refinancing; Affiliate Tender Offer

In September 2009, NewPage and NewPage Holding entered into amendments to the senior secured credit facilities to suspend the requirements to comply with certain covenants and to increase our operating and financial flexibility. The revolving credit facility also was amended to require the maintenance of at least $50 million of borrowing availability under the revolving credit facility through the date of the delivery of the compliance certificate with respect to the fiscal quarter ending March 31, 2011 and limits our ability to make capital expenditures. The amendment to the Revolver is described under “Description of Certain Indebtedness.”

On September 30, 2009, the term loan was repaid in full with $1,598 million of proceeds from the offering of the 11.375% Notes which are described elsewhere herein, and $5 million of borrowings under our revolving credit facility.

On September 29, 2009, NP Investor LLC (“NPI”), an affiliate of Cerberus Capital Management, L.P., the indirect controlling shareholder of NewPage, completed a cash tender offer pursuant to which it purchased $23 million in aggregate principal amount of 10% second-lien senior secured notes and $2 million in aggregate principal amount of our floating rate second-lien senior secured notes. We have been advised that NPI currently intends to hold the notes purchased for investment purposes.

Selected Factors That Affect Our Operating Results

Net Sales

Our net sales are a function of the amount of paper that we sell and the price at which we sell it. Demand for printing paper is cyclical, which results in changes in both volume and price. Paper prices historically have been a function of macroeconomic factors, such as the strength of the United States economy and import levels, that are largely out of our control. Price has historically been substantially more variable than volume and can change significantly over relatively short time periods. Coated freesheet paper is typically purchased by customers on an as-needed basis, and generally is not bought under contracts that provide for fixed prices or minimum volume commitments. Coated groundwood and supercalendered paper are typically sold to customers under contracts that provide for fixed prices and minimum volume commitments. We use substantially all of our excess pulp production internally to reduce the amount of pulp purchased from third parties. Uncoated paper and pulp prices have not historically had a material effect on our operating results because uncoated paper and pulp did not comprise a material portion of our net sales. During the first half of 2009, we have seen a significant decline in sales prices for market pulp driven by excess global capacity. During the third quarter of 2009, we are beginning to see some recovery in prices.

Our earnings are sensitive to price changes for our principal products, with price changes in coated paper having the greatest effect. Fluctuations in paper prices historically have had a direct effect on our results for several reasons:

•	Market prices for paper products are a function of supply and demand, factors over which we have limited influence.

•

Market prices for paper products typically are not directly affected by raw material costs or other costs of sales, and consequently there is limited ability to pass through increases in costs to customers absent increases in the market price.

•

The manufacturing of paper is highly capital-intensive and a large portion of operating costs is fixed. Additionally, paper machines are large, complex systems that operate more efficiently when operated continuously. Consequently, both we and our competitors typically continue to run our machines whenever marginal sales exceed the marginal costs.

See “—Overview—Trends in our Business” for a discussion of factors that have historically affected pricing and are expected to continue to affect our pricing.

Cost of Sales

The principal components of our cost of sales are chemicals, wood, energy, labor, maintenance and depreciation and amortization. Costs for commodities, including chemicals, wood and energy, are the most variable component of cost of sales because the prices of many of the commodities that we use can fluctuate substantially, sometimes within a relatively short period of time. For a description of some of the actions we have taken to lower costs, see “—Overview—Anticipated Synergies of the Acquisition and Integration of the Business.”

Wood. Our costs to purchase wood are affected directly by market costs of wood in our regional markets and indirectly by the effect of higher fuel costs on logging and transportation of timber to our facilities. While we have fiber supply agreements in place that ensure a portion of our wood requirements, purchases under these agreements are typically at market rates.

Purchased pulp. The NPCP mills have historically been a net purchaser of market pulp. Following the Acquisition, we now use substantially all of our excess pulp production internally, thus reducing the amount of pulp purchased from third parties. For the year ended December 31, 2008, we produced approximately 84% of our pulp requirements, which excludes our sales of market pulp, with the remainder supplied through open market purchases and supply agreements. The price of market pulp has fluctuated significantly. Pulp prices fluctuate due to changes in worldwide consumption of pulp, pulp capacity additions, expansions or curtailments affecting the supply of pulp, changes in inventory levels by pulp consumers, which affect short-term demand, and pulp producer cost changes related to wood availability and environmental issues.

Chemicals. Certain chemicals used in the papermaking process are petroleum-based and fluctuate with the price of crude oil. The price for latex, the largest component of our chemical costs, has historically been volatile. The price of latex increased significantly during 2007 and 2008 as compared to 2006, and has significantly declined during the nine months ended September 30, 2009. We expect the price of latex to remain volatile.

Energy. We produce a large portion of our energy requirements from burning wood waste and other byproducts of the paper manufacturing process. For the year ended December 31, 2008, we generated approximately 45% of our energy requirements. We expect to generate approximately the same percentage of our energy requirements in 2009. The remaining energy we purchase from third party suppliers consists of electricity and fuel, primarily natural gas, fuel oil and coal, to generate some of our own energy. We expect crude oil and energy costs to remain volatile for the foreseeable future. As prices fluctuate, we have the ability to switch between certain energy sources, within constraints, in order to minimize costs.

Our wholly-owned subsidiary Consolidated Water Power Company (“CWPCo”), provides electric energy to our mills in central Wisconsin. CWPCo has 33.3 megawatts of generating capacity on 39 generators located in five hydroelectric plants on the Wisconsin River. CWPCo is a regulated public utility and also provides electricity to a small number of residential, light commercial and light industrial customers.

Labor costs. Labor costs include wages, salary and benefit expenses attributable to mill personnel. Mill employees at a non-managerial level are compensated on an hourly basis in accordance with the terms of applicable union contracts and management employees are compensated on a salaried basis. Wages, salary and benefit expenses included in cost of sales do not vary significantly over the short term. We have implemented a wage freeze for all salaried exempt and non-exempt employees, reduced 2008 bonuses paid in 2009 and suspended the matching contribution for our salaried 401(k) plan effective June 1, 2009. We have not experienced significant labor shortages.

Maintenance. Maintenance expense includes day-to-day maintenance, equipment repairs and larger maintenance projects, such as paper machine shutdowns for annual maintenance. Day-to-day maintenance expenses have not varied significantly from year to year. Larger maintenance projects and equipment expenses can produce year-to-year fluctuations in our maintenance expenses. In conjunction with our annual maintenance shutdowns, we incur incremental costs that are primarily comprised of unabsorbed fixed costs from lower production volumes and other incremental costs for purchased materials and energy that would otherwise be produced as part of normal operations of our mills.

Depreciation and amortization. Depreciation and amortization expense for assets associated with our mill and converting operations is included in cost of sales. Under purchase accounting, the total Acquisition consideration was allocated to our assets and liabilities based upon management’s estimates of fair value. The final allocation of the Acquisition consideration was completed during the fourth quarter of 2008, based upon management’s consideration of final valuations, adjustments relating to the finalization of the restructuring plan, and for uncertain and deferred tax positions.

Foreign currency. We are exposed to changes in foreign currency exchange rates because most of the raw material, labor and other cost of sales at our Port Hawkesbury, Nova Scotia, mill are denominated in Canadian dollars, while North American sales prices for the products produced at the Port Hawkesbury Mill are in U.S. dollars (to the extent shipped into the United States) or determined primarily by the U.S. dollar price per ton charged by U.S. producers. A stronger Canadian dollar relative to the U.S. dollar increases our costs of sales. If the U.S. dollar were to weaken significantly against the Canadian dollar, it would impair the ability of the Port Hawkesbury mill to profitably compete in the U.S. market.

Selling, General and Administrative (SG&A) Expenses

The principal components of our SG&A expenses are wages, salaries and benefits for our sales and corporate administrative personnel, travel and entertainment expenses, advertising expenses, information technology expenses and research and development expenses. Our SG&A expenses have not historically fluctuated significantly from year to year. As a result of the Acquisition, we lowered benefits costs by freezing defined benefit pension plans and reducing retiree medical benefits for salaried employees. In addition, we eliminated duplicative sales, marketing and customer service personnel and centralized our corporate administration, management, finance and human resource functions. See “—Overview—Anticipated Synergies of the Acquisition and Integration of the Business.”

Interest

Our interest expense has increased as a result of the refinancing of our term loan with the 11.375% Notes Offering.

Effects of Inflation/Deflation

While inflationary increases in certain costs, such as energy, wood and chemical costs, have had a significant effect on our operating results over the past three years, changes in general inflation have had a minimal effect on our operating results in each of the last three years. We have benefited from deflationary effects from the decline in oil prices, however we may not realize further benefits if our vendors respond to deflationary pressures by taking action to curtail production. Sales prices and volumes have historically been more strongly influenced by supply and demand factors in specific markets than by inflationary or deflationary factors.

Certain of our costs, including the prices of energy, wood and chemicals that we purchase, can fluctuate substantially, sometimes within a relatively short period of time, and can have a significant effect on our business, financial condition and results of operations. For example, we estimate that for each $1 increase in the cost of a barrel of crude oil, our direct energy costs (other than electricity) and indirect costs (such as costs for transportation and petroleum-derived chemicals) increase approximately $6 million annually. Energy, wood and chemical costs increased during 2007 and 2008 and decreased during the first nine months of 2009. These costs are expected to remain volatile in to 2010, but at a lower level than the peaks reached in 2008.

Seasonality

We are exposed to fluctuations in quarterly sales volumes and expenses due to seasonal factors common in the paper industry. Typically, the first two quarters are our slowest quarters due to lower demand for coated paper during this period. Our third quarter is typically our strongest sales quarter, reflecting an increase in sales volume as printers prepare for year-end holiday catalogs and advertising. Our accounts receivable and payable generally peak in the third quarter, while inventory generally peaks in the second quarter in anticipation of the third quarter season. Announced price increases and the general economic environment can affect historical seasonal patterns.

Results of Operations

The following table sets forth our historical results of operations for the years ended December 31, 2008, 2007 and 2006 and for the nine months ended September 30, 2009 and 2008.

	Nine Months Ended September 30, 2009		Nine Months Ended September 30, 2008		Year Ended December 31, 2008		Year Ended December 31, 2007		Year Ended December 31, 2006
	$	%	$	%	$	%	$	%	$	%
	(in millions)
Net sales	2,249	100.0	3,379	100.0	4,356	100.0	2,168	100.0	2,038	100.0
Cost of sales	2,261	100.5	3,066	90.7	3,979	91.4	1,895	87.4	1,825	89.5
Selling, general and administrative expense	142	6.3	179	5.3	217	5.0	124	5.7	112	5.5
Interest expense	328	14.6	208	6.2	277	6.3	154	7.1	146	7.2
Other (income) expense	(218)	(9.7)	(5)	(0.2)	(3)	(0.1)	(2)	(0.1)	(25)	(1.2)

Income (loss) from continuing operations before income taxes	(264)	(11.7)	(69)	(2.0)	(114)	(2.6)	(3)	(0.1)	(20)	(1.0)
Income tax (benefit)	(15)	(0.7)	4	0.1	—	0.0	4	0.2	(4)	(0.2)

Income (loss) from continuing operations	(249)	(11.0)	(73)	(2.1)	(114)	(2.6)	(7)	(0.3)	(16)	(0.8)
Income (loss) from discontinued operations	—	0.0	—	0.0	—	0.0	—	0.0	(16)	(0.8)

Net income (loss)	(249)	(11.0)	(73)	(2.1)	(114)	(2.6)	(7)	(0.3)	(32)	(1.6)
Net income (loss)—noncontrolling interests	4	0.2	2	0.1	3	0.1	1	0.1	—	0.0

Net income (loss) attributable to the company	(253)	(11.2)	(75)	(2.2)	(117)	(2.7)	(8)	(0.4)	(32)	(1.6)

Nine Months Ended September 30, 2009 Compared to Nine Months Ended September 30, 2008

Net sales for the first three quarters of 2009 were $2,249 million, compared to $3,379 million for the first three quarters of 2008, a decrease of $1,130 million, or 33%. The decrease in net sales reflects lower sales volume of coated paper ($890 million), lower coated paper prices ($96 million) and lower revenues from other papers caused by lower paper prices and lower volumes in the first three quarters of 2009 compared to the first three quarters of 2008. Weighted-average coated paper prices decreased to $930 per ton in the first three quarters of 2009 compared to $980 per ton in the first three quarters of 2008. We believe that some of the decline in pricing resulted from producers passing on the benefits of the alternative fuel mixture credit to customers in addition to the negative effects of low-cost imports of coated paper from China and Indonesia. Coated paper sales volume decreased to 1,897,000 tons in the first three quarters of 2009 compared to 2,805,000 tons in the first three quarters of 2008. Our volume for coated and other paper was lower primarily because of lower demand for catalog and promotional materials by retailers and lower spending on magazine advertising during the first three quarters of 2009, as a result of general economic factors and the effect of a greater share of imports from China and Indonesia. As a result of these factors, we took 411,000 tons of market-related downtime during the first three quarters of 2009 and have announced that we intend to take up to an additional 160,000 tons of market-related downtime in the fourth quarter of 2009, depending on market conditions. During the first three quarters of 2008, we took 31,000 tons of market-related downtime. We will consider the need for additional downtime from time to time based on market conditions.

Cost of sales for the first three quarters of 2009 was $2,261 million, compared to $3,066 million for the first three quarters of 2008, a decrease of $805 million, or 26%. The decrease was primarily a result of lower coated paper sales volume ($661 million). Gross margin for the first three quarters of 2009 decreased to (0.5)% compared to 9.3% for the first three quarters of 2008, primarily as a result of significantly lower sales volume and the effects of taking market-related downtime, partially offset by productivity improvement initiatives and lower input costs resulting primarily from lower crude oil prices. Included in cost of sales for the first three quarters of 2008 was $20 million for accelerated depreciation, $5 million for inventory write-offs and $5 million of employee-related costs associated with our restructuring plans. Maintenance expense at our mills totaled $208 million and $277 million in the first three quarters of 2009 and 2008.

Selling, general and administrative expenses decreased to $142 million for the first three quarters of 2009 from $179 million for the first three quarters of 2008, primarily as a result of $18 million in lower stock compensation expense, as well as lower restructuring charges and lower costs related to the integration of the two businesses. As a percentage of net sales, selling, general and administrative expenses increased in the first three quarters of 2009 to 6.3% from 5.3% in the first three quarters of 2008, as a result of lower sales volumes.

Interest expense for the first three quarters of 2009 was $328 million compared to $208 million for the first three quarters of 2008. Included in interest expense for the first three quarters of 2009 is a loss of $85 million on the extinguishment of debt and $48 million of unrealized losses on our interest rate swaps reclassified from accumulated other comprehensive income (loss) as a result of the retirement of the senior secured term loan. For future periods, we expect an increase in interest expense over prior periods because the notes have a higher interest rate than the term loan that was repaid. Because of the debt refinancing in September 2009, we no longer have sufficient variable-rate debt exposure for our outstanding interest rate swaps to qualify for hedge accounting treatment and will record the changes in fair value as an adjustment to interest expense.

Other (income) expense was $(218) million for the first three quarters of 2009 and $(5) million in the first three quarters of 2008. The amount recognized in the first three quarters of 2009 was primarily the result of $214 million of income recognized for alternative fuel mixture tax credits.

Income tax expense (benefit) for the first three quarters of 2009 and 2008 was $(15) million and $4 million. We have recorded a valuation allowance against our net deferred income tax benefits as it is unlikely that we will realize those benefits. For purposes of allocating the income tax benefit to income (loss) before taxes, amounts of other comprehensive income result in income tax expense recorded in other comprehensive income and the offsetting amount as an allocation to tax benefit from operations. For the first three quarters of 2009, we have allocated $3 million of tax expense to other comprehensive income (loss) and the corresponding offset as an allocation to tax benefit from operations. The amounts for the first three quarters of 2009 reflect the reclassification to income tax (benefit) of all amounts previously allocated to other comprehensive income (loss) related to the interest rate swap cash flow hedges. Also included in the three quarters ended September 30, 2009 is a tax benefit of $12 million, reflecting the decreases to our state deferred tax liabilities as a result of changes in the company's distribution channels that have occurred as part of our integration with SENA.

Net income (loss) attributable to the company was $(253) million in the first three quarters of 2009 compared to net income (loss) attributable to the company of $(75) million in the first three quarters of 2008, primarily as a result of significantly lower sales volumes, partially offset by the alternative fuel mixture tax credits.

2008 Compared to 2007

Net sales for 2008 were $4,356 million compared to $2,168 million for 2007. The increase was primarily a result of the Acquisition, which had net sales of $2,491 million in 2007 (prior to the Acquisition). In addition, net sales were affected by lower sales volume of coated paper on a combined basis ($700 million) in 2008, partially offset by higher average coated paper prices ($297 million). Average coated paper prices increased to $983 per ton in 2008 from $886 per ton in 2007. Coated paper sales volume increased to 3,564,000 tons in 2008 from 2,261,000 tons in 2007. The volume increase was primarily from the acquired operations and was partially offset by a decline in coated paper demand resulting primarily from lower demand for catalog and promotional materials by retailers and lower spending on magazine advertising. We took 91,000 tons of market-related downtime for coated paper during 2008. During 2007, we took 27,000 tons of market-related downtime for coated paper.

Cost of sales for 2008 was $3,979 million compared to $1,895 million for 2007. The increase was primarily a result of the Acquisition, which had cost of sales of $2,445 million in 2007 (prior to the Acquisition). In addition, we had higher costs of production in 2008, primarily as a result of inflation in wood, energy, chemicals and transportation costs ($266 million). The increase was partially offset by the effect on cost of sales of lower coated paper sales volume on a combined basis ($564 million). Depreciation and amortization expense related to the fixed assets acquired in the Acquisition was $75 million lower in 2008 than in 2007 as a result of the purchase price allocation. As a result of the foregoing, gross margin for 2008 decreased to 8.6% compared to 12.6% for 2007. Included in cost of sales for 2008 was $22 million for accelerated depreciation, $5 million for inventory write-offs and $5 million of employee-related costs associated with our restructuring plans.

Maintenance expense at our mills totaled $346 million in 2008 compared to $169 million in 2007. The increase in maintenance expense was driven primarily as a result of the Acquisition. In addition, in conjunction with our annual maintenance shutdowns, we had incremental costs of approximately $30 million in 2008 and 2007 that were primarily comprised of unabsorbed fixed costs from lower production volumes and other incremental costs for purchased materials and energy that would otherwise be produced as part of normal operations of our mills.

Selling, general and administrative expenses were $217 million for 2008 compared to $124 million for 2007. The increase in 2008 was primarily as a result of the Acquisition, which had $87 million of selling, general and administrative expenses in 2007 (prior to the Acquisition), higher stock compensation expense of $4 million related to the stock option plan approved in December 2007 and $2 million of restructuring charges. As a percentage of net sales, selling, general and administrative expenses decreased to 5.0% in 2008 from 5.7% in 2007.

Interest expense for 2008 was $277 million compared to $154 million for 2007. The increase was primarily a result of higher average outstanding debt balances resulting from the financing for the Acquisition, partially offset by lower interest rates.

Income tax expense (benefit) was zero in 2008 and $4 million in 2007. For the years ended December 31, 2008 and 2007, we recorded a valuation allowance against our net deferred income tax benefit for federal income taxes and for certain states as it was more likely than not that we would not realize those benefits as a result of our history of losses.

Net income (loss) was $(117) million in 2008 compared to net income (loss) of $(8) million in 2007. The change was primarily driven by the Acquisition and the effects of lower customer demand and inflation in input costs, partially offset by higher sales prices.

2007 Compared to 2006

Net sales for 2007 were $2,168 million compared to $2,038 million for 2006. The increase was driven by higher coated paper sales volume ($84 million) and the incremental increase in net sales from NPCP subsequent to the Acquisition ($60 million), offset in part by lower average coated paper prices ($16 million). Average coated paper prices decreased to $886 per ton in 2007 from $893 per ton in 2006 as a result of lower demand for coated groundwood paper and due to the continuing negative effects of low-priced imports of coated freesheet paper from China, Indonesia and South Korea. Coated paper sales volume increased to 2,261,000 tons in 2007 from 2,116,000 tons in 2006. We took 27,000 tons of market-related downtime for coated paper during 2007 and did not take any market-related downtime for coated paper during 2006.

Cost of sales for 2007 was $1,895 million compared to $1,825 million for 2006. The increase was driven primarily by higher coated paper sales volume ($61 million) and the incremental increase in cost of sales from NPCP subsequent to the Acquisition ($46 million). These increases were partly offset by lower costs of production, primarily a result of productivity improvements ($13 million), the absence in 2007 of nonrecurring charges incurred during 2006 relating to the shutdown of our No. 7 paper machine at our Luke mill ($6 million) and lower depreciation and amortization expense ($18 million). As a result, gross margin for 2007 improved to 12.6%, compared to 10.5% for 2006.

Maintenance expense at our mills totaled $169 million in 2007 compared to $168 million in 2006. In conjunction with our annual maintenance shutdowns, we also had incremental costs of approximately $30 million in 2007 and approximately $20 million in 2006 that were primarily comprised of unabsorbed fixed costs from lower production volumes and other incremental costs for purchased materials and energy that would otherwise be produced as part of normal operations of our mills.

Selling, general and administrative expenses were $124 million for 2007 compared to $112 million for 2006. The increase in selling, general and administrative expenses was primarily a result of an increase in legal fees of $8 million largely related to antidumping and countervailing duties petitions that we filed, higher equity compensation of $3 million and SG&A costs of $4 million for NPCP subsequent to the Acquisition, partly offset by the absence of transitional costs of $8 million that were incurred in 2006 relating to the setup of our business as a stand-alone business. During 2007, we recognized $14 million in equity compensation, of which $8 million was for the vesting of Maple Timber equity interests in connection with our reorganization prior to the Acquisition and $4 million was for the repurchase of unvested equity interests granted to former executive officers. During 2006, we recognized equity compensation expense of $11 million, primarily for former executive officers. As a percentage of net sales, selling, general and administrative expenses increased in 2007 to 5.7% from 5.5% in 2006.

Interest expense for 2007 was $154 million compared to $146 million for 2006. The increase was primarily driven by the write off of $17 million in deferred financing costs in December 2007 as a result of the debt refinancing effected in connection with the Acquisition, offset by lower average outstanding debt balances prior to the Acquisition and a lower interest rate spread on our pre-Acquisition term loan.

Other (income) expense for 2006 primarily consisted of a gain of $65 million on the sale of two hydroelectric generating facilities and an unrealized non-cash loss of $47 million on our basket option contract.

Income tax expense (benefit) was $4 million and $(4) million in 2007 and 2006.

Net income (loss) was $(8) million in 2007 compared to net income (loss) of $(32) million in 2006. Significant items in 2007 include a $17 million write off of deferred financing costs in connection with the debt refinancing associated with the Acquisition and $14 million in equity compensation. Significant items in 2006 included a $65 million gain on the sale of the hydroelectric generating facilities, a charge of $17 million associated with the shutdown of our No. 7 paper machine in Luke, $47 million of unrealized non-cash losses on the basket option contract and maintenance and incremental costs primarily attributable to the planned shutdown which took place at our Escanaba operations for improvements to one of our paper machines, certain coated equipment and other maintenance-related items.

Carbonless Paper Business

Net sales for our former carbonless paper segment were $106 million in 2006, which reflects the three months of activity prior to the sale of the business, effective April 1, 2006.

The former carbonless paper segment incurred a loss before taxes of $16 million in 2006, which includes a $19 million loss on sale of the business that was offset by lower depreciation and amortization expense of $16 million.

Liquidity and Capital Resources

In September 2009, NewPage and NewPage Holding amended the senior secured credit facilities to obtain more favorable financial covenants. We paid consent fees totaling $15 million in order to amend the senior secured credit facilities and agreed to higher interest rates, as well as certain other changes to the facilities. See “Description of Certain Indebtedness—Credit Agreements.”

Later in September 2009, NewPage issued the Original Notes for proceeds of $1,598 million in a private placement in reliance on Rule 144A under the Securities Act (the “Notes Offering”). The net proceeds of the Notes Offering, together with approximately $5 million of borrowings under our revolving credit facility, were used to repay all amounts outstanding under our term loan senior secured facility, and to pay fees and expenses of the Notes Offering.

We amended the revolving credit facility and repaid the outstanding term loan to increase our operating and financial flexibility.

Available Liquidity

As of September 30, 2009, our principal sources of liquidity include cash generated from operating activities and availability under our revolving credit facility. The amount of borrowings and letters of credit available to NewPage pursuant to the revolving credit facility is limited to the lesser of $500 million or an amount determined pursuant to a borrowing base ($451 million as of September 30, 2009).

In September 2009, as part of the amendment of the revolving credit facility, we agreed to maintain a minimum of $50 million of availability through March 2011. As of September 30, 2009, we had $224 million available for borrowing, after reduction for the foregoing $50 million minimum, $93 million in letters of credit and $84 million in outstanding borrowings under the revolving credit facility. We have not experienced, and do not currently anticipate that we will experience, any limitations in our ability to access funds available under our revolving credit facility. In an effort to manage credit risk exposures under our debt and derivative instruments, we regularly monitor the credit-worthiness of the counterparties to these agreements. We believe our cash flow from operations, available borrowings under our revolving credit facility and cash and cash equivalents will be adequate to meet our liquidity needs for the next twelve months. However, given the uncertainty of the current economic environment, we cannot assure you that our business will generate sufficient cash flows from operations or that future borrowings will be available to us under our revolving credit facility in an amount sufficient to enable us to fund our liquidity needs.

Aggregate indebtedness as of September 30, 2009 totaled $3,161 million. We expect an increase in interest expense over prior periods because the notes have a higher interest rate than the term loan that was repaid. Beginning in 2012, our debt service requirements will substantially increase as a result of scheduled payments of our indebtedness. We anticipate that we will seek to refinance our indebtedness prior to that time or retire portions of indebtedness with issuances of equity securities, proceeds from the sale of assets or cash generated from operations. Our ability to operate our business, service our debt requirements and reduce our total debt will depend upon our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond our control, as well as the availability of revolving credit borrowings and other borrowings to refinance our existing indebtedness.

Cash Flows

Cash provided by (used for) operating activities was $(13) million during the first three quarters of 2009 compared to $(16) million during the first three quarters of 2008, primarily the result of cash received from the alternative fuel mixture credits, largely offset by the decline in sales demand and lower pricing. In response to these challenges, we took 411,000 tons of market-related downtime during the first three quarters of 2009. We will continue to monitor North American paper demand in order to align our production to customer demand and will consider the need for additional market-related downtime from time to time based on market conditions. Investing activities in the first three quarters of 2009 include spending of $45 million for capital expenditures and $22 million of proceeds from the sales of assets. Financing activities in the first three quarters of 2009 included the issuance of

$1,700 million of notes (proceeds of $1,598 million) used to repay the senior secured term loan and to pay fees and expenses related to the Notes Offering. We had net borrowings of $84 million under the revolving credit facility in the first three quarters of 2009 that were used to pay fees and expenses related to the amendments of our senior secured credit facilities, to repay a portion of the term loan and for working capital purposes.

Cash provided by operating activities was $60 million during 2008 compared to $278 million during 2007. The decrease was primarily the result of a decline in sales demand and a resulting investment in inventory and payments for severance and closure costs, as well as costs for integration of the NPCP business into the existing NewPage operations. In response to these challenges, we accelerated and completed the shutdown of operations at our Kimberly and Niagara, Wisconsin mills in the third quarter of 2008. In addition, we took coated paper market-related downtime at other locations. We will continue to monitor North American paper demand in order to align our production to customer demand and will consider the need for additional market-related downtime from time to time based on market conditions. Investing activities in 2008 included $165 million for capital expenditures. Financing activities in 2008 included a $7 million loan to our parent company, an $8 million distribution from Rumford Cogeneration to the limited partners and $16 million in scheduled payments on our long-term debt. Cash and cash equivalents decreased by $140 million during 2008 to $3 million at December 31, 2008.

Cash provided by operating activities was $278 million during 2007 compared to $180 million during 2006. The change was largely a result of strong sales demand during the second half of 2007 that resulted in a reduction in inventories and an increase in accrued expenses for sales-related costs during 2007. Investing activities in 2007 included $102 million for capital expenditures and $1.5 billion for the Acquisition. Financing activities in 2007 included $2 billion in proceeds from the issuance of debt in connection with the Acquisition, offset by $62 million in payments of deferred financing costs and $524 million in payments on long-term debt. We increased our cash and cash equivalents at the end of the period by $99 million to $143 million as of December 31, 2007.

Capital Expenditures

Capital expenditures were $45 million and $114 million for the three quarters ended September 30, 2009 and 2008.

Capital expenditures were $165 million and $102 million for the years ended December 31, 2008 and 2007. In order to preserve liquidity, we significantly reduced our expected capital expenditures in 2009 to approximately $75 million, consisting of approximately $8 million for maintenance capital expenditures and approximately $67 million for improvements in machinery and equipment efficiency or cost-effectiveness and integration of the two businesses, including investments in information systems. We expect to fund our capital expenditures from cash flows from operations and our revolving senior secured credit facility. We do not believe that the lower level of capital expenditures will negatively affect our ability to meet the requirements of our customers.

Compliance with environmental laws and regulations is a significant factor in our business. We incurred capital expenditures of $1 million in 2008 in order to maintain compliance with applicable environmental laws and regulations and to meet new regulatory requirements. We do not expect to incur any environmental capital expenditures in 2009. Environmental compliance may require increased capital and operating expenditures over time as environmental laws or regulations, or interpretations thereof, change or the nature of our operations require us to make significant additional expenditures.

Financial Discussion

We continue to achieve cost savings from operating efficiencies, synergies and other restructuring activities that resulted from the acquisition of SENA. In an effort to manage costs and cash flows in 2009, we have implemented a wage freeze for all salaried exempt and non-exempt employees, reduced 2008 bonuses paid in 2009, suspended the matching contribution for our salaried 401(k) plan effective June 1, 2009 and significantly reduced our expected capital expenditures from $165 million in 2008 to a projected $75 million in 2009.

We have various investments held by our defined-benefit pension plan trusts. The returns on these assets have generally matched the broader market. We are monitoring the effects of the market declines on our minimum pension funding requirements and pension expense for future periods. We do not anticipate material increases in our minimum funding requirements during 2010.

The U.S. Internal Revenue Code allows a refundable excise tax credit for alternative fuel mixtures produced for sale or for use as a fuel in a trade or business. The credit is equal to fifty cents per gallon of alternative fuel contained in the mixture and is currently scheduled to expire on December 31, 2009. During the quarter ended March 31, 2009, we filed to be registered as an alternative fuel mixer, and, in April 2009, we received notification that our registration was approved. We have received payments of $198 million through September 30, 2009. Income recognized for the credit is included in net income (loss) attributable to the company. We recognized $214 million of income in other (income) expense for the three quarters ended September 30, 2009 for alternative fuel mixtures used through September 30, 2009. There can be no assurance that this credit will continue in effect, that its provisions will not be changed in a manner that adversely affects us, that our operations will remain qualified to receive the credit or that our claims for the credit will be approved and paid.

Contractual Commitments

The following table reflects our contractual commitments associated with our debt and other obligations as of December 31, 2008, on a pro forma basis after giving effect to the issuance of the Original Notes and repayment of the term loan.

	Total	2009	2010-11	2012-13	Thereafter
	(in millions)
Contractual Obligations
Long-term debt(1)	$3,091	$—	$—	$1,231	$1,860
Interest expense(2)	1,654	326	653	478	197
Operating leases	33	9	13	7	4
Fiber supply agreements(3)	614	195	113	103	203
Purchase obligations	468	159	127	77	105
Pension/postretirement plans	498	—	87	60	351
Other long-term obligations	118	—	17	6	95

Total	$6,476	$689	$1,010	$1,962	$2,815

Other Commercial Commitments
Standby letters of credit(4)	$87	$87	$—	$—	$—

Total	$87	$87	$—	$—	$—

(1)	Amounts shown represent scheduled maturities and do not take into account any acceleration of indebtedness resulting from mandatory payments required for events such as asset sales or under the excess cash flows provisions of our financing instruments.

(2)	Amounts include contractual interest payments using the stated fixed interest rate for fixed-rate debt and interest rates as of December 31, 2008 applicable to our variable-rate debt (9.4% on the Floating Rate Notes).

(3)	The contractual commitments consist of the minimum required expenditures to be made pursuant to the fiber supply agreements.

(4)	We are required to post letters of credit or other financial assurance obligations with certain of our energy and other suppliers.

Quantitative And Qualitative Disclosures About Market Risk

Interest Rate Risk

As of September 30, 2009 and December 31, 2008, $309 million and $1,809 million of our debt consisted of borrowings with variable interest rates. If market interest rates increase, variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow or compliance with our debt covenants. The potential annual increase in interest expense resulting from a 100 basis point increase in quoted interest rates on our debt balances outstanding at September 30, 2009 and December 31, 2008, would be $3 million and $18 million, without taking into account any interest rate derivative agreements.

As of September 30, 2009, we had outstanding interest rate swaps totaling $1,200 million for which we receive amounts based on LIBOR and pay amounts at a weighted-average fixed rate of 3.7%. These swaps expire from December 2009 through December 2012. In September 2009, we entered into a $200 million interest rate swap with an offsetting exposure for a portion of our interest rate swaps. This swap expires in December 2012 and we receive amounts at a weighted-average fixed rate of 2.7% and pay amounts based on LIBOR. Because of the debt refinancing in September 2009, we no longer have sufficient variable-rate debt exposure for our outstanding interest rate swaps to qualify for hedge accounting treatment and will record the changes in fair value as an adjustment to interest expense.

A 100 basis point change in quoted interest rates on our interest rate derivative agreements outstanding at September 30, 2009 would have the following effects, assuming that the decrease in LIBOR interest rates is limited to an interest rate of zero percent:

	Effect of change in interest rates
	Increase	Decrease
	(in millions)
Increase (decrease) in fair value of the interest rate swap liability with offset recorded as an increase (decrease) in interest expense	$(9)	$6
Increase (decrease) in cash interest payments for the next twelve months	(6)	2

Foreign Currency Risk

Our Canadian subsidiary makes a portion of its purchases and sales in U.S. dollars. As a result, it is subject to transaction exposures that arise from foreign exchange movements between the date that the foreign currency transaction is recorded and the date it is consummated. Foreign currency exchange contracts may be used periodically to manage the variability in cash flows and revenues from the forecasted payment or receipt of currencies other than our functional currency, the U.S. dollar. As of September 30, 2009, we were a party to foreign currency forward contracts aggregating $15 million of contract value, expiring monthly through December 2009, to manage the variability of cash flows and revenues on anticipated U.S. dollar-denominated transactions of our Canadian subsidiary. As of September 30, 2009, the fair values of these contracts were an asset of $3 million.

Critical Accounting Estimates

Our principal accounting policies are described in the Summary of Significant Accounting Policies in the notes to consolidated financial statements filed with the accompanying consolidated financial statements. The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of some assets and liabilities and, in some instances, the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Management believes the accounting estimates discussed below represent those accounting estimates requiring the exercise of judgment where a different set of judgments could result in the greatest changes to reported results.

Income taxes. Income taxes are accounted for in accordance with Statement of Financial Accounting Standard (SFAS) No. 109, Accounting for Income Taxes, which recognizes deferred tax assets and liabilities based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the enacted tax laws.

We adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (FIN 48) on January 1, 2007. FIN 48 clarifies when tax benefits should be recorded in the financial statements and provides measurement criteria for valuing such benefits. In order for us to recognize benefits, our tax position must be more likely than not to be sustained upon audit. The amount we recognize is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

We have tax filing requirements in many states and are subject to audit in these states, as well as at the federal level in both the U.S. and Canada. Tax audits by their nature are often complex and can require several years to resolve. In the preparation of our consolidated financial statements, management exercises judgments in estimating the potential exposure of unresolved tax matters. While actual results could vary, in management’s judgment we have adequately accrued the ultimate outcome of these unresolved tax matters.

We evaluate the need for a valuation allowance for deferred tax assets by assessing whether it is more likely than not that we will realize our deferred tax assets in the future. The assessment of whether or not a valuation allowance is necessary often requires significant judgment, including forecasts of future taxable income and the evaluation of tax planning initiatives. Adjustments to the valuation allowance are made to earnings in the period when the assessment is made.

Pension and other postretirement benefits. We provide retirement benefits for certain employees through employer- and employee-funded defined benefit plans. Benefits earned are a function of years worked and average final earnings during an employee’s pensionable service. Certain of the pension benefits are provided in accordance with collective bargaining agreements.

Assumptions used in the determination of defined benefit pension expense and other postretirement benefit expense, including the discount rate, the long-term expected rate of return on plan assets and increases in future medical costs, are evaluated by management, reviewed with the plans’ actuaries at least annually and updated as appropriate. Actual asset returns and medical costs that are more favorable than assumptions can have the effect of lowering future expense and cash contributions, and conversely, actual results that are less favorable than assumptions could increase future expense and cash contributions. In accordance with GAAP, actual results that differ from assumptions are accumulated and amortized over future periods and, therefore, affect expense in future periods. Unrecognized prior service cost and actuarial gains and losses in the defined benefit pension and other postretirement benefit plans subject to amortization are amortized over the average remaining service of the participants.

Assumptions used in determining defined benefit pension and other postretirement benefit expense are important in determining the costs of our plans. The expected long-term rates of return on plan assets were derived based on the capital market assumptions for each designated asset class under the respective trust’s investment policy. The capital market assumptions reflect a combination of historical performance analysis and the forward-looking return expectations of the financial markets. A 0.5 percentage-point decrease in the weighted-average long-term expected rate of return on plan assets would increase 2009 net pension expense by approximately $5 million, while a 0.5 percentage-point increase in the weighted-average long-term expected rate of return on plan assets would decrease 2009 net pension expense by approximately $5 million.

The assumed discount rates used in determining the benefit obligations were determined by reference to the yield on zero-coupon corporate bonds rated Aa or AA maturing in conjunction with the expected timing and amount of future benefit payments. A 0.5 percentage-point decrease in the weighted-average discount rates would increase 2009 net pension expense by approximately $6 million, while a 0.5 percentage-point increase in the weighted-average discount rates would decrease 2009 net pension expense by approximately $5 million. The effect on other postretirement benefit expense would be negligible from such changes in the weighted-average discount rates. With respect to benefit obligations, a 0.5 percentage-point decrease in the weighted-average discount rates would increase pension benefit obligations by approximately $75 million and would increase other postretirement benefit obligations by approximately $8 million, while a 0.5 percentage-point increase in the weighted-average discount rates would decrease pension benefit obligations by approximately $68 million and would decrease other postretirement benefit obligations by approximately $7 million.

Equity compensation. We use the Black-Scholes option pricing model to determine the fair value of stock options. The determination of the fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by the stock price as well as assumptions regarding a number of other variables. These variables include expected stock price volatility over the term of the awards and projected employee stock option exercise behaviors (term of option).

We estimate the expected term of options granted by incorporating the contractual term of the options and employees’ expected exercise behaviors. We estimate the volatility of our common stock by considering volatility of appropriate peer companies and adjusting for factors unique to our stock, including the effect of debt leverage.

Derivative financial instruments. Derivative financial instruments are accounted for in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and SFAS No. 157, Fair Value Measurements. We measure the fair values of our interest rate swaps under a Level 2 input as defined by SFAS No. 157. We value the interest rate swaps using observable interest rate yield curves for comparable assets and liabilities at commonly quoted intervals. We measure the fair values of our natural gas contracts under a Level 2 input as defined by SFAS No. 157. We value the natural gas contracts based on natural gas futures contracts priced on the New York Mercantile Exchange. We recognize the unwind value of derivative financial instruments as the fair value. This means that the fair value for purchased contracts is based on the amount we could receive from the counterparty to settle the contract. Fair value at any point in time is based upon periodic confirmation of values received from the counterparty. We regularly monitor the credit-worthiness of the counterparties to these agreements to manage the risk of non-performance.

Environmental and legal liabilities. We record accruals for estimated environmental liabilities when remedial efforts are probable and the costs can be reasonably estimated. These estimates reflect assumptions and judgments as to the probable nature, magnitude and timing of required investigation, remediation and monitoring activities as well as availability of insurance coverage and contribution by other potentially responsible parties. Due to the numerous uncertainties and variables associated with these assumptions and judgments, and changes in governmental regulations and environmental technologies, accruals are subject to substantial uncertainties, and actual costs could be materially greater or less than the estimated amounts. We record accruals for other legal contingencies, which are also subject to numerous uncertainties and variables associated with assumptions and judgments, when the contingency is probable of occurring and reasonably estimable.

Restructuring and other charges. We periodically record charges for the reduction of our workforce, the closure of manufacturing facilities and other actions related to business improvement and productivity initiatives. These events require estimates of liabilities for employee separation payments and related benefits, demolition, facility closures and other costs, which could differ from actual costs incurred.

Recently Issued Accounting Standards

Disclosures about pensions and other postretirement benefits

In December 2008, the Financial Accounting Standards Board (FASB) issued new guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan which include disclosures about investment policies and strategies, categories of plan assets, fair value measurements of plan assets and significant concentrations of risk. This guidance is effective for us for the year ended December 31, 2009 and is to be applied on a prospective basis. We are currently evaluating the potential effect of the adoption of this guidance on our disclosures.

Variable interest entity

In June 2009, the FASB issued new guidance on the accounting for a variable interest entity (“VIE”). This guidance requires a qualitative approach to identifying a controlling financial interest in a VIE, and requires ongoing assessment of whether an entity is a VIE and whether an interest in a VIE makes the holder the primary beneficiary of the VIE. This guidance is effective for us as of January 1, 2010. We are currently evaluating the potential effect of the adoption of this guidance on our consolidated financial position, results of operations and cash flows.

THE EXCHANGE OFFER

General

We sold the Original Notes on September 30, 2009 in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers of the Original Notes subsequently resold them to qualified institutional buyers in reliance on Rule 144A and to persons outside the United States in reliance on Regulation S under the Securities Act.

In connection with the sale of Original Notes to the initial purchasers, the holders of the Original Notes became entitled to the benefits of an exchange and registration rights agreement dated September 30, 2009 between us, our subsidiaries that guaranteed the Original Notes and the initial purchasers, or the Registration Rights Agreement.

Under the Registration Rights Agreement, we became obligated to file a registration statement in connection with an exchange offer within 120 days after the original issue date of the Original Notes, or the Closing Date, and use all commercially reasonable best efforts to cause the exchange offer registration statement to become effective within 210 days after the Closing Date. The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the Registration Rights Agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders known to us. References to the “notes” in this prospectus refer to both the Original Notes and the New Notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all Original Notes properly tendered and not withdrawn on or prior to the expiration date. We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Original Notes accepted in the exchange offer. Holders may tender some or all of their Original Notes pursuant to the exchange offer. Original notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000.

Based on no-action letters issued by the staff of the Securities and Exchange Commission (the “SEC”) to third parties, we believe that holders of the New Notes issued in exchange for Original Notes may offer for resale, resell and otherwise transfer the New Notes, other than any holder that is an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. This is true as long as the New Notes are acquired in the ordinary course of the holder’s business, the holder has no arrangement or understanding with any person to participate in the distribution of the New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. A broker-dealer that acquired Original Notes directly from us cannot exchange the Original Notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the New Notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives New Notes for its own account in exchange for Original Notes, where Original Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See “Plan of Distribution” for additional information.

We will be deemed to have accepted validly tendered Original Notes when, as and if we have given oral or written notice of the acceptance of those notes to the exchange agent. The exchange agent will act as agent for the tendering holders of Original Notes for the purposes of receiving the New Notes from us and delivering New

Notes to those holders. Pursuant to Rule 14e-1(c) of the Exchange Act, we will promptly deliver the New Notes upon consummation of the exchange offer or return the Original Notes if the exchange offer is withdrawn.

If any tendered Original Notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under “—Conditions” without waiver by us, certificates or any of those unaccepted Original Notes will be returned, without expense, to the tendering holder of any of those Original Notes promptly practicable after the expiration date.

Holders of Original Notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, in accordance with the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Original Notes, pursuant to the exchange offer. We will pay all charges and expenses, other than taxes applicable to holders in connection with the exchange offer. See “—Fees and Expenses.”

Shelf Registration Statement

If (i) because of any change in law or in currently prevailing interpretations of the staff of the SEC, we are not permitted to effect the exchange offer; or (ii) the exchange offer has not been completed within 255 days following the Closing Date; or (iii) certain holders of the Original Notes are prohibited by law or SEC policy from participating in the exchange offer; or (iv) in certain circumstances, certain holders of the registered New Notes so request; or (v) in the case of any holder that participates in the exchange offer, such holder does not receive New Notes on the date of the exchange that may be sold without restriction under state and federal securities laws, then we will, in lieu of or in addition to conducting the exchange offer, file a shelf registration statement covering resales of the notes under the Securities Act as soon as reasonably practicable, but no later than 45 business days after the time of such obligation to file arises. We agree to use all commercially reasonable efforts (a) to cause the shelf registration statement to become or be declared effective no later than 150 days after the shelf registration statement is filed and (b) use our reasonable best efforts to keep the shelf registration statement effective (other than during any blackout period) until the earlier of two years after the shelf registration becomes effective or such time as all of the applicable notes have been sold thereunder.

We will, in the event that a shelf registration statement is filed, provide to each holder copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the notes has become effective and take certain other actions as are required to permit unrestricted resales of the New Notes. We agree to supplement or make amendments to the shelf registration statement as and when required by the registration form used for the shelf registration statement or by the Securities Act or rules and regulations under the Securities Act for shelf registrations. We agree to furnish to certain holders copies of any such supplement or amendment prior to its being used or promptly following its filing. A holder that sells Original Notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations).

Notwithstanding anything to the contrary in the Registration Rights Agreement, upon notice to the holders of the notes, we may suspend use of the prospectus included in any Shelf Registration statement in the event that and for a period of time, or blackout period, not to exceed an aggregate of 60 days in any twelve-month period if our board of directors determines that there is a valid business purpose for suspension of the Shelf Registration statement.

Special Interest

If we fail to meet the targets listed in the three paragraphs immediately following this paragraph, then additional interest, or Special Interest, shall become payable in respect of the notes as follows (each event referred to in clauses (A) and (B) of each of the numbered paragraphs below constituting a registration default, and each period during which the registration default(s) has occurred and is continuing is a registration default period):

1. if (A) a registration statement on an appropriate registration form with respect to the exchange offer, or the Exchange Offer Registration Statement, is not filed with the SEC on or prior to 120 days after the Closing Date or (B) notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a shelf registration statement and such shelf registration statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after either such required filing date, Special Interest shall accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90 days of the registration default period, at a rate of 0.50% per annum for the second 90 days of the registration default period, at a rate of 0.75% per annum for the third 90 days of the registration default period, and at a rate of 1.0% thereafter for the remaining portion of the registration default period; or

2. if (A) the Exchange Offer Registration Statement is not declared effective by the SEC on or prior to 210 days after the issue date of the Original Notes or (B) notwithstanding that we have consummated or will consummate an Exchange Offer, we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the SEC on or prior to the date required by the Registration Rights Agreement, then, commencing on the day after either such required effective date, Special Interest shall accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90 days of the registration default period, at a rate of 0.50% per annum for the second 90 days of the registration default period, at a rate of 0.75% per annum for the third 90 days of the registration default period, and at a rate of 1.0% thereafter for the remaining portion of the registration default period; or

3. if (A) the exchange offer has not been completed within 45 business days after the initial effective date of the Exchange Offer Registration Statement relating to the exchange offer or (B) any exchange registration statement or shelf registration statement required under the Registration Rights Agreement is filed and declared effective but thereafter is either withdrawn by us or becomes subject to an effective stop order issued pursuant to Section 8(d) of the Securities Act suspending the effectiveness of such registration statement (except as specifically permitted in the Registration Rights Agreement and including any blackout period permitting therein), then Special Interest shall accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90 days of the registration default period, at a rate of 0.50% per annum for the second 90 days of the registration default period, at a rate of 0.75% per annum for the third 90 days of the registration default period, and at a rate of 1.0% thereafter for the remaining portion of the registration default period;

provided, however, (x) that the Special Interest rate on the notes may not accrue under more than one of the foregoing clauses (1)—(3) at any one time and at no time shall the aggregate amount of Special Interest accruing exceed 1.0% per annum and (y) Special Interest shall not accrue under clause (3)(B) above during the continuation of a blackout period; provided, further, however, that (a) upon the filing of the Exchange Offer Registration Statement or a shelf registration statement (in the case of clause (1) above), (b) upon the effectiveness of the Exchange Offer Registration Statement or a shelf registration statement (in the case of clause (2) above), or (c) upon the exchange of New Notes for all notes tendered (in the case of clause (3) (A) above), or upon the effectiveness of the shelf registration statement which had ceased to remain effective (in the case of clause (3) (B) above), Special Interest on the notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

No Special Interest shall accrue with respect to notes that are not Registerable Securities, as defined in the Registration Rights Agreement.

Any amounts of Special Interest due pursuant to clause (1), (2) or (3) above will be payable in cash on the same original interest payment dates as the notes.

Expiration Date; Extensions; Amendment

The term “expiration date” means 12:00 midnight, New York City time, on                     , 2010, which is 20 business days after the commencement of the exchange offer, unless we extend the exchange offer, in which case the term “expiration date” means the latest date to which the exchange offer is extended.

In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will issue a public announcement of the extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right:

(a)	to delay accepting of any Original Notes, to extend the exchange offer or to terminate the exchange offer and not accept Original Notes not previously accepted if any of the conditions set forth under “—Conditions” shall have occurred and shall not have been waived by us, if permitted to be waived by them, by giving oral or written notice of the delay, extension or termination to the exchange agent, or

(b)	to amend the terms of the exchange offer in any manner deemed by them to be advantageous to the holders of the Original Notes.

We will notify you as promptly as practicable of any delay in acceptance, extension, termination or amendment. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner intended to inform the holders of the Original Notes of the amendment. Depending upon the significance of the amendment, we may extend the exchange offer if it otherwise would expire during the extension period. Any such extension will be made in compliance with Rule 14d-4(d) of the Exchange Act.

Without limiting the manner in which we may choose to publicly announce any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise, or otherwise communicate that announcement, other than by making a timely release to an appropriate news agency.

Procedures for Tendering

To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•	have the signatures on the letter of transmittal guaranteed if required by instruction 3 of the letter of transmittal; and

•	mail or otherwise deliver the letter of transmittal or the facsimile in connection with a book-entry transfer, together with the Original Notes and any other required documents.

To be validly tendered, the documents must reach the exchange agent by or before 12:00 midnight New York City time, on the expiration date. Delivery of the Original Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent on or prior to the expiration date.

The tender by a holder of Original Notes will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their brokers, dealers, commercial banks, trust companies or nominees to effect the tender for those holders.

The method of delivery of Original Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent by or before 12:00 midnight, New York City time, on the expiration date. No letter of transmittal or Original Notes should be sent to us.

Only a holder of Original Notes may tender Original Notes in the exchange offer. The term “holder” with respect to the exchange offer means any person in whose name Original Notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

Any beneficial holder whose Original Notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on its behalf. If the beneficial holder wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its Original Notes, either make appropriate arrangements to register ownership of the Original Notes in the holder’s name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States referred to as an “eligible institution,” unless the Original Notes are tendered: (a) by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or (b) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any Original Notes listed therein, those Original Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes that person to tender the Original Notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the Original Notes.

If the letter of transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should indicate that when signing, and unless waived by us, submit evidence satisfactory to us of their authority to act with the letter of transmittal.

All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered Original Notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any Original Notes not properly tendered or any Original Notes our acceptance of which, in the opinion of counsel for us, would be unlawful. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes, must be cured within such time as the we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Original Notes, nor shall any of them incur any liability for failure to give notification. Tenders of Original Notes will not be deemed to have been made until irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holders of Original Notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In addition, we reserve the right in our sole discretion to:

(a)	purchase or make offers for any Original Notes that remain outstanding subsequent to the expiration date or, as set forth under “—Conditions,” to terminate the exchange offer in accordance with the terms of the Registration Rights Agreement; and

(b)	to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

By tendering Original Notes pursuant to the exchange offer, each holder will represent to us that, among other things,

(a)	the New Notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder;

(b)	the holder is not engaged in and does not intend to engage in a distribution of the New Notes;

(c)	the holder has no arrangement or understanding with any person to participate in the distribution of such New Notes; and

(d)	the holder is our “affiliate”, as defined under Rule 405 of the Securities Act, or, if the holder is an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Original Notes at the depository trust company, or DTC, for the purpose of facilitating the exchange offer, and upon the establishment of those accounts, any financial institution that is a participant in DTC’s system may make book-entry delivery of Original Notes by causing DTC to transfer the Original Notes into the exchange agent’s account with respect to the Original Notes in accordance with DTC’s procedures for transfers. Although delivery of the Original Notes may be effected through book-entry transfer into the exchange agent’s account at the DTC, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to the depository trust company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

Holders who wish to tender their Original Notes and

(a)	whose Original Notes are not immediately available or

(b)	who cannot deliver their Original Notes, the letter of transmittal or any other required documents to the exchange agent on or prior to the expiration date, may effect a tender if:

(1)	the tender is made through an eligible institution;

(2)	on or prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the Original Notes, the certificate number or numbers of the Original Notes and the principal amount of Original Notes tendered stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof, together with the certificate(s) representing the Original Notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(3)	the properly completed and executed letter of transmittal, or facsimile thereof, together with the certificate(s) representing all tendered Original Notes in proper form for transfer and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of Original Notes may be withdrawn at any time by or prior to 12:00 midnight, New York City time, on the expiration date.

To withdraw a tender of Original Notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus by 12:00 midnight, New York City time, on the expiration date. Any such notice of withdrawal must:

(a)	specify the name of the depositor, who is the person having deposited the Original Notes to be withdrawn;

(b)	identify the Original Notes to be withdrawn, including the certificate number or numbers and principal amount of the Original Notes or, in the case of Original Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

(c)	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Original Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the Original Notes register the transfer of such Original Notes into the name of the depositor withdrawing the tender; and

(d)	specify the name in which any such Original Notes are being registered if different from that of the depositor.

All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us, and our determination will be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no New Notes will be issued with respect to the Original Notes withdrawn unless the Original Notes so withdrawn are validly retendered. Any Original Notes which have been tendered but which are not accepted for exchange will be returned to their holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Original Notes may be retendered by following one of the procedures described above under “—Procedures for Tendering” at any time on or prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange, any New Notes for any Original Notes, and may terminate or amend the exchange offer on or before the expiration date, if the exchange offer violates any applicable law or interpretation by the staff of the SEC.

If we determine in our reasonable discretion that the foregoing condition exists, we may:

•	refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders;

•

extend the exchange offer and retain all Original Notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered the Original Notes to withdraw their tendered Original Notes; or

•	waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered Original Notes which have not been withdrawn.

If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the holders, and we will extend the exchange offer as required by applicable law.

Pursuant to the Registration Rights Agreement, we are required to file with the SEC a shelf registration statement with respect to the Original Notes as soon as reasonably practicable but no later than the 45th business day after the time such obligation to file arises, as per Section 2(b) of the Registration Rights Agreement and thereafter use all commercially reasonable efforts to cause the shelf registration statement to be declared effective on or prior to the 150th day after the filing date, if:

(1)	the exchange offer is not permitted by law or applicable interpretations of the staff of the SEC; or

(2)	the exchange offer has not been completed within 255 days following the Closing Date; or

(3)	in certain circumstances, certain holders of the registered New Notes so request; or

(4)	in the case of any holder that participates in the exchange offer, such holder does not receive New Notes on the date of the exchange that may be sold without restriction under state and federal securities laws.

Exchange Agent

The Bank of New York Mellon has been appointed as exchange agent for the exchange offer, and is also the trustee under the indenture under which the New Notes will be issued. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to The Bank of New York Mellon, addressed as follows:

By Registered or Certified Mail; Hand or Overnight Delivery:

THE BANK OF NEW YORK MELLON

Corporate Trust operations—Reorg Unit

101 Barclay Street Floor 7E

New York, New York 10286

By Facsimile Transmission:

(Eligible Institutions Only)

(212) 298-1915

Attn: David Mauer

For Information or to Confirm by Telephone Call

(212) 815-3687

Fees and Expenses

We have agreed to bear the expenses of the exchange offer pursuant to the Registration Rights Agreement. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.

We will pay the cash expenses to be incurred in connection with the exchange offer. These expenses include fees and expenses of The Bank of New York Mellon, as exchange agent, accounting and legal fees and printing costs, among others.

Accounting Treatment

The New Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the Original Notes will be amortized over the term of the New Notes.

Consequences of Failure to Exchange

Holders of Original Notes who are eligible to participate in the exchange offer but who do not tender their Original Notes will not have any further registration rights, and their Original Notes will continue to be restricted for transfer. Accordingly, such Original Notes may be resold only:

(a)	to us, upon redemption of the Original Notes or otherwise;

(b)	so long as the Original Notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A, in a transaction meeting the requirements of Rule 144A;

(c)	in accordance with Rule 144 under the Securities Act, or under another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to us;

(d)	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(e)	under an effective registration statement under the Securities Act;

in each case in accordance with any applicable securities laws of any state of the United States.

Regulatory Approvals

We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

Other

Participation in the exchange offer is voluntary and holders of Original Notes should carefully consider whether to accept the terms and condition of this exchange offer. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

BUSINESS

General

We believe that we are the largest coated paper manufacturer in North America, based on production capacity. Coated paper is used primarily in media and marketing applications, such as high-end advertising brochures, direct mail advertising, coated labels, magazines, magazine covers and inserts, catalogs and textbooks. We currently operate 20 paper machines at ten paper mills located in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada. These mills, along with our distribution centers, are strategically located near major print markets, such as New York, Chicago, Minneapolis and Atlanta.

We believe our scale and efficiencies are unmatched within the industry, with annual production capacity of approximately 4.4 million short tons of paper, including approximately 3.2 million short tons of coated paper, approximately 1.0 million short tons of supercalendered and other uncoated paper and approximately 200,000 short tons of specialty paper. Most of our pulp is produced internally in order to reduce the amount of pulp purchased from third parties, and we sell our excess hardwood pulp to third parties in the United States and internationally. This integration helps to insulate us from fluctuations in earnings caused by changes in pulp prices. In addition, energy derived from renewable energy sources, including hydroelectric, biomass and pulp production, helps reduce our dependence on fossil fuels.

We have long-standing relationships with many leading publishers, commercial printers, retailers and paper merchants. Our key customers include Condé Nast Publications, The McGraw-Hill Companies, Meredith Corporation, News America Group, Pearson Education, Rodale Inc. and Time Inc. in publishing; Quad/Graphics, Quebecor World Inc. and R.R. Donnelley & Sons Company in commercial printing; Sears Holdings Corporation and Williams-Sonoma, Inc. in retailing; and paper merchants Lindenmeyr, a division of Central National-Gottesman Inc., Unisource Worldwide, Inc. and xpedx, a division of International Paper Company. Key customers for specialty paper products include Avery Dennison Corporation and Vacumet Corp.

Acquisition of SENA

On December 21, 2007, NewPage acquired all of the issued and outstanding common stock of SENA from SEO. We acquired SENA in order to expand our business platform, serve our customers more efficiently and capture significant synergies between the two businesses. The Acquisition more than doubled our production capacity and broadened our product line. The Acquisition added SENA’s mills to NewPage’s existing group of mills, enhanced our market position by expanding our paper offerings to include light-weight and ultra light-weight coated paper, and added complementary supercalendered paper and specialty paper products. In connection with the Acquisition, SEO acquired approximately 20% of the equity in NewPage Group.

We anticipate generating annualized synergies as a result of the Acquisition of approximately $265 million. We completed our integration activities during the third quarter of 2009, at which time we had achieved approximately $200 million of annual synergies. Full realization of the synergies from anticipated incremental available capacity has been delayed in part by the recent industry-wide slowdown in both demand and volume. The remaining synergies are expected to be realized when our paper machines return to running at historical operating patterns with a beneficial grade mix. See “Risk Factors—Risks Relating to our Business—We may not realize the anticipated benefits of the Acquisition.”

Industry Overview

In North America, coated papers are classified by brightness and are graded as No.1 through No. 5, with No. 1 being the brightest. No. 1 through No. 3 papers are typically coated freesheet grades while No. 4 and No. 5 papers are predominantly coated groundwood grades. Coated groundwood grades, as well as uncoated supercalendered grades, are the preferred grades for catalogs, magazines and advertising inserts, while coated freesheet grades are usually used in commercial print applications, magazine covers and educational textbooks. We manufacture and market a full range of coated paper across these grades, as well as supercalendered and various specialty papers. We have the capability to switch a portion of our production between coated freesheet and coated groundwood paper and between coated groundwood and uncoated supercalendered paper in order to meet the needs of our customers. RISI forecasts the average price of grade No. 3, 60-pound coated paper to decrease to $947 per ton in 2009 from $1,050 per ton in 2008 and the average price of grade No. 4, 50-pound coated paper to decrease to $897 per ton in 2009 from $1,032 per ton in 2008. RISI forecasts the average prices of both grades to begin to increase in 2010 and remain strong through 2014.

Coated paper demand is primarily driven by advertising and print media usage. Advertising spending and magazine and catalog circulation have historically tended to be correlated with the gross domestic product (“GDP”) in the U.S. According to RISI, U.S. GDP is expected to decline 2.8% in 2009 before growing 1.9% in 2010 and averaging 3.0% annual growth between 2011 and 2014. RISI estimates that North American demand for coated paper declined 14% in 2008 in comparison to 2007. According to RISI, North American coated paper demand declined 30% in the first half of 2009 compared to the same period in 2008 as a result of decreased advertising spending and magazine and catalog circulation. North American coated paper demand is projected by RISI to decline by 10% for the second half of 2009 compared to the second half of 2008 and increase by 4% in 2010 compared to 2009.

Since 2000, the North American coated paper industry has experienced substantial consolidation. According to RISI, 80% of the coated paper capacity in North America in 2000 was attributable to ten manufacturers. By 2008, five manufacturers were attributed with 80% of North American coated capacity. Since January 2008, mills and machines in North America with gross coated paper capacity of approximately 2.0 million tons have been shuttered or switched to other grades, resulting in improved alignment of supply and demand, which is closely linked to pricing.

In North America, coated paper supply is determined by both local production and imports, principally from Europe and Asia. According to RISI, total coated paper imports into North America declined slightly to 19% in 2007 and 2008, compared to 20% of total coated paper purchases in 2006. This decline was due in part to less favorable exchange rates for foreign producers, higher ocean-going freight costs and lower U.S. demand and prices in 2008. RISI projects coated paper imports into North America will account for 18% of demand in 2009 and 2010, and increase to 19% for the years 2011 through 2014. However, the mix of imports has changed dramatically since 2008. According to data published by the U.S. International Trade Commission, imports of coated paper from China increased substantially during the first seven months of 2009 compared to the first seven months of 2008, while imports of coated paper from Korea and Europe declined during that same period.

According to RISI, operating rates for North American coated paper manufacturers, which are a function of North American supply and demand, rose from 86% in 2001 to 90% in 2008, as shipments increased more than capacity during this time period. RISI projects the average coated paper operating rate will decline in 2009 to 79% as a result of lower demand. RISI projects the average coated paper operating rate will improve in 2010 to 88% and settle at an average of 90% from 2011 through 2014.

From June 2004 to September 2008, coated paper prices in the United States generally rose due to a combination of increased demand and reduced North American capacity resulting from capacity rationalization. Our weighted-average coated paper prices rose from $797 per ton in 2004 to $995 per ton for the fourth quarter of 2008. However, the recent decline in demand has resulted in some price pressure and our weighted-average coated paper prices declined to $891 per ton in the third quarter of 2009. We believe that some of the decline in pricing resulted from producers passing on the benefits of the alternative fuel mixture credit to customers.

As a result of the expiration of annual customer price caps and price increases announced in the fourth quarter of 2007, U.S. market prices increased approximately $115 per ton for coated groundwood paper and

$120 per ton for coated freesheet paper from December 2007 through October 2008, which is the most recent peak. Since the peak in October 2008, U.S. market prices decreased approximately $205-235 per ton for coated groundwood paper and approximately $185 per ton for coated freesheet paper through October 2009. When coated paper manufacturers announce price increases, they generally take effect over a period of time. Whether a price increase is successful depends on supply, demand and other competitive factors in the marketplace.

Business Strategy

The key elements of our strategy include the following:

Maintain core focus on coated paper business. We believe we are one of the most efficient coated paper manufacturers in North America. We believe that by focusing primarily on coated paper, we are able to reduce operating costs, generate greater economies of scale and provide a higher level of customer service. Additionally, with our geographic locations and size of facilities, we are able to reduce delivery costs and provide larger shipment sizes. With the Acquisition, we extended our product breadth into light-weight and ultra light-weight coated groundwood papers and added volume to our existing coated paper grades. The Acquisition also added capacity of supercalendered uncoated groundwood papers, a complementary lower cost alternative to coated paper primarily for magazines, catalogs and retail inserts.

Continue to reduce costs through synergies and further productivity improvements. We anticipate generating annualized synergies as a result of the Acquisition of approximately $265 million. We completed our integration activities during the third quarter of 2009, at which time we had achieved approximately $200 million of annual synergies. Full realization of the synergies from anticipated economies of scale have been delayed somewhat by the recent slowdown in demand and volume. The remaining synergies are expected to be realized when our paper machines return to running at historical operating patterns with a beneficial grade mix. In addition, over the last several years, we have significantly reduced our costs by consolidating operations and focusing on operational efficiency. During 2008, we announced restructuring plans that included the shutdown in 2008 and early 2009 of six of our less efficient, higher cash cost paper machines, as well as selected headcount reductions. Since 2000, we have implemented best practices across our mill system and have focused on maximizing overall profitability, rather than on a mill-by-mill basis. According to RISI, for the third quarter of 2009, our cash cost per ton excluding delivery represented an advantage of 5%, or $26 per ton, over the North American average. This is lower than our historical cost advantage due to low pulp prices, which disproportionately benefit non-integrated paper producers. As pulp prices return to third quarter 2008 levels, we expect our cash cost advantage to return to the levels attained in the third quarter of 2008, during which RISI estimated that we had a cash cost per ton advantage of 13%, or $77 per ton, excluding delivery. Over the past three years, we have also invested heavily in our Lean Six Sigma initiatives to improve the operating efficiency and productivity of our mills. We believe that the synergies resulting from the Acquisition, Lean Six Sigma initiatives and selective high return capital projects will enhance our ability to further decrease production costs per ton and to increase operating cash flow and margins.

Enhance product mix to improve margins and earnings. We continue to seek opportunities to increase sales of higher-margin grades of coated paper, such as higher-end grades of coated papers and ultra light-weight coated groundwood papers. We intend to implement this strategy by pursuing increased sales to our existing customers as well as to new customers, in particular printers, publishers and paper merchants. For example, as part of our initiative to enhance product mix, from 2005 to 2007, we increased net sales of our caliper papers, which are higher-end grades of coated paper used largely in direct mail applications, by approximately 40%.

Further improve cash flow and return on capital. Since the inception of our company, we have focused on increasing our cash flow and our return on capital, including through the strategy initiatives discussed above. We also adopted and have continued to implement a capital expenditure plan that is focused on attractive investment projects. In addition, we believe, based on our current business plans, capital structure, tax position and existing tax law, that we will not be required to pay material U.S. federal income taxes prior to 2013. We believe that our current productivity initiatives and the synergies and mill closures described herein, coupled with favorable pricing projections for coated paper, will enhance our ability to generate cash flow and improve our return on capital. We intend to use our excess cash flow to repay debt and finance continued improvements in our operations.

Business Strengths

We believe that our core strengths include the following:

Largest North American manufacturer of coated paper products. Our mills have a total annual production capacity of approximately 4.4 million short tons of paper. We represented approximately 35% of 2008 North American coated paper production capacity, according to RISI. The Acquisition enhanced our market position by expanding our paper offerings to include light-weight and ultra light-weight coated paper and added complementary offerings in supercalendered paper and specialty paper products. We believe that our broad product portfolio, well-known brands and service will help us to remain a leading supplier of coated paper products.

Well positioned to benefit from up-turn in the industry cycle. We believe that we are well positioned to benefit from an up-turn in the coated paper industry as a result of our product breadth and long-standing customer relationships. In 2008, we shut down paper machines and mills that resulted in the permanent reduction of approximately 1.1 million tons of coated paper capacity. Since January 2008, other manufacturers have also announced North American capacity reductions totaling approximately 900,000 tons, resulting in a total reduction of approximately 2.0 million tons of coated paper capacity in North America since January 2008.

Significant, well-invested asset base. We have a significant asset base and some of our paper machines are among the newest in North America. Since 2000, NewPage and its predecessor have invested over $700 million in our mills. In addition, SENA invested approximately $700 million in its business during the same period prior to the Acquisition. We have also improved our cost position by consistently closing higher cost facilities. As a result of these investments, we believe that our paper mills are among the most efficient in the industry, enabling us to more efficiently serve our customers.

Attractive cost position coupled with further profit improvement initiatives. As of the third quarter of 2009, 90% of our non-specialty coated paper machines were in the top 20% of efficiency of all non-specialty coated paper machines in North America, Europe and Asia based on the cash cost of delivered product to Chicago, as reported by RISI. We have significantly reduced, and intend to continue to reduce, our costs through our award-winning Lean Six Sigma initiatives, high return capital projects, economies of scale with respect to our central services and ensuring that orders are filled using the most cost effective machines. We believe that we will be able to further enhance our operating efficiency and profitability as a result of the initiatives described above, additional synergies associated with the Acquisition, our ability to generate internally a substantial portion of our energy needs and adjust our mix of externally and internally sourced energy and our production of low cost pulp through our integrated pulp operations.

Strong relationships with key customers. We have long-standing relationships with many leading publishers, paper merchants, commercial printers and retailers. We believe our sales strategy, which includes both direct sales to our larger customers and sales to merchants, who then resell our products, has reduced sales costs and enhanced customer service. Our relationships with our five largest customers, which contributed approximately half of our net sales for 2008, average over 39 years. We seek to continue to enhance our relationships with our key customers by providing them with a high level of value-added customer service.

Efficient and integrated supply chain. We believe that the location of our mills and distribution centers near major print markets, such as New York, Chicago, Minneapolis and Atlanta, affords us the ability to more quickly and cost-effectively deliver our products to those markets. In addition, we believe that our fully-implemented integrated enterprise resource planning, or ERP, system enables us to run our operations cost-effectively through better planning of manufacturing runs and tracking of costs and inventory. Our ERP system also enhances our customer service, because it gives many of our customers the ability to order products and to track the real-time progress of their orders online. As part of the reorganization plan associated with the Acquisition, we migrated the SENA mills to our existing ERP system and integrated SENA’s order management, purchasing, inventory and finance information systems with our existing systems.

Experienced management team with proven track record. Our senior management team averages approximately 14 years of experience in the paper and forest products industry, and several members of our management team were responsible for the successful integration of Mead and Westvaco into a stand-alone business, which has resulted in an improved cost structure and meaningful cash flow increases. Our executive chairman, Mark A. Suwyn, who has been with our Company since 2005, previously was the chairman and chief executive officer of Louisiana-Pacific Corporation, a building product materials manufacturing company that he headed from 1996 to 2004. Prior to Louisiana-Pacific, Mr. Suwyn served as an executive vice president at International Paper. Our president and chief executive officer, Richard D. Willett, Jr., was president and chief operating officer of NewPage from 2006 to 2009 and had 13 years of broad management experience with General Electric Company followed by three years with Teleglobe International Holdings, where he was chief financial officer and, subsequently, chief operating officer. At Teleglobe, Mr. Willett led a major restructuring, cost reduction and acquisition effort. In addition to strong general management skills, Mr. Willett brings extensive leadership experience in disciplined cost management and process management initiatives such as Lean Six Sigma.

Products

Our portfolio of paper products includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. Specialty papers are primarily used in labels and packaging. We offer the broadest coated paper product selection of any North American paper manufacturer. We also sell uncoated paper and market pulp. Our brands are some of the most recognized brands in the industry. Substantially all of our 2008 sales were within North America and approximately 93% were within the United States. Our principal product is coated paper, which represented approximately 81%, 92% and 93% of our net sales for the years ended December 31, 2008, 2007 and 2006.

Coated Paper

We believe that we are the largest coated paper manufacturer in North America based on production capacity. As of December 31, 2008, our mills have total annual production capacity of approximately 3.2 million short tons of coated paper. Coated paper is used primarily in media and marketing applications, including corporate annual reports, high-end advertising brochures, magazines, catalogs and direct mail advertising. Coated paper has a higher level of smoothness than uncoated paper. Increased smoothness is typically achieved by applying a clay-based coating on the surface of the paper and processing that paper under heat and pressure. As a result, coated paper achieves higher reprographic quality and printability.

Coated paper consists of both coated freesheet and coated groundwood, which generally differ in price and quality. The chemically-treated pulp used in freesheet applications produces brighter and smoother paper than the mechanical pulp used in groundwood papers. Coated freesheet papers comprised 56% of the coated paper we produced in 2008. We produce coated freesheet papers in No. 1, No. 2 and No. 3 grades for higher-end uses such as corporate annual reports and high-end advertising, as well as coated one-side paper (C1S), which is used primarily for label and specialty applications.

Coated groundwood papers, which represented 44% of the coated paper we produced in 2008, are typically lighter and less expensive than our coated freesheet products. We produce coated groundwood papers in No. 3, No. 4 and No. 5 grades for use in applications requiring lighter paper stock such as magazines, catalogs and inserts.

Each of the paper grades that we manufacture are produced in a variety of weights, sizes and finishes. The coating process changes the gloss, ink absorption qualities, texture and opacity of the paper to meet each customer’s performance requirements. Most of the coated paper that we manufacture is shipped in rolls, with the rest cut into sheets.

Supercalendered Paper

Supercalendered paper is uncoated paper with pigment filler passed through a supercalendering process in which alternating steel and cotton-covered rolls “iron” the paper, giving it a gloss and smoothness similar to coated paper. Our supercalendered paper is primarily used for magazines, catalogs, advertisements, inserts and flyers. We produce supercalendered paper primarily in SC-A and SC-A+ grades.

Newsprint Paper

Newsprint paper is uncoated groundwood paper used primarily for printing daily newspapers and other publications. We are a niche supplier of newsprint paper serving the North American and select international markets in the publishing and printing industry for major end-uses such as inserts/fliers for retail customers.

Specialty Paper

Specialty paper consists of both coated and uncoated paper designed and produced to meet the specific packaging, printing and labeling needs of customers with diverse and specialized paper needs. Specialty papers consist of two primary product lines: technical papers and packaging papers.

Technical papers consist of face papers, thermal transfer, direct thermal base papers and release liners for use in self-adhesive labels. Packaging papers are designed to protect, transport and identify a wide range of products.

Flexible packaging papers are often used as part of a multilayer package construction, in combination with film, foil, extruded coatings, board and other materials. For example, flexible packaging papers are used in pouch, lidding, bag, tobacco packaging and spiral can applications.

Other Products

We also produce uncoated paper to enhance our manufacturing efficiency by filling unused capacity, such as when we have excess capacity on a paper machine but not on a coater. Uncoated paper typically is used for business forms and stationery, general printing paper and photocopy paper. We primarily sell uncoated paper to paper merchants, business forms manufacturers and converters.

Manufacturing

We operate 20 paper machines at ten paper mills located in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada. All of these paper mills are at least partially-integrated mills, meaning that they produce paper, pulp and energy. Most of the energy produced at these mills is for internal use. As of December 31, 2008, our mills have total annual production capacity of approximately 4.4 million short tons of paper, including approximately 3.2 million short tons of coated paper, approximately 1 million short tons of uncoated paper and approximately 200,000 short tons of specialty paper. With the exception of our Port

Hawkesbury, Nova Scotia mill, substantially all of our long-lived assets are located within the United States. The following table lists the paper products produced at each of our mills, as well as each mill’s approximate annual paper capacity, as of September 30, 2009.

Mill Location	Products	Paper Capacity (short tons/year)
Biron, Wisconsin	Coated paper	400,000
Duluth, Minnesota	Supercalendered paper	260,000
Escanaba, Michigan	Coated and uncoated paper	790,000
Luke, Maryland	Coated and specialty paper	530,000
Port Hawkesbury, Nova Scotia	Supercalendered paper and newsprint	590,000
Rumford, Maine	Coated and specialty paper	570,000
Stevens Point, Wisconsin	Specialty paper	170,000
Whiting, Wisconsin	Coated paper	260,000
Wickliffe, Kentucky	Coated, specialty and uncoated paper	310,000
Wisconsin Rapids, Wisconsin	Coated paper	520,000

During 2008, we announced restructuring plans which included the shutdown of six of our less efficient, higher cash cost paper machines. We closed the No. 11 paper machine in Rumford, Maine in February 2008, the No. 95 paper machine in Kimberly, Wisconsin in May 2008, the Niagara, Wisconsin paper mill, which included two paper machines, in June 2008 and the Kimberly, Wisconsin mill, which included the two remaining paper machines, in September 2008. We have reallocated production of paper grades across our remaining combined machine base, resulting in the operation of machines in narrower ranges of paper grades around their peak production. In addition, as of December 31, 2008 we ceased substantially all production at our Chillicothe, Ohio converting facility and have transferred production to our remaining two converting facilities in Luke, Maryland and Wisconsin Rapids, Wisconsin. We completed the shutdown of this facility in February 2009. As a result of the restructuring activities undertaken, we have reduced our overall workforce by approximately 8% as of December 31, 2008 as compared to December 31, 2007.

Through reallocation of production among our combined mills, we are producing products in closer proximity to our customers to reduce lowering freight costs. In addition, we continue to implement best practices across our combined mill system and focus on increasing our overall profitability, rather than independently at each individual mill.

Since 2000, over $1.4 billion of capital expenditures have been invested in our paper mills currently in operation, to build, maintain and update facilities and equipment, enhance product mix, lower costs and meet environmental requirements. These upgrades also included an upgrade of our papermaking technology to support our high-end coated grade lines.

In addition to the restructuring actions described above, over the last several years, we have significantly reduced our costs by consolidating operations and focusing on operational efficiency. We reduced our salaried headcount by approximately 28% and our hourly headcount by approximately 20% from 2002 to the time of the Acquisition in December 2007. From January 2002 to the time of the Acquisition, we shut down six paper machines, closed one paper mill and reduced maintenance costs by improving our annual maintenance shutdown procedures. From August 2000 to the time of the Acquisition, SENA reduced salaried headcount by approximately 38% and hourly headcount by approximately 40%. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Anticipated Synergies of the Acquisition and Integration of the Business.”

The first step in the production of paper is to produce pulp from wood. Pulp for groundwood and supercalendered paper is produced using a mechanical or thermo-mechanical process. Pulp for freesheet paper is produced by placing wood chips that are mixed with various chemicals into digester “cooking” vessels. The pulp is then washed and bleached. To turn the pulp into paper, it is processed through a paper machine. Hardwood and softwood pulp is blended based on the desired paper characteristics.

To produce coated paper, uncoated paper is put through a coating process. Our mills have both on-machine coaters, which are integrated with the paper machines, and separate off-machine coaters. On-machine coaters generally are considered to be more efficient, while off-machine coaters generally are considered to have more flexibility. After the coating process is complete, the coated paper is slit and wound into rolls to be sold to customers. We also have converting facilities at which we convert some of these rolls into sheets.

Paper machines are large, complex systems that operate more efficiently when operated continuously. Paper machine production and yield decline when a machine is stopped for any reason, including taking market downtime. Therefore, we organize our manufacturing processes so that our paper machines and most of our paper coaters run almost continuously throughout the year. Some of our paper machines also offer the flexibility to change the type of paper produced on the machine, which allows easier matching of production schedules and seasonal and geographic demand swings.

Paper production is energy intensive. During 2008, we produced approximately 45% of our energy requirements by means of our mill-generated fuels, which included “black liquor,” wood waste and bark. For further information concerning “black liquor,” see “Risk Factors—Risks Relating to our Business—The alternative fuel mixture tax credit provided by the U.S. government may be amended in a manner that eliminates or reduces the benefits of the tax credit for pulp and paper companies.” The energy we purchased from outside suppliers consisted of a portion of our electricity, natural gas, fuel oil, steam, petroleum coke, tire-derived fuel, wood waste and coal. The majority of our coal needs are purchased under long-term supply contracts, while the other purchased fuels are priced based on current market rates.

Our wholly-owned subsidiary, Consolidated Water Power Company, or CWPCo, provides energy to our mills in central Wisconsin. CWPCo has 33.3 megawatts of generating capacity on 39 generators located in five hydroelectric plants on the Wisconsin River. CWPCo is a regulated public utility and also provides electricity to a small number of other residential, light commercial and light industrial customers.

We also are the general partner and have a 30% investment in Rumford Cogeneration Company L.P., a joint venture created to generate power for us at our Rumford mill and for public sale. We have an option through 2014 to purchase all of our co-investors’ interests in the partnership.

Raw Materials and Suppliers

Pulp and wood fiber are the primary raw materials used in making paper. Pulp is the generic term that describes the cellulose fiber derived from wood. These fibers may be separated by mechanical, thermo-mechanical or chemical processes. The processes we use at our mills to produce pulp for freesheet paper involve removing the glues, which bind the wood fibers, to leave cellulose fibers. We use most of our pulp production internally to reduce the amount of pulp purchased from third parties. We sell our excess hardwood pulp, which we refer to as market pulp, to third parties in the United States and internationally.

The primary sources of wood fiber are timber and its byproducts, such as wood chips. We are a party to various fiber supply agreements to supply our mills with hardwood, softwood, aspen pulpwood and wood chips. These agreements require the counterparty to sell to the mills, and require the mills to purchase, a designated minimum number of tons of pulpwood and wood chips during the specified terms of the arrangement, which have various expiration dates from December 31, 2009 to December 31, 2053. The annual purchase requirement under these agreements is approximately 3 million tons in 2009, approximately 2 million tons per year from 2010 to 2015, approximately 1 million tons per year from 2016 to 2020 and approximately 250,000 tons per year from 2021 to 2026. In 2020, all of the agreements terminate with the exception of the agreement with respect to the Rumford mill, which terminates in 2053. For all of the pulpwood agreements, we may purchase a substantial portion of any additional pulpwood harvested by the counterparty during each year. The prices to be paid under these agreements are determined by formulas based upon market prices in the relevant regions and are subject to periodic adjustments based on procedures stipulated in each agreement. The amount of timber we receive under these agreements has varied, and is expected to continue to vary, according to the price and supply of wood fiber for sale on the open market and the harvest levels the timberland owners deem appropriate in the management of the timberlands.

Our Port Hawkesbury, Nova Scotia mill operates a woodlands unit which manages approximately 1,500,000 acres of land licensed from the Province of Nova Scotia and 59,000 acres of land we own in Nova Scotia. All wood harvested from the licensed lands must be used in our Port Hawkesbury mill unless otherwise agreed to by the Province of Nova Scotia. The license is for a 50 year period, renewable every 10 years, and currently expires in July 2051. The license may be terminated by the Province of Nova Scotia if the Port Hawkesbury mill is not operational for a continuous period of two years.

We seek to fulfill substantially all of our wood needs with timber that is harvested by professional loggers trained in certification programs that are designed to promote sustainable forestry. We do not accept wood from old growth forests, forests of exceptional conservation value or rainforests. We do not accept illegally harvested or stolen wood. We have formally notified our outside wood chip suppliers that we expect their wood supply will be produced by trained loggers in compliance with sustainable forestry principles. Our goal is to ensure that sustainable forestry-trained loggers are used to supply essentially all of the wood to our mills. We oppose and, through our participation in the American Forest and Paper Association, World Resources Institute and other organizations, are working to stop illegal logging in the United States and worldwide.

Chemicals used in the production of paper include latex and starch, which are used to affix coatings to paper; calcium carbonate, which brightens paper; titanium, which makes paper opaque; and other chemicals used to bleach or color paper. We purchase these chemicals from various suppliers and are not dependent on a single supplier for any of these chemicals, although some specialty chemicals are available only from a small number of suppliers.

Customers

We have long-standing relationships with many leading publishers, commercial printers, retailers and paper merchants. Our ten largest customers accounted for approximately half of our net sales for 2008. Our key customers include Condé Nast Publications, The McGraw-Hill Companies, Meredith Corporation, News America Group, Pearson Education, Rodale Inc. and Time Inc. in publishing; Quad/Graphics, Quebecor World Inc. and R.R. Donnelley & Sons Company in commercial printing; Sears Holdings Corporation and Williams-Sonoma, Inc. in retailing; and paper merchants Lindenmeyr, a division of Central National-Gottesman Inc., Unisource Worldwide, Inc. and xpedx, a division of International Paper Company. Key customers for specialty paper products include Avery Dennison Corporation and Vacumet Corp.

During 2008, xpedx accounted for 21% of net sales. No other customer accounted for more than 10% of our 2008 net sales.

Sales, Marketing and Distribution

We sell our paper products primarily in the United States and Canada, using three sales channels:

•	direct sales, which consist of sales made directly to end-use customers, primarily large companies such as publishers, printers and retailers

•	merchant sales, which consist of sales made to paper merchants, who in turn sell to end-use customers

•	specialty sales, which consist of sales made to packaging and label manufacturers

Across the three channels of our sales network, sales professionals are compensated with a salary and bonus plan based on account profitability and individual assignments. As part of our customer service, we seek to provide value-added services to customers. For example, within the merchant channel, we work closely with customers to meet specifications and to utilize joint marketing efforts when appropriate.

We also emphasize technical support as part of our commitment to customers. We seek to enhance efficiency for customers by enabling them to interact with us online, including through order access, planning, customer data exchange and consumption estimation tools.

The locations of our paper mills and distribution centers also provide certain logistical advantages as a result of their close proximity to several major print markets, including New York, Chicago, Minneapolis and Atlanta, which affords us the ability to more quickly and cost-effectively deliver our products to those markets. We have two major distribution facilities located in Bedford, Pennsylvania and Sauk Village, Illinois. In total, we own two warehouses and lease space in approximately 50 warehouses owned by third parties. Paper merchants also provide warehouse and distribution systems to service the needs of commercial print customers. We use third parties to ship our products by truck and rail. In addition, we utilize integrated tracking systems that track all of our products through the distribution process. Customers can access order tracking information over the internet. Most of our products are delivered directly to printers or converters, regardless of sales channel.

Competition

The North American paper industry is highly competitive. We compete based on a number of factors, including price, product availability, quality, breadth of product offerings, customer service and distribution capabilities. When a coated paper manufacturer announces a price increase, it generally takes effect over time. Whether a price increase is successful depends on supply, demand and other competitive factors in the marketplace.

Our primary competitors for coated paper are AbitibiBowater Inc., Sappi Limited, UPM-Kymmene Corporation and Verso Paper, Inc. Our primary competitors for supercalendered paper are AbitibiBowater Inc., Catalyst Paper Corporation and Irving Paper Ltd. Our primary competitors for newsprint are AbitibiBowater Inc. and Catalyst Paper Corporation.

The competition in the specialty paper category is diverse and highly fragmented, varying by product end use. Our primary competitors for specialty paper products are Appleton Coated LLC, Boise Cascade LLC, Dunn Paper Inc., Fraser Papers Inc., International Paper Company, UPM-Kymmene Corporation and Wausau Paper Corp.

Some of our competitors have greater financial and other resources than we do or may be better positioned than we are to compete for certain opportunities. We also believe that our competitors in China and Indonesia have been selling their products in our markets at less than fair value and have been subsidized by their governments. In September 2009, NewPage, along with two other U.S. paper producers and the United Steelworkers, filed antidumping and countervailing duty petitions with the U.S. Department of Commerce and the U.S. International Trade Commission alleging that manufacturers of certain coated paper in China and Indonesia are dumping their products in the United States and that these manufacturers have been subsidized by their governments in violation of U.S. trade laws. The petitions also allege that the U.S. industry producing comparable coated paper is being injured as a result of unfairly traded imports from these countries. The U.S. International Trade Commission, by unanimous vote on November 6, 2009, determined that there is reasonable indication that the U.S. industry is being materially injured by unfairly traded Chinese and Indonesian imports. As a result, the U.S. Department of Commerce will proceed with a full investigation of coated paper imports from China and Indonesia. It is expected that the Department of Commerce will issue their preliminary determinations by early 2010. The cases are expected to take about a year to complete.

Information Technology Systems

We use integrated information technology systems that help us manage our product pricing, customer order processing, customer billing, raw material purchasing, inventory management, production controls and shipping management, as well as our human resources management and financial management. Our information technology systems utilize principally third-party software. As part of the reorganization plan associated with the Acquisition, we migrated the acquired mills to our existing ERP system and integrated NPCP’s order management, purchasing, inventory and finance information systems with our existing systems and completed this action during the third quarter of 2009.

Intellectual Property

In general, paper production does not rely on proprietary processes or formulas, except in highly specialized or custom grades. We hold foreign and domestic patents as a result of our research and product development efforts and also have the right to use certain other patents and inventions in connection with our business. We also own registered trademarks for some of our products. Although, in the aggregate, our patents and trademarks are important to our business, financial condition and results of operations, we believe that the loss of any one or any related group of intellectual property rights would not have a material adverse effect on our business, financial condition or results of operations.

Employees

As of September 30, 2009, we had approximately 7,600 employees. Approximately 70% of our employees were represented by labor unions, principally by the United Steelworkers, the International Brotherhood of Electrical Workers, the Communications, Energy and Paperworkers Union of Canada (CEP), the International Association of Machinists and Aerospace Workers and the United Association of Journeymen and Apprentices of the Plumbing and Pipefitting Industry of the United States and Canada.

We have 17 collective bargaining agreements expiring at various times through December 1, 2012. Approximately 925 employees at the Escanaba, Michigan mill are covered under three contracts that expired in June and July of 2008 and are currently under renegotiation. In addition, one contract covering approximately 50 employees at the Luke, Maryland mill expired January 15, 2009 and is currently under renegotiation. Three contracts covering an aggregate of approximately 550 employees at our Port Hawkesbury, Nova Scotia mill expired on May 31, 2009. The unions at this mill engage in pattern bargaining, which means that they negotiate a new contract with one industry participant before negotiating with others. The unions currently are negotiating with another paper company and have not yet begun negotiations with us.

We have not experienced any significant work stoppages or employee-related problems that had a material effect on our operations over the last five years. We consider our employee relations to be good. Our Port Hawkesbury, Nova Scotia mill was closed from December 2005 until October 2006, before our ownership of the mill, due to a labor dispute.

Environmental and Other Governmental Regulations

Our operations are subject to federal, state, provincial and local environmental laws and regulations in the United States and Canada, such as the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or CERCLA. Among the activities subject to environmental regulation are the emissions of air pollutants; discharges of wastewater and stormwater; generation, use, storage, treatment and disposal of, or exposure to, materials and waste; remediation of soil, surface water and ground water contamination; and liability for damages to natural resources. In addition, we are required to obtain and maintain environmental permits and approvals in connection with our operations. Many environmental laws and regulations provide for substantial fines or penalties and criminal sanctions for failure to comply with orders and directives requiring that certain measures or actions be taken to address environmental issues.

Certain of these environmental laws, such as CERCLA and analogous state and foreign laws, provide for strict liability, and under certain circumstances joint and several liability, for investigation and remediation of releases of hazardous substances into the environment, including soil and groundwater. These laws may apply to properties presently or formerly owned or operated by or presently or formerly under the charge, management or control of an entity or its predecessors, as well as to conditions at properties at which wastes attributable to an entity or its predecessors were disposed. Under these environmental laws, a current or previous owner or operator of real property or a party formerly or previously in charge, management or control of real property, and parties that generate or transport hazardous substances that are disposed of at real property, may be held liable for the cost to investigate or clean up that real property and for related damages to natural resources.

We handle and dispose of wastes arising from our mill operations, including by the operation of a number of landfills. We may be subject to liability, including liability for investigation and cleanup costs, if contamination is discovered at one of these mills, landfills, or at another location where we have disposed of, or arranged for the disposal of, waste. While we believe, based upon current information, that we are in substantial compliance with applicable environmental laws and regulations, we could be subject to potentially significant fines or penalties for failing to comply with environmental laws and regulations. MeadWestvaco and SEO have separately agreed to indemnify us for certain environmental liabilities related to the properties acquired from them, subject to certain limitations. We agreed to indemnify the purchaser of our carbonless paper business for certain environmental liabilities, subject to certain limitations.

Compliance with environmental laws and regulations is a significant factor in our business. We incurred capital expenditures of $1 million in 2008 in order to maintain compliance with applicable environmental laws and regulations and to meet new regulatory requirements. We do not expect to incur any environmental capital expenditures in 2009. Environmental compliance may require significant capital or operating expenditures over time as environmental laws or regulations, or interpretation thereof, change or the nature of our operations require us to make significant additional expenditures.

Our operations also are subject to a variety of worker safety laws in the United States and Canada. The Occupational Safety and Health Act, U.S. Department of Labor Occupational Safety and Health Administration regulations and analogous state and provincial laws and regulations mandate general requirements for safe workplaces for all employees. We believe that we are operating in material compliance with applicable employee health and safety laws.

Properties

Our Corporate headquarters is located in Miamisburg, Ohio. We own the mills where we produce our paper products and own the converting facilities where we convert rolls of paper to sheets. We believe that we have sufficient capacity at our manufacturing facilities to meet our production needs for the foreseeable future. In addition, we lease space or have third-party arrangements to utilize space in approximately 50 distribution facilities. All of our owned facilities (except those owned by CWPCo) are pledged as collateral under our various debt agreements. The following table lists the purpose of each of our significant facilities, as well as whether the facility is owned or leased:

Location	Purpose	Owned or Leased/Expiration
Miamisburg, Ohio	Corporate Headquarters	Leased/2017
Biron, Wisconsin	Paper Mill	Owned
Duluth, Minnesota	Paper Mill	Owned
Escanaba, Michigan	Paper Mill	Owned
Luke, Maryland	Paper Mill	Owned
Luke, Maryland	Warehouse & Converting	Owned
Port Hawkesbury, Nova Scotia	Paper Mill	Owned
Rumford, Maine	Paper Mill	Owned
Stevens Point, Wisconsin	Paper Mill	Owned
Whiting, Wisconsin	Paper Mill	Owned
Wickliffe, Kentucky	Paper Mill	Owned
Wisconsin Rapids, Wisconsin	Paper Mill, Warehouse & Converting	Owned

Legal Proceedings

In 1998 and 1999, the EPA issued Notices of Violation, or NOVs, to eight paper industry facilities, including our Luke, Maryland mill, alleging, among other things, violation of certain Prevention of Significant Deterioration, or PSD, regulations under the Clean Air Act. In 2000, an enforcement action was brought in Federal District Court in Maryland against the predecessor of MeadWestvaco, asserting that the predecessor did not obtain PSD permits or install required pollution controls in connection with capital projects carried out in the 1980s at the Luke mill. The complaint sought penalties of up to $27,500 per day for each claimed violation together with the installation of additional air pollution control equipment. During 2001, the court granted MeadWestvaco’s motion for partial dismissal and dismissed the EPA’s claims for civil penalties under the major counts of the complaint. In October 2005, the parties made their closing arguments on Phase I of this case, and each has filed for summary judgment in its favor. The court has not ruled on these motions. MeadWestvaco has agreed to indemnify us for certain liabilities under these claims. MeadWestvaco will not indemnify us for litigation losses arising from the design, installation or construction of a scrubber-compliant baghouse, to the extent these costs constitute capital spending under the agreement pursuant to which we acquired the printing and papers business from MeadWestvaco. In addition, MeadWestvaco will not indemnify us for litigation losses resulting from any increased operation costs at our Luke mill unless those costs exceed $2 million annually within five years after resolution of the claims. If we incur liability for this lawsuit and we are unable to obtain indemnification from MeadWestvaco, we may incur substantial costs, which may include costs in connection with the penalties and the installation of additional pollution control equipment.

In March 2000, the EPA issued a NOV and a Finding of Violation, or FOV, to our Wisconsin Rapids pulp mill alleging violation of the PSD regulations and the New Source Performance Standard, or NSPS, requirements under the Clean Air Act arising from projects implemented at the mill between 1983 and 1991. The EPA is seeking the installation of additional air pollution control equipment and an $8 million penalty. The matter has been referred to the Department of Justice. In July 2002, the EPA issued a NOV and a FOV to our Niagara mill alleging PSD and NSPS violations relating to projects implemented at the mill from 1995 to 1997. SEO has agreed to indemnify us for 75% of certain expenses relating to these matters, including losses arising from the design and installation of air pollution control equipment and for 75% of air compliance penalties, provided the expenses and penalties are incurred within a five-year period following closing of the Acquisition and that SEO’s obligations with respect to the boiler Maximum Achievable Control Technology rule is limited to 50% of the initial $35 million of certain compliance costs. If we incur liability for these actions and we are unable to obtain indemnification from SEO, we may incur substantial costs in connection with penalties and the installation of additional pollution control equipment.

In April 2008, NewPage Wisconsin System Inc. (formerly Stora Enso North America Corp. and the successor by merger to Consolidated Papers, Inc.), along with several other defendants, was named as a defendant in Appleton Papers, Inc., et al. v. George A. Whiting Paper Co., et al (08-CV-00016-WCG) in the United States District Court for the Eastern District of Wisconsin, Green Bay Division. The plaintiffs are seeking to allocate among the defendants the cleanup costs and natural resource damages associated with the remediation of PCB contamination in the Lower Fox River and to require the defendants and the other responsible parties to pay for the upcoming remedial work and natural resource damages. The complaint does not specify our alleged allocable share of these costs and damages. We do not believe that we are responsible for any PCB contamination in the Lower Fox River. We have submitted the claim to SEO, which is required to defend and indemnify us for 75% of any environmental liability associated with the Lower Fox River, provided the liabilities are incurred within the five-year period following the closing of the Acquisition.

A number of plaintiffs have filed purported class actions on behalf of direct and indirect purchasers of publication paper in various U.S. federal and state courts. These class actions allege that certain manufacturers of publication paper, including SENA, participated in a price-fixing conspiracy from 1993 to the case filing date. The cases filed in federal court assert a violation of the federal antitrust laws, while the cases filed in the state court allege violations of state antitrust and consumer protection statutes. These lawsuits seek treble damages, injunctive relief and other costs associated with the litigation but do not specify a dollar amount. The federal cases were consolidated for pre-trial purposes in December 2004 and all of the state court cases except one were removed to federal court and consolidated as In Re Publication Paper Antitrust Litigation Case No. 3-04-MD-1631 (SRU) in the U.S. Federal Court for the District of Connecticut. Pre-trial proceedings have begun in the consolidated federal case. The lone state court case, The Harman Press, et al. v. International Paper Co., et al., Case No. CGC-04-432167, filed in June 2004, which is pending in the Superior Court of California, County of San Francisco, has been stayed pending the outcome of the consolidated federal cases, although discovery in the state case is being coordinated with discovery in the federal cases. The plaintiffs are seeking treble damages under the California antitrust statute, restitution, interest and attorney’s fees. The complaint does not specify a dollar amount of damages. SEO has agreed to defend and indemnify us for all liabilities under these claims.

In September 2009, NewPage, along with two other U.S. paper producers and the United Steelworkers, filed antidumping and countervailing duty petitions with the U.S. Department of Commerce and the U.S. International Trade Commission alleging that manufacturers of certain coated paper in China and Indonesia are dumping their products in the United States and that these manufactures have been subsidized by their governments in violation of U.S. trade laws. The petitions also allege that the U.S. industry producing comparable coated paper is being injured as a result of unfairly traded imports from these countries.

The U.S. International Trade Commission, by unanimous vote on November 6, 2009, determined that there is reasonable indication that the U.S. industry is being materially injured by unfairly traded Chinese and Indonesian imports. As a result, the U.S. Department of Commerce will proceed with a full investigation of coated paper imports from China and Indonesia. It is expected that the Department of Commerce will issue their preliminary determinations by early 2010. The cases are expected to take about a year to complete.

If the Department of Commerce determines that dumping or subsidies are present and the International Trade Commission determines that the industry has been injured by these illegal trade practices, the Department of Commerce will impose duties on coated paper imported from these countries in order to offset the effects of the dumping and subsidies. No assurance can be given that these determinations will be made, that duties will be imposed or as to the amount of any duties that may be imposed.

We are involved in various other litigation and administrative proceedings that arise in the ordinary course of business. Although the ultimate outcome of these matters cannot be predicted with certainty, we do not believe that the currently expected outcome of any matter, lawsuit or claim that is pending or threatened, or all of them combined, will have a material adverse effect on our financial condition, results of operations or liquidity.

MANAGEMENT

The following are the names, ages and a brief account of the business experience for at least the last five years of the directors and executive officers of NewPage as of the date of this prospectus.

Name	Age	Position
Mark A. Suwyn	67	Executive Chairman of the Board of Directors
Robert M. Armstrong	70	Director
Charles E. Long	69	Director
James R. Renna	38	Director
John W. Sheridan	55	Director
Lenard B. Tessler	57	Director
Alexander M. Wolf	35	Director
George J. Zahringer, III	56	Director
Richard D. Willett, Jr.	40	Director, President and Chief Executive Officer
Daniel A. Clark	51	Senior Vice President, Business Excellence and Chief Information Officer
Douglas K. Cooper	62	Vice President, General Counsel and Secretary
Michael T. Edicola	52	Vice President, Human Resources
George F. Martin	52	Senior Vice President, Operations
Michael L. Marziale	52	Senior Vice President, Marketing, Strategy and General Management
Barry R. Nelson	45	Senior Vice President, Sales
David J. Prystash	48	Senior Vice President and Chief Financial Officer

Mark A. Suwyn has been the chairman of the board of directors of NewPage and NewPage Holding since May 2005 and has been the chairman of the board of directors of NewPage Group since October 2007. Since March 2009, Mr. Suwyn has been executive chairman of NewPage, NewPage Holding and NewPage Group. Mr. Suwyn was the chief executive officer of NewPage from April 2006 to March 2009 and acted in that capacity on an interim basis from March 2006 to April 2006. From November 2004 to May 2005, Mr. Suwyn served as a consultant for Cerberus Capital Management through Marsuw, LLP, a company for which he was the founder and president. Mr. Suwyn was chairman and chief executive officer of Louisiana-Pacific Corporation from 1996 until October 2004. Mr. Suwyn serves as a board member of Ballard Power Systems Inc. and BlueLinx Holdings, Inc.

Robert M. Armstrong has been a member of the board of directors of NewPage and NewPage Holding since April 2006 and a member of the board of directors of NewPage Group since October 2007. Mr. Armstrong serves on the board and audit committee of the Quantitative Group of Mutual Funds. Mr. Armstrong has been a private consultant since 1998.

Charles E. Long has been a member of the board of directors of NewPage and NewPage Holding since March 2008 and a member of the board of directors of NewPage Group since December 2007. Mr. Long is a former vice chairman of Citicorp and its principal subsidiary, Citibank. Mr. Long held various positions during his career with Citicorp, which began in 1972 and from which he retired in 1998. Mr. Long is also a director of The Drummond Company and Introgen Therapeutics, Inc.

James R. Renna has been a member of the board of directors of NewPage, NewPage Holding and NewPage Group since April 2008. Mr. Renna has been a financial executive with Cerberus Operations Inc. since May 2006. Prior to that he was a corporate vice president of MCI Communications from December 2002 to March 2006.

John W. Sheridan has been a member of the board of directors of NewPage and NewPage Holding since August 2005 and a member of the board of directors of NewPage Group since October 2007. In February 2006, Mr. Sheridan was appointed president and chief executive officer of Ballard Power Systems, Inc., a fuel cell manufacturer, after serving as interim chief executive officer since October 2005. Mr. Sheridan has served on the board of Ballard Power Systems, Inc. since May 2001, serving as chairman of the board from June 2004 until February 2006.

Lenard B. Tessler has been a member of the board of directors of NewPage and NewPage Holding since May 2005 and a member of the board of directors of NewPage Group since October 2007. Mr. Tessler has been a managing director of Cerberus Capital Management, L.P. since May 2001 to the present. Mr. Tessler serves as a member of the board of directors of LNR Property Corp.

Alexander M. Wolf has been a member of the board of directors of NewPage and NewPage Holding since May 2005 and a member of the board of directors of NewPage Group since October 2007. Mr. Wolf has been a managing director of Cerberus Capital Management, L.P. since March 2006, a senior vice president from April 2004 through February 2006 and a vice president from December 2001 through March 2004.

George J. Zahringer, III has been a member of the board of directors of NewPage and NewPage Holding since May 2007 and a member of the board of directors of NewPage Group since October 2007. Since June 2008, Mr. Zahringer has been a managing director and client advisor at Deutsche Bank Securities Inc. Prior to that, Mr. Zahringer was a senior managing director of Bear Stearns & Co., Inc. and served in its Private Client Services Division since 1979. Mr. Zahringer serves as a member of the board of directors of Freedom Group, Inc.

Richard D. Willett, Jr. has been a member of the board of directors of NewPage, NewPage Holding and NewPage Group and president and chief executive officer since March 2009. Prior to that, Mr. Willett was president and chief operating officer since April 2006. Mr. Willett was executive vice president and chief operating officer of Teleglobe International Holdings Ltd. since January 2005. Prior to that, he was chief financial officer and executive vice president since June 2004 and chief financial officer and vice president of operations of Teleglobe Canada ULC and Teleglobe America Inc. since June 2003.

Daniel A. Clark has been senior vice president, business excellence and chief information officer since December 2007. Prior to that, Mr. Clark was chief information officer and vice president of order management since May 2005. Prior to that, Mr. Clark was employed by MeadWestvaco Papers Group as vice president of order management from January 2002 to May 2005.

Douglas K. Cooper has been vice president, general counsel and secretary since November 2005. Prior to that, Mr. Cooper was counsel with Arent Fox PLLC, a law firm, from September 2004 through October 2005.

Michael T. Edicola has been vice president, human resources since November 2007. Prior to that, Mr. Edicola served as vice president, human resources for Baxter International Corporation from July 2004 through December 2006.

George F. Martin has been senior vice president, operations since December 2007. Prior to that Mr. Martin was vice president, operations since April 2006. Prior to that, Mr. Martin served as vice president, coated operations from May 2005 to March 2006. From February 2003 through April 2005, Mr. Martin was vice president of operations at the Escanaba mill of MeadWestvaco’s printing and writing papers group.

Michael L. Marziale has been senior vice president, marketing strategy and general management since December 2007. Prior to that, Mr. Marziale was vice president of business development and chief technology officer from August 2006 to December 2007. Mr. Marziale was vice president and general manager, carbonless systems and chief technology officer from May 2005 through July 2006. Prior to that, he was general manager, carbonless systems of MeadWestvaco’s Papers Group since September 2002.

Barry R. Nelson has been senior vice president, sales since January 2008. Prior to that, Mr. Nelson was vice president, printing sales since May 2005. Prior to that, Mr. Nelson was vice president, printing sales of MeadWestvaco Papers Group from August 2002 to May 2005.

David J. Prystash has been senior vice president and chief financial officer since September 2008. Prior to that, Mr. Prystash was controller, global product development at Ford Motor Company from January 2005 to September 2008. From April 2006 until September 2008, he was a member of our board of directors. From June 2003 to December 2004, he was executive director, vehicle remarketing at Ford.

Committees of the Board of Directors

The boards of directors of NewPage Holding and NewPage have established joint audit, compensation and compliance committees.

Our audit committee consists of Robert M. Armstrong, Charles E. Long and John W. Sheridan. All of the audit committee members are independent directors. Mr. Sheridan serves as the chairman of the audit committee. Duties of the audit committee include:

•	appointing or replacing independent accountants

•	meeting with our independent accountants to discuss the planned scope of their examinations, the adequacy of our internal controls and our financial reporting

•	reviewing the results of the annual examination of our consolidated financial statements and periodic internal audit examinations

•	reviewing and approving the services and fees of our independent accountants

•	monitoring and reviewing our compliance with applicable legal requirements

•	performing any other duties or functions deemed appropriate by our board of directors

Our board of directors has designated Mr. Armstrong as our audit committee financial expert.

Our compensation committee consists of Charles E. Long and Alexander M. Wolf. Mr. Wolf serves as chairman of the compensation committee. Duties of the compensation committee include administration of our stock option plans and approval of compensation arrangements for our executive officers.

Our compliance committee consists of James R. Renna, Mark A. Suwyn and George J. Zahringer, III. Mr. Zahringer serves as the chairman of the compliance committee. Duties of the compliance committee include the oversight of our policies, programs and procedures to ensure compliance with relevant laws.

Code of Ethics

We have adopted a code of ethics for all associates, including our chief executive officer, chief financial officer, controller and treasurer, addressing business ethics and conflicts of interest. A copy of the code of ethics has been posted on our website at www.newpagecorp.com.

Compensation Discussion and Analysis

General Philosophy

The compensation committee has responsibility for establishing, monitoring and implementing our compensation philosophy. We compensate our executive officers named in the Summary Compensation Table, who we refer to as the “Executives,” through a combination of base salary, bonus plan awards, equity ownership, stock options and various other benefits, all designed to be competitive with comparable employers and to align each Executive’s compensation with the long-term interests of our stockholders. Base salary and bonus plan awards are determined and paid annually and are designed to reward current performance. Through various vesting and lock-up restrictions, equity investments and stock options are designed to reward longer-term performance. We may also use discretionary executive bonus awards for special situations. Our process for setting annual Executive compensation consists of the compensation committee establishing overall compensation targets for each Executive and allocating that compensation between base salary and annual bonus compensation. Executive bonus compensation is designed as “at-risk” pay to be earned based on the achievement of company-wide performance objectives, personal performance objectives, the Executive’s demonstrated adherence to our core values and other factors deemed relevant by the compensation committee. The same compensation policies apply to all Executives. Any differences in the level of compensation are as a result of the Executive’s position in the company, individual performance and external market considerations for the position.

Targeted Overall Cash Compensation

Under our compensation structure, the mix of base salary and annual bonus compensation for each Executive varies depending upon his position with our company. The estimated allocation between base salary and bonus award at target levels is as follows:

	Base Salary	Target Bonus Award
Executive Chairman and President & Chief Executive Officer	50%	50%
Other Executives	55–60%	40–45%

In allocating cash compensation between these elements, we believe that a significant portion of the compensation of our Executives—the level of management having the greatest ability to influence our performance—should be performance-based and therefore “at risk.” In making this allocation, we relied in part upon the advice of Frederick W. Cook & Co., which we refer to as “Cook,” and its survey findings and analysis, which validate this approach.

Compensation-Setting Process

The compensation committee approves all compensation and awards to Executives, as well as the rest of our senior leadership team, and has retained Cook as its compensation advisor. Generally, the compensation committee reviews data from Cook regarding compensation for our chief executive officer, his performance and then-current compensation and, following discussions with him, establishes his compensation levels. For the remaining Executives, our chief executive officer makes recommendations to the compensation committee based on individual performance during the prior year and competitive data from surveys, available public information and Cook.

Each year, Cook prepares a study for the compensation committee that compares the compensation of individual Executives to the compensation of similar positions at the following peer group companies, or Peer Group, in the forest products industry having market capitalizations comparable to what we believe our market capitalization would have been as a public company at the beginning of that year, as presented in proxy statements filed during the prior year: Bemis Company, Inc., Crown Holdings Inc., Domtar Inc., Graphic Packaging Corporation, Greif Inc., MeadWestvaco Corporation, Packaging Corporation of America, Pactiv Corporation, Rock-Tenn Company, Sealed Air Corporation, Smurfit-Stone Container Corp., Sonoco Products Company, Temple-Inland Inc. and Verso Paper, Inc. For 2008, the Cook study also compared the compensation of individual Executives to 2007 national survey data gathered by two independent compensation consultants; Hewitt and Towers Perrin. The Hewitt and Towers Perrin surveys each covered in excess of one hundred companies participating across all industries. The compensation committee did not review the individual surveys used by Cook to prepare its study nor did it know the names of the companies included in the surveys. The Cook study was used by management and the compensation committee to help determine appropriate compensation levels for all Executives for 2008. The compensation committee reviews total, short-term and long-term compensation annually with a view to aligning it with the 50th percentile of the selected Peer Group.

For purposes of setting 2008 base salary each Executive was reviewed against his contribution to key 2007 initiatives involving our business as well as overall company performance. Key initiatives during 2008 for all Executives included the following:

•

initiating and driving the integration of two similar-sized organizations in a manner that did not disrupt operations or customers, while also taking actions toward achieving $265 million of value through realization of synergies from the combination

•	accelerating and achieving productivity initiatives and associated cost savings

•	completely reviewing and changing market channels to reflect our broader product line and market presence

•	reacting to a major downturn in demand caused by the recession and doing so without a devastating effect on EBITDA

The senior management of NewPage recommended to the compensation committee that no bonuses be granted to the Executives or other members of the senior leadership team for 2008. This recommendation was not based on individual performance, but as a result of company performance against targets and the desire to conserve cash and manage costs during the worst market downturn seen in many decades. The compensation committee concurred with management’s recommendation.

Despite the decision to not pay bonuses to Executives in 2008, the performance of each Executive was reviewed for performance against company values, including safety, integrity, results, teamwork, communication, judgment and change. A summary of key individual achievements of the Executives in 2008 is discussed below.

MARK A. SUWYN The compensation committee discussed and assessed the performance of the chief executive officer. The committee noted the successful integration of the acquired SENA facilities, people and businesses during the year. In addition the committee noted the swift response to a sudden and unprecedented market downturn, including facility shutdowns and changes in market direction while keeping momentum positive for the company. The committee also noted the addition of several key talented executives to help manage through this critical phase.

In his role as chief executive officer, Mr. Suwyn led the assessment with the compensation committee of each other Executive’s individual 2008 performance against company opportunities, our overall performance, and the specific responsibilities of the Executive’s position. The other Executives did not play a role in the determination of their own compensation, other than discussing with the chief executive officer their individual performance.

RICHARD D. WILLETT, JR. Mr. Willett played the lead role in preparing for and overseeing the integration activities of the SENA facilities with our existing operations. The integration task was enormous, adding eight mills to the company’s five-mill system, rationalizing supply chains and customer channels, eliminating over 1,000 positions, closing four paper machines and rationalizing over-lapping brands and products. Under his direction, a very aggressive plan was developed and implemented aimed at achieving $265 million of synergies. Mr. Willett also continued to lead the implementation of our Lean Six Sigma effort that has taken significant costs out of our operations, in particular as we begin to bring that initiative to the new mills we added. During the year, demand for coated products fell precipitously and Mr. Willett lead the combined effort of the senior leadership team to react by closing additional capacity and restructuring and refocusing marketing and sales efforts, and did so with far less effect on EBITDA than might have been predicted.

DAVID J. PRYSTASH Mr. Prystash had been a director of the company since April 2006. He was recruited from Ford Motor Company to become our chief financial officer, effective September 2008, at which time he resigned as a director. His extensive background in financial systems, treasury functions, managing large organizations and hands-on business experience, in addition to his financial expertise, made him an ideal candidate for the company. The compensation committee did not evaluate Mr. Prystash’s 2008 achievements since he did not join the company until September 2008.

JASON W. BIXBY Mr. Bixby completed many of the efforts to significantly enhance our ability to forecast key business elements, complete timely financial closings, and achieve compliance with Sarbanes-Oxley reporting requirements. Under Mr. Bixby’s leadership, the finance organization also played a key role in the integration of the acquired facilities and business by putting in place systems needed to manage our finance function as two different operating and financial reporting systems were integrated. In the fourth quarter of 2008, Mr. Bixby returned to the Cerberus Capital Management organization.

MICHAEL L. MARZIALE Mr. Marziale led the commercial group that planned and led the specific product, brand and channel strategies for the integration of the two companies. This included close cooperation with the operations, research and development and sales organizations to design and implement plans that could be accomplished with our equipment, with our customers and on a tight timeline. He also established and led the general management group that has been critical in guiding paper machine uptime and downtime decisions, product pricing and general market strategies to deal with the sudden downturn in demand. Mr. Marziale was also responsible for leading our research and development efforts and for the evaluation of other strategic initiatives, including potential acquisitions and divestitures.

GEORGE F. MARTIN Mr. Martin was responsible for all paper mill operations, purchasing, engineering and environment, health and safety. His organization was responsible for developing and implementing all the product and facilities rationalization steps in the mills. While managing these changes, he also had responsibility for expanding our Lean Six Sigma efforts into the newly acquired mills. He also led the purchasing group as it dealt with rampant inflation in the prices of some of our raw materials in the first three quarters of the year, and then drove deflation adjustments with our suppliers as oil and natural gas prices fell in the second half. The mills ran well despite continual change required by responses to price fluctuations in raw materials and constant changes in product demand and line-up. Labor relations at the mills under Mr. Martin also were positive and showed improvement throughout the year. Furthermore, Mr. Martin initiated measures to add talented personnel in key positions in his group.

Base Salaries

We have established an annual base salary for each Executive that is designed to be competitive by position relative to the marketplace. Base salary compensates each Executive for the primary responsibilities of his position. Base salary is set at levels that we believe enable us to attract and retain talent. Pursuant to each Executive’s employment agreement, his base salary may be increased periodically but may not be decreased. The compensation committee reviews each element of compensation separately but also reviews the effect of any change in base salary on the target percentages relative to total annual compensation. Base salary differences among individual Executives reflect their differing roles in the company and the market pay for those roles.

Base salaries for Messrs. Suwyn, Bixby, Martin, Marziale and Willett were reviewed and increased effective February 1, 2008 by 0%, 12.0%, 7.6%, 19.0%, and 7.5%, respectively. Increases were based on the compensation committee’s evaluation of each Executive’s individual performance in 2007 and his position relative to comparable executives in Peer Group companies. Base levels were set taking into account our approach to the mix between base salary and bonus awards, as outlined in “Targeted Overall Cash Compensation” above.

Mr. Prystash joined our company in September 2008 and his base salary was determined by the compensation committee based principally on the competitive marketplace for similar positions in Peer Group companies, the challenges of his new position with the company and his compensation package with his prior employer. He did not receive a base salary increase in 2008.

Annual Bonus Compensation

Annual bonus compensation for each Executive is established by the compensation committee in its sole discretion. Our practice is to pay cash bonus awards based upon the achievement of our annual financial performance goals, our strategic performance initiatives and individual performance objectives. Each Executive’s employment agreement designates an individual bonus target for that Executive, expressed as a percentage of base salary. The compensation committee reviews these bonus targets annually, and may increase a bonus target in its discretion as part of its overall evaluation of compensation. Pursuant to each Executive’s employment agreement, his bonus target may be increased periodically but may not be decreased.

The company’s bonus program consists of a profit sharing plan and a performance excellence plan, discussed below. This approach is intended to afford broad participation in rewards through the profit sharing plan based on achievement of our financial performance goals, while making additional bonus compensation available through the performance excellence plan to a more limited group of senior managers who can help determine and are responsible for implementing our overall business strategy.

The profit sharing plan includes all of the Executives and all other exempt salaried employees. Each year the compensation committee establishes minimum, target and maximum percentages of salary to be awarded if the compensation committee determines that our financial performance objectives for the year are met, along with any other criteria established at the discretion of the compensation committee. These financial performance objectives consisted of EBITDA, Debt Reduction and Synergy Achievement for 2008. We define “EBITDA” for these purposes as net earnings plus interest, taxes, depreciation and amortization, as adjusted for non-cash items and other items that are allowed at the discretion of the compensation committee. We define “Debt Reduction” as the change in our total indebtedness minus available cash balances. We define “Synergy Achievement” as savings realized from the SENA acquisition by optimizing paper production, reducing input costs and reducing selling, general and administrative expenses. The compensation committee selected these objectives as guidelines because they were the primary financial metrics by which our Executives were evaluated by our principal stockholder. For 2008, EBITDA was weighted at 50%, Debt Reduction was weighted at 25% and Synergy Achievement was weighted at 25%. The weightings were based on their relative importance to our company.

Each objective is measured separately against a threshold, target and maximum goal. For 2008, these goals were as follows:

	Threshold	Target	Maximum
	(in millions)
EBITDA	$743	$825	$908
Debt Reduction	136	151	177
Synergy Achievement	137	160	176

The actual results are used by the compensation committee as a general guideline to determine the funding for the plan. If the compensation committee determines that the threshold goals are met or exceeded, funding will generally range from 50% to 150% of target for each objective, depending on results achieved. Generally, no funding will occur for any objective as to which the threshold goal has not been met. After consideration of these factors, the compensation committee, at its discretion, determines the funding level to be used for the year. All participants receive the same percentage of their base salary in any distribution under the plan. Applying these guidelines, the compensation committee evaluated our overall 2008 performance and did not award a bonus under the profit sharing plan because of the company’s overall financial performance against targets and the general effect of the current unprecedented economic decline.

Each of the Executives and a select group of our salaried employees participated in the performance excellence plan in 2008. The compensation committee first determines the aggregate amount available under the plan. The committee then selects from the group of eligible participants those individuals who will receive a bonus. Finally, the committee determines the amount of the bonus award for each of the individuals selected.

The targeted annual bonus pool under this plan is based on the aggregate targets for the plan participants as a group, determined by reference to the participants’ base compensation. One half of the annual bonus pool is funded without regard to the financial performance objectives. The other half of funding is then determined by the compensation committee in its discretion based on the achievement of the same financial objectives as under the profit sharing plan and using the same weighting and the same threshold, target and maximum levels as in that plan.

The compensation committee in its discretion, after consulting with the chief executive officer, selects Executives who will receive bonus awards and individual bonus awards for those Executives selected, based on the Executive’s individual performance goals and his adherence to our core values described above. There is no minimum or maximum limit on any individual award. Due to NewPage’s financial performance against targets and the general effect of the current economic conditions, the Executives were not awarded bonuses under the performance excellence plan for 2008.

For 2009, the compensation committee established financial performance objectives consisting of a combination of EBITDA (50%) and Debt Reduction (50%). Due to a weaker economy and economic outlook, we believe that it will be a challenge to achieve the target financial goals in 2009 for funding of both the profit sharing and performance excellence plans at their target funding levels. The maximum financial goals were designed to be difficult to achieve, and we believe that they will be.

Equity Ownership

We believe that it is a customary and competitive practice to include an equity-based element of compensation in the overall compensation package extended to executives in similarly-situated companies.

Equity ownership is intended to motivate Executives to make stronger business decisions, improve financial performance, focus on both short-term and long-term objectives and encourage behaviors that protect and enhance the corporate interest. The amount of each individual stock option award is determined by the compensation committee based on a number of factors, including the expected contribution of each Executive to the future success of our company, the other compensation, including options, being earned and held by that Executive and the amount of NewPage Group common stock owned by that Executive.

In 2008, the committee granted Mr. Prystash non-qualified options to purchase 800,000 shares of NewPage Group common stock as part of his agreement to join the company as senior vice president and chief financial officer. The terms of the option award are disclosed in the Grants of Plan-Based Awards table.

Upon Mr. Bixby’s termination of employment, all of his outstanding options were cancelled in accordance with his separation agreement.

Further information on equity ownership can be found in “—Equity Awards.”

Severance and Change in Control Benefits

We may terminate an Executive’s employment without “cause” at any time, and an Executive may resign for “good reason,” each as defined in the Executive’s employment agreement. We believe that in these situations we should provide reasonable severance benefits to assist the Executive with this transition, recognizing that it may take time for an Executive to find comparable employment elsewhere.

Additionally, Mr. Marziale’s and Mr. Martin’s employment agreements provide for additional termination benefits in the event of termination by us without cause or by the Executive for good reason within 12 months following the acquisition by NewPage Holding or its subsidiaries of the stock or assets of a business enterprise of at least substantially the same revenue and total assets as NewPage Holding on a consolidated basis. This approach also helps align the interests of these Executives with the interests of our stockholders by providing additional compensation for completing a transaction that may be in the best interests of our stockholders but might otherwise be detrimental to these Executives.

The amount and type of severance benefits available to our Executives is described in “—Termination Benefits.” Executive employment agreements were modified effective January 1, 2009 to comply with the requirements of Section 409A of the Internal Revenue Code.

Mr. Bixby’s severance was determined in accordance with the terms of his employment agreement.

Other Benefits

Our Executives participate in a tax-qualified defined contribution plan, which includes individual and employer matching contributions, as well as various health and welfare benefit plans, all on the same basis as other salaried employees. Our objective is to offer all salaried employees, including our Executives, a benefits package that is competitive within our industry and labor markets.

Compensation Summary

The following table sets forth information concerning the compensation for our current and former chief executive officer, our current and former chief financial officer and our other executive officers at the end of 2008.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation	All Other Compensation(5)	Total
Richard D. Willett, Jr.	2008	$500,000	$—	$—	$6,394,078	$—	$23,857	$6,917,935
President and Chief Executive Officer(6)	2007	463,750	—	1,886,926	196,849	800,000	40,061	3,387,586
	2006	322,500	—	1,095,620	—	135,000	39,612	1,592,732

Mark A. Suwyn	2008	775,000	—	—	2,674,974	—	81,397	3,531,371
Executive Chairman and Former Chief Executive Officer(7)	2007	772,916	—	3,480,532	82,352	600,000	82,504	5,018,304
	2006	537,500	—	240,216	—	223,000	205,724	1,206,440

David J. Prystash	2008	114,754	85,000	—	870,227	—	60,666	1,130,647
Senior Vice President and Chief Financial Officer

Jason W. Bixby	2008	280,000	—	—	2,785,020	—	748,378	3,813,398
Former Senior Vice President and Chief Financial Officer	2007	300,000	—	406,699	79,204	300,000	47,270	1,133,173
	2006	11,905	—	—	—	—	476	12,381

Michael L. Marziale	2008	288,000	—	—	736,271	—	38,663	1,062,934
Senior Vice President, Marketing, Strategy and General Management	2007	241,618	50,000	812,792	22,667	400,000	52,512	1,579,589
	2006	233,960	237,420	56,050	—	68,000	25,546	620,976

George F. Martin	2008	296,000	—	—	736,271	—	28,440	1,060,711
Senior Vice President, Operations	2007	272,253	—	812,792	22,667	300,000	32,142	1,439,854
	2006	241,453	—	56,050	—	83,000	27,665	408,168

(1)	Represents base salary actually earned during the year.

(2)

For Mr. Prystash, the amount for 2008 represents a bonus paid upon his commencing employment as senior vice president and chief financial officer. For Mr. Marziale, the amount for 2007 represents a bonus paid for his efforts in connection with the acquisition of SENA and other strategic initiatives, and the amount for 2006 represents a bonus paid upon completion of the sale of our carbonless paper business.

(3)	Represents the amount of equity compensation expensed during the year in accordance with SFAS No. 123R. See “—Equity Awards” for more information.

(4)	Represents the amount of equity compensation expensed during the year in accordance with SFAS No. 123R, based on the fair values of stock options granted under the NewPage Group Equity Incentive Plan. See the notes to the financial statements for the assumptions used in the valuation of the options. See “—Equity Awards” for more information.

(5)	See the following table, which provides further details about All Other Compensation.

(6)	Effective March 19, 2009, Richard D. Willett, Jr. began serving as the chief executive officer.

(7)	Effective March 19, 2009, Mark A. Suwyn ceased serving as the chief executive officer.

ALL OTHER COMPENSATION

Name	Year	Company Contributions to Retirement Savings Plan	Relocation(1)	Severance(2)	Other(3)	Total All Other Compensation
Richard D. Willett, Jr.(4)	2008	$15,757	$—	$—	$8,100	$23,857
	2007	11,250	16,873	—	11,938	40,061
	2006	8,800	26,023	—	4,789	39,612

Mark A. Suwyn(5)	2008	15,757	—	—	65,640	81,397
	2007	11,250	—	—	71,254	82,504
	2006	8,800	—	—	196,924	205,724

David J. Prystash	2008	6,916	—	—	53,750	60,666

Jason W. Bixby	2008	9,200	7,500	731,678	—	748,378
	2007	20,250	23,270	—	3,750	47,270
	2006	476	—	—	—	476

Michael L. Marziale	2008	24,150	10,743	—	3,770	38,663
	2007	26,070	25,030	—	1,412	52,512
	2006	23,759	—	—	1,787	25,546

George F. Martin	2008	24,150	—	—	4,290	28,440
	2007	28,125	—	—	4,017	32,142
	2006	25,300	—	—	2,365	27,665

(1)	Relocation expense includes tax gross-ups of $900 for Mr. Marziale in 2008, $10,279, $7,472 and $7,150 for Mr. Bixby, Mr. Marziale and Mr. Willett in 2007 and $5,343 for Mr. Willett in 2006.

(2)	For Mr. Bixby, “Severance” consists of cash severance of $682,500 (which includes payment of $10,500 in lieu of outplacement services), accrued vacation of $25,847 and continued welfare benefits for 24 months after termination of approximately $23,331. See “—Severance Benefits for Former Chief Financial Officer” for more information.

(3)	For all Executives, “Other” consists of cash compensation for contributions calculated under the tax-qualified defined contribution plan that would be in excess of allowable IRS contribution limits for the plan. “Other” for Mr. Suwyn in 2008 also consists of (i) $45,290 paid to him in reimbursement of personal travel expenses to and from our Dayton headquarters and temporary living expenses in Dayton, as negotiated in conjunction with Mr. Suwyn’s acceptance of employment as our chief executive officer and (ii) $4,000 for financial planning. “Other” for Mr. Suwyn in 2007 also consists of $43,858 paid to him in reimbursement of personal travel expenses. “Other” for Mr. Suwyn in 2006 also includes (i) director’s fees of $141,667 paid to him for his service as chairman prior to his employment as chief executive officer and (ii) $33,944 paid to him in reimbursement of personal travel expenses. “Other” for Mr. Prystash includes director’s fees of $53,750 paid to him prior to his employment as senior vice president and chief financial officer.

(4)	Effective March 19, 2009, Richard D. Willett, Jr. began serving as the chief executive officer.

(5)	Effective March 19, 2009, Mark A. Suwyn ceased serving as the chief executive officer.

Employment Agreements

Pursuant to Mr. Suwyn’s employment agreement, he began serving a three year term as our chairman and chief executive officer on April 13, 2006. His current annual base salary is $775,000 and his bonus target is equal to 100% of his base salary, each subject to increase by the compensation committee from time to time. Effective March 19, 2009, Mr. Suwyn retired as chief executive officer but remains as executive chairman of the board. Mr. Suwyn’s employment agreement expired April 12, 2009 and has not been renewed.

Each of Messrs. Martin, Marziale, Prystash and Willett is party to an employment agreement under which each is entitled to a minimum annual base salary and each is assigned a minimum bonus target, expressed as a percentage of base salary. For 2008, bonus targets for Messrs. Martin, Marziale, Prystash and Willett were 65%, 65%, 75% and 100%, respectively. See “—Termination Benefits” for information concerning the severance benefits provided under our Executive employment agreements and other terms applicable in connection with the termination of an Executive’s employment with us.

Equity Awards

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)						Estimated Future Payments Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Option Awards(2)
		Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Richard D. Willett, Jr.		$17,500	(3)	$35,000	(3)	$52,500	(3)
		—		465,000	(4)	None	(5)
	03/24/2008							—	290,143	290,143	—	$21.22	$3,734,140

Mark A. Suwyn		27,125	(3)	54,250	(3)	81,375	(3)
		—		720,750	(4)	None	(5)
	03/24/2008							—	121,382	121,382	—	21.22	1,562,186

David J. Prystash		14,525	(3)	29,050	(3)	43,575	(3)
		—		282,200	(4)	None	(5)
	09/22/2008										400,000	21.22	6,208,000

Jason W. Bixby		11,760	(3)	23,520	(3)	35,280	(3)
		—		194,880	(4)	None	(5)
	03/24/2008							—	116,743	116,743	—	21.22	1,502,482
	09/08/2008										233,486	21.22	1,336,712

Michael D. Marziale		10,080	(3)	20,160	(3)	30,240	(3)
		—		167,040	(4)	None	(5)
	03/24/2008							—	33,410	33,410	—	21.22	429,987

George F. Martin		10,360	(3)	20,720	(3)	31,080	(3)
		—		171,680	(4)	None	(5)
	03/24/2008							—	33,410	33,410	—	21.22	429,987

(1)	The amounts shown represent the estimated possible payment at the time of grant. No payouts to the Executives were made for 2008.

(2)	The “grant date fair value” of the options was determined in accordance with SFAS No. 123R and will be recognized over the three-year vesting period. See the notes to the financial statements for information on the material terms of the awards and the assumptions used in determining the grant date fair value.

(3)	Amounts represent the estimated range of payout under the profit sharing plan. See “—Compensation Discussion and Analysis—Annual Bonus Compensation” for more information about the plan.

(4)	Amounts represent the estimated range of payout under the performance excellence plan. See “—Compensation Discussion and Analysis—Annual Bonus Compensation” for more information about the plan.

(5)	There is no limit on the maximum amount that could be awarded to any one Executive, subject to the aggregate amount approved under the plan for all participants. See “—Compensation Discussion and Analysis—Annual Bonus Compensation” for more information about the plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Exercise Date
Richard D. Willett, Jr.	290,143	580,287	290,143	$21.22	12/21/2017
Mark A. Suwyn	121,382	242,764	121,382	21.22	12/21/2017
David J. Prystash	—	400,000	—	21.22	09/22/2018
Jason W. Bixby	—	—	—
Michael L. Marziale	33,410	66,819	33,410	21.22	12/21/2017
George F. Martin	33,410	66,819	33,410	21.22	12/21/2017

(1)	Represents options to acquire common stock that vest in three equal annual installments beginning on December 21, 2008, except that Mr. Prystash’s options vest in three equal annual installments beginning on December 31, 2009.

NewPage Group Equity Incentive Plan

On December 21, 2007, each Executive then employed by us was granted non-qualified options to purchase NewPage Group common stock under the NewPage Group Equity Incentive Plan. Vesting of one-half of these stock options is time-based in three equal annual installments commencing December 31, 2008. The other half of the stock options have performance-based vesting and will vest in three equal annual installments commencing December 31, 2008, but only if annual EBITDA, ROIC and Debt Reduction performance targets, as established by the compensation committee, are met. However, upon a change of control or if we complete an initial public offering, a portion of the stock options will vest upon the change of control or the completion of the initial public offering, as applicable. Finally, the stock options will vest on each vesting date only if the Executive remains employed by us on that vesting date. Because the performance targets are determined annually by the compensation committee, we have only considered the performance-based stock options as granted when the compensation committee sets the performance targets for the applicable year.

Upon Mr. Prystash’s commencement of employment, he was granted non-qualified options to purchase NewPage Group common stock under the NewPage Group Equity Incentive Plan upon the same terms as the other Executives, except that the vesting of the options is over three equal annual installments commencing December 31, 2009. Following his commencement of employment, Mr. Prystash’s stock options received as a director on December 21, 2007 expired.

Upon Mr. Bixby’s termination of employment, all of his outstanding stock options were cancelled in accordance with his separation agreement and were replaced by a right to receive the difference between the option exercise price and fair market value of the underlying common stock, which resulted in a payment of zero.

Each Executive is subject to a five-year lock-up agreement with NewPage Group with respect to his vested options and the underlying shares of NewPage Group common stock, subject to certain limited exceptions.

Termination Benefits

Severance Benefits

Severance benefits are specified in each Executive’s employment agreement. If we terminate an Executive’s employment without “cause” or if the Executive resigns for “good reason,” the Executive will continue to receive base salary and benefits to the date of termination and will receive the following additional benefits after executing, and not revoking, a general release:

•

For Messrs. Willett and Prystash, a cash amount equal to two times their base salary. For Messrs. Martin and Marziale, a cash amount equal to (a) twice their base salary less the initial purchase price of their NewPage Group common stock, or (b) three times their base salary less the initial purchase price of their common stock if the termination of employment occurs within 12 months after an acquisition by NewPage Holding or its subsidiaries of the stock or assets of a business enterprise of at least substantially the same revenue and total assets as NewPage Holding on a consolidated basis. In addition, for Messrs. Martin and Marziale, if at the time of termination the fair market value of their NewPage Group common stock is less than the purchase price they paid for that common stock, they will also receive a payment equal to that difference.

•

The pro rata portion of his annual bonus award for the year of termination. This would be paid at the time of termination based on (a) the bonus award from the prior year if the date of termination is prior to June 1, or (b) what his bonus award would have been had he not been terminated if the date of termination is on or after June 1.

•	Continuation of health and welfare benefits for 24 months after the termination date.

•	Payment for unused accrued vacation time for the year in which termination occurs.

•	Outplacement services for 12 months, except for Mr. Suwyn.

As defined in the employment agreements, “cause” includes commission of a felony, willful and fraudulent conduct, dishonesty resulting in personal gain, and other serious misconduct, and “good reason” includes reduction of base salary or bonus target, required relocation farther than 50 miles and other significant adverse employer actions.

If an Executive’s termination is caused by death or disability, the Executive or his estate will receive the pro rata portion of his annual bonus award and payment of unused accrued vacation time. If an Executive termination is initiated by us for cause or by the Executive without good reason, the Executive will not be entitled to any severance payments other than salary and benefits accrued through the termination date.

Mr. Bixby ceased serving as an executive officer in September 2008. A summary of his compensation and severance arrangement is included in the Summary Compensation Table and under “—Severance Benefits for Former Chief Financial Officer.”

Non-Competition and Non-Solicitation Provisions

Each Executive is subject to certain non-competition and non-solicitation restrictions following termination of employment for any reason. For Messrs. Bixby, Prystash and Willett these restrictions run for two years and for the remaining Executives these restrictions run for one year following termination.

Equity Ownership Implications upon Termination

If Mr. Suwyn is terminated as our chairman without cause or resigns as our chairman for good reason (each as defined in his employment agreement and summarized above), NewPage Group or NewPage Investments LLC must, upon request, purchase his common stock for fair market value, subject to certain exceptions. If Mr. Suwyn dies, is terminated as our chairman with cause or as a result of disability, or resigns as our chairman without good reason, NewPage Group or NewPage Investments LLC may, but are not required to, repurchase his NewPage Group common stock at fair market value unless we have then completed an initial public offering.

If Messrs. Martin, Marziale or Willett is terminated without cause or resigns for good reason (each as defined in his employment agreement and summarized above), NewPage Group or NewPage Investments LLC must, upon request, purchase his common stock for fair market value, subject to certain exceptions. If Messrs. Martin, Marziale or Willett dies, is terminated with cause or as a result of disability or resigns without good reason, NewPage Group or NewPage Investments LLC may, but are not required to, repurchase his NewPage Group common stock at fair market value unless we have then completed an initial public offering.

Termination Benefits Summary

Below is the summary of the estimated termination benefits that would have been paid to each Executive as of December 31, 2008 in the various circumstances listed:

TERMINATION BENEFITS

Name	Termination With Cause(1)	Termination Without Cause(2)	Death or Disability(3)	Significant Acquisition(4)
Richard D. Willett, Jr.
Cash severance(5)	$38,462	$1,038,462	$38,462	$1,038,462
Health and welfare benefits	—	25,273	—	25,273
Outplacement benefits	—	10,500	—	10,500
Purchase of stock	1,288,104	1,288,104	1,288,104	1,288,104

Total	$1,326,566	$2,362,339	$1,326,566	$2,362,339

Mark A. Suwyn(6)
Cash severance(5)	$59,615	$834,615	$59,615	$834,615
Health and welfare benefits	—	4,499	—	4,499
Purchase of stock	4,197,381	4,197,381	4,197,381	4,197,381

Total	$4,256,996	$5,036,495	$4,256,996	$5,036,495

David J. Prystash
Cash severance(5)	$31,923	$861,923	$31,923	$861,923
Health and welfare benefits	—	24,783	—	24,783
Outplacement benefits	—	10,500	—	10,500

Total	$31,923	$897,206	$31,923	$897,206

Michael L. Marziale
Cash severance(5)	$33,231	$481,479	$33,231	$769,479
Health and welfare benefits	—	17,284	—	17,284
Outplacement benefits	—	10,500	—	10,500
Purchase of stock	980,187	980,187	980,187	980,187

Total	$1,013,418	$1,489,450	$1,013,418	$1,777,450

George F. Martin
Cash severance(5)	$34,154	$498,402	$34,154	$794,402
Health and welfare benefits	—	23,100	—	23,100
Outplacement benefits	—	10,500	—	10,500
Purchase of stock	980,187	980,187	980,187	980,187

Total	$1,014,341	$1,512,189	$1,014,341	$1,808,189

(1)	Includes termination by us for cause and resignation by the Executive without good reason. For purposes of this column, we have assumed that NewPage Group would elect to repurchase the common stock, which is valued at fair value at December 31, 2008.

(2)	Includes termination by us without cause and resignation by the Executive with good reason. For purposes of this column, we have assumed that the Executive would elect to require NewPage Group to repurchase the common stock, which is valued at fair value at December 31, 2008.

(3)	For purposes of this column, we have assumed that NewPage Group would elect to repurchase the common stock, which is valued at fair value at December 31, 2008.

(4)	Includes termination by us for cause and resignation by the Executive without good reason, in each case within 12 months following the acquisition by NewPage Holding or its subsidiaries of the stock or assets of a business enterprise of at least substantially the same revenue and total assets as NewPage Holding on a consolidated basis. For purposes of this column, we have assumed that the Executive would elect to require NewPage Group to repurchase the common stock, which is valued at fair value at December 31, 2008.

(5)	Cash severance includes payment for unused accrued vacation time and the annual bonus award for the year of termination. For purposes of this table, we have assumed that each Executive would receive a full year of his annual vacation pay.

(6)	Amounts shown for Mr. Suwyn assume that a termination includes the termination of his position as our chairman. If the board requests that Mr. Suwyn resign as our chief executive officer, but remain as our chairman, he would be entitled to payment for unused accrued vacation time and his annual bonus award for the year of termination, totaling $834,615.

Severance Benefits for Former Chief Financial Officer

Mr. Bixby’s employment with us terminated on October 31, 2008. Under Mr. Bixby’s separation agreement and in accordance with his employment agreement, he received a severance payment equal to $682,500 (which includes payment of $10,500 in lieu of outplacement services), payment for accrued but unused vacation in 2008 equal to $25,847 and continued health and welfare benefits through October 31, 2010 (comprised of medical, dental, life insurance and accidental death and dismemberment insurance benefits) with a total aggregate cost to us of approximately $23,331. Under his separation agreement and a related repurchase agreement between NewPage Group and Mr. Bixby, NewPage Group paid Mr. Bixby $1,497,334 in March 2009, in respect of Mr. Bixby’s NewPage Group common stock. Mr. Bixby remains subject to certain non-competition and non-solicitation restrictions through October 31, 2010.

Compensation of Directors

Our directors who are not employees of NewPage Holding, NewPage, Cerberus or a Cerberus affiliate receive an annual retainer of $50,000 plus $1,250 for attending each board or committee meeting and $10,000 per year for serving as a member and $20,000 per year for serving as a chairman of a committee. In addition, on December 21, 2007, these directors each received an award of non-qualified options to purchase 46,259 shares of NewPage Group common stock on the same terms as the Executives. Mr. Long received an award of non-qualified options to purchase 46,259 shares during 2008 on the same terms as the Executives. See “—Equity Awards—NewPage Group Equity Incentive Plan.” Except as set forth in the table below, no director received compensation for their services as our director.

2008 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Option Awards(1)	All Other Compensation	Total
Robert M. Armstrong	$71,250	$269,139	$—	$340,389
Charles E. Long	71,250	50,503	—	121,753
David J. Prystash(2)	53,750	(5,231)	—	48,519
John W. Sheridan	91,250	269,139	—	360,389
Robert S. Silberman(3)	300,000	(5,231)	—	294,769
Michael S. Williams(4)	68,750	269,139	—	337,889
George J. Zahringer, III	83,750	269,139	—	352,889

(1)	Of the 46,259 option granted to each director listed above, options to purchase 23,130 shares and 7,710 shares were deemed granted for accounting purposes pursuant to SFAS 123R in 2007 and 2008. Because the performance targets are determined annually by the compensation committee, we have only considered the performance-based stock options as granted when the compensation committee sets the performance targets for the applicable year. As of December 31, 2008, outstanding options were exercisable by each of the directors, other than Mr. Silberman and Mr. Prystash.

(2)	Mr. Prystash received director fees prior to the time he became our chief financial officer on September 22, 2008. This amount is also included in the Summary Compensation Table under “—All Other Compensation.” Mr. Prystash resigned as a director in September 2008 upon his beginning employment with us and his options subsequently expired.

(3)	Mr. Silberman resigned as a director in March 2008 and his options subsequently expired.

(4)	Mr. Williams resigned as a director in August 2009.

Compensation Committee Interlocks and Insider Participation

As of September 30, 2009, our compensation committee consisted of Charles E. Long and Alexander M. Wolf. None of our executive officers has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity or insider participation in compensation decisions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

NewPage is a wholly-owned subsidiary of NewPage Holding, which is a wholly-owned subsidiary of NewPage Group.

The following table sets forth information with respect to the beneficial ownership of NewPage Group as of October 31, 2009 by:

•	each person who is known by us to beneficially own 5% or more of the NewPage Group common stock;

•	each member of the board of directors of NewPage Group, NewPage Holding and NewPage;

•	each of the Executives; and

•	all directors of NewPage Group, NewPage Holding and NewPage and executive officers of NewPage and NewPage Holding as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, each of the holders listed below has sole voting and investment power as to the NewPage Group common stock owned unless otherwise noted.

	Shares of NewPage Group Beneficially Owned
	Number	%
Stephen Feinberg(1)(2)	42,861,029	76.6
Stora Enso Oyj(3)	11,251,326	20.1
George F. Martin	156,968	*
Michael L. Marziale	156,968	*
David J. Prystash	—	—
Mark A. Suwyn	672,172	1.2
Richard D. Willett, Jr.	206,278	*
Robert M. Armstrong	—	—
Charles E. Long	—	—
James R. Renna	—	—
John W. Sheridan	—	—
Lenard B. Tessler	—	—
Alexander M. Wolf	—	—
George J. Zahringer, III	—	—
Directors and executive officers as a group (16 persons)	1,427,838	2.6

*	Denotes beneficial ownership of less than 1%.

(1)	One or more affiliates of Cerberus own 76.6% of the common stock of NewPage Group. Stephen Feinberg exercises sole voting and investment authority over all of NewPage Group common stock owned by the affiliates of Cerberus. Thus, pursuant to Rule 13d-3 under the Exchange Act, Stephen Feinberg is deemed to beneficially own 76.6% of the common stock of NewPage Group.

(2)	The address for Mr. Feinberg is c/o Cerberus Capital Management, L.P., 299 Park Avenue, New York, New York 10171.

(3)	The address for SEO is Kanavaranta 1 Fl-00160, Helsinki, Finland.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures

We and our audit committee have adopted written procedures regarding related party transactions. Pursuant to those procedures, any related party transaction that would be required to be reported in accordance with the rules of the SEC in this annual report, and any material amendment to such a related party transaction, must first be presented to and approved by our chief executive officer, our chief financial officer and our general counsel and then by the audit committee before we make a binding commitment to the related party. For each related party transaction presented for approval, we will consider all relevant factors, including whether the proposed transaction would be entered into in the ordinary course of our business on customary business terms, whether any related party has been or will be involved in the negotiation or administration of the proposed transaction on our behalf, and whether the proposed transaction appears to have been negotiated on an arms-length basis without interference or influence on us by any related party. We may condition our approval on any restrictions we deem appropriate, including receiving assurances from any related party that he or she will refrain from participating in the negotiation of the proposed transaction on our behalf and in the ongoing management of the business relationship on our behalf should the proposed transaction be approved. If after a transaction has been completed we discover that it is a related party transaction, we will promptly advise management and our audit committee. In that case, we may honor the contractual commitment if entered into in good faith by an authorized representative of ours, but we may impose appropriate restrictions on the continued maintenance of the business relationship similar to those described above. If our chief executive officer, chief financial officer, general counsel or any member of our audit committee has a direct or indirect interest in a proposed transaction, that individual must disclose his interest in the proposed transaction and refrain from participating in the approval process.

Related Party Transactions

Consulting Arrangements with Rapid Change Technologies

M. Daniel Suwyn, the son of Mark Suwyn, our chairman and former chief executive officer, is the principal owner of Rapid Change Technologies. We paid Rapid Change Technologies $816,000 for consulting and training services in 2008. Rapid Change Technologies developed a training program and a process to improve communication skills, consensus building and problem-solving abilities. Rapid Change Technologies also facilitated the training of our employees on improving communication skills, resolving conflict and developing a process to improve productivity/operations through greater collaboration between hourly employees and supervisors/management. The terms of this arrangement were determined on an arms’-length basis, and we believe that they are comparable to terms that would have been obtained from an unaffiliated third party.

Cerberus Arrangements

Cerberus retains consultants that specialize in operations management and support and who provide Cerberus with consulting advice concerning portfolio companies in which funds and accounts managed by Cerberus or its affiliates have invested. From time to time, Cerberus makes the services of these consultants available to Cerberus portfolio companies. We reimbursed Cerberus $839,000 for these services in 2008. These services were provided at rates not greater than the fees that Cerberus paid to the applicable consultant, together with reimbursement of out-of-pocket expenses incurred by the consultant in providing those services. We believe that the terms of these consulting arrangements are comparable to terms that would have been obtained from an unaffiliated third party. Depending upon the nature of the assignment, consultants retained by us also provided services for Cerberus and other entities affiliated with Cerberus, including other Cerberus portfolio companies, at the same time as they performed consulting services to us, but the consultants’ duty of loyalty in their performance of their consulting services for us was solely to us. Any future consulting services of Cerberus consultants will be subject to the review and approval procedures described above.

Affiliates of Cerberus

During 2008, we maintained commercial arrangements with entities that at the time were controlled by Cerberus. These include the following:

•

Commercial Finance LLC, an affiliate of GMAC LLC, is one of the lenders under our senior secured revolving credit facility that we entered into on December 21, 2007. They have committed $70 million, of which a portion is currently used to support letters of credit. We paid a total of $450,000 in commitment fees to Commercial Finance LLC in 2008. As of December 31, 2008, there were no balances outstanding under the senior secured revolving credit facility.

•

The Acquisition included a capital lease obligation in which Chrysler Capital is a participant for the lease of a paper machine. Chrysler Capital may receive proceeds of approximately $57 million in 2014 if the purchase option under the lease agreement is triggered. The lease was originally entered into between Chrysler Capital and SENA prior to the acquisition of Chrysler by Cerberus and prior to our acquisition of SENA.

In connection with the NPI tender offer for our second lien notes, NPI and NewPage entered into a dealer managers agreement, dated July 15, 2009, with Citigroup Global Markets Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and Barclays Capital Inc. (the “Dealer Managers”). Pursuant to the dealer managers agreement, NewPage agreed to indemnify the Dealer Managers for liabilities arising out of material misstatements or omissions in the tender offer documents, breaches of representations and warranties by NPI or NewPage, and all other losses as a result of the dealer managers acting as a dealer manager or providing financial advisory services in connection with the tender offer.

These transactions were entered into in the ordinary course of our business. We believe that these transactions were negotiated on an arms’-length basis, on substantially the same terms that could have been obtained from an unrelated party, and are not material to our results of operations or financial position.

SEO Arrangements

We and our affiliates issued equity and debt securities to and entered into several agreements with SEO in connection with the Acquisition. We believe that these transactions were negotiated on an arms’-length basis, on substantially the same terms that could have been obtained from an unrelated party. See below for a description of these transactions.

Corenso Arrangements. Prior to the closing of the Acquisition, Stora Enso North America Corp., now called NewPage Wisconsin System Inc. (“NewPage Wisconsin”) and Corenso North America Corp., a wholly-owned subsidiary of SEO that was not part of the Acquisition, which we refer to as “Corenso,” entered into the arrangements described below. Corenso manufactures core boards, cores and tubes for use by manufacturers of paper and board, textile yarn, plastic film, flexible packaging and metal foil.

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Corenso acquired from NewPage Wisconsin certain assets currently used by Corenso in NewPage Wisconsin’s Wisconsin Rapids mill, and Corenso granted NewPage Wisconsin a right of first offer in respect of any future sale or transfer of those assets

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NewPage Wisconsin and Corenso entered into real estate lease agreements with respect to the portion of the Wisconsin Rapids mill currently used in Corenso’s operations and NewPage Wisconsin is providing steam, process water and process water effluent treatment to Corenso operations at the leased facility

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NewPage Wisconsin and Corenso entered into a transition services agreement whereby NewPage Wisconsin provided information technology and other transition services to Corenso for up to one year from the closing of the Acquisition

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NewPage Wisconsin was required to use commercially reasonable efforts to make available directly or through a specified third party certain logistics services currently being used by both NewPage Wisconsin and Corenso in respect of the Wisconsin Rapids mill

•	NewPage Wisconsin and Corenso entered into a supply agreement pursuant to which Corenso will continue to supply cores to NewPage Wisconsin on mutually agreed terms

NewPage Group PIK Notes. In connection with the Acquisition, NewPage Group issued $200 million in aggregate principal amount of NewPage Group PIK Notes to SEO. The following is a summary of the material terms of the NewPage Group PIK Notes:

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Maturity and Interest. The NewPage Group PIK Notes will mature on the eighth anniversary of issuance. Interest on the NewPage Group PIK Notes accrues at a rate per annum, reset semi-annually, equal to LIBOR plus 7.0%, from December 21, 2007 until maturity. Interest on the NewPage Group PIK Notes compounds semi-annually and is payable by the issuance of additional NewPage Group PIK Notes. Interest will be paid semi-annually in arrears on May 1 and November 1 of each year.

•	Optional Redemption. NewPage Group may redeem some or all of the NewPage Group PIK Notes at specified redemption prices plus all accrued and unpaid interest to the date of redemption.

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Mandatory Redemption. Upon a Change in Control, as defined below, each holder of the NewPage Group PIK Notes will have the right to require NewPage Group to repurchase all of the outstanding NewPage Group PIK Notes (including NewPage Group PIK Notes issued in payment of PIK interest) at a purchase price equal to the principal amount of the NewPage Group PIK Notes plus accrued but unpaid interest to the date of purchase. NewPage Group will have the option to redeem any NewPage Group PIK Notes that are not tendered pursuant to the offer to purchase at a redemption price equal to the principal amount of the NewPage Group PIK Notes plus accrued but unpaid interest to the date of purchase.

•	Under the NewPage Group PIK Notes indenture, “Change of Control” means the occurrence of any of the following:

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the sale or transfer, (other than by way of merger or consolidation of NewPage Group or NewPage Holding) of all or substantially all of the properties or assets of NewPage Group or NewPage Holding and its subsidiaries taken as a whole to any person other than Cerberus or its affiliates

•	the adoption of a plan relating to the liquidation or dissolution of NewPage Group or NewPage Holding

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the consummation of any transaction, the result of which is that any person other than Cerberus or its affiliates becomes the beneficial owner of more than 50% of the voting stock of NewPage Group or NewPage Holding, measured by voting power rather than number of shares

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after an initial public offering of NewPage Group or NewPage Holding, the first day on which a majority of the members of the board of directors of NewPage Group or NewPage Holding are not members who were members as of the date of the NewPage PIK notes indenture or nominated with the approval of a majority of members who were members as of the date of the NewPage PIK notes indenture

•	NewPage Holding ceases to directly own all outstanding equity interests of NewPage

•	NewPage Group ceases to directly own all outstanding equity interests of NewPage Holding

In the case of any public equity offering by NewPage Group or one of its subsidiaries, NewPage Group must first use the net proceeds of the offering to repay in full the outstanding NewPage Holding PIK Notes, and then NewPage Group must use any remaining net proceeds to redeem NewPage Group PIK Notes (including NewPage Group PIK Notes issued in payment of PIK interest) at a redemption price of 100% of their principal amount plus accrued but unpaid interest to the date of redemption.

•	Events of Default. The NewPage PIK notes indenture contains customary events of default.

Loans to NewPage Group

In connection with the separation from NewPage of James C. Tyrone, our former senior vice president, sales, we loaned $5.5 million to NewPage Group in January 2008 to enable NewPage Group to satisfy its repurchase obligations. In connection with the separation from NewPage of Jason W. Bixby, our former senior vice president and chief financial officer, we loaned $1.5 million to NewPage Group in March 2009 to enable NewPage Group to satisfy its repurchase obligations.

Director Independence

Although we do not currently have securities listed on a national securities exchange or on an inter-dealer quotation system, we have selected the definition promulgated by the New York Stock Exchange, or NYSE, to determine which of our directors qualify as independent. Using the independence tests promulgated by the NYSE, our board of directors has determined that Robert M. Armstrong, Charles E. Long and John W. Sheridan are independent directors. In making its determination regarding Mr. Sheridan, the board of directors considered that our chairman and former chief executive officer, Mr. Suwyn, currently serves as a member of the board of directors of a company in which Mr. Sheridan currently serves as an executive officer. Examining all of the relevant facts and circumstances, our board of directors determined that this relationship did not and would not impair Mr. Sheridan’s independence.

Under the NYSE rules, we are considered a “controlled company” because more than 50% of our respective voting power is held by a single person. Accordingly, even if we were a listed company, we would not be required by NYSE rules to maintain a majority of independent directors on their respective board of directors, nor would we be required to maintain a compensation committee or a nominating committee comprised entirely of independent directors. As a result, we do not maintain a nominating committee and our compensation committee includes one independent director, Mr. Long.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following is a summary of the material provisions of the instruments evidencing our material indebtedness. It does not include all of the provisions of our material indebtedness, does not purport to be complete and is qualified in its entirety by reference to the provisions of the instruments and agreements described.

Credit Agreements

On December 21, 2007, we and NewPage Holding entered into a $500 million Revolver, which was amended on September 11, 2009.

Structure. The Revolver consists of a revolving credit facility of $500 million. As of September 30, 2009, NewPage’s availability under the Revolver was $224 million, consisting of a borrowing base of $451 million, reduced by the $50 million minimum availability required, Revolver borrowings of $84 million and outstanding letters of credit totaling $93 million.

Subject to customary conditions, amounts available under the Revolver may be borrowed, repaid and reborrowed until the maturity date thereof. The Revolver may be utilized to fund our working capital, to fund permitted acquisitions and capital expenditures and for other general corporate purposes. A portion of the Revolver may be made available in the form of swing line loans or for the issuance of letters of credit. The maximum amount that may be borrowed and outstanding at any time under the Revolver (including undrawn letters of credit) may not exceed a borrowing base, as described below.

Borrowing Base. The amount of loans and letters of credit available to us pursuant to the Revolver is limited to the lesser of the maximum amount available under the Revolver, which is $500 million, or an amount determined pursuant to a borrowing base. The borrowing base at any time is equal to 85% of the book value of eligible accounts receivable, plus the lesser of (i) 75% of the lower of cost or market value of eligible inventory or (ii) 85% of the net recovery cost percentage of the lower of cost or market value of such eligible inventory, minus certain reserves established by the collateral agent under the Revolver. The administrative agent and the collateral agent have the right to change these advance rates under certain circumstances. The eligibility of accounts receivable and inventory for inclusion in the borrowing base is determined in accordance with certain customary criteria specified pursuant to the Revolver. For purposes of the borrowing base, “net recovery cost percentage” is the percentage determined by dividing the net amount that would be recovered in an orderly liquidation of the inventory, as determined from the most recent inventory appraisal conducted under the terms of the Revolver, by the lower of cost or market value of the inventory covered by such appraisal. The Revolver provides that such appraisals can be conducted annually, or, for any year in which excess availability for any 10 consecutive day period is less than $105 million, twice annually at the Company’s expense, and, in any event, more frequently at the collateral agent’s request if an event of default exists.

Maturity and Prepayment. The Revolver has a maturity of the first to occur of (i) December 21, 2012 (the “Revolver Final Maturity Date”); (ii) the date the commitment to make revolving loans under the Revolver is reduced to zero as a result of voluntary commitment reduction or certain mandatory prepayments; (iii) the date the commitment to make revolving loans under the Revolver is terminated as the result of an event of default; and (iv) the earliest date that is 181 days prior to the scheduled maturity date (determined on the date that is 271 days prior to any scheduled maturity date referenced in this clause (iv), without regard to any events (including refinancings or extensions) occurring after such determination date) of any of (a) the Original Notes, (b) the Second Lien Notes, (c) the Subordinated Notes or (d) any refinancing of any indebtedness included in items (a), (b) or (c) in this clause (iv) (which would include the New Notes). NewPage may request in the future an extension of the final maturity date of the portion of the Revolver held by each revolving lender (which may be subject to an increase in the applicable interest rate margin and undrawn commitment fee payable to all revolving lenders and extension fees payable to extending revolving lenders).

The Revolver is subject to mandatory prepayment and the letters of credit will be cash collateralized or replaced to the extent that such extensions of credit exceed (i) the maximum Revolver amount or (ii) the then-current borrowing base.

Interest. The Revolver bears interest, at our option, at a rate per annum equal to either: (i) the base rate, plus an applicable margin or (ii) the adjusted Eurodollar rate, plus an applicable margin. The applicable margin for the Revolver is 3.50% per annum above the LIBOR rate or 2.50% per annum above the base rate.

Guarantees and Security. The amounts outstanding under the Revolver are guaranteed by NewPage Holding and each of its existing and future direct and indirect subsidiaries, including foreign subsidiaries (but only to the extent that a guarantee by a foreign subsidiary is not prohibited by applicable law or does not have adverse tax consequences to NewPage Holding or any member of its consolidated tax group). In addition, regulated entities and any utility holding companies are not required to deliver guarantees under the Revolver. Subject to certain customary exceptions, we and each of the guarantors granted to the lenders under the Revolver a first-priority security interest in and lien on their present and future cash, deposit accounts, domestic accounts receivable, inventory and intercompany debt owed to us and each of our guarantors.

Fees. Certain customary fees are payable to the lenders and the agents under the Revolver, including, without limitation, a commitment fee on the unused amount of the Revolver (with the percentage for such fee fluctuating based on certain leverage ratios) and letter of credit fees and issuer fronting fees. The commitment fee on the unused amount of the Revolver is 0.50% per annum.

Covenants. The Revolver contains various customary affirmative and negative covenants (subject to customary exceptions), including, but not limited to, restrictions on our ability and the ability of NewPage Holding and its subsidiaries to (i) dispose of assets; (ii) incur additional indebtedness and guarantee obligations; (iii) repay other indebtedness; (iv) pay certain restricted payments and dividends; (v) create liens on assets or agree to restrictions on the creation of liens on assets; (vi) make investments, loans or advances; (vii) restrict distributions from our subsidiaries; (viii) make certain acquisitions; (ix) engage in mergers or consolidations; (x) enter into sale and leaseback transactions; (xi) engage in certain transactions with subsidiaries of NewPage that are not guarantors under the Revolver or with affiliates; or (xii) amend the terms of any of our existing notes and otherwise restrict corporate activities.

The Revolver amendment has modified these covenants as follows:

•	the covenants restricting indebtedness and investments have been amended to permit NewPage to enter into certain hedge agreements not secured by collateral;

•	the foreign indebtedness basket has been reduced by half to $50 million;

•	the general indebtedness basket for debt secured by all the property and assets of the credit parties other than the collateral that secures the Revolver has been eliminated;

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the restricted payments covenant has been amended to permit repurchases or redemptions of the Second Lien Notes in an amount not to exceed (i) $100 million in the aggregate so long as the senior leverage ratio as of the end of the most recent fiscal quarter prior to such repurchase, redemption or acquisition was greater than 2.00:1.00 but less than or equal to 2.50:1.00 or (ii) $150 million in the aggregate so long as the senior leverage ratio as of the end of the most recently ended fiscal quarter prior to such repurchase, redemption or acquisition was less than or equal to 2.00:1.00. Any use of this basket will reduce the amount available under the existing $375 million basket for repurchases of Second Lien Notes and Subordinated Notes from net asset sale proceeds and excess cash flow (the existing $375 million basket requires that the senior leverage ratio be less than or equal to 2.50:1.00 as of the end of the quarter prior to such purchase); and

•	the restricted payments covenant has been amended to permit repayment of the NewPage Holding PIK Notes and the NewPage Group Floating Rate Senior Unsecured PIK Notes due 2015 with the proceeds of an initial public offering at any time following delivery of the financial statements for the fiscal quarter ending June 30, 2010.

Financial Covenants. As discussed below, under the Revolver, to the extent that the unused borrowing availability under the Revolver is below (i) $50 million for 10 consecutive business days in any fiscal quarter or (ii) $25 million for 3 consecutive business days in any fiscal quarter, NewPage is required to comply with certain financial ratios and tests as follows:

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Minimum Interest Coverage Ratio. The interest coverage ratio is the ratio of NewPage’s Consolidated Adjusted EBITDA (as defined in the Revolver) to its Consolidated Cash Interest Expense (as defined in the Revolver) for the trailing four quarters.

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Fixed Charge Coverage Ratio. The fixed charge coverage ratio is the ratio of NewPage’s Consolidated Adjusted EBITDA to its Consolidated Fixed Charges (as defined in the Revolver) for the trailing four quarters.

•	Total Leverage Ratio. The total leverage ratio is the ratio of NewPage’s Consolidated Total Debt (as defined in the Revolver) to its Consolidated Adjusted EBITDA for the trailing four quarters.

•	Senior Leverage Ratio. The senior leverage ratio is the ratio of NewPage’s Consolidated Senior Debt (as defined in the Revolver) to its Consolidated Adjusted EBITDA for the trailing four quarters.

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Capital Expenditures. Capital expenditures are expenditures that are required by generally accepted accounting principles to be reflected in our financial statements in the purchase of property and equipment. Our annual capital expenditures are not permitted to exceed certain specified amounts.

Consolidated Adjusted EBITDA, as used in the Revolver, is defined as consolidated net income for the relevant period, as adjusted primarily by (a) adding the following amounts, to the extent deducted in computing consolidated net income for such period: (i) taxes based on income or profits of NewPage Holding and its subsidiaries; (ii) Consolidated Interest Expense (as defined in the Revolver); (iii) goodwill impairment charges; (iv) non-cash compensation charges related to equity-based compensation; (v) transaction costs associated with the Credit Agreements, the Acquisition and future permitted acquisitions; (vi) non-cash expenses in addition to depreciation and amortization; (vii) non-recurring charges in connection with any integration or restructuring related to the Acquisition or future permitted acquisitions or in connection with plant closings or the permanent shutdown or transfer of production equipment; (viii) extraordinary losses plus any net losses from certain asset sales; (ix) pre-closing non-inventoried overhead costs incurred in connection with a certain plant lock-out; (x) pre-closing costs, charges or expenses of SENA that are not recurring after the Acquisition; and (xi) transaction costs incurred in connection with an initial public offering and (b) deducting non-cash items increasing consolidated net income for such period. Transaction costs associated with the amendments to the Revolver and prior term loan are added to consolidated net income to determine Consolidated Adjusted EBITDA.

In connection with the Revolver amendment, compliance with the interest coverage ratio, total leverage ratio and senior leverage ratio covenants contained in the Revolver has been suspended until the fiscal quarter ending June 30, 2010. Compliance with the fixed charge coverage ratio contained in the Revolver has been suspended until the fiscal quarter ending March 31, 2011. The applicable levels of such covenants following the suspension period and through maturity are as follows:

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the minimum interest coverage ratio covenant is 1.00:1.00 beginning with the quarter ending June 30, 2010, stepping up over time to 2.00:1.00 for the quarter ending March 31, 2013 and subsequent quarters;

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the maximum total leverage ratio covenant is 9.75:1.00 beginning with the quarter ending June 30, 2010, stepping down over time to 4.75:1.00 for the quarter ending June 30, 2013 and subsequent quarters;

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the maximum senior leverage ratio covenant is 5.25:1.00 beginning with the quarter ending June 30, 2010, stepping down over time to 2.50:1.00 for the quarter ending September 30, 2012 and subsequent quarters; and

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the minimum fixed charge coverage ratio covenant is 1.00:1.00 beginning with the quarter ending March 31, 2011, stepping up over time to 1.20:1.00 for the quarter ending June 30, 2013 and subsequent quarters.

The limitations on capital expenditures include a limit of $125 million for each four fiscal quarter period through the fiscal quarter ending March 31, 2010 and an annual limit of $250 million for each fiscal year starting in 2010. If, from and after the second fiscal quarter in 2010, the total leverage ratio at the end of such fiscal quarter is 3.50:1.00 or less, NewPage and its subsidiaries may make or incur capital expenditures in excess of the $250 million annual limitation.

NewPage Holding may not permit excess availability on any day from and after September 11, 2009, the effective date of the amendment to the Revolver, through and including the date of the delivery of the compliance certificate with respect to the fiscal quarter ending March 31, 2011, to be less than $50 million.

Events of Default. The Revolver contains customary events of default (subject to customary exceptions, thresholds and grace periods), including, without limitation: (i) nonpayment of principal or interest; (ii) failure to perform or observe covenants; (iii) inaccuracy or breaches of representations and warranties; (iv) cross-defaults with certain other indebtedness; (v) certain bankruptcy related events; (vi) impairment of security interests in collateral; (vii) invalidity of guarantees; (viii) monetary judgment defaults; (ix) certain ERISA matters; and (x) certain change of control events.

Second Lien Notes

In connection with the consummation of the acquisition of our predecessor, we issued $350 million in aggregate principal amount of 10% Notes and $225 million in aggregate principal amount of Floating Rate Notes, each due 2012. In connection with the closing of the Acquisition, an additional $456 million in aggregate principal amount of 10% Notes were issued.

On September 29, 2009, NPI, an affiliate of Cerberus, completed a cash tender offer pursuant to which it purchased $23 million in aggregate principal amount of 10% Notes and $2 million in aggregate principal amount of Floating Rate Notes. NPI has informed NewPage that NPI currently is holding the Second Lien Notes for investment purposes.

Maturity and Interest. The Second Lien Notes will mature on May 1, 2012. Interest on the 10% Notes accrues at the rate of 10% per annum and is payable semi-annually. Interest on the Floating Rate Notes accrues at a rate per annum, reset quarterly, equal to LIBOR plus 6.25% and is payable quarterly.

Guarantees. The Second Lien Notes are guaranteed by each of our current and future domestic restricted subsidiaries.

Security. The Second Lien Notes and the related subsidiary guarantees are secured equally and ratably by second-priority liens on substantially all of the assets of us and our domestic restricted subsidiaries, other than cash deposit accounts, accounts receivables, inventory, the stock of NewPage’s subsidiaries and intercompany debt. These liens are junior in priority to the liens securing (i) the notes in this offering and (ii) the amounts outstanding under the Revolver. Matters relating to certain intercreditor issues relating to the priority, enforcement and other rights relating to the collateral including the order in which the proceeds from the collateral will be distributed, are governed under the Collateral Trust Agreement and the Intercreditor Agreement.

Optional Redemption. At any time, we may redeem some or all of the Second Lien Notes at specified redemption prices.

Mandatory Redemption. We are not required to make mandatory redemption or sinking fund payments with respect to the Second Lien Notes.

Repurchase of Senior Secured Notes at the Option of Holders. If we sell certain assets without applying the proceeds in a specified manner, or experience certain change of control events, each holder of the Second Lien Notes may require us to repurchase all or a portion of its Second Lien Notes.

Covenants. The indentures governing the Second Lien Notes contain various customary negative covenants (subject to customary exceptions and certain existing obligations and liabilities), including restrictions on our ability and the ability of our subsidiaries (i) to pay dividends and make certain payments or investments; (ii) to incur indebtedness; (iii) to allow liens to exist; (iv) to restrict any of our subsidiaries from paying dividends or making certain other payments to us or our subsidiaries; (v) to merge, consolidate or sell assets; and (vi) to enter into transactions with affiliates.

Events of Default. The indentures governing the Second Lien Notes contain various events of default including, among others, the following events of default (subject to customary exceptions, thresholds and grace periods):

•	default for 30 days in the payment when due of interest on, or special interest (as defined in the indentures governing the Second Lien Notes), if any, with respect to, the Second Lien Notes;

•	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Second Lien Notes;

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failure by us or any of our restricted subsidiaries (as defined in the indentures) for 30 days after notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the Second Lien Notes then outstanding to comply with certain change of control, asset sales, merger and consolidation provisions;

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failure by us or any of our restricted subsidiaries for 60 days after notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding to comply with any of the other agreements in the indentures or security documents governing the Second Lien Notes;

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default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us, any of our restricted subsidiaries that is a significant subsidiary (as defined in the indentures) or any group of our restricted subsidiaries that, taken together, would constitute a significant subsidiary (or the payment of which is guaranteed by us, any of our restricted subsidiaries that is a significant subsidiary or any group of our restricted subsidiaries that, taken together, would constitute a significant subsidiary), whether such indebtedness or guarantee (as defined in the indentures governing the Second Lien Notes) existed prior to the date of the indentures governing the Second Lien Notes, or is created thereafter, if that default results in the acceleration of such indebtedness prior to its express maturity or the failure to pay such indebtedness at maturity and the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness the maturity of which has been so accelerated or which has not been paid at maturity, aggregates $25 million or more;

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failure by us, any of our restricted subsidiaries that is a significant subsidiary or any group of our restricted subsidiaries that, taken together, would constitute a significant subsidiary to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25 million (net of any amounts covered by insurance or pursuant to which we are indemnified to the extent that the third party under such agreement acknowledges its obligations thereunder), which judgments are not paid, discharged or stayed for a period of 60 days and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree that is not promptly stayed;

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certain events of bankruptcy or insolvency described in the indenture with respect to us or any of our restricted subsidiaries that is a significant subsidiary or any group of our restricted subsidiaries that, taken together, would constitute a significant subsidiary;

•	any security document or any security interest granted in any security document is held to be unenforceable or ceases for any reason to be in full force or effect;

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any subsidiary guarantee guaranteeing the Second Lien Notes is held to be unenforceable or ceases for any reason to be in full force and effect, or any of our guarantors, or any person acting on behalf of any such guarantor, denies or disaffirms its obligations under its guarantee; and

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NewPage Holding or any of its subsidiaries purchases, repurchases, redeems or otherwise acquires or retires for value any NewPage Holding PIK Notes other than with the proceeds of a sale of common equity of NewPage Holding or a contribution to the common equity capital of NewPage Holding (other than from us or one of our subsidiaries).

12% Senior Subordinated Notes

In connection with the consummation of the acquisition of our predecessor, we issued $200 million in aggregate principal amount of 12% Senior Subordinated Notes.

Maturity and Interest. The 12% Senior Subordinated Notes will mature on May 1, 2013. Interest on the 12% Senior Subordinated Notes accrues at the stated interest rate and is payable semi-annually.

Guarantees and Security. The 12% Senior Subordinated Notes are guaranteed by each of our current and future domestic restricted subsidiaries. The 12% Senior Subordinated Notes are unsecured.

Subordination. The payments on the 12% Senior Subordinated Notes are subordinated to the prior payment in full of all of our present and future senior indebtedness.

Optional Redemption. At any time, we may redeem some or all of the 12% Senior Subordinated Notes at specified redemption prices.

Mandatory Redemption. We are not required to make mandatory redemption or sinking fund payments with respect to the 12% Senior Subordinated Notes.

Repurchase at the Option of Holders. If we sell certain assets without applying the proceeds in a specified manner, or experience certain change of control events, we are required to offer to repurchase from each holder of the 12% Senior Subordinated Notes all or a portion of our 12% Senior Subordinated Notes.

Covenants. The indenture governing the 12% Senior Subordinated Notes contains various customary negative covenants (subject to customary exceptions and certain existing obligations and liabilities), including restrictions on our ability and the ability of its restricted subsidiaries (i) to pay dividends and make certain payments or investments; (ii) to incur indebtedness; (iii) to allow liens to exist; (iv) to restrict any of our restricted subsidiaries from paying dividends or making certain other payments to us or our restricted subsidiaries; (v) to merge, consolidate or sell assets; and (vi) to enter into transactions with affiliates.

Events of Default. The indenture governing the 12% Senior Subordinated Notes contains various events of default substantially similar to those contained in the indentures governing the Second Lien Notes other than events of default relating to enforceability of security documents or enforceability and perfection of liens.

DESCRIPTION OF NEW NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the term “Company” refers only to NewPage Corporation and not to any of its subsidiaries.

On September 30, 2009, the Company issued and sold the Original Notes under the indenture, dated as of September 30, 2009, among the Company, the Guarantors and The Bank of New York Mellon, as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act. The New Notes and the Original Notes are collectively referred to as the “notes.” The terms of the New Notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture, the intercreditor agreement and the collateral trust agreement. It does not restate those agreements in their entirety. We urge you to read the indenture, the intercreditor agreement and the collateral trust agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture, the intercreditor agreement and the collateral trust agreement are available as set forth below under “Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

Brief Description of the Notes and the Subsidiary Guarantees

Notes

The notes:

•	are secured obligations of the Company;

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are secured on a first-priority basis, equally and ratably with all obligations of the Company and the Guarantors under all existing and future Priority Lien Debt by Liens held by the collateral trustee on all of the assets of the Company and the Guarantors other than the ABL Collateral and the Separate Collateral, subject to Permitted Liens (other than Liens securing Parity Lien Debt);

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are secured on a second-priority basis, equally and ratably with all obligations of the Company and the Guarantors under all existing and future Priority Lien Debt by junior Liens held by the collateral trustee on all of the ABL Collateral, which Liens are made junior to the Liens securing all existing and any future Revolving Credit Debt pursuant to the provisions of the intercreditor agreement; consequently, the notes are effectively junior to all Revolving Credit Debt to the extent of the value of the ABL Collateral;

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are effectively subordinated to any Permitted Liens (other than Liens securing Parity Lien Debt) to the extent of the value of the assets of the Company and the Guarantors subject to those Permitted Liens;

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are, by virtue of the collateral trust agreement and Liens held by the collateral trustee on the ABL Collateral, be effectively senior to all existing and future Parity Lien Debt, including the Existing Second Lien Notes, to the extent of the value of the Shared Collateral and the ABL Collateral;

•	are structurally subordinated to any existing and future indebtedness and liabilities of the Company’s Foreign Subsidiaries and Unrestricted Subsidiaries;

•	are senior in right of payment to all existing and future subordinated Indebtedness of the Company, including the Existing Senior Subordinated Notes; and

•	are unconditionally guaranteed by the Guarantors.

See “Risk Factors—Risks Relating to the New Notes and our Indebtedness—Proceeds from any sale of the collateral securing the notes upon foreclosure or liquidation may not be sufficient to repay the notes in full,” and “Risk Factors—Risks Relating to the New Notes and our Indebtedness—The New Notes are not secured by all our assets, the collateral securing the New Notes may be diluted under certain circumstances and liens on the collateral may be subject to limitations.”

The Subsidiary Guarantees

The notes are guaranteed by all of the Company’s Domestic Subsidiaries. The notes are also guaranteed by NewPage Port Hawkesbury Corp. The Guarantors, as primary obligors, jointly and severally and unconditionally guarantee the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Company under the indenture and the notes, whether for payment of principal of or interest on or Special Interest in respect of the notes, expenses, indemnification or otherwise, on the terms set forth in the indenture.

Each guarantee of the notes:

•	is a secured obligation of the Guarantor;

•

is secured on a first-priority basis, equally and ratably with all obligations of that Guarantor under all existing and future Priority Lien Debt by Liens held by the collateral trustee on all of the assets of that Guarantor other than the ABL Collateral and the Separate Collateral, subject to Permitted Liens (other than Liens securing Parity Lien Debt);

•

is secured on a second-priority basis, equally and ratably with all obligations of that Guarantor under all existing and future Priority Lien Debt by junior Liens held by the collateral trustee on all of the ABL Collateral, which Liens are made junior to the Liens securing all existing and any future Revolving Credit Debt, pursuant to the provisions of the intercreditor agreement; consequently, each guarantee is effectively junior to all Revolving Credit Debt to the extent of the value of the ABL Collateral;

•

is, by virtue of the collateral trust agreement and Liens held by the collateral trustee on the ABL Collateral, effectively senior to all existing and future Parity Lien Debt of that Guarantor, including guarantees of the Existing Second Lien Notes, to the extent of the value of all of the assets of that Guarantor other than the Separate Collateral;

•	is effectively subordinated to any Permitted Liens (other than Liens securing Parity Lien Debt) to the extent of the value of the assets of that Guarantor subject to those Permitted Liens; and

•	is senior in right of payment to any future subordinated Indebtedness of that Guarantor, including guarantees of the Existing Senior Subordinated Notes.

Pursuant to the indenture, the Company is permitted to incur additional Indebtedness under the ABL Facility (or any future Revolving Credit Debt facility) secured by the ABL Collateral, subject to the Revolving Credit Debt Cap, and to designate additional Indebtedness as Priority Lien Debt, subject to the Priority Lien Cap. The Company is also be permitted to incur additional Indebtedness as Parity Lien Debt subject to the covenants described below under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.” As of September 30, 2009, the Company had $84 million of Indebtedness outstanding under the ABL Facility (excluding letters of credit), $1,700 million of Priority Lien Debt outstanding (consisting exclusively of the Original Notes) and $1,031 million of Parity Lien Debt outstanding (consisting exclusively of the Existing Second Lien Notes).

All of the Company’s Domestic Subsidiaries and NewPage Port Hawkesbury Corp. are Guarantors. However, none of the Company’s future Foreign Subsidiaries or Unrestricted Subsidiaries guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. As a result, the notes are effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our Foreign Subsidiaries and any other non-guarantor Subsidiaries.

The Board of Directors of the Company has designated one of the Company’s subsidiaries, Consolidated Water Power Company, as an Unrestricted Subsidiary. This Subsidiary is not a Guarantor of the notes. As of September 30, 2009, the aggregate total assets of this Unrestricted Subsidiary were $44 million, or 1% of the Company’s total assets. For the nine months ended September 30, 2009, $6 million, or less than 0.5%, of the Company’s net sales were attributable to this Unrestricted Subsidiary.

As of the date of this prospectus, all of the Company’s Subsidiaries, other than Consolidated Water Power Company, are “Restricted Subsidiaries.” In addition, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries do not guarantee the notes.

Principal, Maturity and Interest

The Company will issue up to $1,700 million in aggregate principal amount of New Notes in this offering in exchange for the Original Notes issued on September 30, 2009. The Company may issue additional notes under the indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenants described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

The notes will mature on the earlier of (i) December 31, 2014 or (ii) the date that is 31 days prior to the scheduled maturity date (determined on the date that is 91 days prior to any scheduled maturity date referenced in this clause (ii), without regard to any events (including refinancings or extensions) occurring after such determination date) of (a) any Existing Second Lien Notes then outstanding, (b) any Existing Senior Subordinated Notes then outstanding, (c) any HoldCo Notes then outstanding or (d) any refinancing of any Indebtedness included in items (a), (b) or (c) of this clause (ii) then outstanding.

Interest on the notes will accrue at the rate of 11.375% per annum and will be payable semi-annually in arrears on December 31 and June 30, commencing on June 30, 2010. Interest on overdue principal and interest and Special Interest, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. The Company will make each interest payment on the notes to the holders of record on the December 15 and June 15 immediately preceding the applicable interest payment date.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Special Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee currently acts as paying agent and registrar for the notes. The Company may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders are required to pay all taxes or similar government charges due on transfer or exchange. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note (1) for a period of 15 days before the mailing of a notice of redemption of notes to be redeemed or (2) between a record date and the next succeeding interest payment date.

The registered holder of a note is treated as the owner of it for all purposes. Only registered holders have rights under the indenture.

Subsidiary Guarantees

The notes are guaranteed by each of the Company’s current Subsidiaries (including NewPage Port Hawkesbury Corp.), other than Consolidated Water Power Company, which is designated an Unrestricted Subsidiary, and the Company’s future Domestic Subsidiaries. These Subsidiary Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Relating to the New Notes and our Indebtedness—Federal and state laws permit courts to void guarantees under certain circumstances.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Subsidiary Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture;

(2)	in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture;

(3)	if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4)	upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase of Notes at the Option of Holders—Asset Sales,” “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Security

The obligations of the Company with respect to the notes, the obligations of the Guarantors under the Subsidiary Guarantees, all other existing and future Priority Lien Obligations, and the performance of all other obligations of the Company and the Guarantors under the Note Documents are secured equally and ratably by first-priority Liens on the Shared Collateral and by second-priority Liens on the ABL Collateral granted to the collateral trustee for the benefit of the holders of the Priority Lien Obligations, in each case, subject to Permitted Liens (other than Liens securing Parity Lien Debt). The Liens held by the collateral trustee on the Shared Collateral are made senior, pursuant to the terms of the collateral trust agreement, in priority to the Liens on the Shared Collateral securing Parity Lien Debt and future Parity Lien Obligations. The Liens on the Shared Collateral securing Priority Lien Obligations are held by the collateral trustee for the benefit of the holders of Priority Lien Obligations. The Separate Collateral is also pledged to secure certain future Priority Lien Obligations on the basis described below under “—Collateral Trust Agreement—Separate Collateral.” Holders of notes have no security interest in the Separate Collateral. See “Risk Factors—Risks Relating to the New Notes and our Indebtedness—The New Notes are not secured by all our assets, the collateral securing the New Notes may be diluted under certain circumstances and liens on the collateral may be subject to limitations.”

The collateral trustee also holds second-priority Liens on the ABL Collateral for the benefit of the holders of the notes and other existing and future Priority Lien Obligations. The Liens on ABL Collateral held by the collateral trustee are made junior to the Liens securing the ABL Facility pursuant to the terms of the intercreditor agreement.

Intercreditor Agreement

On May 2, 2005, the Company and the other Pledgors entered into an intercreditor agreement that is binding on the holders of both the Priority Lien Obligations and the Parity Lien Obligations (and their respective representatives), the collateral trustee, the collateral agent under the ABL Facility and the lenders under the ABL Facility to provide for, among other things, the second-priority nature of the Liens on the ABL Collateral securing the Priority Lien Obligations. The intercreditor agreement includes certain intercreditor arrangements relating to the rights of the collateral trustee in the ABL Collateral and the rights of the collateral agent under the ABL Facility in the Collateral.

Restrictions on Exercise of Remedies

The intercreditor agreement provides that, until the Discharge of ABL Debt Obligations, whether or not any insolvency or liquidation proceeding has been commenced, the collateral trustee, each Secured Debt Representative and any holder of Secured Obligations will not exercise any rights or remedies with respect to any

ABL Collateral, including the exercise of any right of setoff or any right under any Account Agreement, landlord waiver or bailee’s letter or similar agreement or arrangement, or institute any action or proceeding with respect to such rights or remedies, including any action of foreclosure, or contest, protest or object to any foreclosure proceeding or action brought by the collateral agent for the ABL Facility or any holder of ABL Debt Obligations, or object to the forbearance by the collateral agent for the ABL Facility or any holder of ABL Debt Obligations from bringing or pursuing any enforcement action, at any time prior to the Discharge of ABL Debt Obligations. Only the collateral agent for the ABL Facility and the holders of ABL Debt Obligations will be entitled to take any such actions or exercise any such remedies prior to the Discharge of ABL Debt Obligations. The intercreditor agreement also provides that, subject to certain limited rights of the holders of the Secured Obligations described below, (i) the collateral trustee, each Secured Debt Representative and any holder of Secured Obligations will not take any action that would hinder any exercise of remedies under the ABL loan documents, (ii) the collateral trustee, each Secured Debt Representative and any holder of Secured Obligations is required to waive any and all rights that they may have as a junior lien creditor or otherwise to object to the manner in which the collateral agent for the ABL Facility or any holder of ABL Debt Obligations seek to enforce or collect the ABL Debt Obligations or the Liens securing the ABL Debt Obligations and (iii) the collateral trustee and each Secured Debt Representative acknowledges and agrees that no covenant, agreement or restriction contained in any Secured Debt Documents (other than the intercreditor agreement) shall be deemed to restrict in any way the rights and remedies of the collateral agent for the ABL Facility or any holder of ABL Debt Obligations with respect to the enforcement of the Liens on the ABL Collateral. The intercreditor agreement provides that, notwithstanding the foregoing, the collateral trustee, any Secured Debt Representative or any holders of the Secured Obligations may, on behalf of the holders of Secured Obligations, file a claim or statement of interest with respect to the Secured Obligations (provided that an insolvency or liquidation proceeding has been commenced), take any action in order to create, perfect, preserve or protect its Lien on any of the Collateral or the ABL Collateral (provided that such actions are not adverse to the priority status of the Liens on the ABL Collateral, or the rights of the collateral agent for the ABL Facility or any holder of ABL Debt Obligations) and take certain other actions with respect to its Lien. In addition, the collateral trustee, the Secured Debt Representatives and the holders of Secured Obligations may take any actions and exercise any and all rights that would be available to a holder of unsecured claims; provided, however that in the event the collateral trustee or the holders of Secured Obligations and their respective representatives becomes a judgment Lien creditor in respect of ABL Collateral, such judgment Lien will be subject to the terms of the intercreditor agreement. The collateral agent for the ABL Facility is subject to reciprocal limitations with respect to its ability to enforce the second-priority security interest in the Collateral.

Release of ABL Collateral

The intercreditor agreement provides that, if in connection with the exercise of the collateral agent for the ABL facility’s remedies in respect of any Collateral, the collateral agent for the ABL facility, for itself or any holder of ABL Debt Obligations, releases its Liens on any part of the ABL Collateral, then the Liens, if any, of the Collateral Trustee, the Secured Debt Representatives and the holders of Secured Obligations, on the ABL Collateral sold or disposed of in such exercise, shall be automatically, unconditionally and simultaneously released. Additionally, if in connection with any sale, lease, exchange, transfer or other disposition of any Collateral permitted under the terms of the ABL loan documents and the Note Documents (including voluntary dispositions of ABL Collateral after a default under the ABL facility), the collateral agent for the ABL facility released its liens on any part of the ABL Collateral, in each case other than (A) in connection with the discharge of ABL Debt Obligations or (B) after the occurrence and during the continuance of an event of default under any Priority Lien Obligations or Parity Lien Obligations, then the liens, if any, of the Collateral Trustee, the Secured Debt Representatives and the holders of Secured Obligations, on such ABL Collateral shall be automatically, unconditionally and simultaneously released. The intercreditor agreement contains reciprocal provisions with respect to the release of the liens, if any, held by the collateral agent for the ABL facility with respect to the Shared Collateral and the Separate Collateral.

Set Off and Tracing of and Priorities in Proceeds

The intercreditor agreement provides that to the extent that the collateral trustee and each Secured Debt Representative, for itself and/or on behalf of the holders of Secured Obligations, exercises its rights of setoff against any Grantors’ Deposit Accounts, Securities Accounts or other assets, the amount of such setoff will be deemed to be ABL Collateral; provided, however, that the foregoing shall not apply to any setoff by any such Person against any Shared Collateral to the extent applied to payment of Secured Debt. The intercreditor agreement further provides that prior to an issuance of an Enforcement Notice all funds deposited under Account Agreements and then applied to the ABL Debt Obligations will be treated as ABL Collateral and, unless the collateral agent for the ABL Facility (or, following the Discharge of ABL Debt Obligations, the relevant Priority Lien Representative or the collateral trustee) has actual knowledge to the contrary, any claim that payments made to the collateral agent for the ABL Facility (or, following the Discharge of ABL Debt Obligations, the holders of Priority Lien Obligations) through the bank accounts that are subject to Account Agreements are proceeds of or otherwise constitute Shared Collateral, are waived. In addition, any proceeds of Collateral, whether or not deposited under Account Agreements, which are used by any Grantor to acquire other property which is Collateral will not be treated as proceeds of Collateral for purposes of determining the relative priorities in the Collateral which was so acquired.

Payments

The intercreditor agreement provides that so long as the Discharge of ABL Debt Obligations has not occurred, whether or not any insolvency or liquidation proceeding has been commenced by or against the Company or any other Grantor, all ABL Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies by the collateral agent for the ABL Facility or the holders of ABL Debt Obligations, will be applied by the collateral agent for the ABL Facility to the ABL Debt Obligations. Upon the Discharge of ABL Debt Obligations under the ABL Facility, the collateral agent for the ABL Facility will deliver to the collateral trustee any Collateral and proceeds of Collateral held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the collateral trustee or any Secured Debt Representative in the order specified in the collateral trust agreement and/or the other relevant Secured Debt Documents. In addition, so long as the Discharge of Secured Obligations has not occurred, whether or not any insolvency or liquidation proceeding has been commenced by or against the Company or any other Grantor, all Shared Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies by the collateral trustee or holders of Secured Debt, will be applied to the Secured Obligations in the order specified in the collateral trust agreement and/or the other relevant Secured Debt Documents.

In addition, unless and until both the Discharge of ABL Debt Obligations and the Discharge of Secured Obligations have occurred, whether or not any insolvency or liquidation proceeding has been commenced by or against the Company or any other Guarantor, any Collateral or proceeds thereof received by the collateral agent for the ABL Facility, any holder of ABL Debt Obligations, the collateral trustee, any Secured Debt Representative or any holder of Secured Debt in connection with the exercise of any right or remedy (including set-off) relating to the Collateral in contravention of the intercreditor agreement will be segregated and held in trust and paid over to the collateral agent for the ABL Facility or collateral trustee, as appropriate in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

Agreements with Respect to Insolvency or Liquidation Proceedings

The intercreditor agreement provides that until the Discharge of ABL Debt Obligations under the ABL Facility has occurred, if the Company or any other grantor shall be subject to any insolvency or liquidation proceeding and the collateral agent for the ABL Facility agrees to permit the use of “Cash Collateral” (as defined in Section 363(a) of the Bankruptcy Code), on which a Lien has been granted to the collateral agent for the ABL Facility pursuant to the ABL loan documents or to permit the Company or any other grantor to obtain financing, whether from the holders of ABL Debt Obligations or any other Person under Section 364 of the Bankruptcy Code or any similar bankruptcy law (“DIP Financing”), then the collateral trustee, each Secured Debt Representative and each holder of Secured Obligations each agrees that it will raise no objection to such Cash Collateral use or DIP Financing so long as such Cash Collateral use or DIP Financing meet the following requirements: (i) it is on commercially reasonable terms, (ii) the collateral trustee, each Secured Debt Representative and each holder of Secured Obligations retain the right to object to any ancillary agreements or arrangements regarding the Cash Collateral use or the DIP Financing that are materially prejudicial to their interests in the Shared Collateral and (iii) the terms of the DIP Financing (a) do not compel the Company to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the DIP Financing documentation or a related document and (b) do not expressly require the liquidation of the Collateral prior to a default under the DIP Financing documentation or Cash Collateral order. To the extent the Liens securing the ABL Debt Obligations are subordinated to or pari passu with such DIP Financing which meets the requirements of clauses (i) through (iii) above, the collateral trustee and each Secured Debt Representative will subordinate any Liens in the ABL Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto).

The intercreditor agreement provides that until the Discharge of ABL Debt Obligations has occurred, the collateral trustee, each Secured Debt Representative and each holder of Secured Debt agrees that none of them will seek (or support any other Person seeking) relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the ABL Collateral, without the prior written consent of the collateral agent for the ABL Facility, unless the collateral agent for the ABL Facility has already filed a motion (which remains pending) for adequate protection with respect to its interest in such ABL Collateral. The intercreditor agreement provides for reciprocal limitations with respect to the rights of the collateral agent for the ABL Facility and holders of ABL Debt Obligations to seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the Shared Collateral or the Separate Collateral.

The intercreditor agreement further provides that the collateral trustee, the Secured Debt Representative and the holders of Secured Obligations will not contest any request by the collateral agent for the ABL Facility for adequate protection with respect to the ABL Facility or any objection by the collateral agent for the ABL Facility to any motion, relief, action or proceeding based on the collateral agent for the ABL Facility or the holders of ABL Debt Obligations claiming a lack of adequate protection with respect to the ABL Collateral. The intercreditor agreement provides for reciprocal limitations with respect to any request by the collateral trustee for adequate protection with respect to the Shared Collateral or the Separate Collateral or any objection by the collateral trustee to any motion, relief, action or proceeding based on the collateral trustee or the holders of Secured Debt claiming a lack of adequate protection with respect to the Shared Collateral or Separate Collateral. In addition, the intercreditor agreement limits the ability of the collateral trustee, the Secured Debt Representative or the holders of Secured Debt to challenge claims by the collateral agent for the ABL Facility or any holder of ABL Debt Obligations for allowance in any insolvency or liquidation proceeding of post-petition interest, fees or expenses to the extent of the value of the Lien on the ABL Collateral securing any claim of the holder of ABL Debt Obligations, without regard to the existence of the Lien of the collateral trustee on behalf of the each holder of Secured Debt on the Collateral. The intercreditor agreement provides for reciprocal limitations on the collateral agent for the ABL Facility and the holders of ABL Debt Obligations to challenge claims by the collateral trustee, the Secured Debt Representative or the holders of Secured Debt for allowance in any insolvency or liquidation proceeding of post-petition interest, fees or expenses to the extent of the value of the Lien on the Shared Collateral and/or Separate Collateral securing any claim of the holders of Secured Debt, without regard to the existence of the Lien of the collateral agent for the ABL Facility on behalf of the each holder of the ABL Debt Obligations on the Collateral.

Waiver of Right of Marshalling

The intercreditor agreement provides that the collateral trustee, the Secured Debt Representatives and the holders of Secured Obligations may not assert or enforce any rights to have the ABL Collateral marshaled upon any foreclosure or other enforcement of the collateral agent for the ABL Facility’s or the collateral trustee’s

Liens. In addition, the collateral agent for the ABL Facility and each holder of ABL Debt Obligations may not assert or enforce any rights to have the Shared Collateral or Separate Collateral, or any part thereof, marshaled upon any foreclosure or other enforcement of the collateral trustee’s Liens. As a result of this waiver of all rights of marshalling, if the proceeds of sales of Shared Collateral are applied to repay Priority Lien Obligations prior to the application of the proceeds of Separate Collateral or ABL Collateral, the holders of notes may recover less than they would have if such proceeds were applied in the order most favorable to the holders of notes. See “Risk Factors—Risks Relating to the New Notes and our Indebtedness—The waivers in the intercreditor agreement and the collateral trust agreement of rights of marshalling may adversely affect the recovery rates of holders of the notes in a bankruptcy or foreclosure scenario.”

In addition, the intercreditor agreement:

(1)	grants to the collateral agent for the ABL Facility certain rights of use and access to the Shared Collateral to allow the production, completion, packaging, preparation, storage and sale of the ABL Collateral;

(2)	waives rights to demands for (or relief due to the failure to provide) adequate protection with respect to the ABL Facility’s liens on either the ABL Collateral or the Collateral;

(3)	requires the collateral trustee, under certain circumstances, to exercise rights and remedies with respect to the Shared Collateral and the Separate Collateral in a manner which will minimize interference with the collateral agent for the ABL Facility’s rights and remedies with respect to the ABL Collateral.

The Intercreditor Agreement also provides for various advance notice requirements and other procedural provisions typical to agreements of this type.

Collateral Trust Agreement

On May 2, 2005, the Company and the other Pledgors entered into a collateral trust agreement with the collateral trustee and the Secured Debt Representative for each Series of Secured Debt. The collateral trust agreement, which was amended on September 11, 2009 in connection with the amendments to the Credit Agreements to allow for the subordination of liens in certain circumstances, sets forth the terms on which the collateral trustee will receive, hold, administer, maintain, enforce and distribute the proceeds of all Liens upon any property of the Company or any other Pledgor at any time held by it, in trust for the benefit of the present and future holders of the Secured Obligations. In addition, the collateral trust agreement authorized the collateral trustee to enter into the Intercreditor Agreement described above.

Collateral Trustee

The Bank of New York Mellon has been appointed pursuant to the collateral trust agreement to serve as the collateral trustee for the benefit of the holders of:

•	the notes;

•	all other Priority Lien Obligations outstanding from time to time; and

•	all Parity Lien Obligations outstanding from time to time, including the Existing Second Lien Notes.

The collateral trustee does not hold any Liens for the benefit of the lenders under the ABL Facility.

The collateral trust agreement provides that the collateral trustee may not be the same institution serving as a Revolving Credit Agent, a Parity Lien Representative or a Priority Lien Representative, but any Priority Lien Representative or Revolving Credit Agent may serve as an agent for the collateral trustee.

The collateral trustee holds (directly or through co-trustees or agents), and is entitled to enforce, all Liens on the Collateral created by the security documents.

Except as provided in the collateral trust agreement or as directed by an Act of Required Debtholders in accordance with the collateral trust agreement, the collateral trustee is not obligated:

(1)	to act upon directions purported to be delivered to it by any Person;

(2)	to foreclose upon or otherwise enforce any Lien; or

(3)	to take any other action whatsoever with regard to any or all of the security documents, the Liens created thereby or the Collateral.

The Company has delivered to each Secured Debt Representative copies of all security documents delivered to the collateral trustee.

Shared Collateral

The indenture and the security documents provide that:

(1)	the notes are secured, together with all Obligations under all existing or future Priority Lien Debt of the Company and all other Priority Lien Obligations of the Company, equally and ratably by security interests granted to the collateral trustee in all of the assets of the Company that secure Obligations under any other Priority Lien Debt except the Separate Collateral; and

(2)	each Guarantor’s Subsidiary Guarantee is secured, together with all guarantees of existing or future Priority Lien Debt of such Guarantor and all other Priority Lien Obligations of such Guarantor, equally and ratably by security interests granted to the collateral trustee in all assets of such Guarantor that secure Obligations of such Guarantor under any other Priority Lien Debt except the Separate Collateral.

These security interests are senior in priority to all Liens securing the Company’s and the Guarantors’ Parity Lien Obligations and junior in priority to all Permitted Liens (other than Liens securing Parity Lien Debt).

The Shared Collateral consists of substantially all the assets of the Company and the Guarantors other than the ABL Collateral and the Separate Collateral.

The ABL Collateral

The notes are secured on a second-priority basis by all of the assets that secure Obligations under the ABL Facility, subject to all Permitted Liens. See “Risk Factors—Risks Relating to the New Notes and our Indebtedness—Proceeds from any sale of the collateral securing the New Notes upon foreclosure or liquidation may not be sufficient to repay the New Notes in full.”

The ABL Collateral consists primarily of:

(1)	accounts receivable;

(2)	inventory;

(3)	cash and deposit accounts; and

(4)	Intercompany Notes of Subsidiaries.

The collateral agent appointed under the ABL Facility holds first-priority liens on the ABL Collateral. These first-priority liens may be extended to, or shared with, future holders of Revolving Credit Debt. In addition, the collateral trustee holds second-priority Liens on the ABL Collateral for the benefit of the holders of future Priority Lien Obligations, and holds second-priority Liens on the ABL Collateral for the benefit of the holders of the notes.

Separate Collateral

The Separate Collateral consists of:

(1)	Stock of Subsidiaries; and

(2)	under the circumstances described below, Intercompany Notes of Subsidiaries.

All liens on the Separate Collateral are held by the collateral trustee and administered pursuant to the collateral trust agreement for the benefit of the holders of future Priority Lien Obligations, other than the notes. The Company and its Restricted Subsidiaries are permitted under the indenture to maintain or grant liens upon the Separate Collateral as security for Obligations under any future Priority Lien Debt or Parity Lien Debt that does not constitute a “security” within the meaning of the Securities Act of 1933, as amended, without securing the notes or other Obligations related thereto by the additional Lien. Such liens on the Separate Collateral to secure any such future Parity Lien Debt are subordinated to the liens on the Separate Collateral securing any other Priority Lien Obligations. Initially, Intercompany Notes of Subsidiaries secure the ABL Facility and therefore do not constitute part of the Separate Collateral. If at any future time, Intercompany Notes of Subsidiaries did not secure the ABL Facility or any future Revolving Credit Debt, then the Intercompany Notes of Subsidiaries would constitute Separate Collateral.

As described below under “—Adjustment to Reflect Payments or Distributions on Separate Collateral,” under certain circumstances, payments or distributions from or on account of Separate Collateral will result in an increase in the amount of subsequent or concurrent payments or distributions from or on account of the Shared Collateral to the holders of Priority Lien Obligations that are not entitled to the benefits of the Lien encumbering the Separate Collateral.

Additional Priority Lien Debt

The indenture and the security documents provide that the Company may incur additional Priority Lien Debt by issuing additional notes under the indenture or under one or more additional indentures or issuing or increasing a new Series of Secured Debt. All additional Priority Lien Debt will be pari passu with the notes, will be guaranteed on a pari passu basis by each Guarantor and will be secured by the Shared Collateral equally and ratably with the notes for as long as the notes and the Subsidiary Guarantees, subject to the covenants contained in the indenture, are secured by the Shared Collateral. The additional Priority Lien Debt will only be permitted to be secured by the Shared Collateral if such Indebtedness and the related Liens are permitted to be incurred under the covenants described below under the captions “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.” Additional Priority Lien Debt will only be permitted to be secured by the Separate Collateral if such Indebtedness does not constitute a “security” within the meaning of the Securities Act of 1933, as amended.

Enforcement of Liens

If the collateral trustee at any time receives written notice that any event has occurred that constitutes a default under any Secured Debt Document entitling the collateral trustee to foreclose upon, collect or otherwise enforce its Liens thereunder, it will promptly deliver written notice thereof to each Secured Debt Representative and to the Revolving Credit Agent under the ABL Facility. Thereafter, the collateral trustee may await direction by an Act of Required Debtholders and will act, or decline to act, as directed by an Act of Required Debtholders, in the exercise and enforcement of the collateral trustee’s interests, rights, powers and remedies in respect of the Collateral or under the security documents or applicable law and, following the initiation of such exercise of remedies, the collateral trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required Debtholders. Unless it has been directed to the contrary by an Act of Required Debtholders, the collateral trustee in any event may (but is not obligated to) take or refrain from taking such action with respect to any default under any Secured Debt Document as it may deem advisable and in the best interest of the holders of Secured Obligations, subject in all cases to the terms of the Intercreditor Agreement described above.

Restrictions on Enforcement of Parity Liens

Until the Discharge of Priority Lien Obligations, the holders of the notes and loans made under the Existing Loan Agreement and other Priority Lien Obligations will have, subject to the exceptions set forth below in clauses (1) through (4) and the provisions described below under the caption “—Provisions of the Indenture Relating to Security—Relative Rights,” and subject to the rights of the holders of Permitted Liens (other than Liens securing Parity Lien Debt), the exclusive right to authorize and direct the collateral trustee with respect to the security documents and the Collateral including, without limitation, the exclusive right to authorize or direct the collateral trustee to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral and neither the trustee nor the holders of Parity Lien Obligations may authorize or direct the collateral trustee with respect to such matters. Notwithstanding the foregoing, the trustee and the holders of Parity Lien Obligations may, subject to the rights of the holders of other Permitted Liens, direct the collateral trustee:

(1)	without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations;

(2)	as necessary to redeem any Collateral in a creditor’s redemption permitted by law or to deliver any notice or demand necessary to enforce (subject to the prior Discharge of Priority Lien Obligations) any right to claim, take or receive proceeds of Collateral remaining after the Discharge of Priority Lien Obligations in the event of foreclosure or other enforcement of any Permitted Lien;

(3)	as necessary to perfect or establish the priority (subject to Priority Liens and other Permitted Liens) of the Parity Liens upon any Collateral; provided that, unless otherwise agreed to by the collateral trustee in the security documents, the trustee and the holders of Parity Lien Obligations may not require the collateral trustee to take any action to perfect any Collateral through possession or control; or

(4)	as necessary to create, prove, preserve or protect (but not enforce) the Parity Liens upon any Collateral.

Subject to the provisions described below under the caption “—Provisions of the Indenture Relating to Security—Relative Rights,” until the Discharge of Priority Lien Obligations, none of the holders of Parity Lien Obligations, the collateral trustee or any Parity Lien Representative will:

(1)	request judicial relief, in an insolvency or liquidation proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the collateral trustee or the holders of Priority Lien Obligations in respect of the Priority Liens or that would limit, invalidate, avoid or set aside any Priority Lien or subordinate the Priority Liens to the Parity Liens or grant the Parity Liens equal ranking to the Priority Liens;

(2)	oppose or otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement of Priority Liens made by the collateral trustee or any holder of Priority Lien Obligations or any Priority Lien Representative in any insolvency or liquidation proceeding;

(3)	oppose or otherwise contest any lawful exercise by the collateral trustee or any holder of Priority Lien Obligations or any Priority Lien Representative of the right to credit bid Priority Lien Debt at any sale in foreclosure of Priority Liens;

(4)	oppose or otherwise contest any other request for judicial relief made in any court by the collateral trustee or any holder of Priority Lien Obligations or any Priority Lien Representative relating to the lawful enforcement of any Priority Lien; or

(5)	challenge the validity, enforceability, perfection or priority of the Priority Liens.

Notwithstanding the foregoing, both before and during an insolvency or liquidation proceeding, the holders of Parity Lien Obligations, including the Existing Second Lien Notes, and the Parity Lien Representatives may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of an insolvency or liquidation proceeding against the Company or any of the Guarantors in accordance with applicable law; provided that, no holder of Parity Lien Obligations is permitted to take any of the actions prohibited under clauses (1) through (5) of the preceding paragraph or oppose or contest any order that it has agreed not to oppose or contest under the provisions described below under the caption “—Insolvency or Liquidation Proceedings.”

At any time prior to the Discharge of Priority Lien Obligations and after (a) the commencement of any insolvency or liquidation proceeding in respect of the Company or any other Pledgor or (b) the collateral trustee and each Parity Lien Representative have received written notice from any Priority Lien Representative at the direction of an Act of Required Debtholders stating that (i) any Series of Priority Lien Debt has become due and payable in full (whether at maturity, upon acceleration or otherwise) or (ii) the holders of Priority Liens securing one or more Series of Priority Lien Debt have become entitled under any Priority Lien Documents to and desire to enforce any or all of the Priority Liens by reason of a default under such Priority Lien Documents, no payment of money (or the equivalent of money) will be made from the proceeds of Collateral by the Company or any other Pledgor to the collateral trustee (other than distributions to the collateral trustee for the benefit of the holders of Priority Lien Obligations), any Parity Lien Representative, any holder of Parity Lien Obligations (including, without limitation, payments and prepayments made for application to Parity Lien Obligations and all other payments and deposits made pursuant to any provision of the Parity Lien Documents).

Subject to the provisions described below under the caption “—Provisions of the Indenture Relating to Security—Relative Rights,” all proceeds of Collateral received by the collateral trustee, any Parity Lien Representative, any holder of Parity Lien Obligations in violation of the immediately preceding paragraph will be held by the collateral trustee, the applicable Parity Lien Representative or the applicable holder of Parity Lien Obligations for the account of the holders of Priority Liens and remitted to any Priority Lien Representative upon demand by such Priority Lien Representative. The Parity Liens will remain attached to and, subject to the provisions described under the caption “—Provisions of the Indenture Relating to Security—Ranking of Parity Liens,” enforceable against all proceeds so held or remitted. All proceeds of Collateral received by the collateral trustee, any Parity Lien Representative or any holder of notes or other Parity Lien Obligations not in violation of the immediately preceding paragraph will be received by the collateral trustee, such Parity Lien Representative or such holder of Parity Lien Obligations free from the Priority Liens and all other Liens except the Parity Liens and the Permitted Liens.

In exercising rights and remedies with respect to the Collateral, the Priority Lien Representatives may enforce (or refrain from enforcing) or instruct the collateral trustee to enforce the provisions of the Priority Lien Documents and exercise (or refrain from exercising) or instruct the collateral trustee to exercise remedies thereunder or any such rights and remedies, all in such order and in such manner as they may determine in the exercise of their sole and exclusive discretion, including:

(1)	the exercise or forbearance from exercise of all rights and remedies in respect of the Collateral and/or the Priority Lien Obligations;

(2)	the enforcement or forbearance from enforcement of any Priority Lien in respect of the Collateral;

(3)	the exercise or forbearance from exercise of rights and powers of a holder of shares of stock included in the Collateral to the extent provided in the security documents;

(4)	the acceptance of the Collateral in full or partial satisfaction of the Priority Lien Obligations; and

(5)	the exercise or forbearance from exercise of all rights and remedies of a secured lender under the UCC or any similar law of any applicable jurisdiction or in equity.

Without in any way limiting the generality of the preceding paragraph, the holders of Priority Lien Obligations and the Priority Lien Representatives may, at any time and from time to time, without the consent of or notice to holders of Parity Lien Obligations or the Parity Lien Representatives, without incurring responsibility to holders of Parity Lien Obligations and the Parity Lien Representatives and without impairing or releasing the subordination provided in the collateral trust or the obligations hereunder of holders of Parity Lien Obligations and the Parity Lien Representatives, do any one or more of the following:

(1)	change the manner, place or terms of payment or extend the time of payment of, or renew or alter, the Priority Lien Obligations, or otherwise amend or supplement in any manner the Priority Lien Obligations, or any instrument evidencing the Priority Lien Obligations or any agreement under which the Priority Lien Obligations are outstanding;

(2)	release any Person or entity liable in any manner for the collection of the Priority Lien Obligations;

(3)	release the Priority Lien on any Collateral; and

(4)	exercise or refrain from exercising any rights against any Pledgor.

Waiver of Right of Marshalling

The collateral trust agreement provides that, prior to the Discharge of Priority Lien Obligations, the holders of Parity Lien Obligations, each Parity Lien Representative and the collateral trustee may not assert or enforce any right of marshalling accorded to a junior lienholder, as against the collateral trustee, the holders of Priority Lien Obligations and the Priority Lien Representatives (in their capacity as priority lienholders). Following the Discharge of Priority Lien Obligations, the holders of Parity Lien Obligations and any Parity Lien Representative may assert their right under the Uniform Commercial Code or otherwise to any proceeds remaining following a sale or other disposition of Shared Collateral by, or on behalf of, the collateral trustee or the holders of Priority Lien Obligations.

Insolvency or Liquidation Proceedings

If in any insolvency or liquidation proceeding and prior to the Discharge of Priority Lien Obligations, the holders of Priority Lien Obligations by an Act of Required Debtholders consent to any order:

(1)	for use of cash collateral;

(2)	approving a debtor-in-possession financing secured by a Lien that is senior to or on a parity with all Priority Liens upon any property of the estate in such insolvency or liquidation proceeding;

(3)	granting any relief on account of Priority Lien Obligations as adequate protection (or its equivalent) for the benefit of the holders of Priority Lien Obligations in the collateral subject to Priority Liens; or

(4)	relating to a sale of assets of the Company or any other Pledgor that provides, to the extent the assets sold are to be free and clear of Liens, that all Priority Liens and Parity Liens will attach to the proceeds of the sale;

then, the holders of Parity Lien Obligations, in their capacity as holders of secured claims, and each Parity Lien Representative will not oppose or otherwise contest the entry of such order, so long as none of the holders of Priority Lien Obligations or any Priority Lien Representative in any respect opposes or otherwise contests any request made by the holders of Parity Lien Obligations or a Parity Lien Representative for the grant to the collateral trustee, for the benefit of the holders of Parity Lien Obligations, of a junior Lien upon any property on which a Lien is (or is to be) granted under such order to secure the Priority Lien Obligations, co-extensive in all respects with, but subordinated (as set forth herein under the caption “—Provisions of the Indenture Relating to Security—Ranking of Parity Liens”) to, such Lien and all Priority Liens on such property.

Notwithstanding the foregoing, both before and during an insolvency or liquidation proceeding, the holders of Parity Lien Obligations and the Parity Lien Representatives may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of insolvency or liquidation proceedings against the Company or any Guarantor in accordance with applicable law; provided that, no holder of Parity Lien Obligations is permitted to take any of the actions prohibited under clauses (1) through (5) of the second paragraph of the provisions described above under the caption “—Restrictions on Enforcement of Parity Liens” or oppose or contest any order that it has agreed not to oppose or contest under clauses (1) through (4) of the preceding paragraph.

The holders of Parity Lien Obligations or any Parity Lien Representative will not file or prosecute in any insolvency or liquidation proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral under the Parity Liens, except that:

(1)	they may freely seek and obtain relief: (a) granting a junior Lien co-extensive in all respects with, but subordinated (as set forth herein under the caption “—Provisions of the Indenture Relating to Security—Ranking of Parity Liens”) to, all Liens granted in the insolvency or liquidation proceeding to, or for the benefit of, the holders of Priority Lien Obligations; or (b) in connection with the confirmation of any plan of reorganization or similar dispositive restructuring plan; and

(2)	they may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations.

Order of Application

The collateral trust agreement provides that if any Shared Collateral is sold or otherwise realized upon by the collateral trustee in connection with any foreclosure, collection or other enforcement of Liens granted to the collateral trustee in the security documents, the proceeds received by the collateral trustee from such foreclosure, collection or other enforcement will be distributed by the collateral trustee in the following order of application:

FIRST, to the payment of all amounts payable under the collateral trust agreement on account of the collateral trustee’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the collateral trustee or any co-trustee or agent of the collateral trustee in connection with any security document, including amounts reasonably necessary to provide for the expenses of the collateral trustee in maintaining and disposing of the collateral;

SECOND, to the repayment of Indebtedness and other Obligations, other than Secured Debt, secured by a Permitted Lien (other than Liens securing Parity Lien Debt) on the Collateral sold or realized upon;

THIRD, equally and ratably to the respective Priority Lien Representatives for application to the payment of all outstanding Priority Lien Debt and any other Priority Lien Obligations that are then due and payable in such order as may be provided in the Priority Lien Documents in an amount sufficient to pay in full in cash all outstanding Priority Lien Debt and all other Priority Lien Obligations that are then due and payable (including all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Priority Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt);

FOURTH, equally and ratably to the respective Parity Lien Representatives for application to the payment of all outstanding Parity Lien Debt and any other Parity Lien Obligations that are then due and payable in such order as may be provided in the Parity Lien Documents in an amount sufficient to pay in full in cash all outstanding Parity Lien Debt and all other Parity Lien Obligations that are then due and payable (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Parity Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Parity Lien Document) of all outstanding letters of credit, if any, constituting Parity Lien Debt); and

FIFTH, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to the Company or the applicable Pledgor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.

If any Parity Lien Representative or any holder of a Parity Lien Obligation collects or receives any proceeds of such foreclosure, collection or other enforcement that should have been applied to the payment of the Priority Lien Obligations in accordance with the paragraph above, whether after the commencement of an insolvency or liquidation proceeding or otherwise, such Parity Lien Representative or such holder of a Parity Lien Obligation, as the case may be, will forthwith deliver the same to the collateral trustee, for the account of the holders of the Priority Lien Obligations and other Obligations secured by a Permitted Lien (other than Liens securing Parity Lien Debt), to be applied in accordance with the provisions set forth above under this caption “—Order of Application.” Until so delivered, such proceeds will be held by that Parity Lien Representative or that holder of a Parity Lien Obligation, as the case may be, for the benefit of the holders of the Priority Lien Obligations and other Obligations secured by a Permitted Lien.

The provisions set forth above under this caption “—Order of Application” are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Secured Obligations, each present and future Secured Debt Representative and the collateral trustee as holder of Priority Liens and Parity Liens. The Secured Debt Representative of each future Series of Secured Debt will be required to deliver a Lien Sharing and Priority Confirmation to the collateral trustee and each other Secured Debt Representative at the time of incurrence of such Series of Secured Debt.

The collateral trust agreement also includes provisions for the application of proceeds of the Separate Collateral and the ABL Collateral to the extent that such assets are secured by Liens held by the collateral trustee. Holders of notes will not be entitled to share in the proceeds of sales of Separate Collateral.

Adjustment to Reflect Payments or Distributions on Separate Collateral

The collateral trust agreement provides that, for the purpose of defining “equally and ratably,” during the pendency of any Actionable Default, and subject to the Order of Application described above, if any payment or distribution is made in cash to any holders of Priority Lien Obligations from or on account of Separate Collateral by reason of enforcement of Liens or realization in a bankruptcy case, receivership or other insolvency or liquidation proceeding, then any concurrent or subsequent payment or distribution that is to be made in cash to such holders from or on account of Shared Collateral by reason of any such enforcement or realization shall be reduced, and any concurrent or subsequent payment or distribution that is to be made in cash to the remaining holders of Priority Lien Obligations from or on account of Shared Collateral by reason of any such enforcement or realization shall be increased, to the extent necessary to cause the aggregate amount of all payments and distributions made in cash to all holders of Priority Lien Obligations (whether made from or on account of Separate Collateral or from or on account of Shared Collateral) by reason of any such enforcement or realization to be distributed equally and ratably as fully as if the Separate Collateral had been Shared Collateral.

Release or Subordination of Liens on Collateral

The collateral trust agreement provides that the collateral trustee’s Liens on the Collateral will be released:

(1)

in whole, upon (a) payment in full and discharge of all outstanding Secured Debt and all other Secured Obligations that are outstanding, due and payable at the time all of the Secured Debt is paid in full and discharged and (b) termination or expiration of all commitments to extend credit under all Secured Debt Documents and the cancellation or termination or cash collateralization (at the lower of (1) 105%

of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Secured Debt Documents) of all outstanding letters of credit issued pursuant to any Secured Debt Documents;

(2)	as to any Collateral that is sold, transferred or otherwise disposed of by the Company or any other Pledgor to a Person that is not (either before or after such sale, transfer or disposition) the Company or a Restricted Subsidiary of the Company in a transaction or other circumstance that complies with the “Asset Sale” provisions of the indenture and is permitted by all of the other Secured Debt Documents, released or, if applicable, subordinated at the time of such sale, transfer or other disposition to the extent of the interest sold, transferred or otherwise disposed of; provided that the collateral trustee’s Liens upon the Collateral will not be released or subordinated if the sale or disposition is subject to the covenant described below under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(3)	as to a release of any Collateral constituting less than all or substantially all of the Shared Collateral, released if consent to the release of all Priority Liens on such Collateral has been given by an Act of Required Debtholders;

(4)	as to a release of any Collateral constituting less than all or substantially all of the Separate Collateral, released if consent has been given by a majority of the holders of the Priority Lien Debt which has a lien on the Separate Collateral or, after a Discharge of Priority Lien Debt, a majority of the holders of the Parity Lien Debt which has a lien on the Separate Collateral;

(5)	as to a release of all or substantially all of the Shared Collateral, released if (a) consent to the release of that Collateral has been given by the requisite percentage or number of holders of each Series of Secured Debt at the time outstanding as provided for in the applicable Secured Debt Documents, and (b) the Company has delivered an officers’ certificate to the collateral trustee certifying that all such necessary consents have been obtained; and

(6)	as to any ABL Collateral, released as provided in the Intercreditor Agreement.

The security documents provide that the Liens securing the Secured Debt extend to the proceeds of any sale of Collateral. As a result, the collateral trustee’s Liens will apply to the proceeds of any such Collateral received in connection with any sale or other disposition of assets described in the preceding paragraph.

Release of Liens in Respect of Notes

The indenture and the collateral trust agreement provide that the collateral trustee’s Priority Liens upon the Shared Collateral no longer secure the notes outstanding under the indenture or any other Obligations under the indenture, and the right of the holders of notes and such Obligations to the benefits and proceeds of the collateral trustee’s Priority Liens on the Shared Collateral will terminate and be discharged:

(1)	upon satisfaction and discharge of the indenture as set forth under the caption “—Satisfaction and Discharge;”

(2)	upon a Legal Defeasance or Covenant Defeasance of all outstanding notes as set forth under the caption “—Legal Defeasance and Covenant Defeasance;”

(3)	upon payment in full and discharge of all notes outstanding under the indenture and all Obligations that are outstanding, due and payable under the indenture at the time the notes are paid in full and discharged; or

(4)	in whole or in part, with the consent of the holders of the requisite percentage of notes in accordance with the provisions described below under the caption “—Amendment, Supplement and Waiver.”

Amendment of Security Documents

The collateral trust agreement provides that no amendment or supplement to the provisions of any security document will be effective without the approval of the collateral trustee acting as directed by an Act of Required Debtholders, except that:

(1)	any amendment or supplement that has the effect solely of adding or maintaining Collateral, securing additional Secured Debt that was otherwise permitted by the terms of the Secured Debt Documents to be secured by the Collateral or preserving, perfecting or establishing the priority of the Liens thereon or the rights of the collateral trustee therein will become effective when executed and delivered by the Company or any other applicable Pledgor party thereto and the collateral trustee;

(2)	no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Secured Obligations:

(a)	to vote its outstanding Secured Debt as to any matter described as subject to an Act of Required Debtholders or direction by the Required Parity Lien Debtholders (or amends the provisions of this clause (2) or the definition of “Act of Required Debtholders” or “Required Parity Lien Debtholders”),

(b)	to share in the order of application described above under “—Order of Application” in the proceeds of enforcement of or realization on any Collateral, or

(c)	to require that Liens securing Secured Obligations be released only as set forth in the provisions described above under the caption “—Release or Subordination of Liens on Collateral,”

will become effective without the consent of the requisite percentage or number of holders of each Series of Secured Debt so affected under the applicable Secured Debt Document; and

(3)	no amendment or supplement that imposes any obligation upon the collateral trustee or any Secured Debt Representative or adversely affects the rights of the collateral trustee or any Secured Debt Representative, respectively, in its individual capacity as such will become effective without the consent of the collateral trustee or such Secured Debt Representative, respectively.

Any amendment or supplement to the provisions of the security documents that releases Collateral will be effective only in accordance with the requirements set forth in the applicable Secured Debt Document referenced above under the caption “—Release or Subordination of Liens on Collateral.” Any amendment or supplement that results in the collateral trustee’s Liens upon the Collateral no longer securing the notes and the other Obligations under the indenture may only be effected in accordance with the provisions described above under the caption “—Release of Liens in Respect of Notes.”

The collateral trust agreement provides that, notwithstanding anything to the contrary under the caption “—Amendment of Security Documents,” but subject to clauses (2) and (3) above:

(1)	any mortgage or other security document that secures Priority Lien Obligations may be amended or supplemented with the approval of the collateral trustee acting as directed in writing by the holders of the Priority Lien Debt, unless such amendment or supplement would not be permitted under the terms of the collateral trust agreement or any of the Secured Debt Documents;

(2)	any mortgage or other security document that secures Obligations may be amended or supplemented with the approval of the collateral trustee acting as directed in writing by an Act of the Required Debtholders, unless such amendment or supplement would not be permitted under the terms of the collateral trust agreement or the other Priority Lien Documents; and

(3)

any amendment or waiver of, or any consent under, any provision of the collateral trust agreement or any other security document that secures Priority Lien Obligations (except any such amendment, waiver or consent that releases Collateral with respect to which any consent of holders of Parity Lien

Debt is required pursuant to the collateral trust agreement, which is governed by the provisions described above) applies automatically to any comparable provision of any comparable Parity Lien Document without the consent of or notice to any holder of Parity Lien Obligations and without any action by the Company or any other Pledgor or any holder of notes or other Parity Lien Obligations.

Voting

In connection with any matter under the collateral trust agreement requiring a vote of holders of Secured Debt, each Series of Secured Debt casts its votes in accordance with the Secured Debt Documents governing such Series of Secured Debt. The amount of Secured Debt to be voted by a Series of Secured Debt equals (1) the aggregate principal amount of Secured Debt held by such Series of Secured Debt (including outstanding letters of credit whether or not then available or drawn), plus (2) other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Series of Secured Debt. Following and in accordance with the outcome of the applicable vote under its Secured Debt Documents, the Secured Debt Representative of each Series of Secured Debt votes the total amount of Secured Debt under that Series as a block in respect of any vote under the collateral trust agreement.

Provisions of the Indenture Relating to Security

Equal and Ratable Sharing of Collateral by Holders of Priority Lien Debt

The indenture and all existing and future Priority Lien Documents provide that, notwithstanding:

(1)	anything to the contrary contained in the security documents;

(2)	the time of incurrence of any Series of Priority Lien Debt;

(3)	the order or method of attachment or perfection of any Liens securing any Series of Priority Lien Debt;

(4)	the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5)	the time of taking possession or control over any Collateral;

(6)	that any Priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7)	the rules for determining priority under any law governing relative priorities of Liens:

(a)	all Priority Liens granted at any time by the Company or any Guarantor secure, equally and ratably, all present and future Priority Lien Obligations; and

(b)	all proceeds of all Priority Liens granted at any time by the Company or any Guarantor will be allocated and distributed equally and ratably on account of the Priority Lien Debt and other Priority Lien Obligations.

The provisions described in this section are intended for the benefit of, and are enforceable as a third party beneficiary by, each present and future holder of Priority Lien Obligations, each present and future Priority Lien Representative and the collateral trustee as holder of Priority Liens. The Priority Lien Representative of each future Series of Priority Lien Debt is required to deliver a Lien Sharing and Priority Confirmation to the collateral trustee and the trustee at the time of incurrence of such Series of Priority Lien Debt.

Ranking of Parity Liens

All existing and future Parity Lien Documents will provide that, notwithstanding:

(1)	anything to the contrary contained in the security documents;

(2)	the time of incurrence of any Series of Secured Debt;

(3)	the order or method of attachment or perfection of any Liens securing any Series of Secured Debt;

(4)	the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5)	the time of taking possession or control over any Collateral;

(6)	that any Priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7)	the rules for determining priority under any law governing relative priorities of Liens,

all Parity Liens at any time granted by the Company or any Guarantor are subject and subordinate to all Priority Liens securing Priority Lien Obligations up to the Priority Lien Cap.

The provisions described under the caption “—Ranking of Parity Liens” are intended for the benefit of, and are enforceable as a third party beneficiary by, each present and future holder of Priority Lien Obligations, each present and future Priority Lien Representatives and the collateral trustee as holder of Priority Liens. No other Person is entitled to rely on, have the benefit of or enforce those provisions. The Parity Lien Representative of each future Series of Parity Lien Debt is required to deliver a Lien Sharing and Priority Confirmation to the collateral trustee and each Priority Lien Representative at the time of incurrence of such Series of Parity Lien Debt.

In addition, the provisions described under the caption “—Ranking of Parity Liens” are intended solely to set forth the relative ranking, as Liens, of the Liens securing Parity Lien Debt as against the Priority Liens. Neither the Existing Second Lien Notes nor any other Parity Lien Obligations nor the exercise or enforcement of any right or remedy for the payment or collection thereof are intended to be, or will ever be by reason of the foregoing provision, in any respect subordinated, deferred, postponed, restricted or prejudiced.

Relative Rights

Nothing in the Note Documents will:

(1)	impair, as between the Company and the holders of notes, the obligation of the Company to pay principal of, premium and interest and Special Interest, if any, on the notes in accordance with their terms or any other obligation of the Company or any Guarantor;

(2)	affect the relative rights of holders of notes as against any other creditors of the Company or any Guarantor (other than holders of Priority Liens, Permitted Liens or other Parity Liens);

(3)	restrict the right of any holder of notes to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the provisions described above under the captions “—Intercreditor Agreement—Restrictions on Exercise of Remedies,” “—Intercreditor Agreement—Agreements With Respect to Insolvency or Liquidation Proceedings,” “—Collateral Trust Agreement—Restrictions on Enforcement of Parity Liens” or “—Collateral Trust Agreement—Insolvency or Liquidation Proceedings”);

(4)	restrict or prevent any holder of notes or other Priority Lien Obligations, the collateral trustee or any Priority Lien Representative from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by (a) “—Intercreditor Agreement—Restrictions on Exercise of Remedies,” (b) “—Intercreditor Agreement—Agreements With Respect to Insolvency or Liquidation Proceedings,” (c) “—Collateral Trust Agreement—Restrictions on Enforcement of Parity Liens” or (d) “—Collateral Trust Agreement—Insolvency or Liquidation Proceedings”; or

(5)	restrict or prevent any holder of notes or other Priority Lien Obligations, the collateral trustee or any Priority Lien Representative from taking any lawful action in an insolvency or liquidation proceeding not specifically restricted or prohibited by (a) “—Intercreditor Agreement—Restrictions on Exercise of Remedies,” (b) “—Intercreditor Agreement—Agreements With Respect to Insolvency or Liquidation Proceedings,” (c) “—Collateral Trust Agreement—Restrictions on Enforcement of Parity Liens” or (d) “—Collateral Trust Agreement—Insolvency or Liquidation Proceedings.”

Compliance with Trust Indenture Act

The indenture requires the Company to comply with the provisions of TIA §314.

To the extent applicable, the Company will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities subject to the Lien of the security documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an officer of the Company except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the trustee. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.

Further Assurances; Insurance

The indenture and the security documents provide that the Company and each of the other Pledgors will do or cause to be done all acts and things that may be required, or that the collateral trustee from time to time may reasonably request, to assure and confirm that the collateral trustee holds, for the benefit of the holders of Secured Obligations, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Secured Debt Documents.

Upon the reasonable request of the collateral trustee or any Secured Debt Representative at any time and from time to time, the Company and each of the other Pledgors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required, or that the collateral trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Secured Debt Documents for the benefit of the holders of Secured Obligations.

The Company and the other Pledgors will:

(1)	keep their properties adequately insured at all times by financially sound and reputable insurers;

(2)	maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage and coverage for acts of terrorism, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

(3)	maintain such other insurance as may be required by law;

(4)	maintain the title insurance, in the form delivered to the collateral trustee on May 2, 2005, on all existing real property Collateral, and with respect to real property acquired after May 2, 2005, maintain title insurance in form and substance comparable to the title insurance policies in effect on May 2, 2005, on all such after acquired real property Collateral insuring the collateral trustee’s Lien on that property, subject only to Permitted Liens and other exceptions to title approved by the Priority Lien Representative as long as there is Priority Lien Debt outstanding and thereafter, the collateral trustee; provided that title insurance need only be maintained on any particular parcel of real property having a Fair Market Value of less than $10 million if and to the extent title insurance is maintained in respect of Priority Liens on that property; and

(5)	maintain such other insurance as may be required by the security documents.

The Company and the other Pledgors agree to furnish to the collateral trustee full information as to their property and liability insurance carriers if and when required to do so by any Secured Debt Representative under the Secured Debt Documents. Holders of Secured Obligations, as a class, are named as additional insureds, with a waiver of subrogation, on all insurance policies of the Company and the other Pledgors and the collateral trustee is named as loss payee, with 30 days’ notice of cancellation or material change, on all property and casualty insurance policies of the Company and the other Pledgors.

Optional Redemption

At any time prior to March 31, 2012, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes issued under the indenture at a redemption price of 111.375% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings by the Company or a contribution to the common equity capital of the Company from the net proceeds of one or more Equity Offerings by a direct or indirect parent of the Company; provided that:

(1)	at least 65% of the aggregate principal amount of the notes originally issued under the indenture (excluding notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such Equity Offering.

At any time prior to March 31, 2012, the Company may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of the holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

In addition, at any time prior to March 31, 2012, but not more than once in any twelve-month period, the Company may redeem in the aggregate up to 10% of the original aggregate principal amount of the notes at a redemption price (expressed as a percentage of principal amount thereof) of 103%, plus accrued and unpaid interest and Special Interest, if any, to the Redemption Date, subject to the rights of the holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the three preceding paragraphs, the notes are not redeemable at the Company’s option prior to March 31, 2012. The Company is not prohibited by the terms of the indenture, however, from acquiring the notes pursuant to an issuer tender offer, in open market transactions or otherwise, assuming such acquisition does not otherwise violate the terms of the indenture.

On or after March 31, 2012 the Company may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the periods indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
March 31, 2012 – March 30, 2013	105.00%
March 31, 2013 – September 29, 2013	103.00%
September 30, 2013 and thereafter	100.00%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

If less than all of the notes are to be redeemed, the procedures described below under “—Selection and Notice” will apply.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase of Notes at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes has the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a Change of Control payment equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control payment date, the Company will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail to each holder of notes properly tendered, and not withdrawn, the Change of Control payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control payment date. A Change in Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. Notes repurchased pursuant to a Change of Control Offer will be retired and cancelled.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control are applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization, spin-off or similar transaction.

The Company is not required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all of the notes that might be tendered by holders seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Payment when due would result in an Event of Default under the indenture which would, in turn, constitute a default under the Credit Agreements.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash. For purposes of this provision (but not the definition of Net Proceeds), each of the following will be deemed to be cash:

(a)	Cash Equivalents;

(b)	any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assumption agreement that releases the Company or such Restricted Subsidiary from further liability;

(c)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are, within 180 days of the Asset Sale, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(d)

any Designated Noncash Consideration received by the Company or any Restricted Subsidiary thereof in such Asset Sale having a Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed the greater of (x) $50 million or (y) 2.5% of Total Assets at the time of receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value;

(e)	any stock or assets of the kind referred to in clauses (4) or (6) of the next paragraph of this covenant; and

(f)	cash held in escrow as security for any purchase price settlement, for damages in respect of a breach of representations and warranties or certain covenants or for payment of other contingent obligations in connection with the Asset Sale.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale (other than a Sale of Shared Collateral or a Sale of a Guarantor) the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

(1)	to repay Priority Lien Debt and, if such Priority Lien Debt is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)	to repay any Indebtedness secured by a Permitted Lien on the assets that were the subject of such Asset Sale;

(3)	if such assets were sold by a Restricted Subsidiary that is not a Guarantor, to repay any Indebtedness of such Restricted Subsidiary or any other Restricted Subsidiary that (a) is not a Guarantor and (b) directly or indirectly owns all of the Capital Stock of such Restricted Subsidiary;

(4)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(5)	to make a capital expenditure; or

(6)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale that constitutes a Sale of Shared Collateral or a Sale of a Guarantor or a Casualty Event, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

(1)	to purchase other assets that would constitute Shared Collateral;

(2)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(3)	if such assets were sold by a Restricted Subsidiary that is not a Guarantor, to repay any Indebtedness of such Restricted Subsidiary or any other Restricted Subsidiary that (a) is not a Guarantor and (b) directly or indirectly owns all of the Capital Stock of such Restricted Subsidiary

(4)	to make a capital expenditure (including the rebuilding, repair, replacement or construction of improvements to affected property with the Net Proceeds from Casualty Events) with respect to assets that constitute Shared Collateral;

(5)	to repay any Indebtedness secured by a Permitted Lien (other than Priority Lien Debt or Parity Lien Debt) on the assets that were the subject of such Asset Sale; or

(6)	to repay any Parity Lien Debt or unsecured Indebtedness pursuant to clause (14)(iii) of the second paragraph under the caption “Certain Covenants—Restricted Payments.”

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales or Casualty Events that are not applied or invested as provided in the second and third paragraph of this covenant constitutes Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $20 million, within ten days thereof, the Company will (a) make an Asset Sale Offer to all holders of notes and all holders of other Priority Lien Debt containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of Asset Sales or Casualty Events, and (b) repay all other Priority Lien Debt containing provisions requiring repayment with the proceeds of such Asset Sales or Casualty Events to purchase the maximum principal amount of notes and such other Priority Lien Debt that may be purchased or repaid out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Special Interest, if any, to the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other Priority Lien Debt tendered into such Asset Sale Offer or containing provisions requiring repayment with the proceeds of such Asset Sales or Casualty Events exceeds the amount of Excess Proceeds, the trustee will select the notes and such other Priority Lien Debt to be purchased or repaid on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The ABL Facility does not prohibit the Company from purchasing any notes in the event of an Asset Sale. However, any future credit agreements or other similar agreements relating to Indebtedness to which the Company becomes a party may contain restrictions on the purchase of notes by the Company and may also provide that certain change of control or asset sale events with respect to the Company would constitute a default under these agreements. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing notes. In such case, the Company’s failure to repurchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the agreements governing such other Indebtedness. Finally, the Company’s ability to pay cash to holders of notes upon an Asset Sale or Change of Control may be limited by the Company’s financial resources.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements. The agreements governing the various Series of Priority Lien Debt, including the indenture, do not contain any provisions requiring that redemption or prepayment of notes or any other Series of Priority Lien Debt be accompanied by a pro rata redemption of or prepayment of any other Series of Priority Lien Debt.

No notes of $2,000 or less can be redeemed in part. Notices of purchase or redemption will be mailed by first class mail at least 30 but not more than 60 days before the purchase or redemption date to each holder of notes to be purchased or redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be purchased or redeemed in part only, the notice of purchase or redemption that relates to that note will state the portion of the principal amount of that note that is to be purchased or redeemed. A new note in principal amount equal to the unpurchased or unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for purchase or redemption become due on the date fixed for purchase or redemption. On and after the purchase or redemption date, interest ceases to accrue on notes or portions of notes purchased or called for redemption.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is unsecured, secured by a Parity Lien or contractually subordinated to the notes or to any Subsidiary Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except (i) a payment of interest or principal at the Stated Maturity thereof or (ii) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date of the indenture (excluding Restricted

Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (11), (13) and (14) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from October 1, 2009 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)	100% of the aggregate Qualified Proceeds and 100% of the Fair Market Value of property other than cash, received by the Company since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company and other than Excluded Contributions); plus

(c)	to the extent that any Restricted Investment is sold for cash, is otherwise disposed of or is repurchased, redeemed, liquidated or repaid, 100% of the aggregate amount so received in cash and the Fair Market Value of other property so received subsequent to the date of the indenture (less the cost of disposition, if any); plus

(d)	to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of the indenture, is redesignated as a Restricted Subsidiary after the date of the indenture, the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation; plus

(e)	50% of any dividends received by the Company or a Restricted Subsidiary of the Company that is a Guarantor after the date of the indenture, from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph and shall not constitute Excluded Contributions;

(3)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is unsecured, secured by a Parity Lien or contractually subordinated to the notes or to any Subsidiary Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5)

so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director, consultant or employee of the Company or any of its Restricted Subsidiaries, and any dividend payment or other distribution by the Company or a Restricted Subsidiary to a direct or indirect parent holding company of the Company utilized for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of such direct or indirect parent holding company held by any current or former officer, director, employee or consultant of the Company or any of its Restricted Subsidiaries or, in each case to the extent applicable, their respective estates, spouses, former spouses or family members or other permitted transferees, in each case, pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or benefit plan of any kind; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5 million in any calendar year period (with unused amounts in any immediately preceding calendar year being carried over to the two immediately succeeding calendar years subject to a maximum carry-over amount of $10 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the sum of (i) $5 million, plus (ii) the cash proceeds from the sale of Equity Interests of the Company and, to the extent contributed to the Company as common equity capital, Equity Interests of any of the Company’s direct or indirect parent entities, in each case to officers, directors, employees or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent entities that occurs after the date of the indenture, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(b) of the preceding paragraph; provided that such cash proceeds shall not constitute Excluded Contributions, plus

(b)	the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the date of the indenture, less

(c)	the amount of any Restricted Payments previously made pursuant to clauses (a) and (b) of this clause (5);

(6)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants;

(7)	so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the date of the indenture, in accordance with the Consolidated Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(8)	Permitted Payments to Parent;

(9)	so long as no Default has occurred and is continuing or would be caused thereby, upon the occurrence of a Change of Control and within 60 days after completion of the offer to repurchase notes pursuant to the covenant described above under the caption “—Repurchase of Notes at the Option of Holders—Change of Control” (including the purchase of all notes tendered), any purchase or redemption of Indebtedness of the Company that is unsecured, secured by a Parity Lien or contractually subordinated to the notes or any Subsidiary Guarantee that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest); provided that, prior to such repayment or repurchase, the Company shall have made the Change of Control Offer with respect to the notes as required by the indenture, and the Company shall have repurchased all notes validly tendered for payment and not withdrawn in connection with such Change of Control Offer;

(10)

so long as no Default has occurred and is continuing or would be caused thereby, after the completion of an Asset Sale Offer pursuant to the covenant described under the caption “—Repurchase of Notes at the Option of the Holders—Asset Sales” (including the purchase of all notes tendered), any purchase or redemption of Indebtedness of the Company that is unsecured, secured by a Parity Lien or contractually subordinated to the notes or any Subsidiary Guarantee that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale, at a purchase price not greater than 100% of the outstanding principal amount thereof (plus accrued and unpaid interest) with any Excess Proceeds that remain after consummation of an Asset Sale Offer; provided that, prior to such repayment or repurchase, the Company shall have made the Asset Sale Offer with respect to the notes as required by the indenture, and the Company shall have repurchased all notes validly tendered for payment and not withdrawn in connection with such Asset Sale Offer;

(11)	any payment solely to reimburse the Principal or its Affiliates for actual out-of-pocket expenses, not including fees paid directly or indirectly to Principal or its Affiliates, in connection with the Acquisition or for the provision of third party services to the Company and its Subsidiaries;

(12)	the redemption, repurchase or other acquisition for value of any common Equity Interests of any Foreign Subsidiary of the Company that are held by a Person that is not an Affiliate of the Company or to the extent required to satisfy applicable laws, rules or regulations in an aggregate amount since the date of the indenture, not to exceed $1 million; provided that the consideration for such redemption, repurchase or other acquisition is not in excess of either (x) the Fair Market Value of such common Equity Interests or (y) such amount required by applicable laws, rules or regulations;

(13)	Restricted Payments that are made with Excluded Contributions; and

(14)	so long as no Default has occurred and is continuing or would be caused thereby, and the Consolidated Liquidity of the Company as of the last day of the immediately preceding fiscal quarter is not less than $150 million, the Company may repurchase or redeem or otherwise acquire and, in each case, retire any Parity Lien Debt or any unsecured Indebtedness in an aggregate amount not to exceed the sum of, without duplication:

(i)	$75 million, provided that no more than $37.5 million of such amount will be available for such repurchases, redemptions or acquisitions on or prior to the first anniversary of the date of the indenture; plus

(ii)	25% of the aggregate amount of cash proceeds of the Alternative Fuel Tax Credit received after the date of the indenture; plus

(iii)	50% of the Net Proceeds from any Asset Sale that constitutes a Sale of Shared Collateral or a Sale of a Guarantor or a Casualty Event in compliance with the covenant described under the caption “—Repurchase of Notes at the Option of the Holders—Asset Sale” if, after giving effect to each such Asset Sale and the application of such Net Proceeds thereof, the Company would have a Secured Leverage Ratio that is equal to or less than the Secured Leverage Ratio of the Company immediately prior to such Asset Sale; provided that the aggregate amount of Net Proceeds that may be applied to repurchase or redeem or otherwise acquire Parity Lien Debt or unsecured Indebtedness pursuant to this clause (iii) will not exceed $50 million.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Company whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $25 million.

Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and the Guarantors may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred stock, if the Consolidated Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by the Company (and the Guarantee thereof by the Guarantors) of revolving credit Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of:

(A)	$500 million less the aggregate amount of all Net Proceeds of Asset Sales or Casualty Events applied by the Company or any of its Restricted Subsidiaries since the date of the indenture, to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “—Repurchase of Notes at the Option of Holders—Asset Sales” and less the aggregate principal amount of all Indebtedness incurred under clause (2) of this paragraph then outstanding, plus the amount of any reasonable fees, underwriting discounts, premiums, prepayment penalties and other costs and expenses incurred in connection with extending, refinancing, renewing, replacing or refunding any Credit Facility under which Indebtedness is incurred pursuant to this clause (1) or

(B)	the amount of the Borrowing Base as of the date of such incurrence;

(2)	Indebtedness incurred by a Receivables Entity in a Qualified Receivables Transaction that is not recourse to the Company or any of its Restricted Subsidiaries (except for Standard Securitization Undertakings); provided, however, that after giving effect to any such incurrence, the aggregate amount of all indebtedness incurred under this clause (2) and then outstanding does not exceed $500 million less:

(A)	the aggregate principal amount of all Indebtedness incurred under clause (1) of this paragraph and

(B)	the aggregate amount of all Net Proceeds of Asset Sales or Casualty Events applied by the Company or any of its Restricted Subsidiaries since the date of the indenture, to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “—Repurchase of Notes at the Option of Holders—Asset Sales” plus the amount of any reasonable fees, underwriting discounts, premiums, prepayment penalties and other costs and expenses incurred in connection with extending, refinancing, renewing, replacing or refunding any Credit Facility or any Indebtedness incurred pursuant to this clause (2);

(3)	[intentionally omitted];

(4)	the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(5)	the incurrence by the Company and the Guarantors of Indebtedness represented by the notes and the Subsidiary Guarantees to be issued on the date of the indenture and the New Notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

(6)

the incurrence by the Company and the Guarantors of Indebtedness represented by the Existing Second Lien Notes and the Existing Senior Subordinated Notes and their related existing subsidiary guarantees issued on May 2, 2005 and December 21, 2007, and the Existing Second Lien Notes and the Existing Senior Subordinated Notes and the related subsidiary guarantees issued in exchange therefor pursuant to the registration rights agreements related thereto entered into on May 2, 2005 and December 21, 2007;

(7)	the incurrence by the Company or any of its Restricted Subsidiaries of Attributable Debt in connection with a Sale/Leaseback Transaction or Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (6), not to exceed 3% of Total Assets on the date of incurrence;

(8)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (4), (5), (6), (7), (18), (19) or (20) of this paragraph;

(9)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a)	if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of the Company or the Subsidiary Guarantee, in the case of a Guarantor; and

(b)	(1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (9);

(10)	the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (10);

(11)	the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(12)	the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(13)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness incurred in respect of Insurance Financing Arrangements and Indebtedness incurred in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, completion and surety bonds, completion guarantees and similar obligations in the ordinary course of business;

(14)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(15)	the incurrence by the Company or a Restricted Subsidiary of Indebtedness arising from agreements of the Company or such Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the sale or other disposition of any business, assets or Capital Stock of the Company or any Restricted Subsidiary of the Company, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock; provided that (A) the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, whether or not cash, actually received by the Company and its Restricted Subsidiaries in connection with such disposition and (B) such Indebtedness is not reflected in the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (15);

(16)	the incurrence of contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

(17)	the incurrence of Indebtedness consisting of guarantees of loans or other extensions of credit to or on behalf of current or former officers, directors, employees, or consultants of the Company, any Restricted Subsidiary of the Company, or any direct or indirect parent of the Company for the purpose of permitting such Persons to purchase Capital Stock of the Company or any direct or indirect parent of the Company in an amount not to exceed $10 million at any one time outstanding;

(18)	the incurrence by a Foreign Subsidiary of additional Indebtedness in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (18), not to exceed $35 million at any time outstanding;

(19)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of all of the Capital Stock of a Person that becomes a Restricted Subsidiary or all or substantially all of the assets of a Person, in each case, engaged in a Permitted Business having an aggregate principal amount at any one time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (19), not to exceed an amount equal to 100% of the Net Cash Proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company) of its Capital Stock (other than Disqualified Stock) or as a contribution to the equity capital of the Company (other than as Disqualified Stock), in each case subsequent to the date of the indenture; provided, however, that such Net Cash Proceeds shall be excluded from clause (3)(b) of the first paragraph of the covenant described above the caption “—Restricted Payments” and shall not constitute Excluded Contributions; and

(20)	the incurrence by the Company or any of the Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (20), not to exceed $75 million.

The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Guarantee on substantially identical terms; provided, however, that no Indebtedness is deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or any such Guarantor, as applicable, solely by reason of being unsecured or by reason of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (20) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company (in its sole discretion) is permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date of the indenture were initially deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Interest Expense of the Company as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date is:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired.

Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction, unless:

(1)	the Company or such Restricted Subsidiary, as applicable, would be entitled to (a) incur Indebtedness in an amount equal to the Attributable Debt relating to such Sale/Leaseback Transaction pursuant to the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (b) create a Lien to secure such Attributable Debt pursuant to the covenant described above under the caption “—Liens;”

(2)	the gross cash proceeds received by the Company or any such Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of that Sale/Leaseback Transaction; and

(3)	the Company or such Restricted Subsidiary applies the Net Proceeds of such transaction in compliance with the covenant described above under the caption “—Repurchase of Notes at the Option of Holders—Asset Sales.”

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and the Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2)	the indenture, the notes issued hereby, the Subsidiary Guarantees, the existing second lien indentures, the Existing Second Lien Notes and the related guarantees, the senior subordinated note indenture, the Existing Senior Subordinated Notes and the related guarantees;

(3)	applicable law, rule, regulation or order;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(8)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	customary limitations on the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, options, sale-leaseback agreements, stock sale agreements, lease agreements, licenses and other similar agreements entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(11)	restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

(12)	provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any Capital Stock of a Person other than on a pro rata basis;

(13)	any encumbrance or restriction existing under or by reason of Indebtedness or other contractual requirement of a Receivables Entity or any Standard Securitization Undertaking, in each case in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity and Receivables and Related Assets;

(14)	any encumbrance or restriction contained in any Indebtedness incurred by a Foreign Subsidiary pursuant to clause (18) of the definition of Permitted Debt that applies only to such Foreign Subsidiary;

(15)	any encumbrance or restriction contained in any Indebtedness incurred by the Company or a Guarantor subsequent to the date of the indenture, pursuant to clause (19) of the definition of Permitted Debt; and

(16)	restrictions in other Indebtedness incurred in compliance with the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided that such restrictions, taken as a whole, are, in the good faith judgment of the Company’s Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clauses (1) and (2) above.

Merger, Consolidation or Sale of Assets

The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that, in the case such Person is not a corporation, a co-obligor of the notes is a corporation;

(2)	the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period;

(a)	be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or

(b)	would have a Consolidated Coverage Ratio that is equal to or greater than the Consolidated Coverage Ratio of the Company immediately prior to such transaction.

In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1)	a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or

(2)	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)	the Company delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10 million, a resolution of the Board of Directors of the Company set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any consulting or employment agreement or arrangements, incentive compensation plan, stock option or stock ownership plan, employee benefit plan, severance arrangements, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries for the benefit of directors, officers, employees and consultants of the Company or a direct or indirect parent of the Company and payments and transactions pursuant thereto, including, without limitation, those payments described in “Management—All Other Compensation—Employment Agreements” and “Management—Termination Benefits—Compensation of Directors”;

(2)	transactions between or among the Company and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable directors’ fees to Persons who are not employees of the Company;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of the Company or any contribution to the capital of the Company (other than as Disqualified Stock);

(6)	Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments”;

(7)	any payment solely to reimburse Principal or its Affiliates for actual out-of-pocket expenses, not including fees paid directly or indirectly to Principal or its Affiliates, in connection with the Acquisition or for the provision of third party services to the Company and its Subsidiaries;

(8)	any agreement or arrangements as in effect as of the date of the indenture, and described in this prospectus under the heading “Certain Relationships and Related Party Transactions,” and any renewals, extensions or replacements of any such agreement or arrangements (so long as such renewals, extensions or replacements are not, taken as a whole, materially less favorable to the holders of the notes as determined by the Board of Directors in its reasonable good faith judgment) and the transactions contemplated thereby;

(9)	loans or advances to employees in the ordinary course of business not to exceed $10 million in the aggregate at any one time outstanding;

(10)	Permitted Payments to Parent;

(11)	transactions with a joint venture engaged in a Permitted Business; provided that all the outstanding ownership interests of such joint venture are owned only by the Company, its Restricted Subsidiaries and Persons that are not Affiliates of the Company;

(12)	sales or purchases of goods or services, in each case in the ordinary course of business, on terms no less favorable to the Company or the applicable Restricted Subsidiary than those that are actually being obtained substantially contemporaneously in comparable transactions with Persons that are not Affiliates of the Company, and otherwise in compliance with the terms of the indenture;

(13)	transactions effected as part of a Qualified Receivables Transaction;

(14)	repurchases or purchases of notes, Existing Second Lien Notes and Existing Senior Subordinated Notes if purchased or repurchased on the same terms as offered to Persons that are not Affiliates of the Company, together with the payment of any interest with respect thereto if such payments are made on the same terms as offered to Persons that are not Affiliates of the Company;

(15)	any Investment of the Company or any of its Restricted Subsidiaries existing on the date of the indenture, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case pursuant to the terms of such Investments as in effect on the date of the indenture; and

(16)	the Transactions and the payment of all fees and expenses related to the Transactions.

Business Activities

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Additional Subsidiary Guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute supplemental indentures and deliver an opinion of counsel satisfactory to the trustee within 20 business days of the date on which it was acquired or created.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would no longer meet the requirements for designation as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or the Consolidated Coverage Ratio is equal to or greater immediately following such designation than the Consolidated Coverage Ratio immediately preceding such designation calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

No Amendment to Subordination Provisions

Without the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding, the Company will not amend, modify or alter the existing senior subordinated note indenture in any way to:

(1)	increase the rate of or change the time for payment of interest on any Existing Senior Subordinated Notes;

(2)	increase the principal of, advance the final maturity date of or shorten the Weighted Average Life to Maturity of any Existing Senior Subordinated Notes;

(3)	alter the redemption provisions or the price or terms at which the Company is required to offer to purchase any Existing Senior Subordinated Notes; or

(4)	amend the provisions of Article 10 of the existing senior subordinated note indenture (which relate to subordination).

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations (together with extensions granted by the SEC):

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest on, or Special Interest, if any, with respect to, the notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3)	failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding to comply with the provisions described under the captions “—Repurchase of Notes at the Option of Holders—Change of Control,” “—Repurchase of Notes at the Option of Holders—Asset Sales” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4)	failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding to comply with any of the other agreements in the indenture or the security documents;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary (or the payment of which is guaranteed by the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary), whether such Indebtedness or Guarantee now exists, or is created after May 2, 2005, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25 million or more;

(6)	failure by the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25 million (net of any amounts covered by insurance or pursuant to which the Company is indemnified to the extent that the third party under such agreement acknowledges its obligations thereunder), which judgments are not paid, discharged or stayed for a period of 60 days and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree that is not promptly stayed;

(7)	the occurrence of any of the following:

(a)	except as permitted by the indenture, any security document is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force or effect; provided, that it will not be an Event of Default under this clause (7)(a) if the sole result of the failure of one or more security documents to be fully enforceable is that any Priority Lien purported to be granted under such security documents on Shared Collateral, individually or in the aggregate, having a Fair Market Value of not more than $25 million ceases to be an enforceable and perfected first-priority Lien, subject only to Permitted Liens (other than Liens securing Parity Lien Debt);

(b)	any Priority Lien purported to be granted under any security document on Shared Collateral, individually or in the aggregate, having a Fair Market Value in excess of $25 million ceases to be an enforceable and perfected first-priority Lien (subject only to Permitted Liens (other than Liens securing Parity Lien Debt)) for any reason other than a failure of the collateral trustee or any of its agents to take any action within its control; or

(c)	the Company or any other Pledgor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Company or any other Pledgor set forth in or arising under any security document;

(8)	except as permitted by the indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee;

(9)	certain events of bankruptcy or insolvency described in the indenture with respect to the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; and

(10)	Parent or any of its Subsidiaries purchases, repurchases, redeems or otherwise acquires or retires for value any Holdco Notes other than with the proceeds of a sale of common equity of Parent or a contribution to the common equity capital of Parent (other than from the Company or one of its Subsidiaries).

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Special Interest, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee is under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Special Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security reasonably satisfactory to it or indemnity against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Special Interest, if any, on, or the principal of, the notes.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, manager, incorporator (or Person forming any limited liability company), stockholder, agent or member of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Note Documents, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note and a Subsidiary Guarantee waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes and the Subsidiary Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Special Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Special Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)

in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)	the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7)	the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

The Collateral will be released from the Lien securing the notes, as provided under the caption “—Collateral Trust Agreement—Release of Liens in Respect of Notes,” upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the Note Documents may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding under the indenture (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Subsidiary Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding under the indenture (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase of Notes at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, or Special Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes then outstanding under that indenture and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Special Interest, if any, on, the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase of Notes at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the indenture or any security document that has the effect of releasing all or substantially all of the Shared Collateral or all or substantially all of the Collateral, other than Separate Collateral and any Intercompany Notes of Subsidiaries, from the Liens securing the notes issued under the indenture shall require the consent of the holders of at least 66 2/3% in aggregate principal amount of the notes then outstanding under the indenture.

Notwithstanding the preceding paragraphs, without the consent of any holder of notes, the Company, the Guarantors and the trustee may amend or supplement the Note Documents:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of the Company’s or a Guarantor’s obligations to holders of notes and Subsidiary Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to conform the text of the indenture, the Subsidiary Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Subsidiary Guarantees or the notes;

(7)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

(8)	to allow any Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the notes;

(9)	to make, complete or confirm any grant of Shared Collateral permitted or required by the indenture or any of the security documents or any release of Collateral that becomes effective as set forth in the indenture or any of the security documents; or

(10)	to comply with the rules of any applicable securities depository.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment, waiver, supplement or consent. It is sufficient if the consent approves the substance of the proposed amendment, waiver, supplement or consent.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3)	the Company or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The Collateral will be released from the Lien securing the notes, as provided under the caption “—Collateral Trust Agreement—Release of Liens in Respect of Notes,” upon a satisfaction and discharge in accordance with the provisions described above.

Concerning the Trustee

If the trustee becomes a creditor of the Company or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions to be specified in the indenture. The indenture provides that in case an Event of Default occurs and is continuing, the trustee is required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture, the notes and the guarantees are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“ABL Collateral” means all now owned or hereafter acquired (a) “accounts” and “payment intangibles,” other than “payment intangibles” (in each case, as defined in Article 9 of the UCC) which constitute identifiable proceeds of the Shared Collateral and/or the Separate Collateral, (b) “inventory” (as defined in Article 9 of the UCC) or documents of title for any inventory; (c) “deposit accounts” (as defined in Article 9 of the UCC), “securities accounts” (as defined in Article 8 of the UCC), including all monies, “uncertificated securities,” and “securities entitlements” (as defined in Article 8 of the UCC) contained therein (including all cash, marketable securities and other funds held in or on deposit in either of the foregoing), “instruments” (as defined in Article 9 of the UCC), including Intercompany Notes of Subsidiaries, and “chattel paper” (as defined in Article 9 of the UCC); provided, however, that to the extent that instruments or chattel paper constitute identifiable proceeds of the Shared Collateral or the Separate Collateral or other identifiable proceeds of the Shared Collateral or the Separate Collateral are deposited or held in any such bank accounts or securities accounts after an Enforcement Notice, then such instruments, chattel paper or other identifiable proceeds shall be treated as Shared Collateral or Separate Collateral (as applicable); (d) General Intangibles pertaining to the other items of property included within clauses (a), (b), (c), (e) and (f) of this definition of ABL Collateral, including, without limitation, all contingent rights with respect to warranties on inventory or accounts which are not yet “payment intangibles” (as defined in Article 9 of the UCC); (e) “records” (as defined in Article 9 of the UCC), “supporting obligations” (as defined in Article 9 of the UCC), commercial tort claims or other claims and causes of action, in each case, to the extent related primarily to any of the foregoing; and (f) substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing.

“ABL Debt Obligations” means all Obligations outstanding under the ABL Facility and the other ABL loan documents.

“ABL Facility” means that certain Revolving Loan Credit and Guarantee Agreement, dated as of May 2, 2005, by and among the Company, the guarantors party thereto, the lenders party thereto, Goldman Sachs Credit Partners L.P., as Administrative Agent, Joint Lead Arranger, Joint Bookrunner and Co-Syndication Agent, UBS Securities LLC, as Joint Lead Arranger, Joint Bookrunner and Co-Syndication Agent, and JPMorgan Chase Bank, N.A., as revolving loan collateral agent.

“Account Agreements” means any lockbox account agreement, pledged account agreement, blocked account agreement, securities account control agreement, or any similar deposit or securities account agreements among the collateral trustee and/or the collateral agent for the ABL Facility and the Company and/or a Guarantor and the relevant financial institution depository or securities intermediary.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the transactions contemplated by the Purchase Agreement dated as of January 14, 2005 between Maple Acquisition LLC and MeadWestvaco Corporation, including the borrowings under the Credit Agreements and the offering of the Existing Second Lien Notes and the Existing Senior Subordinated Notes.

“Act of Required Debtholders” means, as to any matter at any time:

(1)	prior to the Discharge of Priority Lien Obligations, a direction in writing delivered to the collateral trustee by or with the written consent of the holders of more than 50% of the sum of:

(a)	the aggregate outstanding principal amount of Priority Lien Debt (including outstanding letters of credit whether or not then available or drawn); and

(b)	other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Priority Lien Debt; and

(2)	at any time after the Discharge of Priority Lien Obligations, a direction in writing delivered to the collateral trustee by or with the written consent of the holders of Parity Debt representing the Required Parity Lien Debtholders.

For purposes of this definition, (a) Secured Debt registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company (other than notes or Existing Second Lien Notes held by any Person that is an Affiliate of the Company as of May 2, 2005, and that is regulated by any banking or insurance authority) will be deemed not to be outstanding, and (b) votes will be determined in accordance with the provisions described above under the caption “—Collateral Trust Agreement—Voting.”

“Actionable Default” means (1) the failure to pay any payment of principal of or interest on any Series of Secured Debt outstanding in the amount of $25 million or more resulting in an event of default under the applicable Series of Secured Debt after payment is due, including payments that are due (or if any required offer had been timely made would be due) in respect of any mandatory offer to purchase Parity Lien Debt resulting in an event of default under the applicable Series of Secured Debt, (2) the failure to pay in full, when due and payable in full (whether at maturity, upon acceleration or otherwise), the ABL Facility, the Existing Second Lien Notes or any other Series of Secured Debt outstanding in the amount of $25 million or more, (3) the exercise by the collateral trustee or any of its co-trustees or agents of any right or power that is exercisable by it only upon default to take sole and exclusive dominion or control over any deposits in a deposit account, commodity contract in a commodity account or financial asset in a securities account constituting any Shared Collateral or the delivery of any instructions to the collateral trustee directing it to foreclose or otherwise enforce, or to disburse the proceeds of enforcement of, any Lien upon any Collateral, or (4) the occurrence of any event of default under the indenture, the indentures governing the Existing Second Lien Notes or any Credit Agreement arising from the commencement of any bankruptcy case, receivership or other insolvency or liquidation proceeding by or against the Company or any of its Subsidiaries or any similar default provision at any time in effect under any indenture or agreement governing any Series of Secured Debt.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Alternative Fuel Tax Credit” means the alternative fuel mixture excise tax credit authorized by Section 6426(e) of the Internal Revenue Code in connection with black liquor used in the Company’s and its Restricted Subsidiaries’ kraft pulping process, as well as any similar alternate fuel credit or payment subsequently permitted by applicable law.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of such note; or

(2)	the excess of:

(a)	the present value at such redemption date of (A) the redemption price of such note at March 31, 2012 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”), plus (ii) all required interest payments due on such note through March 31, 2012 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of such note.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase of Notes at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries (other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary).

Notwithstanding the preceding, none of the following items are deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10 million;

(2)	a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4)	the licensing of intellectual property or other general intangibles to third persons on customary terms as determined by the Board of Directors in good faith and the ordinary course of business;

(5)	the sale or disposition in the ordinary course of business of any property or equipment that has become damaged, worn-out or obsolete, in the ordinary course of business;

(6)	to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property for use in a Permitted Business;

(7)	the sale or other disposition of cash or Cash Equivalents;

(8)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(9)	the sale, lease, sub-lease, license, sub-license, consignment, conveyance or other disposition of equipment, inventory or other assets in the ordinary course of business, including leases with respect to facilities that are temporarily not in use or pending their disposition, or accounts receivable in connection with the compromise, settlement or collection thereof.

(10)	the creation of a Lien (but not the sale or other disposition of property subject to such Lien); and

(11)	the transfer or sale of Receivables and Related Assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity or to any other Person in connection with a Qualified Receivables Transaction or the creation of a Lien on any such Receivables or Related Assets in connection with a Qualified Receivables Transaction.

“Asset Sale Offer” has the meaning assigned to that term in the indenture.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes as at such time of determination, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or of the sole member or of the managing member thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1)	85% of the face amount of all accounts receivable owned by the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 180 days past due; plus

(2)	75% of the book value of all inventory, net of reserves, owned by the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date;

provided that any accounts receivable or inventory that are utilized in connection with a Qualified Receivables Transaction will be excluded from the Borrowing Base.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 360 days from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreements or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thomson Bank Watch Rating of “B” or better at the time of acquisition;

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having at the time of acquisition one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Service and, in each case, maturing within nine months after the date of acquisition;

(6)	securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and at the time of acquisition thereof, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Services or Moody’s Investors Service, Inc.;

(7)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8)	local currencies held by the Company or any of its Restricted Subsidiaries, from time to time in the ordinary course of business and consistent with past practice.

“Casualty Event” means any taking under power of eminent domain or similar proceeding and any insured loss, in each case relating to property or other assets that constituted Shared Collateral.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than a Principal or a Related Party of a Principal, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4)	after an initial public offering of the Company or any direct or indirect parent of the Company, the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the indenture.

“Class” means (1) in the case of Parity Lien Debt, all Series of Parity Lien Debt, taken together, and (2) in the case of Priority Lien Debt, all Series of Priority Lien Debt, taken together.

“Collateral” means, collectively, the Shared Collateral and the Separate Collateral.

“collateral trust agreement” means that certain collateral trust agreement, dated as of May 2, 2005 by and among the collateral trustee, the trustee under the Existing Second Lien Notes, and the administrative agent under the Term Loan Credit and Guaranty Agreement dated as of December 31, 2007, as amended, supplemented, restated, modified, renewed or replaced (whether upon or after termination or otherwise), in whole or in part from time to time, or any other successor agreement and whether among the same or any other parties.

“collateral trustee” means The Bank of New York Mellon, in its capacity as collateral trustee under the collateral trust agreement, together with its successors in such capacity.

“Consolidated Adjusted EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Interest Expense was deducted in computing such Consolidated Net Income; plus

(4)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5)	[intentionally omitted];

(6)	nonrecurring charges or expenses made or incurred in connection with the Transactions, any purchase, redemption, acquisition or retirement of any Permitted Indebtedness and any restructuring and transaction costs incurred in connection with any future acquisition, to the extent deducted in computing such Consolidated Net Income; minus

(7)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Adjusted EBITDA of such Person for such period to the Interest Expense of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock subsequent to the commencement of the period for which the Consolidated Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Coverage Ratio is made (the “Calculation Date”), then the Consolidated Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Consolidated Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act), including Pro Forma Cost Savings whether or not such Pro Forma Cost Savings comply with Regulation S-X, as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, are excluded (including by adding back the amount of any attributable Consolidated Adjusted EBITDA that was negative);

(3)	the Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, are excluded, but only to the extent that the obligations giving rise to such Interest Expense are not obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date is deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date is deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Consolidated Liquidity” means, with respect to any specified Person for any period, on a consolidated basis, the amount equal to the sum of (i) the average Unrestricted Cash cash-on-hand of the Company and its Restricted Subsidiaries for the fifteen day period ending on the date of determination, plus (ii) Excess Revolving Credit Availability.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	the cumulative effect of a change in accounting principles will be excluded;

(4)	all goodwill impairment charges will be excluded;

(5)	non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards to directors, officers or employees of the Company and its Restricted Subsidiaries will be excluded;

(6)	transaction costs and restructuring charges incurred in connection with the Acquisition, in an aggregate amount not to exceed $10 million, will be excluded;

(7)	solely for purposes of calculating Consolidated Net Income as it relates to clause (3)(a) of the first paragraph of the covenant described above under the caption “Certain Covenants—Restricted Payments,” any proceeds of the Alternative Fuel Tax Credit applied to repurchase, redeem or otherwise acquire any Existing Second Lien Notes pursuant to clause (14)(ii) of the second paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments” will be excluded; and

(8)	cancellation of indebtedness income will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)	was a member of such Board of Directors on May 2, 2005; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Credit Agreements” means the ABL Facility, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of a receivables financing or sales of debt securities to institutional investors) in whole or in part from time to time, including any related agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings or letters of credit thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreements), indentures or commercial paper facilities, in each case, with banks or other institutional lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of notes or Existing Second Lien Notes, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), substituted or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Deposit Accounts” means all present and future “deposit accounts” (as defined in Article 9 of the UCC).

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or any Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate delivered to the Trustee, setting forth the basis of such valuation.

“Discharge of ABL Debt Obligations” means the occurrence of all of the following, except to the extent otherwise provided in the intercreditor agreement in connection with any refinancing of such Indebtedness:

(1)	termination or expiration of all commitments, if any, to extend credit that would constitute ABL Debt Obligations;

(2)	payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any insolvency or liquidation proceeding, whether or not such interest would be allowed in such insolvency or liquidation proceeding), on all Indebtedness outstanding under the ABL loan documents and constituting ABL Debt Obligations;

(3)	termination or cash collateralization (in an amount and manner reasonably satisfactory to the collateral agent for the ABL Facility, but in no event greater than 105% of the aggregate undrawn face amount) of all letters of credit issued under the ABL loan documents and constituting ABL Debt Obligations; and

(4)	payment in full in cash of all other ABL Debt Obligations that are outstanding and unpaid at the time the Indebtedness constituting such ABL Debt Obligations is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Discharge of Parity Lien Obligations” means the occurrence of all of the following, except to the extent otherwise provided in the intercreditor agreement in connection with any refinancing of such Indebtedness:

(1)	termination or expiration of all commitments to extend credit that would constitute Parity Lien Debt;

(2)	payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any insolvency or liquidation proceeding, whether or not such interest would be allowed in such insolvency or liquidation proceeding) on all Indebtedness outstanding under the Parity Lien Documents and constituting Parity Lien Debt;

(3)	discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Parity Lien Document) of all outstanding letters of credit constituting Parity Lien Debt; and

(4)	payment in full in cash of all other Parity Lien Obligations that are outstanding and unpaid at the time the Parity Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Discharge of Priority Lien Obligations” means the occurrence of all of the following:

(1)	termination or expiration of all commitments to extend credit that would constitute Priority Lien Debt;

(2)	payment in full in cash of the principal of and interest and premium (if any) on all Priority Lien Debt (other than any undrawn letters of credit);

(3)	discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt; and

(4)	payment in full in cash of all other Priority Lien Obligations that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Discharge of Secured Obligations” means the occurrence of both the Discharge of Parity Lien Obligations and the Intercreditor Agreement Discharge of Priority Lien Obligations.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Enforcement Notice” means a written notice delivered pursuant to the Intercreditor Agreement, at a time when an event of default under the ABL Facility has occurred and is continuing, by either Secured Debt Representative thereunder to the other, specifying the relevant event of default.

“equally and ratably” means, in reference to sharing of Liens or proceeds thereof as between holders of Secured Obligations within the same Class, that such Liens or proceeds:

(1)	will be allocated and distributed first to the Secured Debt Representative for each outstanding Series of Secured Debt within that Class, for the account of the holders of such Series of Secured Debt, ratably in proportion to the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made under such letters of credit) on each outstanding Series of Secured Debt within that Class when the allocation or distribution is made, and thereafter,

(2)	will be allocated and distributed (if any remain after payment in full of all of the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made on such letters of credit) on all outstanding Secured Obligations within that Class) to the Secured Debt Representative for each outstanding Series of Secured Obligations within that Class, for the account of the holders of any remaining Secured Obligations within that Class, ratably in proportion to the aggregate unpaid amount of such remaining Secured Obligations within that Class due and demanded (with written notice to the applicable Secured Debt Representative and the collateral trustee) prior to the date such distribution is made;

provided, however, that the term “equally and ratably” will be modified as provided above under the caption “—Provisions of the Indenture Relating to Security—Equal and Ratable Sharing of Collateral by Holders of Priority Lien Debt” in the circumstances described under that caption.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an offer and sale of Qualified Capital Stock of the Company or a direct or indirect parent of the Company (other than to a Subsidiary of the Company) pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

“Excess Revolving Credit Availability” means, as of any date of determination, (a) the average “Excess Availability” (as defined in the ABL Facility) for the fifteen (15) day period ending on the date of determination or (b) if the ABL Facility shall not longer be in effect or the definition of “Excess Availability” is no longer defined in the ABL Facility, (a) the lesser of (1) the revolving commitments of all the lenders party to any revolving credit agreement replacing or refinancing the ABL Facility and (2) if applicable, the borrowing base on the date of determination, provided such Indebtedness is permitted to be incurred under the Senior Debt Documents, less (b) the average total utilization of such revolving credit commitments for the fifteen (15) day period ending on the date of determination (whether from loans, the issuance of any letters of credit or any other extensions of credit thereunder), less (c) the aggregate amount of all of the outstanding and unpaid trade payable and other obligations of the Company or any of its Restricted Subsidiaries that are not paid within 60 days past the due date according to their original terms of sale, in each case as of the date of determination, less (d) the amount of checks issued by the Company or any of its Restricted Subsidiaries to pay trade payables and other obligations which are not paid within 60 days past the due date according to their original terms of sale, in each case as of such date of determination, but which checks either have not yet been sent or are subject to other arrangements which are expected to delay the prompt presentation of such checks for payment.

“Excluded Contributions” means the net cash proceeds received by the Company after the date of the indenture, from (i) contributions (other than from any Subsidiary) to its common equity capital and (ii) the sale (other than to any Subsidiary or any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case designated as Excluded Contributions on the date of receipt pursuant to an officer’s certificate delivered to the Trustee.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreements, the Existing Second Lien Notes and the Existing Senior Subordinated Notes) in existence on the date of the indenture.

“Existing Second Lien Notes” means, collectively, the Company’s 10% senior secured notes due 2012 and floating rate senior secured notes due 2012.

“Existing Senior Subordinated Notes” means the Company’s 12% senior subordinated notes due 2013.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in the indenture).

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles which are in effect on the date of the indenture, set forth in the Accounting Standards Codification of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession or in the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements from the staff of the SEC.

“General Intangibles” means “general intangibles” (as defined in Article 9 of the UCC), but excluding “payment intangibles” (as defined in Article 9 of the UCC), claims under agreements of the type described under clauses (1), (2) and (3) of the definition of “Hedging Obligations” and Intellectual Property (as defined in the Intercreditor Agreement) and any rights thereunder.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:

(1)	each of the Company’s Subsidiaries as of the date of the indenture; and

(2)	any other Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns, in each case, until the Subsidiary Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designated for the purpose of fixing, hedging or swapping interest rate risk;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“HoldCo Notes” means the floating rate senior unsecured notes issued by the Parent on May 2, 2005, any exchange notes issued in connection with any registration of such notes, and any additional floating rate senior unsecured notes issued by the Parent as payment of interest.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) (other than letters of credit issued in respect of trade payables entered into in the ordinary course);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

“insolvency or liquidation proceeding” means:

(1)	any case commenced by or against the Company or any other Pledgor under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Pledgor, any receivership or assignment for the benefit of creditors relating to the Company or any other Pledgor or any similar case or proceeding relative to the Company or any other Pledgor or its creditors, as such, in each case whether or not voluntary;

(2)	any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Pledgor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)	any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Pledgor are determined and any payment or distribution is or may be made on account of such claims.

“Insurance Financing Arrangements” means any agreement between the Company or any of its Subsidiaries with an insurance carrier or an Affiliate of such issuance carrier providing insurance maintained by the Company or any of its Subsidiaries in the ordinary course of business which enables the Company and its Subsidiaries to pay any insurance premiums and applicable financing charges due in respect of any such insurance coverage in installments over the term of the applicable insurance policy.

“Intercompany Notes of Subsidiaries” means all indebtedness owing by any of the Company’s Subsidiaries to the Company or any of the Company’s other Subsidiaries, whether or not represented by a note or agreement.

“intercreditor agreement” means that certain intercreditor agreement, dated as of May 2, 2005, among the Company, NewPage Holding Corporation, certain subsidiaries of the Company, the revolving loan collateral agent under the ABL Facility and the collateral trustee, as amended, supplemented, restated, modified, renewed or replaced (whether upon or after termination or otherwise), in whole or in part from time to time, or any other successor agreement and whether among the same or any other parties.

“Intercreditor Agreement Discharge of Priority Lien Obligations” means the occurrence of all of the following, except to the extent otherwise provided in the intercreditor agreement in connection with any refinancing of such Indebtedness:

(1)	termination or expiration of all commitments to extend credit that would constitute Priority Lien Debt;

(2)	payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any insolvency or liquidation proceeding, whether or not such interest would be allowed in such insolvency or liquidation proceeding) on all Indebtedness outstanding under the Priority Lien Documents and constituting Priority Lien Obligations;

(3)	discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt; and

(4)	payment in full in cash of all other Priority Lien Obligations that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Interest Expense” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, whether paid or accrued; plus

(3)	any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any Disqualified Stock or preferred stock of any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees made in the ordinary course of business and (ii) extensions of credit to customers or advances, deposits or payment to or with suppliers, lessors or utilities or for workers’ compensation, in each case, that are incurred in the ordinary course of business and recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of such Person prepared in accordance with GAAP), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset.

“Lien Sharing and Priority Confirmation” means:

(1)	as to any Series of Parity Lien Debt, the written agreement of the holders of such Series of Parity Lien Debt, as set forth in the indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, for the enforceable benefit of all holders of each existing and future Series of Priority Lien Debt and Parity Lien Debt, each existing and future Priority Lien Representative and Parity Lien Representative and each existing and future holder of Permitted Liens:

(a)	that all Parity Lien Obligations will be and are secured equally and ratably by all Parity Liens at any time granted by the Company or any Guarantor to secure any Obligations in respect of such Series of Parity Lien Debt, whether or not upon property otherwise constituting Shared Collateral for such Series of Parity Lien Debt, and that all such Parity Liens will be enforceable by the collateral trustee for the benefit of all holders of Parity Lien Obligations equally and ratably; provided that the holders of any future Parity Lien Debt that constitutes a “security” for purposes of the Securities Act of 1933, as amended, will not be entitled to be secured by any Separate Collateral;

(b)	that the holders of Obligations in respect of such Series of Parity Lien Debt are bound by the provisions of the collateral trust agreement, including the provisions relating to the ranking of Parity Liens and the order of application of proceeds from the enforcement of Parity Liens;

(c)	consenting to and directing the collateral trustee to perform its obligations under the collateral trust agreement and the other security documents; and

(d)	consenting to the terms of the Intercreditor Agreement; and

(2)	as to any Series of Priority Lien Debt, the written agreement of the holders of such Series of Priority Lien Debt, as set forth in the credit agreement, indenture or other agreement governing such Series of Priority Lien Debt, for the enforceable benefit of all holders of each existing and future Series of Parity Lien Debt, each existing and future Parity Lien Representative and each existing and future holder of Permitted Liens:

(a)	that all Priority Lien Obligations will be and are secured equally and ratably by all Priority Liens at any time granted by the Company or any other Pledgor to secure any Obligations in respect of such Series of Priority Lien Debt, whether or not upon property otherwise constituting collateral for such Series of Priority Lien Debt, and that all such Priority Liens will be enforceable by the collateral trustee for the benefit of all holders of Priority Lien Obligations equally and ratably; provided that the holders of any future Priority Lien Debt that constitutes a “security” for purposes of the Securities Act of 1933, as amended, will not be entitled to be secured by any Separate Collateral;

(b)	that the holders of Obligations in respect of such Series of Priority Lien Debt are bound by the provisions of the collateral trust agreement, including the provisions relating to the ranking of Priority Liens and the order of application of proceeds from enforcement of Priority Liens;

(c)	consenting to and directing the collateral trustee to perform its obligations under the collateral trust agreement and the other security documents; and

(d)	consenting to the terms of the Intercreditor Agreement.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale (without giving effect to the $10 million threshold provided in the definition thereof); or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2)	any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss); and

(3)	any unrealized non-cash gains or losses in respect of Hedging Obligations, to the extent that such gains or losses are deducted in computing Net Income.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale or Casualty Event (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration, including Designated Non-cash Consideration, received in any Asset Sale), net of the direct costs relating to such Asset Sale or Casualty Event, including, without limitation, legal, accounting and investment banking fees, appraisal and insurance adjuster fees and sales commissions, and any relocation expenses incurred as a result of the Asset Sale or Casualty Event, as the case may be, taxes paid or payable as a result of the Asset Sale or Casualty Event, in each case to the extent applicable to such Asset Sale or Casualty Event, after taking into account, without duplication, (1) any reserve or payment with respect to liabilities associated with such asset or assets and retained by the Company or a Restricted Subsidiary after such sale or other disposition thereof, including, without limitation, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (2) any reserves for adjustment in respect of the sale price of such asset established in accordance with GAAP, and (3) any cash escrows in connection with purchase price adjustments, reserves or indemnities (until released).

“NewPage Group” means NewPage Group, Inc., a Delaware corporation and the direct parent corporation of Parent.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which (a) the explicit terms provide that there is no recourse against any assets of the Company or any of its Restricted Subsidiaries or (b) the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Note Documents” means the indenture, the notes and the security documents.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Priority Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Indebtedness.

“Parent” means NewPage Holding Corporation, a Delaware corporation and the direct parent entity of the Company.

“Parity Lien” means a Lien granted by a security document to the collateral trustee, at any time, upon any property of the Company or any Guarantor to secure Parity Lien Obligations.

“Parity Lien Debt” means:

(1)	the Existing Second Lien Notes (including any related exchange notes) and the related guarantees issued on May 2, 2005 and December 21, 2007, and all other Obligations of the Borrower or the Guarantors under the indentures governing the Existing Second Lien Notes; and

(2)	any other Indebtedness of the Company (including additional notes), which may be guaranteed by the Guarantors, that is secured equally and ratably with the Existing Second Lien Notes by a Parity Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided that:

(a)	the net proceeds are used to refund, refinance, replace, defease, discharge or otherwise acquire or retire Priority Lien Debt or other Parity Lien Debt; or

(b)	on the date of incurrence of such Indebtedness, after giving pro forma effect to the incurrence thereof and the application of the proceeds therefrom, the Consolidated Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1.0, as if the additional Indebtedness had been incurred at the beginning of such four-quarter period;

provided, further, in the case of any Indebtedness referred to in clause (2) of this definition:

(a)	on or before the date on which such Indebtedness is incurred by the Company, such Indebtedness is designated by the Company, in an officers’ certificate delivered to each Parity Lien Representative and the collateral trustee, as “Parity Lien Debt” for the purposes of the indenture, the existing floating rate senior secured indenture and the collateral trust agreement; provided that no Series of Secured Debt may be designated as both Parity Lien Debt and Priority Lien Debt;

(b)	such Indebtedness is governed by an indenture, credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation; and

(c)	all requirements set forth in the collateral trust agreement as to the confirmation, grant or perfection of the collateral trustee’s Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if the Company delivers to the collateral trustee an officers’ certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Parity Lien Debt”).

“Parity Lien Documents” means, collectively, the indenture, any note instrument evidencing such Parity Lien Debt, credit agreement or other agreement governing each other Series of Parity Lien Debt and the security documents (other than any security documents that do not secure Parity Lien Obligations).

“Parity Lien Obligations” means Parity Lien Debt and all other Obligations in respect thereof.

“Parity Lien Representative” means:

(1)	in the case of each series of the Existing Second Lien Notes, the applicable trustee for such series; or

(2)	in the case of any other Series of Parity Lien Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who maintains the transfer register for such Series of Parity Lien Debt and (a) is appointed as a Parity Lien Representative (for purposes related to the administration of the security documents) pursuant to an indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, together with its successors in such capacity, and (b) has become a party to the collateral trust agreement by executing a joinder in the form required under the collateral trust agreement.

“Permitted Business” means any business engaged in by the Company or any of its Restricted Subsidiaries on the date of the indenture and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the date of the indenture.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	any Investment made as a result of the receipt of non-cash consideration from (a) an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase of Notes at the Option of Holders—Asset Sales” or (b) a sale or other disposition of assets not constituting an Asset Sale;

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or a direct or indirect parent of the Company;

(6)	any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a)	in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of a Person or the good faith settlement of delinquent obligations of a Person or of a litigation arbitration or other dispute, or

(b)	as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7)	Investments represented by Hedging Obligations;

(8)	loans, guarantees of loans, advances, and other extensions of credit to or on behalf of current and former officers, directors, employees, and consultants of the Company, a Restricted Subsidiary of the Company, or a direct or indirect parent of the Company made in the ordinary course of business or for the purpose of permitting such Persons to purchase Capital Stock of the Company or any direct or indirect parent of the Company or in connection with any relocation costs related to the relocation of the corporate headquarters of the Company, in an amount not to exceed $10 million at any one time outstanding;

(9)	repurchases of the notes;

(10)	any Investment of the Company or any of its Restricted Subsidiaries existing on the date of the indenture, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case pursuant to the terms of such Investments as in effect on the date of the indenture;

(11)	guarantees otherwise permitted by the terms of the indenture;

(12)	receivables owing to the Company or any Restricted Subsidiary, prepaid expenses, and deposits, if created, acquired or entered into in the ordinary course of business;

(13)	payroll, business-related travel, and similar advances to cover matters that are expected at the time of such advances to be ultimately treated as expenses for accounting purposes and that are made in the ordinary course of business;

(14)	Investments resulting from the acquisition of a Person, otherwise permitted by the indenture, which Investments at the time of such acquisition were held by the acquired Person and were not acquired in contemplation of the acquisition of such Person;

(15)	any Investment in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing the Qualified Receivables Transaction or any related Indebtedness; and

(16)	other Investments in any Person other than an Affiliate of the Company having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding not to exceed the greater of $50 million or 2.5% of Total Assets.

“Permitted Liens” means:

(1)	any Liens held by the collateral trustee securing (A) the notes and the Subsidiary Guarantees to be issued on the date of the indenture and the Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement and (B) any other Priority Lien Debt incurred after the date of the indenture if the aggregate principal amount thereof, together with the aggregate principal amount of clauses (A) and (B) above does not exceed the Priority Lien Cap as of any date of incurrence and (B) all Priority Lien Obligations relating to any of the foregoing;

(2)	Liens held by the collateral trustee equally and ratably securing (A) the Existing Second Lien Notes issued on May 2, 2005 and December 21, 2007 and all future Parity Lien Debt that was permitted by all applicable Secured Debt Documents to be incurred, including the notes and (B) all related Parity Lien Obligations; provided, that, notwithstanding the foregoing, any future Parity Lien Debt that does not constitute a “security” for purposes of the Securities Act of 1933, as amended, will be permitted to be secured by Separate Collateral pursuant to the clause (2) even if the Liens held by the collateral trustee securing such Indebtedness do not equally and ratably secure the Existing Second Lien Notes issued on May 2, 2005, (and the related exchange notes) and any future Parity Lien Debt that constitutes a “security” for purposes of the Securities Act of 1933, as amended;

(3)	Liens securing (A) Revolving Credit Debt up to the Revolving Credit Cap and (B) all related Revolving Credit Obligations, together with Liens on the Shared Collateral granting limited access rights with respect to the ABL Collateral;

(4)	Liens in favor of the Company or the Guarantors;

(5)	Liens to secure the performance of tenders, completion guarantees, statutory obligations, surety or appeal bonds, bids, leases, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) or Attributable Debt permitted by clause (6) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of

Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covering only the assets acquired with or financed by such Indebtedness or in the case of real property or fixtures, including additions and improvements, the real property on which such assets is attached;

(7)	Liens existing on the date of the indenture;

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)	Liens imposed by law, such as carriers’, warehousemen’s, landlords’, mechanics’, suppliers, materialmen’s and repairmen’s Liens, or in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of custom duties, in each case, incurred in the ordinary course of business;

(10)	any state of facts an accurate survey would disclose, public and private roads, timber cutting and hauling contracts, timber sales contracts, prescriptive easements or adverse possession claims, minor encumbrances, easements or reservations of, or rights of others for, pursuant to any leases, licenses, rights-of-way or other similar agreements or arrangements, development, air or water rights, sewers, electric lines, telegraph and telephone lines and other utility lines, pipelines, service lines, railroad lines, improvements and structures located on, over or under any property, drains, drainage ditches, culverts, electric power or gas generating or co-generation, storage and transmission facilities and other similar purposes, zoning or other restrictions as to the use of real property or minor defects in title, which were not incurred to secure payment of Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11)	Liens created for the benefit of (or to secure) the notes (or the Subsidiary Guarantees);

(12)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture (other than Revolving Credit Debt, Parity Lien Debt or Priority Lien Debt); provided, however, that the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the Indebtedness being refinanced arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);

(13)	Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to Indebtedness and other obligations that do not exceed $20 million at any one time outstanding;

(14)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(15)	Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits, or casualty—liability insurance or self insurance including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith;

(16)	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made in conformity with GAAP;

(17)	Liens securing Hedging Obligations incurred pursuant to clause (10) of the definition of “Permitted Debt;”

(18)	any extension, renewal or replacement, in whole or in part, of any Lien described in clauses (6), (7), (20), (21), or (22) of the definition of “Permitted Liens;” provided that any such extension, renewal or replacement is no more restrictive in any material respect than the Lien so extended, renewed or replaced and does not extend to any additional property or assets, in conformity with GAAP;

(19)	Liens on Receivables and Related Assets of the type specified in the definition of “Qualified Receivables Transaction” to secure Indebtedness incurred and outstanding under clause (2) of the definition of “Permitted Debt”;

(20)	any interest or title of a lessor, licensor or sublicense under any operating lease, license or sublicense, as applicable;

(21)	Liens on assets of Foreign Subsidiaries securing Indebtedness incurred pursuant to clause (17) of the second paragraph of the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(22)	Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Restricted Subsidiary thereof on deposit with or in possession of such bank.

“Permitted Payments to Parent” means, without duplication as to amounts:

(1)	payments to any direct or indirect parent of the Company to permit such direct or indirect parent to pay reasonable accounting, legal and administrative expenses of such Person when due, in an aggregate amount for all such Persons not to exceed $2 million per annum (or $5 million per annum following the completion of an underwritten public offering of common stock of any such direct or indirect parent holding company);

(2)	payments to Parent, NewPage Group or any indirect parent to permit Parent, NewPage Group or any indirect parent to pay reasonable accounting, legal and administrative expenses incurred in connection with Parent’s, NewPage Group’s or any indirect parent’s obligations under the HoldCo Notes or the SuperHoldCo Notes and the related registration rights agreements when due, in an aggregate amount not to exceed $1.5 million per annum; and

(3)	for so long as the Company is a member of a group filing a consolidated or combined tax return with any direct or indirect parent of the Company, payments to such direct or indirect parent in respect of an allocable portion of the tax liabilities of such group that is attributable to the Company and its Subsidiaries (“Tax Payments”) and to pay franchise or similar taxes and fees of such direct or indirect parent required to maintain such direct or indirect parent’s corporate existence. The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that the Company would owe if the Company were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Company and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that the direct or indirect parent actually owes to the appropriate taxing authority. Any Tax Payments received from the Company shall be paid over to the appropriate taxing authority within 60 days of the direct or indirect parent’s receipt of such Tax Payments or refunded to the Company.

“Permitted Refinancing Indebtedness” means

(A)	any Indebtedness of the Company or any of its Restricted Subsidiaries (other than Disqualified Stock) issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than Disqualified Stock and intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including the amount of any reasonably determined premium and defeasance costs, incurred in connection therewith and other amounts necessary to accomplish such refinancing);

(2)	such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(B)	any Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, refund, replace, defease or discharge other Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries (other than Indebtedness or Disqualified Stock held by the Company or any of its Restricted Subsidiaries including intercompany Indebtedness); provided that:

(1)	the liquidation or face value of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness, or the liquidation or face value of the Disqualified Stock, as applicable, so renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest or dividends thereon and the amount of any reasonably determined premium incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final redemption date equal to or later than the final maturity or redemption date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or Disqualified Stock being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)	such Permitted Refinancing Indebtedness subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness or Disqualified Stock being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Disqualified Stock is issued either by the Company or by the Restricted Subsidiary who is the issuer of the Indebtedness or Disqualified Stock being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledgors” means the Company, the Guarantors and any other Person (if any) that provides collateral security for any Secured Debt Obligations.

“Principal” means Cerberus Capital Management L.P. or any Affiliate thereof, and any fund or account managed by Cerberus Capital Management L.P. or an Affiliate thereof.

“Priority Lien” means a Lien granted by a security document to the collateral trustee, at any time, upon any property of the Company or any other Pledgor to secure Priority Lien Obligations.

“Priority Lien Cap” means, as of any date, an amount equal to the sum of (i) the amount permitted to be borrowed on that date under clause (1) of the definition of Permitted Debt plus (ii) the amount permitted to be borrowed on that date under clauses (5) and (20) of the definition of Permitted Debt plus (iii) up to $75 million of additional Indebtedness otherwise permitted to be incurred less (y) the amount of Revolving Credit Debt outstanding on that date and less (z) the amount of Parity Lien Debt incurred after the date of the indenture, the net proceeds of which are used to repay Priority Lien Debt. For purposes of this definition, all letters of credit will be valued at the face amount thereof, whether or not drawn and all Hedging Obligations will be valued at zero.

“Priority Lien Debt” means:

(1)	the notes issued on the date of the indenture (including any related Exchange Notes) and the related Subsidiary Guarantees and all other Obligations of the Company or the Guarantors under the indenture that was permitted to be incurred and secured under each applicable Secured Debt Document (or as to which the lenders under such indenture obtained an officers’ certificate at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and secured by all applicable Secured Debt Documents);

(2)	[intentionally omitted];

(3)	any other Indebtedness of the Company (including additional notes), which may be guaranteed by the Guarantors, that is secured by a Priority Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided, in the case of any Indebtedness referred to in this clause (3), that:

(a)	on or before the date on which such Indebtedness is incurred, such Indebtedness is designated by the Company, in an officers’ certificate delivered to each Secured Debt Representative and the collateral trustee, as “Priority Lien Debt” for the purposes of the Secured Debt Documents; provided that no Series of Secured Debt may be designated as both Parity Lien Debt and Priority Lien Debt;

(b)	such Indebtedness is governed by an indenture, credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation; and

(c)	all requirements set forth in the collateral trust agreement as to the confirmation, grant or perfection of the collateral trustee’s Lien to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if the Company delivers to the collateral trustee an officers’ certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Priority Lien Debt”); and

(4)	Hedging Obligations of the Company (which may be guaranteed by the Guarantors) incurred to hedge or manage interest rate risk with respect to Priority Lien Debt or Parity Lien Debt, or to protect the Company against fluctuations in currency exchange rates or commodity prices; provided that:

(a)	such Hedging Obligations are secured by a Priority Lien on all of the assets and properties that secure the Priority Lien Debt in respect of which such Hedging Obligations are incurred; and

(b)	such Priority Lien is senior to or on a parity with the Priority Liens securing the Priority Lien Debt in respect of which such Hedging Obligations are incurred.

“Priority Lien Documents” means the Note Documents and any other indenture, credit agreement or other agreement pursuant to which any Priority Lien Debt is incurred and the related security documents (other than any security documents that do not secure Priority Lien Obligations).

“Priority Lien Obligations” means the Priority Lien Debt and all other Obligations in respect of Priority Lien Debt.

“Priority Lien Representative” means, in the case of any Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains the transfer register for such

Series of Priority Lien Debt and is appointed as a representative of the Priority Debt (for purposes related to the administration of the security documents) pursuant to the credit agreement or other agreement governing such Series of Priority Lien Debt.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an acquisition that occurred during the four quarter period or after the end of the four quarter period and on or prior to the Calculation Date and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of May 2, 2005; (ii) were actually implemented by the business that was the subject of any such acquisition within six months after the date of the acquisition and prior to the Calculation Date that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such acquisition and that the Company reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the acquisition and, in the case of each of (i), (ii) and (iii), are described, as provided below, in an Officers’ Certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by a certificate delivered to the Trustee from the Company’s chief financial officer that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been determined to be probable.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Qualified Proceeds” means any of the following or any combination of the following:

(1)	Cash Equivalents; and

(2)	the Fair Market Value of the Capital Stock of any Person engaged primarily in a Permitted Business if, in connection with the receipt by the Company or any of its Restricted Subsidiaries of such Capital Stock, such Person becomes a Restricted Subsidiary or such Person is merged or consolidated into the Company or any Restricted Subsidiary.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary pursuant to which the Company or any Restricted Subsidiary may sell, convey, contribute to capital or otherwise transfer to a Receivables Entity, or may grant a security interest in or pledge, any Receivables or interests therein and any assets related thereto, including, without limitation, all collateral securing such Receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivables, any guarantees, indemnities, warranties or other documentation in respect of such Receivables, any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to such Receivables and any collections or proceeds of any of the foregoing (collectively, the “Related Assets”), which transfer, grant of security interest or pledge is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests, or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related Assets or interests in Receivables and Related Assets, it being understood that a Qualified Receivables Transaction may involve:

(1)	one or more sequential transfers or pledges of the same Receivables and Related Assets, or interests therein, and

(2)	periodic transfers or pledges of Receivables or revolving transactions in which new Receivables and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Receivables and Related Assets, or interests therein, and provided that:

(A)	the Board of Directors of the Company or any Restricted Subsidiary which is party to such Qualified Receivables Transaction shall have determined in good faith that such Qualified Receivables Transaction is economically fair and reasonable to the Company or such Restricted Subsidiary as applicable, and the Receivables Entity, and

(B)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors of the Company or any Restricted Subsidiary which is party to such Qualified Receivables Transaction).

The grant of a security interest in any accounts receivables of the Company or any of Restricted Subsidiary to secure Indebtedness incurred pursuant to the Credit Agreements shall not be deemed a Qualified Receivables Transaction.

“Receivables” means accounts receivable (including all rights to payment created by or arising from the sale of goods, or the rendition of services, no matter how evidenced (including in the form of chattel paper) and whether or not earned by performance) of the Company or any Restricted Subsidiary, whether now existing or arising in the future.

“Receivables Entity” means any Person formed for the purposes of engaging in a Qualified Receivables Transaction with the Company or a Restricted Subsidiary which engages in no activities other than in connection with the financing of Receivables of the Company and Restricted Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Restricted Subsidiary that is the direct parent company of such Receivables Entity, or, if the Receivables Entity is not a Subsidiary of the Company, by the Board of Directors of any Restricted Subsidiary participating in such Qualified Receivables Transaction (in each case as provided below), as a Receivables Entity and:

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(A)	is guaranteed by the Company or any Restricted Subsidiary other than a Receivables Entity (excluding any guarantees (other than guarantees of the principal of, and interest on, Indebtedness and guarantees of collection on Receivables) pursuant to Standard Securitization Undertakings),

(B)	is recourse to or obligates the Company or any Restricted Subsidiary (other than a Receivables Entity) in any way other than pursuant to Standard Securitization Undertakings; or

(C)	subjects any property or asset of the Company or any Restricted Subsidiary other than a Receivables Entity, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)	with which neither the Company nor any Restricted Subsidiary other than a Receivables Entity has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at that time from Persons that are not Affiliates of the Company; and

(3)	to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings).

Any such designation by the Board of Directors of the applicable Restricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of such Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Financing” means any transaction (including, without limitation, any Qualified Receivables Transaction) pursuant to which the Company or any Restricted Subsidiary may sell, convey or otherwise transfer or grant a security interest in any Receivables or Related Assets of the type specified in the definition of “Qualified Receivables Transaction.”

“Related Party” means:

(1)	any controlling stockholder, partner, member, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2)	any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Representative Amount” means a principal amount of not less than $1 million for a single transaction in the relevant market at the relevant time.

“Required Parity Lien Debtholders” means, at any time, the holders of a majority in aggregate principal amount of all Parity Lien Debt then outstanding, calculated in accordance with the provisions described above under the caption “—Collateral Trust Agreement—Voting.” For purposes of this definition, Parity Lien Debt registered in the name of, or beneficially owned by, the Company or any Affiliate (other than Existing Second Lien Notes held by any Person that is an Affiliate of the Company as of May 2, 2005, and that is regulated by any banking or insurance authority) of the Company will be deemed not to be outstanding.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Revolving Credit Agent” means, at any time:

(1)	the Person serving at such time as the “Agent” or “Administrative Agent” under the ABL Facility or any other representative then most recently designated in accordance with the applicable provisions of the ABL Facility, together with its successors in such capacity; and

(2)	in the case of any other revolving credit Indebtedness, the trustee, agent or representative of the holders of such revolving credit Indebtedness who maintains the transfer register for such revolving credit Indebtedness and (a) is appointed as a Revolving Credit Agent (for purposes related to the administration of the security documents) pursuant to the agreement governing such revolving credit Indebtedness, together with its successors in such capacity, and (b) has become a party to the collateral trust agreement by executing a joinder in the form required under the collateral trust agreement.

“Revolving Credit Debt” means:

(1)	Indebtedness of the Company (which may be guaranteed by the Guarantors) under the ABL Facility that was permitted to be incurred and secured under each applicable Secured Debt Document (or as to which the lenders under such Credit Agreement obtained an officers’ certificate at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and secured by all applicable Secured Debt Documents); and

(2)	any other Indebtedness of the Company (which may be guaranteed by the Guarantors) that is secured by a Lien on ABL Collateral that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided, in the case of any Indebtedness referred to in this clause (2) that on or before the date on which such Indebtedness is incurred, such Indebtedness is designated by the Company, in an officers’ certificate delivered to each Secured Debt Representative and the collateral trustee, as “Revolving Credit Debt” for the purposes of the Secured Debt Documents; provided, further, that no Series of Secured Debt may be Designated as Revolving Credit Debt and Priority Lien Debt or Parity Lien Debt;

provided further that no Indebtedness will be considered to be “Revolving Credit Debt” if on the date it was incurred the aggregate principal amount of all outstanding Revolving Credit Debt exceeds the Revolving Credit Debt Cap as of such date (unless the lenders under the applicable Credit Facility obtained an officers’ certificate at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and secured by all applicable Secured Debt Documents).

For purposes of this definition, letters of credit may constitute “Revolving Credit Debt.” All outstanding letters of credit will be deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder.

“Revolving Credit Debt Cap” means an amount equal to the amount of Indebtedness permitted to be incurred pursuant to clauses (1) or (19) of the definition of Permitted Debt less (A) any Indebtedness incurred under clauses (1) or (19) of the definition of Permitted Debt that has been designated Priority Lien Debt and (B) less any Parity Lien Debt applied to repay revolving credit Indebtedness incurred under clauses (1) or (19) of the definition of Permitted Debt.

“Rumford L.P.” means Rumford Cogeneration Company Limited Partnership, a Maine limited partnership.

“Sale of a Guarantor” means (1) any Asset Sale to the extent involving a sale, lease, conveyance or other disposition of the Capital Stock of a Guarantor or (2) the issuance of Equity Interests by a Guarantor, other than (a) an issuance of Equity Interests by a Guarantor to the Company or another Restricted Subsidiary of the Company, and (b) directors’ qualifying shares.

“Sale of Shared Collateral” means any Asset Sale to the extent involving a sale, lease, conveyance or other disposition of Shared Collateral.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the date of the indenture, or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“Secured Debt” means, collectively, all Parity Lien Debt and Priority Lien Debt.

“Secured Debt Documents” means the Parity Lien Documents and the Priority Lien Documents.

“Secured Debt Representative” means each Parity Lien Representative and each Priority Lien Representative.

“Secured Obligations” means, collectively, all Parity Lien Obligations and all Priority Lien Obligations.

“Secured Leverage Ratio” means, on any date, the ratio of:

(1)	the aggregate principal amount of Secured Debt, Revolving Credit Debt and Capital Lease Obligations outstanding on such date plus all Indebtedness of Restricted Subsidiaries of the Company that are not Guarantors outstanding on such date (and, for this purpose, letters of credit will be deemed to have a principal amount equal to the face amount thereof, whether or not drawn), net of Unrestricted Cash on the balance sheet of the Company and its Restricted Subsidiaries as of such date, to:

(2)	the aggregate amount of the Company’s Consolidated Adjusted EBITDA for the most recent four-quarter period for which financial information is available.

In addition, for purposes of calculating the Secured Leverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Secured Leverage Ratio is made (the “Secured Leverage Calculation Date”) will be given pro forma effect (in accordance with Regulation S-X under the Securities Act), including Pro Forma Cost Savings whether or not such Pro Forma Cost Savings comply with Regulation S-X, as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Secured Leverage Calculation Date, will be excluded (including by adding back the amount of any attributable Consolidated Adjusted EBITDA that was negative);

(3)	the Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Secured Leverage Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Secured Leverage Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Secured Leverage Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Secured Leverage Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Secured Leverage Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Secured Leverage Calculation Date in excess of 12 months).

“Securities Accounts” means all present and future “securities accounts” (as defined in Article 8 of the UCC), including all monies, “uncertificated securities,” and “securities entitlements” (as defined in Article 8 of the UCC) contained therein.

“Security” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“security documents” means the collateral trust agreement, the Intercreditor Agreement, each Lien Sharing and Priority Confirmation, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any other Pledgor creating (or purporting to create) a Lien upon Collateral in favor of the collateral trustee, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions described above under the caption “—Collateral Trust Agreement—Amendment of Security Documents.”

“Separate Collateral” means Stock of Subsidiaries and Intercompany Notes of Subsidiaries unless, at the relevant time of consideration, such Intercompany Notes of Subsidiaries secure Obligations under the ABL Facility.

“Series of Parity Lien Debt” means, severally, the Existing Second Lien Notes and each other issue or series of Parity Lien Debt for which a single transfer register is maintained.

“Series of Priority Lien Debt” means, severally, the notes and the Indebtedness outstanding under any Credit Facility that constitutes Priority Lien Debt.

“Series of Secured Debt” means each Series of Parity Lien Debt and each Series of Priority Lien Debt.

“Shared Collateral” means all properties and assets at any time owned or acquired by the Company or any of the other Pledgors, except:

(1)	Separate Collateral;

(2)	ABL Collateral;

(3)	any properties and assets in which the collateral trustee is required to release its Liens pursuant to the provisions described above under the caption “—Collateral Trust Agreement—Release or Subordination of Liens on Collateral;” and

(4)	any properties and assets that no longer secure the notes or any Obligations in respect thereof pursuant to the provisions described above under the caption “—Collateral Trust Agreement—Release of Liens in Respect of Notes,”

provided that, in the case of clauses (3) and (4), if such Liens are required to be released as a result of the sale, transfer or other disposition of any properties or assets of the Company or any other Pledgor, such assets or properties will cease to be excluded from the Collateral if the Company or any other Pledgor thereafter acquires or reacquires such assets or properties.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on May 2, 2005.

“Special Interest” means all special interest then owing pursuant to the registration rights agreement.

“Standard Securitization Undertakings” means all representations, warranties, covenants, indemnities, performance guarantees and servicing obligations entered into by the Company or any Subsidiary of the Company (other than a Receivables Entity) which are customary in connection with any Qualified Receivables Transaction.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stock of Subsidiaries” means all Capital Stock of, and Equity Interests in, Subsidiaries of the Company.

“Subsidiary” means, with respect to any specified Person:

(1)

any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof); provided, however, that notwithstanding the foregoing, Rumford L.P. shall not constitute a Subsidiary of the Company, unless and until the Company directly or indirectly acquires all of the limited partner interests in Rumford L.P.

“Subsidiary Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“SuperHoldCo Notes” means the floating rate senior unsecured notes due 2015 issued by NewPage Group on December 21, 2007, any exchange notes issued in connection with any registration of such notes, and any additional floating rate senior unsecured notes issued by NewPage Group as payments of interest thereon.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent internal balance sheet of the Company prepared on a consolidated basis (excluding Unrestricted Subsidiaries) in accordance with GAAP.

“Transactions” means the offering of the Original Notes and the amendments to the ABL Facility and term loan credit facility.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 31, 2012; provided, however, that if the period from the redemption date to March 31, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

“Unrestricted Cash” means, with respect to any specified Person for any date, the aggregate amount of cash and Cash Equivalents on the consolidated balance sheet of the Company and its Restricted Subsidiaries which is free and clear of all Liens (other than Permitted Liens), other than segregated cash and Cash Equivalents the use of which, as of such date, is restricted by law or Contractual Obligation to any specific purpose.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries unless such guarantee or credit support is released upon its designation as an Unrestricted Subsidiary.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a general discussion of certain material United States federal income tax considerations relating to the exchange of Original Notes for New Notes and the ownership and disposition of the New Notes by an initial beneficial owner of the Original Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax considerations described below. We have not obtained and do not intend to obtain a ruling from the IRS or an opinion of counsel with respect to the United States federal tax considerations resulting from the exchange of Original Notes for New Notes and the holding or disposing of the New Notes.

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules (such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities, persons who hold New Notes through partnerships or other pass-through entities, U.S. expatriates, or persons who hold the New Notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction). This discussion is limited to initial holders who purchased the Original Notes for cash at the initial offering at the original offering price and who hold the New Notes as capital assets (generally, property held for investment). This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our New Notes, the United States federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our New Notes, you should consult your tax advisor.

YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS TO YOU OF THE EXCHANGE OF ORIGINAL NOTES FOR NEW NOTES AND THE HOLDING AND DISPOSITION OF THE NEW NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL, FOREIGN OR ESTATE TAX LAWS OR ANY TAX TREATY.

U.S. Holders

As used herein, the term “U.S. holder” means a beneficial owner of a New Note that is for United States federal income tax purposes:

(1) an individual who is a citizen or resident of the United States;

(2) a corporation, or an entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or of any state therein or the District of Columbia;

(3) an estate, the income of which is subject to United States federal income taxation regardless of its source; or

(4) a trust that either (i) is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or (ii) was in existence on August 20, 1996, and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

As used herein, the term “non-U.S. holder” means a beneficial owner of a New Note that is not a U.S. holder or a partnership or other pass-through entity for United States federal income tax purposes.

Payments of Interest

Stated interest on a New Note will generally be includible in your gross income as ordinary interest income in accordance with your usual method of accounting for tax purposes.

Original Issue Discounts

General. A debt obligation that has an issue price that is less than its stated redemption price at maturity (“SRPM”) by more than a de minimis amount will be treated as issued with original issue discount (“OID”) for federal income tax purposes. As explained below, the issue price of the Original Notes was substantially less than their SRPM, so the Original Notes were issued with OID. The New Notes should be treated as a continuation of the Original Notes for federal income tax purposes.

Generally, the issue price of an Original Note was the first price at which a substantial amount of the Original Notes were sold to the public (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The SRPM of a New Note will be the sum of all payments provided by the New Note other than payments of stated interest. The Original Notes were issued at a discount from their stated principal amount that exceeded a de minimis amount. Accordingly, the Original Notes were issued with OID.

U.S. holders must generally include OID in gross income for federal income tax purposes on an annual basis under a constant yield method without regard to the holder’s method of accounting for tax purposes. As a result, U.S. holders will generally be required to include OID in income in advance of the receipt of cash attributable to the stated interest. OID accrues based on a compounded, constant yield to maturity. Accordingly U.S. holders of notes will be required to include in income increasingly greater amounts of OID in successive accrual periods. The aggregate amount of OID on each note will equal the excess of such Note’s SRPM over such note’s issue price.

The amount of OID includible in income by a U.S. holder of a note is the sum of the “daily portions” of OID with respect to the note for each day during the taxable year (or portion of the taxable year) in which such U.S. holder held such note. The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period.

In general, the amount of OID allocable to an accrual period is an amount equal to the product of the note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) less the amount of stated interest allocable to the accrual period. The notes’ yield to maturity is the rate that, when used to determine the present value of all payments due under the notes, produces an amount equal to the issue price of the Notes. The yield must be constant over the term and must be calculated to at least two decimal places. OID allocable to a final accrual period is generally the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any payments made on such note on or before the first day of the accrual period.

The Treasury Regulations contain special rules that allow any reasonable method to be used in determining the amount of OID allocable to a short initial accrual period, provided all other accrual periods are of equal length. In addition, if an interval between payments of stated interest contains more than one accrual period, then the amount of stated interest payable at the end of such interval is allocated pro rata (on the basis of their relative lengths) between the accrual periods contained in the interval.

We do not believe that the possibility of an optional redemption, repurchase of the notes upon a Change of Control or Additional Interest accrued due to our failure to consummate the Exchange Offer will affect the yield or maturity of the notes for purposes of accrual of OID or give rise to recognition of ordinary income upon redemption, sale or exchange of a note. Failure to consummate the Exchange Offer will cause Additional Interest to accrue on the notes in the manner described therein. In the event that the interest rate on the notes is increased, then such increased interest may be treated as increasing the amount of OID on the notes, includable by a U.S. holder in income as such OID accrues, in advance of receipt of any cash payment thereof.

Exchange Pursuant to Exercise of Registration Rights

The exchange of Original Notes for New Notes should not constitute a taxable event to you, and you should not recognize any taxable gain or loss or any interest income as a result of such exchange. Moreover, your holding period for the New Note received in the exchange should include the holding period for the Original Note exchanged therefor, and your adjusted tax basis in the New Note should be the same as your adjusted tax basis in the Original Note exchanged therefor, determined immediately before the exchange.

Sale, Exchange or Redemption of the New Notes

Upon the disposition of a New Note by sale, exchange or redemption, you generally will recognize gain or loss equal to the difference, if any, between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid interest which amounts will be treated as ordinary income to the extent not previously included in gross income) and (ii) your adjusted federal income tax basis in the New Note. Your adjusted federal income tax basis in a Note generally will equal the cost of the Note increased by the amount of any OID previously included in your income with respect to the Note.

Any gain or loss you recognize on a disposition of a New Note generally will constitute capital gain or loss and will be long-term capital gain or loss if you have held the New Note and the Original Note for which it was exchanged for longer than one year. Certain non-corporate U.S. holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

Under the Code, you may be subject, under certain circumstances, to information reporting and/or backup withholding (currently at a rate of 28%) with respect to cash payments in respect of the New Notes. This withholding applies only if you (i) fail to furnish your social security number or other taxpayer identification number (“TIN”) within a reasonable time after a request therefor; (ii) furnish an incorrect TIN; (iii) are notified by the IRS that you failed to report interest or dividends properly or (iv) fail, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is your correct number and that you are not subject to backup withholding. Backup withholding is not an additional tax. Any amount withheld from a payment under the backup withholding rules is allowable as credit against your United States federal income tax liability (and may entitle you to a refund), provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and certain financial institutions. You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

U.S. Federal Withholding Tax

The 30% U.S. federal withholding tax will not apply to any payment of principal or interest (including OID) on the New Notes provided that:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury Regulations;

•	you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership;

•	you are not a bank whose receipt of interest on the New Notes is pursuant to a loan agreement entered into in the ordinary course of a trade or business; and

•	you have fulfilled the statement requirements set forth in section 871(h) or section 881(c) of the Code and the Treasury Regulations, as discussed below.

The statement requirements referred to above will be fulfilled if you certify on IRS Form W-8BEN or other successor form, under penalties of perjury, that you are not a United States person for U.S. federal income tax purposes and provide your name and address, and (i) you file such IRS Form W-8BEN or other successor form with the withholding agent or (ii) in the case of a New Note held on your behalf by a securities clearing organization, bank or other financial institution holding customers’ securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN or other successor form from the holder and furnishes the withholding agent with a copy thereof: provided that a foreign financial institution will fulfill the certification requirement by filing IRS Form W-8IMY with the withholding agent if it has entered into an agreement with the IRS to be treated as a qualified intermediary. You should consult your tax advisor regarding possible additional reporting requirements.

If you cannot satisfy the requirements described above, payments of interest (including OID) made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (i) IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty or (ii) IRS Form W-8ECI (or successor form) stating that payments on the New Note are not subject to withholding tax because such payments are effectively connected with your conduct of a trade or business in the United States (and if a tax treaty applies, that interest is attributable to a permanent establishment or fixed base maintained in the United States), as discussed below.

The 30% U.S. federal withholding tax will generally not apply to any gain that you realize on the sale or other disposition of the New Notes.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the New Notes is effectively connected with the conduct of that trade or business and, if a tax treaty applies, is attributable to a permanent establishment or a fixed base in the United States, you will be subject to U.S. federal income tax on the interest (including OID) on a net income basis in the same manner as if you were a United States person as defined under the Code. See “—U.S. Holders” above. In that case, you would not be subject to the 30% U.S. federal withholding tax. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest (including OID) on New Notes will be included in earnings and profits if so effectively connected.

Any gain realized on the sale or redemption of New Notes generally will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the conduct of a trade or business in the United States by you and if a tax treaty applies, is attributable to a permanent establishment in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

If you are subject to the 183-day rule described above, then you may be subject to United States federal income tax at a rate of 30% (or a reduced rate under an applicable treaty) of the amount by which capital gains allocable to United States sources (including gains from the sale, exchange, retirement or other disposition of the New Notes) exceed capital losses allocable to United States sources.

Information Reporting and Backup Withholding

We must annually report to the IRS and to you the interest paid to you on your New Notes. Copies of these information returns also may be made available to the tax authorities of the country in which you reside pursuant to the provisions of various treaties or agreements for the exchange of information. In general, you will not be subject to information reporting and backup withholding with respect to payments that we make to you provided that we do not have actual knowledge that you are a United States person and we have received from you the statement described above under “—U.S. Federal Withholding Tax.”

Under current Treasury Regulations, payments on the sale or other taxable disposition of a New Note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is (i) a United States person; (ii) a controlled foreign corporation for United States federal income tax purposes; (iii) a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or (iv) a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the beneficial owner certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

A broker-dealer that is the holder of Original Notes that were acquired for the account of that broker-dealer as a result of market-making or other trading activities, other than Original Notes acquired directly from us or any of our affiliates, may exchange those Original Notes for New Notes pursuant to the exchange offer. This is true so long as each broker-dealer that receives New Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by the broker-dealer as a result of market-marking or other trading activities, acknowledges that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where the Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any resale, except that the use of the prospectus may, pursuant to the advise of counsel, be suspended for not more than an aggregate of 60 days in any twelve consecutive month period in the event that our board of directors determines that there is a valid business purpose for suspension of the use of the prospectus. All broker-dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes by broker-dealers or any other holder of New Notes. New Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of the resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of New Notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer and to our performance under, or compliance with, the registration rights agreement (other than the commissions or concessions of any brokers or dealers) and will indemnify the holders of the New Notes (including any broker-dealers) against some liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Whether the New Notes offered hereby will be our binding obligations will be passed upon for us by Schulte Roth & Zabel LLP, New York, New York.

EXPERTS

The financial statements of NewPage Corporation as of December 31, 2007 and 2008 and for the years ended December 31, 2006, 2007 and 2008 included in this prospectus, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an Independent Registered Public Accounting Firm, given on the authority of said firm as experts in auditing and accounting. The financial statements of Stora Enso North America Inc. as of December 31, 2005 and 2006 and for the years then ended included in this prospectus, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an Independent Registered Public Accounting Firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to our offering of the New Notes. This prospectus does not contain all of the information included in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the New Notes in the registration statement. The registration statement and exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports and other information regarding issuers that file electronically with the SEC (http://www.sec.gov), including us. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits to the registration statement otherwise filed with the SEC.

You should rely only upon the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder and Board of Directors of NewPage Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in equity and cash flows present fairly, in all material respects, the financial position of NewPage Corporation and its subsidiaries at December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note A to the consolidated financial statements, the Company changed the manner in which it accounts for noncontrolling interests effective January 1, 2009.

As discussed in Note L to the consolidated financial statements, the Company changed the manner in which it accounts for defined benefit pension and other postretirement plans effective December 31, 2006 and as discussed in Note J to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions effective January 1, 2007.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Dayton, Ohio

March 2, 2009, except with respect to our opinion on the consolidated financial statements as it relates to the effects of the change in accounting for noncontrolling interests discussed in Note A, as to which the date is September 15, 2009

NEWPAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2008 and 2007

Dollars in millions, except per share amounts

	2008	2007
ASSETS
Cash and cash equivalents	$3	$143
Accounts receivable, net of allowance for doubtful accounts of $3 and $3	278	351
Inventories (Note D)	628	584
Other current assets	22	43

Total current assets	931	1,121

Property, plant and equipment, net (Note E)	3,205	3,564
Other assets (Note F)	109	198

TOTAL ASSETS	$4,245	$4,883

LIABILITIES AND EQUITY
Accounts payable	$254	$338
Other current liabilities (Note H)	270	290
Current maturities of long-term debt (Note I)	16	16

Total current liabilities	540	644

Long-term debt (Note I)	2,900	2,909
Other long-term obligations	616	351
Deferred income taxes (Note J)	6	293
Commitments and contingencies (Note N)

EQUITY
Common stock, 100 shares authorized, issued and outstanding, $0.01 per share par value	—	—
Additional paid-in capital	767	729
Accumulated deficit	(214)	(97)
Accumulated other comprehensive income (loss)	(396)	23

Shareholder’s equity (deficit)	157	655
Noncontrolling interests	26	31

Total equity	183	686

TOTAL LIABILITIES AND EQUITY	$4,245	$4,883

See notes to consolidated financial statements.

NEWPAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

Dollars in millions

	2008	2007	2006
Net sales	$4,356	$2,168	$2,038

Cost of sales	3,979	1,895	1,825
Selling, general and administrative expenses	217	124	112
Interest expense (including non-cash interest expense of $26, $26 and $10)	277	154	146
Other (income) expense, net	(3)	(2)	(25)

Income (loss) from continuing operations before income taxes	(114)	(3)	(20)
Income tax (benefit)	—	4	(4)

Income (loss) from continuing operations	(114)	(7)	(16)
Income (loss) from discontinued operations (Note R)	—	—	(16)

Net income (loss)	(114)	(7)	(32)
Net income (loss)—noncontrolling interests	3	1	—

Net income (loss) attributable to the company	$(117)	$(8)	$(32)

See notes to consolidated financial statements.

NEWPAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

YEAR ENDED DECEMBER 31, 2008

Dollars in millions

	Equity attributable to the company
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total attributable to company	Noncontrolling Interests	Total
	Shares	Amount
Balance at December 31, 2007	100	$—	$729	$(97)	$23	655	$31	$686
Comprehensive income (loss):
Net income (loss)				(117)		(117)	3	(114)
Unrecognized gain (loss) on defined benefit plans, net of tax benefit of $10					(350)	(350)		(350)
Cash-flow hedges:
Change in unrealized gains (losses), net of tax of $2					(64)	(64)		(64)
Reclassification adjustment to net income (loss), net of tax of $2					4	4		4
Foreign currency translation adjustment					(9)	(9)		(9)

Comprehensive income (loss)						(536)	3	(533)

Restoration of tax valuation allowance on NewPage Holding as a result of changes in deferred income tax position related to the Acquisition (Note C)			9			9		9
Adjustment to fair value of equity issued by NewPage Group in connection with the Acquisition (Note C)			18			18		18
Distributions from Rumford Cogeneration to limited partners							(8)	(8)
Equity awards (Note K)			18			18		18
Loans to NewPage Group (Note K)			(7)			(7)		(7)

Balance at December 31, 2008	100	$—	$767	$(214)	$(396)	$157	$26	$183

See notes to consolidated financial statements.

NEWPAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

YEAR ENDED DECEMBER 31, 2007

Dollars in millions

	Equity attributable to the company
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total attributable to company	Noncontrolling Interests	Total
	Shares	Amount
Balance at December 31, 2006	100	$—	$400	$(89)	$20	$331	$38	$369
Comprehensive income (loss):
Net income (loss)				(8)		(8)	1	(7)
Net actuarial gains on defined benefit plans, net of tax of $10					9	9		9
Cash-flow hedges:
Change in unrealized gains (losses), net of tax benefit of $2					(3)	(3)		(3)
Reclassification adjustment to net income (loss), net of tax benefit of $2					(3)	(3)		(3)

Comprehensive income (loss)						(5)	1	(4)

Additional capital contributed by NewPage Group in connection with the Acquisition (Note C)			329			329		329
Pushdown from NewPage Holding for reversal of tax valuation allowance attributed to the Acquisition			(9)			(9)		(9)
Distributions from Rumford Cogeneration to limited partners							(8)	(8)
Equity awards (Note K)			14			14		14
Loans to parent companies			(5)			(5)		(5)

Balance at December 31, 2007	100	$—	$729	$(97)	$23	$655	$31	$686

See notes to consolidated financial statements.

NEWPAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

YEAR ENDED DECEMBER 31, 2006

Dollars in millions

	Equity attributable to the company
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total attributable to company	Noncontrolling Interests	Total
	Shares	Amount
Balance at December 31, 2005	100	$—	$399	$(57)	$5	$347	$—	$347
Comprehensive income (loss):
Net income (loss)				(32)		(32)	—	(32)
Cash-flow hedges:
Change in unrealized gains					5	5		5
Reclassification adjustment to net income (loss)					(4)	(4)		(4)

Comprehensive income (loss)						(31)	—	(31)

Initial consolidation of Rumford Cogeneration							44	44
Distributions from Rumford Cogeneration to limited partners							(6)	(6)
Net actuarial gains on defined benefit plans					14	14		14
Equity awards (Note K)			11			11		11
Loans to parent companies			(10)			(10)		(10)

Balance at December 31, 2006	100	$—	$400	$(89)	$20	331	$38	$369

See notes to consolidated financial statements.

NEWPAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

Dollars in millions

	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(114)	$(7)	$(32)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Gain) loss on discontinued operations	—	—	16
Depreciation and amortization	317	134	152
Non-cash interest expense	26	26	10
(Gain) loss on disposal of assets	11	3	(63)
Unrealized (gain) loss on option contracts	—	—	48
Deferred income taxes	4	4	(4)
LIFO effect	30	1	(2)
Equity award expense (Note K)	18	14	11
Change in operating assets and liabilities:
Accounts receivable	73	2	40
Inventories	(116)	56	29
Other operating assets	(10)	(1)	1
Accounts payable	(76)	4	(30)
Accrued expenses and other obligations	(103)	42	15
Net cash flows of discontinued operations	—	—	(11)

Net cash provided by operating activities	60	278	180

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for acquisition	(8)	(1,486)	—
Proceeds from sales of assets	6	—	229
Capital expenditures	(165)	(102)	(88)
Net cash flows of discontinued operations	—	—	(1)

Net cash provided by (used for) investing activities	(167)	(1,588)	140

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	—	2,008	—
Payment of financing costs	—	(62)	(1)
Distributions from Rumford Cogeneration to limited partners	(8)	(8)	(6)
Loans to parent companies (Note K)	(7)	(5)	(10)
Repayments of long-term debt	(16)	(524)	(224)
Borrowings on revolving credit facility	153	—	—
Payments on revolving credit facility	(153)	—	(46)

Net cash provided by (used for) financing activities	(31)	1,409	(287)

Effect of exchange rate changes on cash and cash equivalents	(2)	—	—
Increase in cash and cash equivalents from initial consolidation of Rumford Cogeneration	—	—	10

Net increase (decrease) in cash and cash equivalents	(140)	99	43
Cash and cash equivalents at beginning of period	143	44	1

Cash and cash equivalents at end of period	$3	$143	$44

SUPPLEMENTAL INFORMATION
Cash paid for interest	$251	$128	$139

Non-cash transaction—Issuance of securities by NewPage Group as acquisition consideration	$—	$347	$—

See notes to consolidated financial statements.

NEWPAGE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

Dollars in millions, except per share amounts

A. BASIS OF PRESENTATION

NewPage Corporation (“NewPage”) and its subsidiaries are engaged in manufacturing, marketing and distributing printing papers used primarily for commercial printing, magazines, catalogs, textbooks and labels. Our products include coated, uncoated, supercalendered, newsprint and specialty papers and market pulp. Our products are manufactured at multiple mills in the United States and one mill in Canada and supported by multiple distribution and converting locations. We operate within one operating segment. The consolidated financial statements include the accounts of NewPage and all entities it controls, including Rumford Cogeneration Company L.P. (“Rumford Cogeneration”), a limited partnership for which we are the general partner, created to generate power for our use and for third-party sale. All intercompany transactions and balances have been eliminated.

Effective April 1, 2006, we completed the sale of our carbonless paper business, which comprised our carbonless paper segment, to P. H. Glatfelter Company. In the quarter ended March 31, 2006, we began reporting the carbonless paper business as a discontinued operation. See Note R for further information.

On December 21, 2007, we acquired all of the common stock of Stora Enso North America Inc. (“SENA”). See Note C for further information.

During 2008, we announced actions being taken to integrate NewPage operations and the former SENA facilities and services. See Note M for further information.

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51 (SFAS No. 160), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income (loss) attributable to the parent and to the noncontrolling interests, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. The Statement also established reporting requirements that provide disclosures that identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. We adopted SFAS No. 160 effective January 1, 2009. The amounts related to the minority interests in the consolidated financial statements were retroactively revised to equity and the amount of minority interest in the statements of operations were removed from other (income) expense. Revisions were made to prior period financial statements to present them on a comparable basis.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Estimates and assumptions

The preparation of these consolidated financial statements required management to make estimates and assumptions that affect the reported amounts of some assets and liabilities and, in some instances, the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash equivalents

Highly liquid securities with an original maturity of three months or less are considered to be cash equivalents.

Foreign currency translation

The statements of operations of our Canadian entity, whose functional currency is the Canadian dollar, are translated into U.S. dollars using the average exchange rates for the period and the balance sheets are translated using the exchange rates at the reporting date. Exchange rate differences arising from the translation of the net investments in foreign entities are recorded as a component of accumulated other comprehensive income (loss).

Concentration of credit risk

We are potentially subject to concentrations of credit risk related to our accounts receivable. The majority of accounts receivable are with paper merchants, printers and publishers. We limit our credit risk by performing ongoing credit evaluations and, when deemed necessary, by requiring accelerated payment terms, letters of credit, guarantees or collateral. For each of the years ended December 31, 2008, 2007 and 2006, sales to our largest customer were 21%, 25% and 21% of net sales. Accounts receivable at December 31, 2008, relating to our two largest customers were 17% and 11% of accounts receivable, net. Accounts receivable at December 31, 2007, relating to our largest customer were 23% of accounts receivable, net. Our ten largest customers accounted for approximately 52%, 57% and 54% of our net sales for each of the years ended December 31, 2008, 2007 and 2006.

Inventories

Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method for substantially all raw materials and finished goods for U.S.-based operations. Cost of all other inventories, mainly stores and supplies inventories and Canadian inventories, is determined by the average cost and first-in, first-out (FIFO) methods.

Property, plant and equipment

Owned assets are recorded at cost. Costs of renewals and betterments of properties are capitalized. Costs of maintenance and repairs are charged to expense using the direct-expensing method, whereby costs are recorded in the statement of operations in the same period that they are incurred. The cost of plant and equipment is depreciated utilizing the straight-line method over the estimated useful lives of the assets, which range from 20 to 40 years for buildings and 5 to 30 years for machinery and equipment.

Impairment of long-lived assets

We periodically evaluate whether current events or circumstances indicate that the carrying value of our long-lived assets to be held and used may not be recoverable. If these circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether an impairment exists. We report an asset to be disposed of at the lower of its carrying value or its estimated net realizable value.

Derivative financial instruments

We periodically use derivative financial instruments as part of our overall strategy to manage exposure to market risks associated with interest rate, foreign currency exchange rate and natural gas price fluctuations. These derivative instruments are measured at fair value and are classified as other assets or other long-term obligations on our balance sheets depending on the fair value of the instrument. If the derivative is designated as a fair-value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash-flow hedge, the effective portion of the change in the fair value of the derivative is recorded in other comprehensive income (loss) and is recognized in the consolidated statements of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash-flow hedges and financial instruments not designated as hedges are recognized in earnings.

Fair value of financial instruments

The fair value of long-term debt is based upon quoted market prices for the same or similar issues or on the current interest rates available to the company for debt of similar terms and maturities. We value interest rate swaps using observable interest rate yield curves for comparable assets and liabilities at commonly quoted intervals. We value natural gas contracts based on natural gas futures contracts priced on the New York Mercantile Exchange. At December 31, 2008 and 2007, the carrying amounts of all other assets and liabilities that qualify as financial instruments approximated their fair value. We measure the fair values of our interest rate swaps, natural gas contracts and long-term debt under a Level 2 input as defined by SFAS No. 157, Fair Value Measurements (SFAS No. 157). Details of our assets (liabilities) recorded on our balance sheets for our financial instruments are as follows:

	2008		2007
	Fair Value	Carrying Amount	Fair Value	Carrying Amount
Interest rate swaps	$(58)	$(58)	$(2)	$(2)
Natural gas contracts	(2)	(2)	—	—
Long-term debt	(1,305)	(2,769)	(2,834)	(2,779)

Environmental

Environmental expenditures that increase useful lives of assets are capitalized, while other environmental expenditures are expensed. Liabilities are recorded when remedial efforts are probable and the costs can be reasonably estimated.

Landfills and other asset retirement obligations

We follow Statement of Financial Accounting Standard (SFAS) No. 143, Accounting for Asset Retirement Obligations, and FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143, in accounting for costs related to the closure and post-closure monitoring of our owned landfills. SFAS No. 143 and Interpretation No. 47 require that an obligation associated with the retirement of a tangible long-lived asset be recognized as a liability when incurred. Subsequent to initial measurement, an entity recognizes changes in the amount of the liability resulting from the passage of time and revisions to either the timing or amount of estimated cash flows.

Pension and other postretirement benefits

We maintain various defined benefit pension and other postretirement benefit plans in the United States and Canada. The plans are generally funded through payments to pension funds/trusts or directly by the company and/or employees.

Defined benefit pension and other postretirement benefit expense is recorded on a full accrual basis, as opposed to a cash paid basis, and is reflected in the consolidated statements of operations over the expected working lives of the employees provided with such benefits. The economic and demographic assumptions used in calculating defined benefit pension and other postretirement benefit expense are required to be reviewed and updated periodically to the extent that local market economic conditions and demographics change.

Revenue recognition

We recognize revenue at the point when title and the risk of ownership passes to the customer. Substantially all of our revenues are generated through product sales, and shipping terms generally indicate when title and the risk of ownership have passed. Revenue is recognized at the time of shipment for sales where shipping terms transfer title and risk of loss at the shipping point. For sales where shipping terms transfer title and risk of loss at the destination point, revenue is recognized when the goods are received by the customer. For sales made under consignment programs, revenue is recognized in accordance with the terms of the contract. We provide allowances for estimated returns and other customer credits, such as discounts and volume rebates, when the revenue is recognized based on historical experience. Sales of byproducts produced during the manufacturing process are recognized as a reduction of cost of sales. We do not recognize sales taxes collected from customers as revenue; rather we record these taxes on a net basis in our statement of operations.

International sales

We had net sales to customers outside of the United States of $318, $217 and $213 for the years ended December 31, 2008, 2007 and 2006. We have no material long-lived assets outside of the United States.

Income taxes

Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities reflect the enacted tax rates in effect for the years the differences are expected to reverse. We evaluate the need for a deferred tax asset valuation allowance by assessing whether it is more likely than not that we will realize the deferred tax assets in the future. We recognize all income tax-related interest expense and statutory penalties imposed by taxing authorities as income tax expense.

Equity compensation

We account for equity compensation under the provisions of SFAS No. 123 (Revised), Share-based Payment, which requires that equity awards to employees be expensed over the vesting period of the award. We use the graded vesting attribution method for recognizing stock compensation cost whereby the cost for a stock award is determined on a straight-line basis over the service period for each separate vesting portion of the award as if the award was multiple awards.

C. ACQUISITION AND RELATED TRANSACTIONS

On December 21, 2007, NewPage acquired all of the issued and outstanding common stock of SENA from Stora Enso Oyj (“SEO”) (the “Acquisition”). We acquired SENA in order to create a single business platform and to enable us to remain competitive in the marketplace, serve our customers more efficiently and achieve synergies from the Acquisition. The Acquisition more than doubled our production capacity and broadened our product line. Following the Acquisition, SENA changed its name to NewPage Consolidated Papers Inc. (“NPCP”). References to both SENA and NPCP are to the acquired business.

In connection with the closing of the Acquisition:

•	NewPage acquired all of the issued and outstanding common stock of SENA and, in exchange, SEO received:

•	$1,522 in cash

•	shares of common stock representing 19.9% (as of the closing of the Acquisition) of the outstanding common stock of NewPage’s indirect parent, NewPage Group Inc. (“NewPage Group”)

•	senior unsecured notes issued by NewPage Group in the aggregate principal amount of $200 due 2015 (the “NewPage Group PIK Notes”)

•	NewPage entered into senior secured credit facilities, consisting of a $1,600 senior secured term loan facility and a $500 senior secured revolving credit facility

•	NewPage repaid $450 of term debt outstanding under its prior credit facility

•	NewPage issued $456 of 10% senior secured notes due 2012

Prior to the closing of the Acquisition, we engaged in an equity reorganization:

•

Escanaba Timber LLC (“Escanaba Timber”), which was previously the immediate parent entity of NewPage Holding Corporation (“NewPage Holding”) (our direct parent), contributed all outstanding shares of common stock of NewPage Holding to NewPage Group in exchange for shares of common stock of NewPage Group

•	Escanaba Timber distributed to Maple Timber Acquisition LLC (“Maple Timber”), Escanaba Timber’s immediate parent entity, all outstanding shares of NewPage Group common stock

•	Maple Timber distributed all of its NewPage Group common stock to the members of Maple Timber

As a result of this equity reorganization, NewPage Group became the direct parent entity of NewPage Holding (and consequently the indirect parent of NewPage) and Cerberus Capital Management, L.P. (“Cerberus”), our equity sponsor, and its affiliates and the other equity owners of Maple Timber were the sole stockholders of NewPage Group prior to the closing of the Acquisition.

The consolidated balance sheets in these financial statements include the assets acquired and liabilities assumed of SENA and reflect the final allocation of the purchase price based on fair values at the date of the Acquisition. The following table shows the reconciliation of the purchase price paid by NewPage:

Cash paid for acquisition, net of cash acquired	$1,494
NewPage Group equity issued to SEO (at fair value)	141
NewPage Group PIK Notes issued to SEO (at fair value)	206

Total purchase price	$1,841

A summary of the final purchase price allocation for the fair value of the assets acquired and the liabilities assumed at the date of the Acquisition is presented below.

Accounts receivable	$206
Inventories	314
Other current assets	2
Property, plant and equipment	2,083
Other assets	55

Total assets acquired	2,660
Accounts payable	(198)
Other current liabilities	(197)
Long-term debt—capital lease	(146)
Deferred income taxes	(4)
Other long-term obligations	(274)

Total liabilities assumed	(819)

Net purchase price allocated	$1,841

During 2008, as a result of the finalization of our purchase price valuations and completion of our restructuring plan, we recorded the following adjustments to the initial purchase price allocation, which are reflected in the table above:

•	an increase of $18 to the fair value of equity issued by NewPage Group in connection with the Acquisition based on the finalization of our valuation of NewPage Group’s equity

•

adjustments made to reduce retirement benefits for salaried employees to reflect a $29 reduction in benefit obligations under the SENA pension plans and a $25 reduction in benefit obligations under a SENA postretirement benefit plan

•	an adjustment to recognize $39 of accrued expenses for employee-related costs for former SENA employees and $22 of costs for plant closures

•

an increase of $281 to deferred income tax assets, primarily related to the completion of our analysis of the SENA opening balance sheet to recognize the difference between the book and tax bases for the investment in our Canadian subsidiary and the completion of the related corporate reorganization that generated a worthless stock deduction for tax purposes related to the investment in our Canadian subsidiary

The tax effect of these adjustments changed our net deferred income tax position from a net deferred income tax liability position to a net deferred income tax asset position. As a result, in 2008 we restored the $39 valuation allowance on NewPage Holding’s and NewPage’s deferred income taxes that was originally reversed at December 21, 2007. We also recorded a valuation allowance against our net deferred income tax benefit for federal income taxes and for certain state income taxes as it was more likely than not that we would not realize those benefits as a result of our history of losses. These adjustments resulted in corresponding adjustments to the value assigned to property, plant and equipment. During the fourth quarter of 2008, we recognized an adjustment of $17 to increase depreciation and amortization expense as a result of the finalization of the purchase price allocation.

The results of operations for the year ended December 31, 2007 include the results for SENA from the date of Acquisition. The following table summarizes selected unaudited pro forma consolidated statements of operations data for the years ended December 31, 2007 and 2006 as if the Acquisition had been completed at the beginning of the year.

Unaudited pro forma financial data:	2007	2006
Net sales	$4,476	$4,068
Net income (loss)	(94)	(213)

This selected unaudited pro forma consolidated financial data is included only for the purpose of illustration and does not necessarily indicate what the operating results would have been if the Acquisition had been completed on that date. Moreover, this information does not necessarily indicate what our future operating results will be. This information includes actual data in 2007 for the period subsequent to the date of the Acquisition. For periods prior to the Acquisition, the unaudited pro forma information includes certain expenses of SENA that are no longer incurred after the date of the Acquisition.

D. INVENTORIES

Inventories as of December 31, 2008 and 2007, consist of:

	2008	2007
Finished and in-process goods	$385	$304
Raw materials	110	123
Stores and supplies	133	157

	$628	$584

Approximately 76% and 70% of inventories at December 31, 2008 and 2007 are valued using the LIFO method. If inventories had been valued at current costs, they would have been valued at $630 and $564 at December 31, 2008 and 2007.

E. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment as of December 31, 2008 and 2007, consist of:

	2008	2007
Land and land improvements	$110	$118
Buildings	361	419
Machinery and other	3,297	3,313
Construction in progress	78	80

	3,846	3,930
Less: accumulated depreciation and amortization	(641)	(366)

	$3,205	$3,564

See Note O for information related to the capital lease.

F. OTHER ASSETS

Other assets as of December 31, 2008 and 2007, consist of:

	2008	2007
Prepaid pension	$—	$88
Financing costs (net of accumulated amortization of $38 and $26)	59	70
Other	50	40

	$109	$198

Amortization expense was $26, $17 and $15 for the years ended December 31, 2008, 2007 and 2006. Amortization expense for the next five years is expected to be $27 in 2009, $26 in 2010, $27 in 2011, $24 in 2012 and $20 in 2013.

G. DERIVATIVE FINANCIAL INSTRUMENTS

We periodically use derivative financial instruments as part of our overall strategy to manage exposure to market risks associated with interest rate, foreign currency exchange rate and natural gas price fluctuations. We do not hold or issue derivative financial instruments for trading purposes. We regularly monitor the credit-worthiness of the counterparties to our derivative instruments in order to manage our credit risk exposures under these agreements. Our risk of loss in the event of nonperformance by any counterparty under derivative financial instrument agreements is not considered significant by management.

Interest Rates

We utilize interest-rate swap agreements to manage a portion of our interest-rate risk on our variable-rate debt instruments. As of December 31, 2008, we had outstanding interest rate swaps, designated as cash-flow hedges, totaling $1,350, expiring from June 2009 through December 2012. We receive amounts based on LIBOR and pay amounts at a weighted-average fixed rate of 3.7%.

We measure the fair values of our interest rate swaps under a Level 2 input as defined by SFAS No. 157. We value the interest rate swaps using observable interest rate yield curves for comparable assets and liabilities at commonly quoted intervals. As of December 31, 2008 and 2007, the fair values of the interest rate swaps were a liability of $(58) and $(2) included in other long-term obligations. We received (paid) cash on our interest rate agreements of $(6), $5 and $4 for the years ended December 31, 2008, 2007 and 2006, which was recorded in interest expense.

Natural Gas

In order to hedge the future cost of natural gas consumed at our mills, we engage in financial hedging of future gas purchase prices. We hedge with financial instruments that are priced based on New York Mercantile Exchange (NYMEX) natural gas futures contracts. We do not hedge basis (the effect of varying delivery points or locations) or transportation costs (the cost to transport the gas from the delivery point to a company location) under these transactions.

We measure the fair values of our natural gas contracts under a Level 2 input as defined by SFAS No. 157. We value the natural gas contracts based on natural gas futures contracts priced on the NYMEX. As of December 31, 2008, the fair value of the natural gas contracts was a liability of $(2) included in other long-term obligations.

Commodity Basket Option

As of May 2, 2005, we entered into a commodity basket option contract with J. Aron & Company, an affiliate of Goldman, Sachs & Co., and paid a premium of $72 for the contract, which was the fair value of the option at inception. We did not apply hedge accounting treatment for this contract and recorded changes in the fair value of the contract in other (income) expense. Other (income) expense for the year ended December 31, 2006 included non-cash losses of $47 determined based on the mark-to-market value of the option contract. This contract had a fair value of zero at December 31, 2007 and expired in April 2008.

H. OTHER CURRENT LIABILITIES

Accounts payable as of December 31, 2008 and 2007 includes $28 and zero of outstanding checks in excess of cash.

Other current liabilities as of December 31, 2008 and 2007 consist of:

	2008	2007
Payroll and employee benefit costs	$97	$152
Restructuring	33	4
Interest	25	26
Customer rebates	28	25
Other	87	83

	$270	$290

I. LONG-TERM DEBT

The balances of long-term debt as of December 31, 2008 and 2007 are as follows:

	2008	2007
Term loan senior secured credit facility (face amount $1,584 and $1,600; LIBOR plus 3.75%)	$1,541	$1,552
Floating rate senior secured notes (LIBOR plus 6.25%)	225	225
10% senior secured notes (face amount $806)	804	804
12% senior subordinated notes (face amount $200)	199	198
Capital lease	147	146

Total long-term debt, including current portion	2,916	2,925
Current portion of long-term debt	16	16

	$2,900	$2,909

In connection with the Acquisition, we entered into senior secured credit facilities consisting of a $1,600 senior secured term loan facility and a $500 senior secured revolving credit facility and applied the proceeds from the term loan to finance a portion of the Acquisition, repay the prior senior secured credit facilities and pay related expenses. Included in interest expense for the year ended December 31, 2007, is $17 for the write-off of financing costs related to the pre-Acquisition term loan and unused bridge financing commitment fees.

Substantially all of our assets are pledged as collateral under our various debt agreements.

Principal payments on long-term debt for the next five years are payable as follows: $16 in 2009, $16 in 2010, $16 in 2011, $1,047 in 2012 and $216 in 2013.

See Note O for additional information on the capital lease.

Senior Secured Credit Facilities

The senior secured credit facilities consist of a senior secured term loan of $1,600 and a senior secured revolving credit facility of $500. The senior secured credit facilities may be accelerated if we, as borrower, are unable to refinance the senior secured and subordinated notes prior to their maturity. Subject to customary conditions, including the absence of defaults under the revolving credit facility, amounts available under the revolving credit facility may be borrowed, repaid and re-borrowed, including in the form of letters of credit and swing line loans, until the maturity date thereof. The revolving credit facility may be utilized to fund working capital, to fund permitted acquisitions and capital expenditures, and for other general corporate purposes. The availability under the revolving credit facility is reduced by our outstanding letters of credit, which totaled $87 and $74 at December 31, 2008 and 2007. The amount of loans and letters of credit available to us pursuant to the revolving credit facility is limited to the lesser of $500 or an amount determined pursuant to a borrowing base. Based on availability under the borrowing base as of December 31, 2008, we had $341 of additional borrowing availability under the revolving credit facility. There were no borrowings outstanding under the revolving credit facility as of December 31, 2008 or 2007. The revolving credit facility matures the first to occur of (i) December 21, 2012 and (ii) the date that is 181 days prior to the scheduled maturity date of the term loan, senior secured notes, senior subordinated notes, the NewPage Holding PIK notes, and any refinancing thereof. Amounts outstanding under the revolving credit facility bear interest, at our option, at a rate per annum equal to either (i) the base rate plus 1.00%, or (ii) LIBOR plus 2.00%. The interest rate spreads are subject to reduction upon meeting certain leverage thresholds or upon the occurrence of an initial public offering. Certain customary fees are payable to the lenders and the agents under the senior secured credit facilities, including, without limitation, a commitment fee for the revolving credit facility based upon non-use of available funds and letter of credit fees and issuer fronting fees.

The term loan matures on the first to occur of (i) December 21, 2014 and (ii) the date that is 181 days prior to the scheduled maturity date of the senior secured notes, senior subordinated notes, the NewPage Holding PIK notes, and any refinancing thereof and will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the senior term facility, with the balance payable at maturity. Future payments are reduced ratably for early principal repayments. The term loan is subject to mandatory prepayment with, in general, (i) 100% of the net cash proceeds of certain asset sales, subject to certain reinvestment rights; (ii) 100% of the net cash proceeds of certain insurance and condemnation payments, subject to certain reinvestment rights; (iii) 50% of the net cash proceeds of equity offerings; (iv) 100% of the net cash proceeds of debt incurrence (other than debt incurrence permitted under the term facility); and (v) 50% of excess cash flow, as defined in the senior secured credit facility; generally the mandatory prepayment rates decline in accordance with a leverage ratio test. The loans under the term loan facility bear interest, at our option, at a rate per annum equal to either (i) the base rate plus 2.75%, or (ii) LIBOR plus 3.75%. The interest rate spreads are subject to reduction upon meeting certain leverage thresholds or upon the occurrence of an initial public offering. The weighted-average interest rate on the outstanding balance at December 31, 2008 and 2007 was 5.3% and 8.7%.

The senior secured credit facilities are jointly and severally guaranteed by our parent and each of our guarantor subsidiaries. Subject to certain customary exceptions, we and each of our guarantors granted to the lenders under the revolving credit facility a first priority security interest in and lien on our and our guarantor subsidiaries’ present and future cash, deposit accounts, accounts receivable, inventory and intercompany debt owed to us, our parent and our guarantor subsidiaries. Subject to certain customary exceptions, we and each of the guarantors granted to the lenders under the term loan (i) a first priority security interest in and lien on substantially all of our and our guarantor subsidiaries’ present and future property and assets (other than cash, deposit accounts, accounts receivable, inventory and intercompany debt owed to us, our parent and our guarantor subsidiaries), including the capital stock of the guarantor subsidiaries and 65% of the capital stock of our foreign subsidiaries, if any, as well as our capital stock owned by our parent and (ii) a second priority security interest in and lien on our and our guarantor subsidiaries’ present and future cash, deposit accounts, accounts receivable, inventory and intercompany debt owed to us, our parent or our guarantor subsidiaries.

The senior secured credit facilities contain various customary affirmative and negative covenants (subject to customary exceptions and certain existing obligations and liabilities), including, but not limited to, restrictions on our ability and the ability of our subsidiaries to (i) dispose of assets, (ii) incur additional indebtedness and guarantee obligations, (iii) repay other indebtedness, (iv) pay certain restricted payments and dividends, (v) create liens on assets or prohibit the creation of liens on assets, (vi) make investments, loans or advances, (vii) restrict distributions to our company from our subsidiaries, (viii) make certain acquisitions, (ix) engage in mergers or consolidations, (x) enter into sale and leaseback transactions, (xi) engage in certain transactions with subsidiaries that are not guarantors of the senior secured credit facilities or with affiliates or (xii) amend the terms of the notes and otherwise restrict corporate activities. In addition, under the term loan (and under the revolving credit facility to the extent that our unused borrowing availability under the revolving credit facility plus excess cash are below $50 for 10 consecutive business days or $25 for three consecutive days), we are required to comply with specified financial ratios and tests, including a minimum interest and fixed charge coverage ratios, maximum senior and total leverage ratios and maximum capital expenditures. The required financial covenant levels become more restrictive over the term of the senior secured credit facilities. By December 31, 2009, the leverage ratio declines to 5.00 with further decreases over the following three years to 3.75, the senior leverage ratio declines to 2.50 with further decreases over the following three years to 1.25, the interest coverage ratio increases to 2.00 with a further increase to 2.50 the following year and the fixed charge coverage ratio increases to 1.10. Certain items included in results of operations are excluded under the definition of “consolidated adjusted EBITDA” used to calculate compliance with the financial covenants in our senior secured credit facilities. These include items such as equity award expense, the effect of LIFO inventory accounting, non-cash pension expense, cost of restructuring activities and costs related to the integration of the two businesses, among other items.

Below are the required financial covenant levels and the actual levels as of December 31, 2008:

	Covenant	Actual
Maximum Leverage Ratio	5.75	4.77
Maximum Senior Leverage Ratio	3.25	2.52
Minimum Interest Coverage Ratio	1.75	2.43
Minimum Fixed Charge Coverage Ratio	1.00	1.41

We were in compliance with all covenants as of December 31, 2008. Despite the current negative economic environment, we believe our cash flows from operations, available borrowings under our revolving credit facility and cash and cash equivalents will be adequate to meet our liquidity needs for the next twelve months. Based on our projections for 2009, we believe that we will be in compliance with all financial covenants in 2009 and based on our evaluation of the current credit worthiness of the participating lenders under our revolving credit facility, believe we will continue to be able to access funds under this facility in 2009. Our 2009 projections anticipate pricing and volume trends consistent with the unfavorable supply versus demand trend that began in the fourth quarter of 2008 and continued volatility in energy and commodity costs, although at lower levels when compared to the 2008 peak.

We believe if volumes were to decrease somewhat compared to current projections, that we would be able to take actions such as capacity reductions or redundancy programs to maintain compliance with our financial covenants.

If a violation of our financial covenants were likely, we would attempt to obtain a waiver or amendment to the covenants. In addition, the senior secured credit agreements allow the shareholders of NewPage Group to make an equity contribution to NewPage within 10 days of the delivery of the compliance certificate to the administrative agent. The equity contribution would be added to consolidated adjusted EBITDA to determine compliance for an amount up to a maximum of $50 twice per year. We cannot provide assurance that waivers or amendments could be obtained or whether the shareholders of NewPage Group would make an equity contribution to cure a violation. If we did violate our financial covenants and were not able to obtain a waiver or amendment to the covenants and the shareholders of NewPage Group did not make an equity contribution to cure the violation, the debt would become immediately payable. We do not have sufficient cash on hand to satisfy such a demand. Accordingly, the inability to comply with the covenants or obtain waivers or amendments for non-compliance would have a material adverse effect on our financial position, results of operations, liquidity and cash flows.

Floating Rate and 10% Senior Secured Notes

The senior secured notes consist of $806 face value of 10% senior secured notes and $225 of floating rate senior secured notes issued by NewPage. The senior secured notes mature on May 1, 2012. Interest on the 10% senior secured notes is payable semi-annually in arrears on May 1 and November 1. Interest on the 10% senior secured notes is computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the floating rate senior secured notes accrues at a rate per annum, reset quarterly, equal to LIBOR plus 6.25% (9.4% and 11.2% at December 31, 2008 and 2007). We pay interest on the floating rate senior secured notes quarterly, in arrears, on every February 1, May 1, August 1 and November 1.

The senior secured notes are secured on a second-priority basis by liens on all of the assets of NewPage and the guarantors other than the collateral securing the revolving credit facility and the stock of our subsidiaries; are subordinated, to the extent of the value of the assets securing that indebtedness, to the senior secured credit facility; are senior in right of payment to our existing and future subordinated indebtedness, including the senior subordinated notes; and are jointly and severally unconditionally guaranteed by most of our subsidiaries.

At any time prior to May 1, 2009, we may redeem all or a part of the 10% senior secured notes at a redemption price equal to 100% plus a “make-whole” premium. On or after May 1, 2009, we may redeem all or a part of the 10% senior secured notes at an initial redemption price of 106%. On or after May 1, 2009, we may redeem all or a part of the floating rate senior secured notes at an initial redemption price of 103%. If a change of control occurs, each holder of senior secured notes has the right to require us to repurchase all or any part of that holder’s senior secured notes at 101% of the face value.

The senior secured notes contain various customary covenants (subject to customary exceptions and certain existing obligations and liabilities), including, but not limited to, restrictions on our ability and the ability of our subsidiaries to (i) dispose of assets, (ii) incur additional indebtedness and guarantee obligations or issue preferred stock, (iii) repay other indebtedness, (iv) pay certain restricted payments and dividends, (v) create liens on assets or prohibit the creation of liens on assets, (vi) make investments, loans or advances, (vii) restrict distributions to our company from our subsidiaries, (viii) make certain acquisitions, (ix) engage in mergers or consolidations, (x) enter into sale and leaseback transactions, (xi) engage in certain transactions with subsidiaries that are not guarantors of the senior secured credit facilities or with affiliates or (xii) amend the terms of the notes and otherwise restrict corporate activities.

12% Senior Subordinated Notes

The senior subordinated notes, issued by NewPage, consist of $200 face value senior subordinated notes that mature on May 1, 2013. The senior subordinated notes are general unsecured obligations and are subordinated in right of payment to all our existing and future senior debt, including the senior secured notes and borrowings under the senior secured credit facilities. Interest on the senior subordinated notes accrues at the rate of 12.0% per annum and is payable semi-annually in arrears on May 1 and November 1. The senior subordinated notes are jointly and severally guaranteed by most of our subsidiaries.

At any time prior to May 1, 2009, we may redeem all or a part of the senior subordinated notes at a redemption price equal to 100% plus a “make-whole” premium. On or after May 1, 2009, we may redeem all or a part of the senior subordinated notes at an initial redemption price of 106%. If a change of control occurs, each holder of the senior subordinated notes has the right to require us to repurchase all or any part of that holder’s senior subordinated notes at 101% of the face value.

The senior subordinated notes contain various customary covenants (subject to customary exceptions and certain existing obligations and liabilities), including, but not limited to, restrictions on our ability and the ability of our subsidiaries to (i) dispose of assets, (ii) incur additional indebtedness and guarantee obligations or issue preferred stock, (iii) repay other indebtedness, (iv) pay certain restricted payments and dividends, (v) create liens on assets or prohibit the creation of liens on assets, (vi) make investments, loans or advances, (vii) restrict distributions to our company from our subsidiaries, (viii) make certain acquisitions, (ix) engage in mergers or consolidations, (x) enter into sale and leaseback transactions, (xi) engage in certain transactions with subsidiaries that are not guarantors of the senior secured credit facilities or with affiliates or (xii) amend the terms of the notes and otherwise restrict corporate activities.

J. INCOME TAXES

The principal current and noncurrent deferred tax assets and liabilities as of December 31, 2008 and 2007 are as follows:

	2008	2007
Deferred tax assets:
Net operating loss carryforwards	$903	$602
Compensation-related costs	296	154
Intangible assets	60	67
Tax credits	64	42
Other accruals and reserves	68	38

Total deferred tax assets	1,391	903
Valuation allowance	(623)	(391)

Net deferred tax assets	768	512

Deferred tax liabilities:
Property, plant and equipment	(761)	(760)
Inventory	(18)	(10)
Other	(2)	(16)

Total deferred tax liabilities	(781)	(786)

Net deferred tax liability	$(13)	$(274)

Included in the balance sheet:
Other current assets—deferred tax asset	$—	$19
Other current liabilities—deferred tax liability	(7)	—
Noncurrent net deferred tax liability	(6)	(293)

Net deferred tax liability	$(13)	$(274)

We adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. As a result of the implementation of Interpretation 48, we recognized a $1 reduction in deferred tax assets and a corresponding decrease in the valuation allowance. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at January 1, 2007	$1
Additions related to the Acquisition	62

Balance at December 31, 2007	63
Additions related to the Acquisition	58

Balance at December 31, 2008	$121

The significant components of the income tax provision (benefit) are as follows:

	Year Ended December 31,
	2008	2007	2006
Deferred income tax expense (benefit):
U.S. federal	$(60)	$10	$(13)
State and local	(33)	(4)	1

Total deferred income tax expense (benefit)	(93)	6	(12)
Valuation allowance	87	4	8

	(6)	10	(4)
Allocation to other comprehensive income (loss)	(6)	6	—

Income tax (benefit)	$—	$4	$(4)

The following tables summarizes the major differences between the actual income tax provision (benefit) attributable to continuing operations and taxes computed at the U.S. federal statutory rate:

	Year Ended December 31,
	2008	2007	2006
Income tax benefit computed at the U.S. federal statutory rate of 35%	$(46)	$(1)	$(7)
State and local income taxes, net of federal benefit	(33)	(4)	2
Permanent differences	—	6	3
Tax credits	(8)	(1)	(2)
Valuation allowance	87	4	8
Other	—	—	(8)

Income tax (benefit)	$—	$4	$(4)

Effective tax rate	(0.2)%	(101.4)%	18.6%

We file income tax returns in the United States for federal and various state jurisdictions and in Canada. As of December 31, 2008, periods beginning in 2005 are still open for examination by various taxing authorities.

The federal net operating loss carryforward at December 31, 2008 was $1,790 and expires between 2021 and 2028. The Canadian federal net operating loss carryforward available to reduce Canadian federal taxable income at December 31, 2008 was C$1,116 and expires between 2025 and 2027. We have recorded a valuation allowance against our net deferred tax assets for U.S. and Canadian federal income taxes and for certain states since it is more likely than not that we will not realize these benefits as a result of the negative evidence presented by our history of losses. A reconciliation of the valuation allowance on deferred tax assets is as follows:

Balance at December 31, 2007	$391
Acquisition-related adjustments	145
Current year activity	87

Balance at December 31, 2008	$623

During 2008, we recognized an increase in deferred income tax assets of $281, primarily related to the completion of our analysis of the SENA opening balance sheet to recognize the difference between the book and tax bases for the investment in our Canadian subsidiary and the completion of the related corporate reorganization that generated a worthless stock deduction for tax purposes related to the investment in our Canadian subsidiary. These changes also resulted in an increase in the amount of unrecognized tax benefits of $58.

The tax effect of these adjustments changed our net deferred income tax position from a net deferred income tax liability position to a net deferred income tax asset position. As a result, in 2008 we restored the $39 valuation allowance on NewPage Holding’s and NewPage’s deferred income taxes that was originally reversed at December 21, 2007. We also recorded a valuation allowance against our net deferred income tax benefit for federal income taxes and for certain state income taxes as it was more likely than not that we would not realize those benefits as a result of our history of losses. Because of the change to a net deferred income tax asset position, we recognized the reversal of the allocation to other comprehensive income (loss) for income tax expense of $6.

K. EQUITY

As of December 31, 2008, NewPage Group was the sole holder of record of the shares of NewPage Holding common stock and NewPage Holding was the sole holder of record of the shares of NewPage common stock. There is no established public trading market for our common stock and we have never paid or declared a cash dividend on the common stock. Our debt agreements restrict our ability and the ability of our subsidiaries to pay dividends. On December 21, 2007, Escanaba Timber contributed all of its outstanding common stock of NewPage Holding to NewPage Group in exchange for NewPage Group common stock.

In conjunction with the Acquisition, we recorded an equity contribution of $347 from NewPage Group, which consists of the fair value for the NewPage Group PIK Notes of $206 and the fair value of the 19.9% ownership of NewPage Group’s common stock issued to SEO of $141.

Equity Compensation

Maple Timber Management Interests

Certain members of management were granted Common Percentage Interests (“Management Interests”) in Maple Timber, our former indirect parent. In connection with the equity reorganization, all unvested Management Interests became vested as of December 21, 2007, the Management Interests were exchanged for NewPage Group common stock, and we recognized additional expense of $8 in 2007 as a result of the exchange. The fair value of Management Interests granted totaled $3 for the year ended December 31, 2006.

We have recognized expense related to the Management Interests of $13 and $11, included in selling, general and administrative expenses, for the years ended December 31, 2007 and 2006. The 2007 expense includes $4 for the repurchase of unvested equity interests granted to former executive officers and $8 for the vesting of the unvested Management Interests. The 2006 expense includes $9 for the repurchase of unvested equity interests granted to former executive officers.

Under repurchase agreements entered into with each of the executive officers, Maple Timber agreed to repurchase each executive officer’s Common Percentage Interests in certain situations, including termination of employment by NewPage without cause. NewPage loaned an aggregate of $11 to Maple Timber to enable it to satisfy its repurchase obligations in 2006 and 2007. The same repurchase obligations apply to NewPage Group common stock issued to replace the exchanged Common Percentage Interests and in 2008, NewPage loaned $6 to NewPage Group to enable it to satisfy its repurchase obligations. These loans were recorded as a reduction in shareholder’s equity as repayment is not assured.

Furthermore, certain other members of management were issued options to purchase Common Percentage Interests that only vest upon the occurrence of a change of control or an initial public offering. In connection with the equity reorganization these options were converted to options to purchase NewPage Group common stock.

NewPage Group Equity Incentive Plan

In 2007, the board of directors of NewPage Group adopted the NewPage Group Equity Incentive Plan and authorized 9.9 million shares for issuance under the plan. Grants under the incentive plan may include stock options, stock appreciation rights, restricted stock, performance awards (including cash performance awards) and other equity-based awards. Grants of stock options and other stock-based compensation awards are approved by the compensation committee of NewPage Group’s board of directors.

Stock options are the only form of compensation granted under the incentive plan as of December 31, 2008. Stock options expire not later than ten years from the date of grant. Effective as of December 21, 2007, options on 6,282,315 shares were awarded under the plan. Half of the options will vest in three equal annual installments through December 31, 2010. The other 50% of the options will vest in three equal annual installments based on meeting performance targets at the sole discretion of the compensation committee, during 2008, 2009 and 2010. To the extent performance targets are not met in a given year, they can still be met on a cumulative basis in a subsequent period during the three-year vesting period. All options will vest only to the extent the employee remains employed by us on each vesting date. However, a portion of the options will automatically vest upon a change of control or an initial public offering. Because the performance targets are determined annually, the performance-based options will not be considered granted until the performance criteria are approved by the compensation committee. Thus, while the performance-based options have already been awarded, for accounting purposes they will not be considered granted until the performance criteria are approved by the compensation committee in a future period. The performance criteria for the 2008 tranche of the performance-based options were approved on March 24, 2008 and those options were considered granted at that date. Expense for these grants was recognized during the first three quarters of 2008. During the fourth quarter of 2008, the previously recognized expense of $7 associated with these grants was reversed when it became improbable that performance targets would be met for 2008. Awards made in 2008 have similar terms.

The following table summarizes activity in the plan:

Shares of NewPage Group issuable under stock options, in thousands	Options	Weighted- average exercise price
Outstanding at December 31, 2007	3,373	$19.83
Granted	1,692	21.26
Forfeited	(1,043)	21.22

Outstanding at December 31, 2008	4,022	20.46

Exercisable at December 31, 2008	847	21.24

The outstanding options and the exercisable options at December 31, 2008, each have a weighted-average remaining contractual life of 9.0 years. As of December 31, 2008, unrecognized compensation cost for outstanding options totaled $14. Stock compensation expense is expected to be $9, $4 and $1 in 2009, 2010 and 2011 for these options.

We utilize a Black-Scholes pricing model to determine the fair value of options granted in accordance with SFAS 123R. The determination of the fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by the stock price as well as assumptions regarding a number of other variables. These variables include expected stock price volatility over the term of the awards and projected employee stock option exercise behaviors (term of option). We estimate the expected term of options granted by incorporating the contractual term of the options and employees’ expected exercise behaviors. We estimate the volatility of our common stock by considering volatility of appropriate peer companies and adjusting for factors unique to our stock, including the effect of debt leverage. Assumptions used to determine the fair value of option grants are as follows:

	Year ended December 31,
	2008	2007
Weighted-average fair value of options granted	$12.33	$12.28
Weighted average assumptions used for grants:
Expected volatility	60%	60%
Risk-free interest rate	3.2%	3.7%
Expected life of option (in years)	5	6

We have recognized expense for options of $18 and $1, included in selling, general and administrative expenses, for the years ended December 31, 2008 and 2007.

L. RETIREMENT AND OTHER POSTRETIREMENT BENEFITS

We provide retirement benefits for certain employees. In the U.S., pension benefits are provided through employer-funded qualified and non-qualified (unfunded) defined benefit plans and are a function of either years worked multiplied by a flat monetary benefit, or of years worked multiplied by the highest five years average earnings out of the last ten years of an employee’s pensionable service. As of January 1, 2009, benefits for U.S. salaried employees will be determined under a cash balance plan and existing accumulated benefits will be frozen. In Canada, pension benefits are provided through employer- and employee-funded defined benefit plans and benefits are a function of years worked and average final earnings during an employee’s pensionable service. Certain of the pension benefits are provided in accordance with collective bargaining agreements. Where pre-funding is required, independent actuaries determine the employer contributions necessary to meet the future obligations of the plans and such plan assets are held in trust for the plans. Benefits under our Canadian supplemental pension plan are unfunded but are secured through a letter of credit arrangement (Note N).

We also provide other retirement and post-employment benefits for certain employees, which may include healthcare benefits for certain retirees prior to their reaching age 65, healthcare benefits for certain retirees on and after their reaching age 65, long-term disability benefits, continued group life insurance and extended health and dental benefits. These benefits are provided through various employer- and/or employee-funded postretirement benefit plans. We generally fund the employer portion of these other postretirement benefits on a pay-as-you-go basis. In certain instances in the United States, benefits had been voluntarily pre-funded through a Voluntary Employee Benefit Association (“VEBA”). For certain U.S. postretirement healthcare plans, the employer contributions toward the annual healthcare premium equivalent for retirees are limited to a specific monetary value or percentage, in which instance the remainder of the premium equivalent is the responsibility of the retiree. Certain of the other postretirement benefits are provided in accordance with collective bargaining agreements.

We also sponsor defined contribution plans for certain U.S. employees. Employees may elect to contribute a percentage of their salary on a pre-tax basis, subject to regulatory limitations, into an account with an independent trustee which can then be invested in a variety of investment options at the employee’s discretion. We may also contribute to the employee’s account depending upon the requirements of the plan. For certain employees these employer contributions may be in the form of a specified percentage of each employee’s total compensation or in the form of discretionary profit-sharing that may vary depending on the achievement of certain objectives. Certain of the U.S. defined contribution benefits are provided in accordance with collective bargaining agreements. During the years ended December 31, 2008, 2007 and 2006, we incurred expenses of $21, $16 and $15 for employer contributions to these defined contribution plans.

The following tables set forth the changes in the benefit obligation relating to defined benefit pension and other postretirement benefits and fair value of plan assets during the year and also the funded status of our defined benefit pension and other postretirement benefit plans showing the amounts recognized in our consolidated balance sheets as of December 31, 2008 and 2007. The U.S. defined benefit pension obligations include unfunded liabilities of $13 and $12 as of December 31, 2008 and 2007, associated with a non-qualified defined benefit pension plan in the United States.

	Pension Plans
	U.S. Plans		Canadian Plans
	2008	2007	2008	2007
Benefit obligation at beginning of period	$1,007	$197	$333	$—
Acquisition (adjustment)	(29)	804	—	325
Service cost	17	9	3	—
Interest cost	61	16	17	1
Plan participant contributions	—	—	2	—
Benefits paid	(65)	(12)	(19)	—
Plan amendments	3	—	—	—
Termination benefits	1	1	—	—
Foreign currency exchange rate changes	—	—	(55)	—
Actuarial (gains) losses	58	(8)	(47)	7

Benefit obligation at end of period	1,053	1,007	234	333

Fair value of plan assets at beginning of period	1,084	244	296	—
Acquisition	—	808	—	296
Actual return (loss) on plan assets	(222)	44	(43)	—
Plan participant contributions	—	—	2	—
Employer contributions	1	—	9	—
Benefits paid	(65)	(12)	(19)	—
Foreign currency exchange rate changes	—	—	(48)	—

Fair value of plan assets at end of period	798	1,084	197	296

Funded status at end of period	$(255)	$77	$(37)	$(37)

Included in the balance sheet:
Other assets	$—	$89	$—	$—
Other current liabilities	(1)	(1)	—	—
Other long-term obligations	(254)	(11)	(37)	(37)

Total net asset (liability)	$(255)	$77	$(37)	$(37)

Weighted-average assumptions:
Discount rate	6.2%	6.4%	7.5%	5.5%
Rate of compensation increase for compensation-based plans	4.0%	4.5%	3.0%	2.5%

	Other Postretirement Plans
	U.S. Plans		Canadian Plans
	2008	2007	2008	2007
Benefit obligation at beginning of period	$272	$23	$27	$—
Acquisition (adjustment)	(26)	247	—	26
Service cost	2	1	1	—
Interest cost	14	2	1	—
Plan participant contributions	—	1	—	—
Benefits paid	(30)	(2)	(2)	—
Plan amendments	(10)	—	—	—
Foreign currency exchange rate changes	—	—	(4)	—
Actuarial (gains) losses	(2)	—	(7)	1

Benefit obligation at end of period	220	272	16	27

Fair value of plan assets at beginning of period	10	—	—	—
Acquisition	—	10	—	—
Plan participant contributions	—	1	—	—
Employer contributions	20	1	2	—
Benefits paid	(30)	(2)	(2)	—

Fair value of plan assets at end of period	—	10	—	—

Funded status at end of period	$(220)	$(262)	$(16)	$(27)

Included in the balance sheet:
Other current liabilities	$(27)	$(27)	$(1)	$—
Other long-term obligations	(193)	(235)	(15)	(27)

Total net asset (liability)	$(220)	$(262)	$(16)	$(27)

Weighted-average assumptions—
Discount rate	6.2%	6.1%	7.3%	5.0%

The assumed discount rates used in determining the benefit obligations were determined by reference to the yield on zero-coupon corporate bonds rated Aa or AA maturing in conjunction with the expected timing and amount of future benefit payments.

The amounts in accumulated other comprehensive income (loss) that have not been recognized as components of net periodic defined benefit pension and other postretirement benefit cost as of December 31, 2008 and 2007 are as follows:

	2008
	Pension Plans		Other Post-retirement Plans
	U.S.	Canada	U.S.	Canada	Total
Unrecognized net actuarial (gains) losses	$323	$20	$(4)	$(6)	$333
Net prior service cost (credit)	3	—	(9)	—	(6)

Total accumulated other comprehensive income (loss)	$326	$20	$(13)	$(6)	$327

	2007
	Pension Plans		Other Post-retirement Plans
	U.S.	Canada	U.S.	Canada	Total
Total accumulated other comprehensive income (loss)—Unrecognized net actuarial (gains) losses	$(39)	$8	$(2)	$—	$(33)

The components of other changes in plan assets and benefit obligations recognized in other comprehensive income (loss) are as follows:

	2008
	Pension Plans		Other Post-retirement Plans
	U.S.	Canada	U.S.	Canada	Total
Net actuarial (gains) losses	$362	$15	$(2)	$(7)	$368
Net prior service cost (credit)	3	—	(10)	—	(7)
Amortization of net prior service credit	—	—	1	—	1
Foreign currency exchange rate changes	—	(3)	—	1	(2)

Total recognized in other comprehensive income (loss)	$365	$12	$(11)	$(6)	$360

	2007
	Pension Plans		Other Post-Retirement Plans
	U.S.	Canada	U.S.	Canada	Total
Total recognized in other comprehensive income (loss)—Net actuarial (gains) losses	$(25)	$8	$(2)	$—	$(19)

The estimated net actuarial loss and prior service cost for the U.S. defined benefit pension plans that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost over the next year are $22 and less than $1. The estimated net actuarial loss for the Canadian defined benefit pension plans that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost over the next year is less than $1. The estimated net actuarial (gain) and prior service cost for U.S. other postretirement benefit plans that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost over the next year is zero and $(1). The estimated net actuarial (gain) for Canadian other postretirement benefit plans that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost over the next year is less than $(1).

Total accumulated benefit obligation (“ABO”) as of December 31, 2008 and 2007 was $1,053 and $976 for all U.S. defined benefit pension plans and $227 and $318 for all Canadian defined benefit pension plans.

For defined benefit pension plans where the ABO exceeds the fair value of plan assets, the ABO, the projected benefit obligation (“PBO”) and the fair value of plan assets as of December 31, 2008 and 2007 are as follows:

	2008		2007
	U.S.	Canada	U.S.	Canada
ABO	$1,053	$227	$12	$220
PBO	1,053	234	12	231
Fair value of assets	798	197	—	197

For defined benefit pension plans where the PBO exceeds the fair value of plan assets, the ABO, the PBO and fair value of plan assets as of December 31, 2008 and 2007 are as follows:

	2008		2007
	U.S.	Canada	U.S.	Canada
ABO	$1,053	$227	$12	$318
PBO	1,053	234	12	333
Fair value of assets	798	197	—	296

Pension plan assets are held in trusts with investment policies providing a framework within which to manage the assets in each trust. The long-term strategic allocation target ranges for investments for the U.S. and Canadian pension plans are as follows:

	U.S.	Canada
Cash and cash equivalents	0% to 10%	0% to 10%
Equity securities	45% to 65%	55% to 65%
Debt securities	30% to 40%	35% to 45%
Real estate	0% to 10%	N/A
Other, including alternative investments	0% to 10%	N/A

The expected role of equity investments is to invest in well-diversified portfolios of domestic and international securities. The role of debt investments is to invest in well-diversified portfolios of debt instruments such that the average weighted duration does not exceed the duration of the Lehman Brothers Aggregate Index by more than approximately two years. We review investment policy statements at least once per year. In addition, the portfolios are reviewed at least quarterly to determine their deviation from target weightings and are rebalanced as necessary.

Defined benefit pension plan assets percentage of fair value by asset category at December 31, 2008 and 2007 are as follows:

	2008		2007
	U.S. %	Canada %	U.S. %	Canada %
Cash and cash equivalents	2	—	6	5
Equity securities	46	57	55	54
Debt securities	42	42	29	41
Real estate	4	—	4	—
Other, including alternative investments	6	1	6	—

Total	100	100	100	100

The expected long-term rates of return on plan assets were derived based on the capital market assumptions for each designated asset class under the respective trust’s investment policy. The capital market assumptions reflect a combination of historical performance analysis and the forward-looking return expectations of the financial markets.

A summary of the components of net periodic costs for the years ended December 31, 2008, 2007 and 2006, is as follows:

Pension Plans

	U.S. Plans			Canadian Plans
	Year Ended December 31,			Year Ended December 31,
	2008	2007	2006	2008	2007
Service cost	$17	$8	$9	$3	$—
Interest cost	61	13	12	17	1
Termination benefits	1	1	—	—	—
Expected return on plan assets	(82)	(20)	(19)	(19)	(1)

Net periodic cost before settlement and curtailment	(3)	2	2	1	—
Settlement loss	—	—	5	—	—
Curtailment loss	—	—	2	—	—

Net periodic cost (income) after settlement and curtailment	(3)	2	9	1	—
Less—cost (income) allocated to discontinued operations	—	—	7	—	—

Net periodic cost (income) allocated to continuing operations	$(3)	$2	$2	$1	$—

Weighted-average assumptions:
Discount rate	6.4%	6.3%	5.7%	5.5%	5.7%
Long-term expected rate of return on plan assets	7.9%	7.9%	7.4%	7.0%	7.0%
Rate of compensation increase for compensation-based plans	4.5%	4.5%	N/A	3.0%	2.5%

Other Postretirement Plans

	U.S. Plans			Canadian Plans
	Year Ended December 31,			Year Ended December 31,
	2008	2007	2006	2008	2007
Service cost	$2	$1	$1	$1	$—
Interest cost	14	2	1	1	—
Expected return on plan assets	(1)	—	—	—	—
Amortization of net prior service cost (credit)	(1)	—	—	—	—
Termination benefits	—	—	1	—	—

Net periodic cost before settlement and curtailment	14	3	3	2	—
Curtailment (gain) loss	—	—	(8)	—	—

Net periodic cost (income) after settlement and curtailment	14	3	(5)	2	—
Less—cost (income) allocated to discontinued operations	—	—	(7)	—	—

Net periodic cost allocated to continuing operations	$14	$3	$2	$2	$—

Weighted-average assumptions:
Discount rate	6.1%	6.1%	5.6%	5.0%	5.2%
Weighted-average healthcare cost trend rate	10.0%	8.4%	11.0%	9.5%	13.0%
Long-term expected rate of return on plan assets	4.5%	4.5%	—	—	—

The annual rate of increase in healthcare costs in the U.S. is assumed to decline ratably each year until reaching 5.0% in 2017. The annual rate of increase in healthcare costs in Canada is assumed to decline ratably each year until reaching 5.5% in 2014.

A one-percentage-point change in assumed retiree healthcare costs trend rates would have the following effects at December 31, 2008:

	Increase		Decrease
	U.S.	Canada	U.S.	Canada
Effect on total service and interest cost components	$—	$—	$—	$—
Effect on accumulated postretirement benefit obligation	2	—	(2)	—

Estimated future benefit payments for the plans for each of the next five years and for the five years thereafter are expected to be paid as follows:

	Pension Plans		Other Postretirement Plans
	U.S.	Canada	U.S.	Canada
2009	$63	$17	$27	$2
2010	64	17	26	2
2011	65	18	25	2
2012	67	18	24	2
2013	68	18	22	2
2014 through 2018	366	90	95	7

Expected employer contributions to be paid during the next year are as follows:

	Pension Plans		Other Postretirement Plans
	U.S.	Canada	U.S.	Canada
Expected payments during 2009	$1	$15	$27	$2

A curtailment loss of $1 resulted from the permanent shutdown of our No. 7 paper machine and related activities at the Luke, Maryland, mill during the fourth quarter of 2006. Because the curtailment loss occurred after the plan measurement date, but before our year end, the loss was recognized in the first quarter of 2007 in accordance with SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits.

As a result of the restructuring actions described in Note M, during the first quarter of 2008 we recognized a special termination charge of $1 in cost of sales for employees affected by the shutdown of the No. 11 paper machine in Rumford, Maine. During 2008, we recorded adjustments to the purchase price allocation for decisions made to reduce benefits for salaried employees to reflect a $29 reduction in benefit obligations under the NPCP pension plans and a $25 reduction in benefit obligations under a NPCP postretirement plan.

M. RESTRUCTURING

SENA Acquisition

During 2008, we announced actions being taken to integrate NewPage operations and the former SENA facilities and services. These actions were intended to create a single business platform, enable us to remain competitive in the marketplace, serve our customers more efficiently, balance supply and customer demand and deliver on the projected synergies of the Acquisition.

The restructuring actions taken are as follows:

•	Permanently close the No. 11 paper machine in Rumford, Maine, in February 2008; approximately 60 employees were affected by the shutdown

•	Permanently close the pulp mill and both paper machines in Niagara, Wisconsin, in June 2008; approximately 320 employees were affected by the shutdown

•

Permanently close the No. 95 paper machine in Kimberly, Wisconsin, in May 2008 and the mill and both remaining paper machines, Nos. 96 and 97, in September 2008; approximately 600 employees were affected by the shutdowns

•	Permanently close the Chillicothe, Ohio, converting facility in February 2009; approximately 160 employees were affected by the shutdown

•	Reduce personnel in other areas, including sales, finance and other support functions; approximately 200 employees will be affected by this action

During 2008, as a result of these actions, we incurred charges of $34, including $22 in accelerated depreciation and $5 in inventory write-offs recorded in cost of sales and $7 of employee-related costs, of which $5 is recorded in cost of sales and $2 is recorded in selling, general and administrative expenses. In addition, during 2008 we recorded liabilities of $39 for employee-related costs of former SENA employees and $22 for closure costs of acquired plants in the purchase price allocation. Most of the affected employees had separated from the company by December 31, 2008 and the remainder will separate in 2009. We expect all remaining closure-related activities to be substantially completed in 2009.

The activity in the accrued restructuring liability relating to these actions for the year ended December 31, 2008 was as follows:

	Closure Costs	Employee Costs
Balance accrued at December 31, 2007	$—	$4
Additions to reserve recorded in the purchase price allocation	22	39
Current charges	—	7
Payments	(8)	(31)

Balance accrued at December 31, 2008	$14	$19

Shutdown of No. 7 Paper Machine at Luke, Maryland

During the fourth quarter of 2006, we announced a plan to permanently shut down the No. 7 paper machine and related activities and to reduce headcount by approximately 130 employees at the Luke, Maryland mill. As a result of this action, we incurred pretax charges, recorded in cost of sales, of $18, including $15 for accelerated depreciation and inventory write-offs recorded in the fourth quarter of 2006 and $3 for severance and early retirement benefits, of which $2 was recorded in the fourth quarter of 2006 and $1 was recorded in the first quarter of 2007. As of June 30, 2007, this action was complete.

N. COMMITMENTS AND CONTINGENCIES

Contingencies

Claims have been made against us for the costs of environmental remedial measures taken or to be taken. Reserves for these liabilities have been established and no insurance recoveries have been anticipated in the determination of the reserves. We are involved in various other litigation and administrative proceedings arising in the normal course of business. Although the ultimate outcome of these matters cannot be predicted with certainty, we do not believe that the currently expected outcome of any matter, lawsuit or claim that is pending or threatened, or all of them combined, will have a material adverse effect on our financial condition, results of operations or liquidity.

Commitments

We are party to fiber supply agreements that entitle us to purchase minimum volumes of wood at market prices for periods through 2026, with renewal periods at our option. We are required to purchase minimum levels and have optional volumes that we can purchase under some of the agreements. The agreements include a limitation of damages under which our maximum potential damages for default are based on a price per ton of wood not delivered, and excuse performance if the failure is the result of a force majeure event that would have prevented either party from performing its obligations. The aggregate maximum amount of potential damages declines from approximately $21 per year in 2009 and totals an aggregate of $192 for all periods. These contracts are assignable by either party with mutual consent.

We have provided letters of credit to various environmental agencies as a means of providing financial assurance with regard to environmental liabilities. We also provided a letter of credit for securing a supplemental pension obligation and letters of credit or other financial assurance obligations to fulfill supplier financial assurance requirements. As of December 31, 2008, we had $87 in outstanding letters of credit. Payment would only be required under these letters of credit if we defaulted on commitments made under these arrangements.

We are a party to a service agreement that provides information technology services through December 31, 2017 and human resources services through January 31, 2013 necessary to support our operations, at specified monthly base prices. The base price for services under the agreement is approximately $25 annually and can be terminated with an early termination payment that declines over time.

In 2006, we were awarded financial assistance in the amount of Canadian $65 from the Province of Nova Scotia in settlement of its commitment to provide licensed land to the Port Hawkesbury mill. The amount will be paid out over seven years (C$10 in each of the first six years, and C$5 in the seventh year) and is recorded in cost of sales. Payout is to be made upon completion of each cumulative 12 month period of operation of the paper machines. If there is no production for 24 continuous months, all current and future payments will be forfeited.

O. LEASE OBLIGATIONS

We lease certain buildings, transportation equipment and office equipment under operating leases with terms of one to 10 years. Rental expense for the years ended December 31, 2008, 2007 and 2006 was $23, $15 and $15.

As part of the Acquisition, we assumed the rights and obligations associated with a capital lease for a paper machine. The lease has a basic lease term which expires in 2014. At the end of the basic lease term, we have the option to purchase the machine or the lessor can require us to renew the lease through 2025. The lease contains purchase options at amounts approximating fair market value in 2010 and at lease termination. This lease requires us to pay customary operating and repair expenses and to observe certain operating restrictions. The leased asset is included in property, plant and equipment.

Future minimum non-cancelable operating lease payments and capital lease payments and the related present value of the capital lease payments at December 31, 2008 are as follows:

	Operating Leases	Capital Lease
2009	$9	$7
2010	7	7
2011	6	7
2012	4	7
2013	3	8
Thereafter	4	164

Total minimum lease payments	$33	200

Portion representing interest		(53)

Present value of net minimum lease payments		$147

P. RELATED PARTY TRANSACTIONS

Cerberus retains consultants that specialize in operations management and support and who provide Cerberus with consulting advice concerning portfolio companies in which funds and accounts managed by Cerberus or its affiliates have invested. From time to time, Cerberus makes the services of these consultants available to Cerberus portfolio companies. We believe that the terms of these consulting arrangements are materially consistent with those terms that would have been obtained in an arrangement with an unaffiliated third party. We have commercial arrangements with other entities that are owned or controlled by Cerberus. We are a party to a capital lease for which Chrysler Capital, an affiliate of Cerberus, is an equity investor and is entitled to certain equity buyout payments no earlier than 2014. The lease was entered into before Chrysler Capital became an affiliate of Cerberus. In addition, Commercial Finance LLC, an affiliate of Cerberus, is a lender under our senior secured revolving credit facility. We believe that these transactions are on arms’-length terms and are not material to our results of operations or financial position.

Subsequent to the Acquisition, we are a party to various purchase agreements with SEO. We also sell power generated at Consolidated Water Power Company, a wholly-owned subsidiary, to a subsidiary of SEO. We believe that these transactions are on arms’-length terms and are not material to our results of operations or financial position.

Q. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Total comprehensive income (loss) is comprised of net income (loss), net unrealized gain (loss) on cash flow hedges, foreign currency translation adjustments and net actuarial gain (loss) and net prior service cost (credit) on our defined benefit plans. The components of accumulated other comprehensive income (loss) as of December 31, 2008 and 2007 are as follows:

	2008	2007
Unrealized gain (loss) on cash flow hedge, net of tax expense (benefit) of $3 and $(1)	$(60)	$—
Foreign currency translation adjustment	(9)	—
Unrecognized gain (loss) on defined benefit plans, net of tax expense of zero and $10	(327)	23

	$(396)	$23

R. DISPOSITIONS

Sale of Hydroelectric Facilities

Included in other income (expense) for the year ended December 31, 2006 is a gain of $65 on the sale of two hydroelectric generating facilities located on the Androscoggin River in Rumford, Maine. We received cash proceeds of $144 from the sale.

Sales of Carbonless Paper Business

Effective April 1, 2006, we completed the sale of our carbonless paper business to P. H. Glatfelter Company for a cash sales price of $84.

Net sales of the carbonless paper business (included in discontinued operations) were $106 for the year ended December 31, 2006. Included in the loss from discontinued operations for the year ended December 31, 2006, is $19 of charges related to the sale of the business, including curtailment and settlement costs related to the employee benefit plans.

S. INITIAL PUBLIC OFFERING OF NEWPAGE GROUP

On May 5, 2008, NewPage Group filed a registration statement on Form S-1 with the Securities and Exchange Commission relating to an initial public offering of its common stock. The registration statement indicates that NewPage Group intends to use the proceeds from the offering to redeem in full NewPage Group’s PIK Notes and NewPage Holding’s PIK Notes. There can be no assurance that NewPage Group will complete the offering or what the terms of the offering will be.

T. RECENTLY ISSUED ACCOUNTING STANDARDS

In December 2008, the Financial Accounting Standards Board (FASB) issued Staff Position No. FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets (FSP FAS 132(R)-1). FSP FAS 132(R)-1 amends SFAS No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits, to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan which include disclosures about investment policies and strategies, categories of plan assets, fair value measurements of plan assets and significant concentrations of risk. FSP FAS 132(R)-1 is effective for us for the year ended December 31, 2009 and is to be applied on a prospective basis. We are currently evaluating the potential effect of the adoption of FSP FAS 132(R)-1 on our consolidated financial position, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (SFAS No. 141R), which replaces SFAS No. 141. SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements identifiable assets acquired, liabilities assumed, any noncontrolling interest in the acquiree and goodwill acquired. The Statement also establishes disclosure requirements, which will enable users to evaluate the nature and financial effects of the business combination. SFAS No. 141R is effective for us as of January 1, 2009. The adoption of SFAS No. 141R will not have a material effect on our consolidated financial position, results of operations and cash flows.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. In February 2008, the FASB issued FSP FAS 157-2, which delayed the effective date of SFAS No. 157 by one year for nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. For items covered by FSP FAS 157-2, SFAS No. 157 will go into effect for us as of January 1, 2009. The adoption of SFAS No. 157 for nonfinancial assets and liabilities will not have a material effect on our consolidated financial position, results of operations or cash flows.

In March 2008, the Financial Accounting Standards Board (FASB) issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 (SFAS No. 161). SFAS No. 161 gives financial statement users better information about the reporting entity’s hedges by providing for qualitative disclosures about the objectives and strategies for using derivatives, quantitative data about the fair value of and gains and losses on derivative contracts, and details of credit-risk-related contingent features in their hedged positions. SFAS No. 161 is effective for us as of January 1, 2009. The adoption of SFAS No. 161 is not expected to have a material effect on our consolidated financial position, results of operations and cash flows.

U. SUPPLEMENTAL CONSOLIDATING INFORMATION

NewPage has issued $225 face amount of floating rate senior secured notes due May 2012, $806 face amount of 10% senior secured notes due May 2012 and $200 face amount of 12% senior subordinated notes due May 2013 (the “Notes”). The Notes are jointly and severally guaranteed on a full and unconditional basis by NewPage’s 100%-owned subsidiaries, except Consolidated Water Power Company, our non-guarantor subsidiary.

The following condensed consolidating financial statements have been prepared from financial information on the same basis of accounting as the consolidated financial statements. Investments in our subsidiaries are accounted for under the equity method.

NEWPAGE CORPORATION

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2008

	NewPage Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Consolidation/ Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$1	$—	$2	$—	$3
Accounts receivable	242	35	1	—	278
Inventories	249	379	—	—	628
Other current assets	11	10	1	—	22

Total current assets	503	424	4	—	931
Intercompany receivables	1,194	168	20	(1,382)	—
Property, plant and equipment, net	16	3,122	40	27	3,205
Investment in subsidiaries	2,051	47	—	(2,098)	—
Other assets	97	12	1	(1)	109

TOTAL ASSETS	$3,861	$3,773	$65	$(3,454)	$4,245

LIABILITIES AND EQUITY
Accounts payable	$51	$201	$1	$1	$254
Other current liabilities	99	164	7	—	270
Current maturities of long-term debt	16	—	—	—	16

Total current liabilities	166	365	8	1	540
Intercompany payables	244	1,139	—	(1,383)	—
Long-term debt	2,753	147	—	—	2,900
Other long-term liabilities	547	69	—	—	616
Deferred income taxes	(6)	2	10	—	6
Equity	157	2,051	47	(2,072)	183

TOTAL LIABILITIES AND EQUITY	$3,861	$3,773	$65	$(3,454)	$4,245

NEWPAGE CORPORATION

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2007

	NewPage Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Consolidation/ Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$88	$49	$5	$1	$143
Accounts receivable	160	187	2	2	351
Inventories	141	443	—	—	584
Other current assets	24	18	1	—	43

Total current assets	413	697	8	3	1,121
Intercompany receivables	1,123	201	14	(1,338)	—
Property, plant and equipment, net	14	3,485	36	29	3,564
Investment in subsidiaries	2,072	43	—	(2,115)	—
Other assets	178	20	1	(1)	198

TOTAL ASSETS	$3,800	$4,446	$59	$(3,422)	$4,883

LIABILITIES AND EQUITY
Accounts payable	$27	$303	$8	$—	$338
Other current liabilities	97	193	—	—	290
Current maturities of long-term debt	16	—	—	—	16

Total current liabilities	140	496	8	—	644
Intercompany payables	61	1,277	—	(1,338)	—
Long-term debt	2,763	146	—	—	2,909
Other long-term liabilities	51	300	—	—	351
Deferred income taxes	130	155	8	—	293
Equity	655	2,072	43	(2,084)	686

TOTAL LIABILITIES AND EQUITY	$3,800	$4,446	$59	$(3,422)	$4,883

NEWPAGE CORPORATION

SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2008

	NewPage Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Consolidation/ Eliminations	Consolidated
Net sales	$2,144	$3,911	$89	$(1,788)	$4,356
Cost of sales	1,905	3,776	89	(1,791)	3,979
Selling, general and administrative expenses	148	69	—	—	217
Equity in (earnings) loss of subsidiaries	(64)	—	—	64	—
Interest expense	268	9	—	—	277
Other (income) expense, net	5	(5)	—	(3)	(3)

Income (loss) before income taxes	(118)	62	—	(58)	(114)
Income tax (benefit)	2	(2)	—	—	—

Net income (loss)	(120)	64	—	(58)	(114)
Net income (loss)—noncontrolling interests	—	—	—	3	3

Net income (loss) attributable to the company	$(120)	$64	$—	$(61)	$(117)

NEWPAGE CORPORATION

SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2007

	NewPage Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Consolidation/ Eliminations	Consolidated
Net sales	$2,106	$1,832	$2	$(1,772)	$2,168
Cost of sales	1,869	1,799	2	(1,775)	1,895
Selling, general and administrative expenses	120	4	—	—	124
Equity in (earnings) of subsidiaries	(19)	—	—	19	—
Interest expense	154	—	—	—	154
Other (income) expense, net	(3)	(1)	—	2	(2)

Income (loss) before income taxes	(15)	30	—	(18)	(3)
Income tax (benefit)	(7)	11	—	—	4

Net income (loss)	(8)	19	—	(18)	(7)
Net income (loss)—noncontrolling interests	—	—	—	1	1

Net income (loss) attributable to the company	$(8)	$19	$—	$(19)	$(8)

NEWPAGE CORPORATION

SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2006

	NewPage Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Consolidation/ Eliminations	Consolidated
Net sales	$2,034	$1,761	$—	$(1,757)	$2,038
Cost of sales	1,839	1,744	—	(1,758)	1,825
Selling, general and administrative expenses	111	1	—	—	112
Equity in (earnings) of subsidiaries	(17)	—	—	17	—
Interest expense	146	—	—	—	146
Other (income) expense, net	(24)	(2)	—	1	(25)

Income (loss) from continuing operations	(21)	18	—	(17)	(20)
Income tax (benefit)	(11)	7	—	—	(4)

Income (loss) from continuing operations	(10)	11	—	(17)	(16)
Income (loss) from discontinued operations	(22)	6	—	—	(16)

Net income (loss)	(32)	17	—	(17)	(32)
Net income (loss)—noncontrolling interests	—	—	—	—	—

Net income (loss) attributable to the company	$(32)	$17	$—	$(17)	$(32)

NEWPAGE CORPORATION

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2008

	NewPage Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Consolidation/ Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by (used for) operating activities	$(45)	$103	$(5)	$7	$60
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of assets	—	4	2	—	6
Cash paid for acquisition	(8)	—	—	—	(8)
Capital expenditures	(11)	(154)	—	—	(165)

Net cash provided by (used for) investing activities	(19)	(150)	2	—	(167)
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions from Rumford Cogeneration to limited partners	—	—	—	(8)	(8)
Loans to parent companies	(7)	—	—	—	(7)
Borrowings on revolving credit facility	153	—	—	—	153
Payments on revolving credit facility	(153)				(153)
Repayments of long-term debt	(16)	—	—	—	(16)

Net cash provided by (used for) financing activities	(23)	—	—	(8)	(31)
Effect of exchange rate changes on cash and cash equivalents	—	(2)	—	—	(2)

Net increase (decrease) in cash and cash equivalents	(87)	(49)	(3)	(1)	(140)
Cash and cash equivalents at beginning of period	88	49	5	1	143

Cash and cash equivalents at end of period	$1	$—	$2	$—	$3

NEWPAGE CORPORATION

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2007

	NewPage Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Consolidation/ Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by (used for) operating activities	$196	$84	$—	$(2)	$278
CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for acquisition	(1,552)	61	5	—	(1,486)
Capital expenditures	(6)	(96)	—	—	(102)

Net cash provided by (used for) investing activities	(1,558)	(35)	5	—	(1,588)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	2,008	—	—	—	2,008
Payment of financing costs	(62)	—	—	—	(62)
Distributions from Rumford Cogeneration to limited partners	—	—	—	(8)	(8)
Loans to parent companies	(5)	—	—	—	(5)
Repayments of long-term debt	(524)	—	—	—	(524)

Net cash provided by (used for) financing activities	1,417	—	—	(8)	1,409
Net increase (decrease) in cash and cash equivalents	55	49	5	(10)	99
Cash and cash equivalents at beginning of period	33	—	—	11	44

Cash and cash equivalents at end of period	$88	$49	$5	$1	$143

NEWPAGE CORPORATION

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2006

	NewPage Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Consolidation/ Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by (used for) operating activities	$88	$85	$—	$7	$180
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of assets	84	145	—	—	229
Capital expenditures	(4)	(84)	—	—	(88)
Net cash flows from discontinued operations	—	(1)	—	—	(1)

Net cash provided by (used for) investing activities	80	60	—	—	140
CASH FLOWS FROM FINANCING ACTIVITIES
Payment of financing costs	(1)	—	—	—	(1)
Distributions from Rumford Cogeneration to limited partners	—	—	—	(6)	(6)
Loans to parent companies	(10)	—	—	—	(10)
Intercompany transactions	145	(145)	—	—	—
Repayments of long-term debt	(224)	—	—	—	(224)
Net borrowings (payments) from revolving credit facility	(46)	—	—	—	(46)

Net cash provided by (used for) financing activities	(136)	(145)	—	(6)	(287)
Increase in cash and cash equivalents from initial consolidation of Rumford Cogeneration	—	—	—	10	10

Net increase (decrease) in cash and cash equivalents	32	—	—	11	43
Cash and cash equivalents at beginning of period	1	—	—	—	1

Cash and cash equivalents at end of period	$33	$—	$—	$11	$44

*  *  *  *  *

NEWPAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

SEPTEMBER 30, 2009 AND DECEMBER 31, 2008

Dollars in millions, except per share amounts

	2009	2008
ASSETS
Cash and cash equivalents	$11	$3
Accounts receivable, net	299	278
Inventories (Note C)	682	628
Other current assets	20	22

Total current assets	1,012	931

Property, plant and equipment, net of accumulated depreciation of $841 as of September 30, 2009 and $641 as of December 31, 2008	3,014	3,205
Other assets	119	109

TOTAL ASSETS	$4,145	$4,245

LIABILITIES AND EQUITY
Accounts payable	$203	$254
Other current liabilities	293	270
Current maturities of long-term debt (Note D)	—	16

Total current liabilities	496	540

Long-term debt (Note D)	3,056	2,900
Other long-term obligations	578	622
Commitments and contingencies (Note L)

EQUITY
Common stock, 100 shares authorized, issued and outstanding, $0.01 per share par value	—	—
Additional paid-in capital	771	767
Accumulated deficit	(467)	(214)
Accumulated other comprehensive loss	(319)	(396)

Shareholder’s equity (deficit)	(15)	157
Noncontrolling interests	30	26

Total equity	15	183

TOTAL LIABILITIES AND EQUITY	$4,145	$4,245

See notes to condensed consolidated financial statements.

NEWPAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

THREE QUARTERS ENDED SEPTEMBER 30, 2009 AND 2008

Dollars in millions

	2009	2008
Net sales	$2,249	$3,379

Cost of sales	2,261	3,066
Selling, general and administrative expenses	142	179
Interest expense (including loss on extinguishment of debt of $85 in 2009 and non-cash interest expense of $68 and $20) (Note D)	328	208
Other (income) expense, net (Note H)	(218)	(5)

Income (loss) before income taxes	(264)	(69)
Income tax (benefit)	(15)	4

Net income (loss)	(249)	(73)
Net income (loss)—noncontrolling interests	4	2

Net income (loss) attributable to the company	$(253)	$(75)

See notes to condensed consolidated financial statements.

NEWPAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY (unaudited)

THREE QUARTERS ENDED SEPTEMBER 30, 2009

Dollars in millions

	Equity attributable to the company
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Noncontrolling Interests	Total
	Shares	Amount
Balance at December 31, 2008	100	$—	$767	$(214)	$(396)	$26	$183
Net income (loss)				(253)		4	(249)
Amortization of net actuarial loss on defined benefit plans, net of tax of $6					7		7
Cash-flow hedges:
Change in unrealized gain (loss) on cash-flow hedges, net of tax benefit of $9					(13)		(13)
Reclassification adjustment to net income (loss), net of tax of $6 (Note B)					71		71
Foreign currency translation adjustment					12		12
Equity awards			7				7
Loans to parent companies			(3)				(3)

Balance at September 30, 2009	100	$—	$771	$(467)	$(319)	$30	$15

See notes to condensed consolidated financial statements.

NEWPAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY (unaudited)

THREE QUARTERS ENDED SEPTEMBER 30, 2008

Dollars in millions

	Equity attributable to the company
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total

	Shares	Amount
Balance at December 31, 2007	100	$—	$729	$(97)	$23	$31	$686
Net income (loss)				(75)		2	(73)
Distributions from Rumford Cogeneration to limited partners						(6)	(6)
Foreign currency translation adjustment					(1)		(1)
Restoration of tax valuation allowance on NewPage Holding as a result of changes in deferred income tax position related to the Acquisition			9				9
Adjustment to fair value of equity issued by NewPage Group in connection with the acquisition of SENA			18				18
Equity awards			25				25
Loans to parent companies			(6)				(6)

Balance at September 30, 2008	100	$—	$775	$(172)	$22	$27	$652

See notes to condensed consolidated financial statements.

NEWPAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

THREE QUARTERS ENDED SEPTEMBER 30, 2009 AND 2008

Dollars in millions

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(249)	$(73)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	208	220
Non-cash interest expense (Note D)	68	20
Loss on extinguishment of debt (Note D)	72	—
(Gain) loss on disposal of assets	5	10
Deferred income taxes	(17)	3
LIFO effect	6	24
Pension expense	37	—
Equity award expense (Note E)	7	25
Change in operating assets and liabilities	(150)	(245)

Net cash provided by (used for) operating activities	(13)	(16)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(45)	(114)
Cash paid for acquisition	—	(7)
Proceeds from sales of assets	22	6

Net cash provided by (used for) investing activities	(23)	(115)

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions from Rumford Cogeneration to limited partners	—	(6)
Loans to parent companies (Note E)	(3)	(6)
Issuance of long-term debt	1,598	—
Payment of financing costs	(54)	—
Repayments of long-term debt	(1,584)	(12)
Borrowings on revolving credit facility	907	100
Payments on revolving credit facility	(823)	—

Net cash provided by (used for) financing activities	41	76

Effect of exchange rate changes on cash and cash equivalents	3	(1)

Net increase (decrease) in cash and cash equivalents	8	(56)
Cash and cash equivalents at beginning of period	3	143

Cash and cash equivalents at end of period	$11	$87

SUPPLEMENTAL INFORMATION
Cash paid for interest	$153	$167

See notes to condensed consolidated financial statements.

NEWPAGE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

THREE QUARTERS ENDED SEPTEMBER 30, 2009 AND 2008

Dollars in millions, except per share amounts

A. BASIS OF PRESENTATION

NewPage Corporation (“NewPage”) and its subsidiaries are engaged in manufacturing, marketing and distributing printing papers used primarily for commercial printing, magazines, catalogs, textbooks and labels. Our products include coated, uncoated, supercalendered, newsprint and specialty papers and market pulp. Our products are manufactured at multiple mills in the United States and one mill in Canada and are supported by multiple distribution and converting locations. We operate within one operating segment. The condensed consolidated financial statements include the accounts of NewPage and all entities it controls. This includes Rumford Cogeneration Company L.P. (“Rumford Cogeneration”), a limited partnership for which we are the general partner, which generates power for our use and for third-party sale. All intercompany transactions and balances have been eliminated.

In December 2007, the Financial Accounting Standards Board issued accounting guidance that establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent. The guidance also establishes reporting requirements that provide disclosures to identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. We adopted the accounting treatment effective January 1, 2009 and retroactively adjusted amounts related to the minority interests in the condensed consolidated financial statements to equity and removed the amount of minority interest in the condensed statements of operations from other (income) expense. Revisions were made to prior period financial statements to present them on a comparable basis.

These interim condensed consolidated financial statements have not been audited. However, in the opinion of management, these financial statements include all normal recurring adjustments necessary for a fair presentation in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Certain information and footnote disclosures normally included in annual financial statements presented in accordance with U.S. GAAP have been condensed or omitted. The results of operations and cash flows for the interim periods presented are not necessarily indicative of the results to be expected for the full year. The accompanying financial statements should be read in conjunction with the annual financial statements and notes thereto for the year ended December 31, 2008 included in our registration statement on Form S-4. We have evaluated subsequent events through the time of filing the registration statement on Form S-4 on November 19, 2009.

B. FINANCIAL INSTRUMENTS

Derivative Financial Instruments

We periodically use derivative financial instruments as part of our overall strategy to manage exposure to market risks associated with interest rate, foreign currency exchange rate and natural gas price fluctuations. We do not hold or issue derivative financial instruments for trading purposes. We regularly monitor the credit-worthiness of the counterparties to our derivative instruments in order to manage our credit risk exposures under these agreements. Our risk of loss in the event of nonperformance by any counterparty under derivative financial instrument agreements is not considered significant by management. These derivative instruments are measured at fair value and are classified as other assets or other long-term obligations on our balance sheets depending on the fair value of the instrument. If the derivative is designated as a fair-value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash-flow hedge, the effective portion of the change in the fair value of the derivative is recorded in other comprehensive income (loss) and is recognized in the consolidated statements of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash-flow hedges and financial instruments not designated as hedges are recognized in earnings.

Interest Rates

Prior to the debt refinancing in September 2009, we utilized interest-rate swap agreements to manage a portion of our interest-rate risk on our variable-rate debt instruments. During the third quarter ended September 30, 2009, we reclassified $48 of unrealized losses from accumulated other comprehensive income (loss) to interest expense as the hedged forecasted cash flows are no longer probable of occurring as a result of the refinancing. After the debt refinancing, we no longer have sufficient variable-rate debt exposure for our outstanding interest rate swaps to qualify for hedge accounting treatment and will record the changes in fair value as adjustments to interest expense.

As of September 30, 2009, we had outstanding interest rate swaps totaling $1,200 for which we receive amounts based on LIBOR and pay amounts at a weighted-average fixed rate of 3.7%. These swaps expire from December 2009 through December 2012. In September 2009, we entered into a $200 interest rate swap with an offsetting exposure for a portion of our interest rate swaps. This swap expires in December 2012 and we receive amounts at a weighted-average fixed rate of 2.7% and pay amounts based on LIBOR. We measure the fair values of our interest rate swaps using observable interest-rate yield curves for comparable assets and liabilities at commonly quoted intervals. We paid cash on our interest rate swap agreements of $(31) and $(4) for the three quarters ended September 30, 2009 and 2008. Gains and losses on the interest rate swaps are recorded in interest expense.

Foreign Currency

As of September 30, 2009, we were a party to foreign currency forward contracts aggregating $15 of contract value, expiring monthly through December 2009, to manage the variability of cash flows and revenues on anticipated U.S. dollar-denominated sales of our Canadian subsidiary. We measure the fair values of our foreign currency forward contracts based on current quoted market prices for similar contracts.

Natural Gas

In order to hedge the future cost of natural gas consumed at our mills, we engage in financial hedging of future gas purchase prices, designated as cash flow hedges. We hedge with financial instruments that are priced based on New York Mercantile Exchange (NYMEX) natural gas futures contracts. We do not hedge basis (the effect of varying delivery points or locations) or transportation costs (the cost to transport the gas from the delivery point to a company location) under these transactions. As of September 30, 2009, we were party to natural gas futures contracts for notional amounts aggregating 2,670,000 MMBTUs, which expire through October 2011. We measure the fair values of our natural gas contracts based on natural gas futures contracts priced on the NYMEX.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

As of September 30, 2009 and December 31, 2008, the fair values and carrying amounts of our financial assets and liabilities measured on a recurring basis are as follows:

Significant other observable inputs (Level 2)	Sept. 30, 2009	Dec. 31, 2008
Qualifying as hedges:
Other assets—foreign exchange forward contracts	$3	$—
Other long-term liabilities:
Interest rate swap agreements	$—	$(58)
Natural gas contracts	(2)	(2)
Not qualifying as hedges:
Other current liabilities:
Interest rate swap agreements	$(43)	$—
Interest rate swap agreements	5	—

The amount of gain (loss) on cash flow hedges recognized in other comprehensive income (loss) and the amount reclassified to income (loss) during the three quarters ended September 30, 2009 are as follows:

Derivative Type	Amount of gain (loss) recognized in OCI	Location of gain (loss) reclassified from AOCI to income (loss)	Amount of gain (loss) reclassified from AOCI to income (loss)
Interest rate swap agreements	$(18)	Interest expense	$(73)
Natural gas contracts	(4)	Cost of sales	(4)

Assets and Liabilities Not Carried at Fair Value

The fair value of long-term debt is based upon quoted market prices for the same or similar issues or on the current interest rates available to us for debt of similar terms and maturities. At September 30, 2009 and December 31, 2008, the carrying amounts of all other assets and liabilities that qualify as financial instruments approximated their fair value. Details of our long-term debt are as follows:

	Sept. 30, 2009		Dec. 31, 2008
	Fair Value	Carrying Amount	Fair Value	Carrying Amount
Long-term debt	$(2,437)	$(2,910)	$(1,305)	$(2,769)

C. INVENTORIES

Inventories as of September 30, 2009 and December 31, 2008 consist of:

	Sept. 30, 2009	Dec. 31, 2008
Finished and in-process goods	$463	$385
Raw materials	81	110
Stores and supplies	138	133

	$682	$628

If inventories had been valued at current costs, they would have been valued at $690 and $630 at September 30, 2009 and December 31, 2008.

D. LONG-TERM DEBT

The balances of long-term debt as of September 30, 2009 and December 31, 2008 are as follows:

	Sept. 30, 2009	Dec. 31, 2008
Revolving senior secured credit facility	$84	$—
Term loan senior secured credit facility (face amount zero and $1,584)	—	1,541
11.375% first-lien senior secured notes (face amount $1,700)	1,598	—
Floating rate second-lien senior secured notes (LIBOR plus 6.25%)	225	225
10% second-lien senior secured notes (face amount $806)	804	804
12% senior subordinated notes (face amount $200)	199	199
Capital lease	146	147

Total long-term debt, including current portion	3,056	2,916
Current portion of long-term debt	—	16

Subtotal	$3,056	$2,900

Substantially all of our assets are pledged as collateral under our various debt agreements. See our Annual Report on Form 10-K for the year ended December 31, 2008 for further details on our debt agreements.

In September 2009, NewPage and NewPage Holding Corporation (“NewPage Holding”), our direct parent, amended the senior secured credit facilities to obtain more favorable financial covenants. We paid consent fees totaling $15 in order to amend the senior secured credit facilities and agreed to higher interest rates, as well as changes to other provisions in the agreements.

Later in September 2009, NewPage issued $1,700 of 11.375% senior secured notes for proceeds of $1,598 in a private placement in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Notes Offering”). The net proceeds of the Notes Offering, together with approximately $5 of borrowings under our revolving credit facility, were used to repay all amounts outstanding under our term loan and to pay fees and expenses of the Notes Offering.

In connection with the Notes Offering, NewPage entered into an exchange and registration rights agreement and has agreed to file a registration statement with the Securities and Exchange Commission as soon as practicable, but no later than January 28, 2010, to use all reasonable efforts to cause such registration statement to be declared effective by the Securities and Exchange Commission as soon as reasonably practicable, but no later than April 28, 2010, to use all reasonable efforts to commence the exchange offer promptly, but no later than 45 business days after such registration statement has become effective, and to hold the exchange offer open for at least 20 business days. If NewPage fails to satisfy these obligations, subject to certain exceptions, special interest up to a maximum of 1% per annum will accrue and be payable with respect to the 11.375% senior secured notes.

Included in interest expense for the three quarters of 2009 is a loss of $85 from the extinguishment of debt, including the write-off of $13 of consent fees paid in order to amend the senior secured credit facilities, and a reclassification adjustment of $48 of unrealized losses from accumulated other comprehensive income (loss) as the hedged forecasted cash flows are no longer probable of occurring as a result of the refinancing.

Senior Secured Revolving Credit Facility

The revolving credit facility was amended in September 2009 to provide that amounts outstanding bear interest, at the option of NewPage, at a rate per annum equal to either (i) the base rate plus 2.50%, or (ii) LIBOR plus 3.50% (representing a 1.50% per annum increase above the prior applicable rates).

Additionally, the revolving credit facility was amended to require the maintenance of at least $50 of borrowing availability under the revolving credit facility through the date of the delivery of the compliance certificate with respect to the fiscal quarter ending March 31, 2011 and limit our ability to make capital expenditures.

11.375% Senior Secured Notes

The senior secured notes consist of $1,700 face value of 11.375% senior secured notes (the “First-Lien Notes”) (with an effective interest rate of 13.7%) issued by NewPage. Interest on the First-Lien Notes is payable semi-annually in arrears on December 31 and June 30, starting on December 31, 2009 and is computed on the basis of a 360-day year comprised of twelve 30-day months.

The First-Lien Notes are secured on a first-priority basis by substantially all of the assets of NewPage and the guarantor subsidiaries (other than the cash, deposit accounts, accounts receivables, inventory, the capital stock of NewPage’s subsidiaries and intercompany debt). The First-Lien Notes are secured on a second priority basis by the cash, deposit accounts, accounts receivables and inventory of NewPage and the guarantor subsidiaries and secured equally and ratably with all existing and future first-priority obligations (other than capital stock of NewPage’s subsidiaries and intercompany debt of NewPage and the guarantor subsidiaries). The First-Lien Notes are effectively subordinated to any permitted liens other than liens securing second-priority obligations, to the extent of the value of the assets of NewPage and the guarantor subsidiaries subject to those permitted liens and are senior in right of payment to NewPage’s existing and future subordinated indebtedness, including NewPage’s 10% second-lien senior secured notes due 2010, floating rate second-lien senior secured notes due 2012, and 12% senior subordinated notes due 2013. The First-Lien Notes are jointly and severally unconditionally guaranteed by most of NewPage’s subsidiaries.

The First-Lien Notes mature on the earlier of (i) December 31, 2014 or (ii) the date that is 31 days prior to the maturity date of the second-lien notes, the senior subordinated notes, the NewPage Holding PIK notes or any refinancing thereof. At any time after March 30, 2012, NewPage may redeem some or all of the First-Lien Notes at specified redemption prices. In addition, at any time prior to March 31, 2012, NewPage may, on one or more occasions, redeem some or all of the First-Lien Notes at a redemption price equal to 100% plus a “make-whole” premium. At any time before March 31, 2012, NewPage may, on one or more occasions, redeem up to 35% of the First-Lien Notes with the net cash proceeds of one or more qualified public equity offerings at 111.375% of the principal amount of the First-Lien Notes. At any time prior to March 31, 2012, but not more than once in any twelve-month period, NewPage may redeem up to 10% of the original aggregate principal amount of the First-Lien Notes at a redemption price of 103%, subject to certain rights of holders of the First-Lien Notes. Upon a change of control of NewPage, each holder of First-Lien Notes may require NewPage to repurchase all or any part of that holder's First-Lien Notes for a payment equal to 101% of the aggregate principal amount of the First-Lien Notes.

The First-Lien Notes contain various customary covenants.

E. EQUITY

Under repurchase agreements between NewPage Group Inc. (“NewPage Group”), our indirect parent, and certain former executive officers, NewPage Group agreed to repurchase the executive officers’ NewPage Group stock. During the first quarter ended March 31, 2009 and 2008, NewPage loaned $1 and $6 to NewPage Group to enable NewPage Group to satisfy its repurchase obligations, which were recorded as reductions in shareholder’s equity as repayment is not assured.

Included in selling, general and administrative expenses is equity award expense of $7 and $25 for the three quarters ended September 30, 2009 and 2008. In March 2008, a portion of the performance-based options was considered granted for accounting purposes. These options had an aggregate fair value of $13 at the grant date. In March 2009, an additional portion of the performance-based options, with an aggregate fair value of $3 at the grant date, was considered granted for accounting purposes. Expense of $1 for the 2009 grants was recognized during the first two quarters of 2009 and reversed during the third quarter of 2009 when it became improbable that performance targets would be met for 2009.

The following table summarizes activity in the plan:

Shares of NewPage Group issuable under stock options, in thousands	Options	Weighted- average exercise price
Outstanding at December 31, 2008	4,022	$20.46
Granted	1,128	21.23

Outstanding at September 30, 2009	5,150	20.49

Exercisable at September 30, 2009	847	21.24

The outstanding options and the exercisable options at September 30, 2009, have a weighted-average remaining contractual life of 8.3 years.

We utilize a Black-Scholes pricing model to determine the fair value of options granted. The determination of the fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by the stock price as well as assumptions regarding a number of other variables. These variables include expected stock price volatility over the term of the awards and projected employee stock option exercise behaviors (term of option). We estimate the expected term of options granted by incorporating the contractual term of the options and employees’ expected exercise behaviors. We estimate the volatility of NewPage Group’s common stock by considering volatility of appropriate peer companies and adjusting for factors unique to our stock, including the effect of debt leverage.

Assumptions used to determine the fair value of option grants are as follows:

	Three Quarters Ended Sept. 30,
	2009	2008
Weighted-average fair value of options granted	$3.06	$11.68
Weighted-average assumptions used for grants:
Expected volatility	90%	60%
Risk-free interest rate	2.0%	2.8%
Expected life of option (in years)	5	5

F. COMPREHENSIVE INCOME (LOSS)

Total comprehensive income (loss) is comprised of net income (loss), amortization of unrealized losses under our defined benefit plans, net unrealized gains (losses) on cash flow hedges and changes in foreign currency translation adjustment. Total comprehensive income (loss) for the three quarters ended September 30, 2009 and 2008 is as follows:

	2009	2008
Comprehensive income (loss)	$(172)	$(74)
Comprehensive income (loss)—noncontrolling interests	4	2
Comprehensive income (loss) attributable to the company	(176)	(76)

G. RETIREMENT AND OTHER POSTRETIREMENT BENEFITS

A summary of the components of net periodic costs for the three quarters ended September 30, 2009 and 2008 is as follows:

Pension Plans
	U.S. Plans		Canadian Plans
	2009	2008	2009	2008
Service cost	$17	$13	$2	$3
Interest cost	47	46	13	13
Expected return on plan assets	(42)	(62)	(11)	(15)
Amortization of net loss	15	—	—	—

Net periodic cost (income) before termination benefits	37	(3)	4	1
Termination benefits	—	1	—	—

Net periodic cost (income) after termination benefits	$37	$(2)	$4	$1

Other Postretirement Plans
	U.S. Plans		Canadian Plans
	2009	2008	2009	2008
Service cost	$1	$1	$1	$1
Interest cost	9	10	1	1
Amortization of prior service cost	(1)	—	—	—

Net periodic cost	$9	$11	$2	$2

As a result of the restructuring actions described in Note J, during the first quarter ended March 31, 2008 we recognized a special termination charge of $1 in cost of sales for employees affected by the shutdown of the No. 11 paper machine in Rumford, Maine.

H. OTHER (INCOME) EXPENSE

The U.S. Internal Revenue Code allows a refundable excise tax credit for alternative fuel mixtures produced for sale or for use as a fuel in a trade or business. The credit is equal to fifty cents per gallon of alternative fuel contained in the mixture. During the first quarter ended March 31, 2009, we filed to be registered as an alternative fuel mixer, and in April 2009 received notification that the registration was approved. Through September 30, 2009, we have received payments of $198 for alternative fuel mixtures used in the first three quarters of 2009. We recognize income for the credits at the time the alternative fuel mixtures are used in our operations and when all revenue recognition criteria have been met. The amounts of credits eligible for recognition, but not received at the end of the period are included in accounts receivable, net. We recognized $214 of income in other (income) expense for the three quarters ended September 30, 2009 for alternative fuels used through September 30, 2009.

I. INCOME TAXES

We have recorded a valuation allowance against our net deferred income tax benefits as it is unlikely that we will realize those benefits. For purposes of allocating the income tax benefit to income (loss) before taxes, amounts of other comprehensive income result in income tax expense recorded in other comprehensive income and the offsetting amount as an allocation to tax benefit from operations. For the three quarters ended September 30, 2009 we have allocated $3 of tax expense (benefit) to other comprehensive income (loss) and the corresponding offset as an allocation to tax expense (benefit) from operations. The amount for the three quarters of 2009 reflect the reclassification to income tax (benefit) of all amounts previously allocated to other comprehensive income (loss) related to the interest rate swap cash flow hedges. Also included in the three quarters ended September 30, 2009 is a tax benefit of $12, reflecting the decreases to our state deferred tax liabilities resulting from changes in the company's distribution channels that have occurred as part of our integration with Stora Enso North America, Inc. (“SENA”).

J. RESTRUCTURING

During 2008, we announced actions being taken to integrate NewPage operations and the former SENA facilities and services. These actions were intended to expand our business platform, serve our customers more efficiently and deliver on the projected synergies of the acquisition.

The restructuring actions taken were as follows:

•	Permanently close the No. 11 paper machine in Rumford, Maine, in February 2008; approximately 60 employees were affected by the shutdown

•	Permanently close the pulp mill and both paper machines in Niagara, Wisconsin, in June 2008; approximately 320 employees were affected by the shutdown

•

Permanently close the No. 95 paper machine in Kimberly, Wisconsin, in May 2008 and the mill and both remaining paper machines, Nos. 96 and 97, in September 2008; approximately 600 employees were affected by the shutdowns

•	Permanently close the Chillicothe, Ohio, converting facility in February 2009; approximately 160 employees were affected by the shutdown

•	Reduce personnel in other areas, including sales, finance and other support functions; approximately 200 employees will be affected by this action

During the first quarter ended March 31, 2009, we recorded an adjustment of $1 in selling, general and administrative expenses for the reversal of employee-related costs included as an assumed liability in the purchase price allocation as a result of a change in estimate. During the three quarters ended September 30, 2008, we incurred total charges of $32, including $20 in accelerated depreciation and $5 in inventory write-offs recorded in cost of sales and $7 of employee-related costs, of which $5 is recorded in cost of sales and $2 is recorded in selling, general and administrative expenses. In addition, as of September 30, 2008, we recorded $39 of employee-related costs for former SENA employees and $22 for costs for closures of acquired plants as a liability in the purchase price allocation.

The activity in the accrued restructuring liability related to these actions for the three quarters ended September 30, 2009 was as follows:

	Closure Costs	Employee Costs
Balance accrued at December 31, 2008	$14	$19
Adjustments	—	(1)
Payments	(7)	(14)

Balance accrued at September 30, 2009	$7	$4

The activity in the accrued restructuring liability related to these actions for the three quarters ended September 30, 2008 was as follows:

	Closure Costs	Employee Costs
Balance accrued at December 31, 2007	$—	$4
Additions to reserve recorded on opening balance sheet	22	39
Current charges	—	7
Payments	(5)	(18)

Balance accrued at September 30, 2008	$17	$32

K. SALE OF HYDROELECTRIC FACILITY

On March 23, 2009, NewPage Wisconsin System Inc., an indirect wholly-owned subsidiary of NewPage, completed the sale of a hydroelectric generating facility located in Niagara, Wisconsin to Northbrook Wisconsin, LLC for a net cash sales price of $22. Included in cost of sales for the three quarters ended September 30, 2009 is a loss on the sale of $3.

L. COMMITMENTS AND CONTINGENCIES

Claims have been made against us for the costs of environmental remediation measures taken or to be taken. Reserves for these liabilities have been established and no insurance recoveries have been anticipated in the determination of the reserves. We are involved in various other litigation and administrative proceedings arising in the normal course of business. Although the ultimate outcome of these matters cannot be predicted with certainty, we do not believe that the currently expected outcome of any matter, lawsuit or claim that is pending or threatened, or all of them combined, will have a material adverse effect on our financial condition, results of operations or liquidity.

M. INITIAL PUBLIC OFFERING OF NEWPAGE GROUP

On May 5, 2008, NewPage Group filed a registration statement on Form S-1 with the Securities and Exchange Commission related to an initial public offering of its common stock. There can be no assurance that NewPage Group will complete the offering or what the terms of the offering will be.

N. RECENTLY ISSUED ACCOUNTING STANDARDS

Variable interest entity

In June 2009, the Financial Accounting Standards Board issued new guidance on the accounting for a variable interest entity (VIE). This guidance requires a qualitative approach to identifying a controlling financial interest in a VIE, and requires ongoing assessment of whether an entity is a VIE and whether an interest in a VIE makes the holder the primary beneficiary of the VIE. This guidance is effective for us as of January 1, 2010. We are currently evaluating the potential effect of the adoption of this guidance on our consolidated financial position, results of operations and cash flows.

O. SUPPLEMENTAL CONSOLIDATING INFORMATION

NewPage has issued $1,700 face amount of 11.375% senior secured notes due May 2014, $225 face amount of floating rate senior secured notes due May 2012, $806 face amount of 10% senior secured notes due May 2012 and $200 face amount of 12% senior subordinated notes due May 2013 (the “Notes”). The Notes are jointly and severally guaranteed on a full and unconditional basis by NewPage’s 100%-owned subsidiaries, except Consolidated Water Power Company, our non-guarantor subsidiary.

The following condensed consolidating financial statements have been prepared from financial information on the same basis of accounting as the consolidated financial statements. Investments in our subsidiaries are accounted for under the equity method.

NEWPAGE CORPORATION

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

SEPTEMBER 30, 2009

	NewPage Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Consolidation/ Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$1	$—	$2	$8	$11
Accounts receivable	241	57	1	—	299
Inventories	376	306	—	—	682
Other current assets	13	6	1	—	20

Total current assets	631	369	4	8	1,012
Intercompany receivables	1,428	411	66	(1,905)	—
Property, plant and equipment, net	28	2,928	39	19	3,014
Investment in subsidiaries	1,984	48	—	(2,032)	—
Other assets	115	—	1	3	119

TOTAL ASSETS	$4,186	$3,756	$110	$(3,907)	$4,145

LIABILITIES AND EQUITY
Accounts payable	$52	$151	$—	$—	$203
Other current liabilities	177	107	9	—	293

Total current liabilities	229	258	9	—	496
Intercompany payables	560	1,302	43	(1,905)	—
Long-term debt	2,910	146	—	—	3,056
Other long-term liabilities	502	66	10	—	578
Equity (deficit)	(15)	1,984	48	(2,002)	15

TOTAL LIABILITIES AND EQUITY	$4,186	$3,756	$110	$(3,907)	$4,145

NEWPAGE CORPORATION

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2008

	NewPage Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Consolidation/ Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$1	$—	$2	$—	$3
Accounts receivable	242	35	1	—	278
Inventories	249	379	—	—	628
Other current assets	11	10	1	—	22

Total current assets	503	424	4	—	931
Intercompany receivables	1,194	168	20	(1,382)	—
Property, plant and equipment, net	16	3,122	40	27	3,205
Investment in subsidiaries	2,051	47	—	(2,098)	—
Other assets	97	12	1	(1)	109

TOTAL ASSETS	$3,861	$3,773	$65	$(3,454)	$4,245

LIABILITIES AND EQUITY
Accounts payable	$51	$201	$1	$1	$254
Other current liabilities	99	164	7	—	270
Current maturities of long-term debt	16	—	—	—	16

Total current liabilities	166	365	8	1	540
Intercompany payables	244	1,139	—	(1,383)	—
Long-term debt	2,753	147	—	—	2,900
Other long-term liabilities	541	71	10	—	622
Equity	157	2,051	47	(2,072)	183

TOTAL LIABILITIES AND EQUITY	$3,861	$3,773	$65	$(3,454)	$4,245

NEWPAGE CORPORATION

SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS

THREE QUARTERS ENDED SEPTEMBER 30, 2009

	NewPage Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Consolidation/ Eliminations	Consolidated
Net sales	$1,772	$2,077	$63	$(1,663)	$2,249
Cost of sales	1,738	2,128	62	(1,667)	2,261
Selling, general and administrative expenses	128	14	—	—	142
Equity in (earnings) loss of subsidiaries	64	(1)	—	(63)	—
Interest expense	322	6	—	—	328
Other (income) expense, net	(216)	(2)	—	—	(218)

Income (loss) before income taxes	(264)	(68)	1	67	(264)
Income tax (benefit)	(11)	(4)	—	—	(15)

Net income (loss)	(253)	(64)	1	67	(249)
Net income (loss)—noncontrolling interests	—	—	—	4	4

Net income (loss) attributable to the company	$(253)	$(64)	$1	$63	$(253)

NEWPAGE CORPORATION

SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS

THREE QUARTERS ENDED SEPTEMBER 30, 2008

	NewPage Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Consolidation/ Eliminations	Consolidated
Net sales	$1,539	$3,114	$69	$(1,343)	$3,379
Cost of sales	1,382	2,959	70	(1,345)	3,066
Selling, general and administrative expenses	119	60	—	—	179
Equity in (earnings) loss of subsidiaries	(97)	2	—	95	—
Interest expense	202	6	—	—	208
Other (income) expense, net	1	(6)	—	—	(5)

Income (loss) before income taxes	(68)	93	(1)	(93)	(69)
Income tax (benefit)	7	(4)	1	—	4

Net income (loss)	(75)	97	(2)	(93)	(73)
Net income (loss)—noncontrolling interests	—	—	—	2	2

Net income (loss) attributable to the company	$(75)	$97	$(2)	$(95)	$(75)

NEWPAGE CORPORATION

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

THREE QUARTERS ENDED SEPTEMBER 30, 2009

	NewPage Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Consolidation/ Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by (used for) operating activities	$(37)	$16	$—	$8	$(13)
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(4)	(41)	—	—	(45)
Proceeds from sales of assets	—	22	—	—	22

Net cash provided by (used for) investing activities	(4)	(19)	—	—	(23)
CASH FLOWS FROM FINANCING ACTIVITIES
Loans to parent companies	(3)	—	—	—	(3)
Issuance of long-term debt	1,598	—	—	—	1,598
Payment of financing fees	(54)	—	—	—	(54)
Repayments on long-term debt	(1,584)	—	—	—	(1,584)
Borrowings on revolving credit facility	907	—	—	—	907
Payments on revolving credit facility	(823)	—	—	—	(823)

Net cash provided by (used for) financing activities	41	—	—	—	41
Effect of exchange rate changes on cash and cash equivalents	—	3	—	—	3

Net increase (decrease) in cash and cash equivalents	—	—	—	8	8
Cash and cash equivalents at beginning of period	1	—	2	—	3

Cash and cash equivalents at end of period	$1	$—	$2	$8	$11

NEWPAGE CORPORATION

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

THREE QUARTERS ENDED SEPTEMBER 30, 2008

	NewPage Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Consolidation/ Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by (used for) operating activities	$(76)	$59	$(5)	$6	$(16)
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(8)	(106)	—	—	(114)
Cash paid for acquisition	(7)	—	—	—	(7)
Proceeds from sales of assets	—	4	2	—	6

Net cash provided by (used for) investing activities	(15)	(102)	2	—	(115)
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions from Rumford
Cogeneration to limited partners	—	—	—	(6)	(6)
Loans to parent companies	(6)	—	—	—	(6)
Net borrowings from revolving credit facility	100	—	—	—	100
Repayments on long-term debt	(12)	—	—	—	(12)

Net cash provided by (used for) financing activities	82	—	—	(6)	76
Effect of exchange rate changes on cash and cash equivalents	—	(1)	—	—	(1)

Net increase (decrease) in cash and cash equivalents	(9)	(44)	(3)	—	(56)
Cash and cash equivalents at beginning of period	88	49	5	1	143

Cash and cash equivalents at end of period	$79	$5	$2	$1	$87

*  *  *  *  *

REPORT OF INDEPENDENT AUDITORS

To Owners of Stora Enso North America:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, owner's investment and comprehensive income (loss), and cash flows present fairly, in all material respects, the financial position of Stora Enso North America at December 31, 2006 and December 31, 2005, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Stora Enso North America's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 1 and 11 to the combined financial statements, Stora Enso North America changed the manner in which it accounts for share-based compensation and defined benefit pension and postretirement plans in 2006.

As discussed in Note 1 to the combined financial statements, Stora Enso North America operations include the accounts of certain legal entities of Stora Enso North America Inc., which is a wholly owned subsidiary of Stora Enso Oyj. As discussed in Note 9, the related party debt with Stora Enso S.à.r.L. matures on August 13, 2007. Stora Enso North America received a letter from Stora Enso S.à.r.L. dated July 9, 2007, confirming that Stora Enso S.à.r.L. intends to either extend the settlement date to August 13, 2008 or enter into a new agreement for a period of twelve months subsequent to August 13, 2007 on substantially the same terms as the existing agreement. As a result, the related party debt has been classified as a non-current liability at December 31, 2006.

As discussed in Note 2 to the combined financial statements, the Company restated its combined financial statements as of and for the years ended December 31, 2006 and 2005.

/s/    PricewaterhouseCoopers LLP

Milwaukee, WI

July 19, 2007, except for the effect of the restatements described in Note 2 as to which the dates are December 1, 2007 and April 29, 2008

STORA ENSO NORTH AMERICA

COMBINED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31,

	2006 (Restated)	2005 (Restated)
(Dollars in millions)
Net sales	$2,176	$2,374
Costs and expenses:
Cost of sales	2,135	2,303
Selling, general and administrative expenses	108	113
Goodwill impairment	—	162
Property, plant and equipment impairment	113	—
Interest expense	92	75
Other (income)	(1)	(4)

Loss before income taxes	(271)	(275)
Income tax provision (benefit)	(28)	7

Net loss	$(243)	$(282)

The accompanying notes are an integral part of these financial statements.

STORA ENSO NORTH AMERICA

COMBINED BALANCE SHEETS

AS OF DECEMBER 31,

	2006 (Restated)	2005 (Restated)
(Dollars in millions)
ASSETS:
Current assets:
Cash and cash equivalents	$195	$82
Accounts receivable, net of allowance for doubtful accounts of $3 and $3, respectively	129	113
Inventories	346	349
Deferred tax assets	32	31
Other current assets	28	29

Total current assets	730	604

Non-current assets:
Property, plant and equipment, net	2,479	2,792
Goodwill	280	280
Other intangible assets, net	11	13
Other non-current assets	21	267

Total non-current assets	2,791	3,352

Total assets	$3,521	$3,956

LIABILITIES AND OWNER’S INVESTMENT:
Current liabilities:
Current portion of long-term debt	$103	$—
Accounts payable	167	164
Accrued payroll and benefits	51	44
Postretirement benefit provisions	16	19
Other current liabilities	120	120

Total current liabilities	457	347

Non-current liabilities:
Long-term debt (related party is $1,069 and $1,067, respectively)	1,446	1,542
Deferred tax liabilities	119	217
Postretirement benefit provisions	468	402
Other non-current liabilities	14	11

Total non-current liabilities	2,047	2,172

Commitments and contingencies (Note 13)	—	—
Owner’s investment:
Owner’s investment	1,216	1,457
Accumulated other comprehensive loss	(199)	(20)

Total owner’s investment	1,017	1,437

Total liabilities and owner’s investment	$3,521	$3,956

The accompanying notes are an integral part of these financial statements.

STORA ENSO NORTH AMERICA

COMBINED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,

(Dollars in millions)

	2006 (Restated)	2005 (Restated)
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(243)	$(282)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	267	292
Goodwill impairment	—	162
Property, plant and equipment impairment	113	—
Loss on sale of property, plant and equipment	3	13
Deferred income taxes	(31)	(46)
Bond discount amortization	2	2
Change in current assets and liabilities:
Inventories	2	(24)
Accounts receivable	(16)	(4)
Accounts payable	3	(7)
Other non-current assets and liabilities	10	59
Pension and other postretirement, net	49	22
Other, net	10	(12)

Net cash provided by (used in) operating activities	169	175

CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(60)	(83)
Proceeds from sale of property, plant and equipment	—	1

Net cash used in investing activities	(60)	(82)

CASH FLOW FROM FINANCING ACTIVITIES:
Short-term debt, net	6	2
Repayment of long-term debt—related party	—	(46)
Change in bank overdrafts	(4)	4
Owner’s investment—cash received from Stora Enso Oyj	2	1

Net cash provided by (used in) financing activities	4	(39)

Net Increase in Cash and Cash Equivalents	113	54
Cash and cash equivalents at beginning of year	82	28

Net Cash and Cash Equivalents at Year End	$195	$82

The accompanying notes are an integral part of these financial statements.

STORA ENSO NORTH AMERICA

COMBINED STATEMENTS OF OWNER’S INVESTMENT AND

COMPREHENSIVE INCOME (LOSS)

YEARS ENDED DECEMBER 31,

(Dollars in millions)

	Owner’s Investment	Accumulated Other Comprehensive Income (Loss)	Total
Balance at December 31, 2004 (Restated)	$1,738	$40	$1,778
Comprehensive loss:
Net loss (Restated)	(282)		(282)
Minimum pension liability adjustment (net of tax of $50)		(82)	(82)
Foreign currency translation adjustment		24	24
Financial instruments (net of tax of $1)		(2)	(2)

Total comprehensive loss (Restated)			$(342)
Net increase in investment from Stora Enso Oyj	1		1

Balance at December 31, 2005 (Restated)	1,457	(20)	1,437
Comprehensive loss:
Net loss (Restated)	(243)		(243)
Minimum pension liability adjustment (net of tax of $47)		76	76
Foreign currency translation adjustment		5	5

Total comprehensive loss (Restated)			$(162)
Net increase in investment from Stora Enso Oyj	2		2
Effect of adoption of SFAS 158 (net of tax of $117)		(260)	(260)

Balance at December 31, 2006 (Restated)	$1,216	$(199)	$1,017

The accompanying notes are an integral part of these financial statements.

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Note 1—Business and Summary of Significant Accounting Policies

Organization and Description of Business

The combined financial statements of the graphic paper, publication paper, specialty paper and other operations of Stora Enso Oyj, Finland (“the parent company”) in the United States of America (“US”) and Canada (collectively referred to as “North America”) are generally referred to as Stora Enso North America (“SENA”). As used in these notes, the terms “SENA,” “we,” “our,” “the Company,” “Stora Enso North America” and “us” refer to the combined operations of SENA.

SENA is a leading graphic, publication and specialty paper manufacturer in North America. We manufacture and market a broad range of paper products for a variety of applications such as corporate annual reports, high-end advertising brochures, magazines, catalogs, direct mail advertising, self adhesive labels, wet strength labels and flexible packaging.

SENA operates eight mills and 16 paper machines located primarily in Wisconsin, with one mill each in Nova Scotia, Canada and Minnesota. Our headquarters are in Wisconsin Rapids, Wisconsin. We also operate a hotel and a public utility, both of which are located in Wisconsin Rapids, Wisconsin.

The operations of SENA are ultimately wholly owned by Stora Enso Oyj of Finland. Stora Enso Oyj was formed as a combination of the former Enso Oyj of Finland and the former Stora Kopparbergs Bergslags AB of Sweden in December 1998 and, as a result of the merger, the latter became a subsidiary of Stora Enso Oyj (formerly Enso Oyj). Stora Enso Oyj and its subsidiaries are collectively referred to as the “Group”.

Stora Enso Oyj acquired the US operations of SENA from Consolidated Papers, Inc. (“CPI”) in August 2000. The US operations are contained in a subsidiary named Stora Enso North America Corp. The operations in Canada are contained in a subsidiary named Stora Enso Port Hawkesbury Limited, which was owned by Stora Enso Oyj through their Stora Kopparbergs Bergslags AB subsidiary until October of 2004. Since October of 2004, both Stora Enso Port Hawkesbury Limited and Stora Enso North America Corp. are wholly owned subsidiaries of Stora Enso North America Inc., which is a wholly owned subsidiary of Stora Enso Oyj.

Basis of Preparation

The accompanying combined financial statements of SENA have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) on a carve-out basis. Management believes the assumptions underlying the combined financial statements, including the allocation methodology described below, are reasonable. These combined financial statements include all assets, liabilities, equity, revenues and expenses of Stora Enso Port Hawkesbury Limited. and of Stora Enso North America Corp and its subsidiaries, excluding a 38.2% interest, as of December 31, 2006, in Thiele Kaolin Company, an investment accounted for using the equity method, and excluding amounts related to the Group’s import sales activity into North America for paper and timber products. Significant inter-company transactions and accounts have been eliminated.

The accompanying combined financial statements are prepared on a carve-out basis to present the operations of SENA as a stand alone entity. In accordance with Stora Enso Oyj policy, most costs are pushed down to subsidiaries on an arm’s length basis and therefore minimal additional allocation of corporate expenses has been considered necessary for these combined financial statements. The exceptions are stock based compensation and certain debt related hedges which are described below.

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Reclassifications

Depreciation and amortization of $270 and $305 has been reclassified to cost of sales and selling, general and administrative expenses for the years ended December 31, 2006 and 2005, respectively, as follows:

	Year Ended December 31,
	2006	2005
	(Dollars in millions)
Cost of sales	$265	$299
Selling, general and administrative expenses	5	6

Additionally, certain amounts have been reclassified in the prior year balance sheet to conform with the current year’s presentation.

Use of Estimates

The preparation of combined financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the period. Actual results may differ from these estimates.

Foreign Currency Transactions

Transactions in foreign currencies are recorded using the rate of exchange prevailing at the transaction date. At the end of the month, foreign currency-denominated receivables and liabilities are translated using the month end exchange rate.

Foreign Currency Translation

The statements of operations of foreign entities, whose functional currencies are not US dollars, are translated into US dollars using the average exchange rates for the year, whereas the balance sheets are translated using the exchange rates at the reporting date. Exchange rate differences arising from the re-translation of the net investments in foreign entities are recorded directly in owner’s investment in Accumulated Other Comprehensive Income (Loss) (“AOCI”), as shown in the Combined Statements of Owner’s Investment and Comprehensive Income (Loss).

Derivative Financial Instruments & Hedging

Stora Enso Oyj’s treasury group (“Group Treasury”) works together with the operating units to determine the best hedging strategy for the respective units within the framework set out in the financial risk policy. The Group companies, including SENA, execute the hedging transactions with Group Treasury and the parent company executes the external deals. Within the hedging strategies on behalf of the subsidiaries, Stora Enso Oyj works on a zero margin basis, meaning that the pricing of the internal deals follows one to one with the pricing of the external deals and the gains and losses between the external and internal transactions offset each other. By channeling the external hedging transactions via Group Treasury, the Group can minimize transaction expenses, get the best possible pricing from financial markets, synchronize risk management and simplify follow-up of the counterparty credit risks.

Changes in the fair value of derivatives designated and qualifying as fair value hedges are recorded in the Combined Statements of Operations, along with any changes in the fair value of the hedged assets or liabilities attributable to the hedged risk. SENA has executed certain fair value hedges related to their external long-term fixed rate bond loans.

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Changes in the fair value of derivatives designated and qualifying as cash flow hedges are recognized in owner’s investment within AOCI. The cumulative gain or loss of a derivative deferred in owner’s investment is transferred to the Combined Statements of Operations and classified as income or expense in the same period in which the hedged item affects the Combined Statements of Operations. When a hedging instrument expires, is sold, terminated or exercised, has its designation revoked or it no longer meets the criteria for hedge accounting under US GAAP, any cumulative gain or loss deferred in owner’s investment at that time remains in owner’s investment and is accounted for as an adjustment to income or expense when the committed or forecasted transaction is ultimately recognized in the Combined Statements of Operations. However, if the forecasted transaction is no longer expected to occur, the cumulative gain or loss reported in owner’s investment, from the period when the hedge was effective, shall be recognized in the Combined Statements of Operations immediately. SENA has executed certain cash flow hedges related to their currency and commodity exposure.

Certain derivative transactions, while providing effective economic hedges under the Group risk management policies, do not qualify for hedge accounting under the specific rules of US GAAP and therefore changes in the fair value of such non-qualifying hedge instruments are immediately recognized in the Combined Statements of Operations.

Revenue Recognition

Sales which comprise products, raw materials, energy and services, less discounts, are adjusted for exchange differences on sales in foreign currency. Sales are recognized after the Company has transferred the risks and rewards of ownership to the buyer and the Company retains neither a continuing right to dispose of the goods, nor effective control of those goods; usually, this means that sales are recorded upon delivery of goods to customers in accordance with agreed terms of delivery.

Shipping and Handling Costs

Handling costs are classified as a component of cost of sales. Amounts billed to a customer in a sales transaction related to shipping are classified as revenue.

Research and Development

Research and development costs are expensed as incurred in selling, general and administrative expenses in the Combined Statements of Operations. Such costs incurred in the development of new products or significant improvements to existing products amounted to $6 million in 2006 and $6 million in 2005.

Advertising Costs

Advertising costs are expensed as incurred. Such costs amounted to $3 million in 2006 and $5 million in 2005.

Computer Software Development Costs

Computer software development costs or acquisition costs of new software clearly associated with an identifiable and unique product, which will be controlled by the Company and has probable benefit exceeding its cost beyond one year, are recognized as an intangible asset and amortized over the software’s expected useful life. Website costs are expensed as incurred.

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Environmental Remediation Costs

Environmental expenditures resulting from the remediation of an existing condition caused by past operations, and which do not contribute to current or future revenues, are expensed as incurred. Environmental liabilities are recorded, based on current interpretations of environmental laws and regulations, when it is probable that a present obligation has arisen and the amount of such liability can be reliably estimated. Amounts accrued do not include third-party recoveries.

Income Taxes

The operations of SENA in the US have been included in the consolidated federal income tax return of Stora Enso North America, Inc. The operations of SENA in Canada have been included in the federal income tax return of Stora Enso Port Hawkesbury, Limited. The provision (benefit) for income taxes in the Combined Statements of Operations is calculated on a separate return basis as if we had operated as a stand-alone entity in 2006 and 2005. We record the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in our Combined Balance Sheets, as well as operating loss and tax credit carryforwards. We follow very specific and detailed guidelines in each tax jurisdiction regarding the recoverability of any tax assets recorded on the Combined Balance Sheets and provide necessary valuation allowances, as required. We regularly review our deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies.

Goodwill

Goodwill resulting from the acquisition of CPI by Stora Enso Oyj has been recorded in the combined financial statements of SENA in accordance with push down accounting principles. Goodwill represents future economic benefits arising from assets that are not capable of being individually identified and separately recognized in an acquisition. Goodwill is computed as the excess of the cost of an acquisition over the fair value of the acquirer’s share of net assets of the acquired entity at the acquisition date and is allocated to those reporting units expected to benefit from the acquisition.

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), goodwill is required to be tested at least annually for impairment. SFAS 142 requires that goodwill be tested for impairment using a two-step process. The first step is to identify a potential impairment and the second step is to measure the amount of the impairment loss, if any. Goodwill is deemed to be impaired if the carrying amount of a reporting unit’s net assets exceeds its estimated fair value. Fair value is calculated using a present value of future cash flow valuation technique. The goodwill of the combined entity has been tested for impairment using the combined entity’s reporting units.

Intangible Assets

Intangible assets are stated at historical cost, or fair value if acquired, and are amortized on a straight-line basis over expected useful lives which usually vary from 3 to 10 years, though up to 20 years for trademarks and patents. Intangible items acquired are recognized as assets separately from goodwill if they meet the definition of an asset, are either separable or arise from contractual or other legal rights, and their fair value can be measured reliably.

Intangible assets recognized separately from goodwill in acquisitions consist of marketing and customer related or contract and technology based intangible assets. Typical marketing and customer related assets are

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

trademarks, trade names, service marks, collective marks, certification marks, customer lists, order or production backlogs, customer contracts and the related customer relationships. The contract and technology based intangible assets are normally licensing and royalty agreements or patented technology and trade secrets such as confidential formulas, processes or recipes.

Property, Plant and Equipment

Property, plant and equipment acquired are stated at historical cost. Assets acquired through business combinations are stated at their fair values at the date of acquisition. Depreciation is computed on a straight-line basis, as adjusted for any impairment and disposal charges. Interest costs on borrowings to finance the construction of these assets are capitalized as part of the cost during the construction period.

Land is not depreciated as it is deemed to have an indefinite life, but otherwise depreciation is based on the following expected useful lives:

Asset Class	Depreciation Years
Buildings, industrial	10-50
Buildings, residential and office	20-50
Groundwood mills	15-20
Hydro-electric power	40
Paper mills, main machines	20
Pulp mills, main machines	20
Heavy machinery	10-20
Computers	3-5
Vehicles	5
Office equipment	3-5
Railway, harbors	20-25
Forest roads	10-35
Roads, fields, bridges	15-20

Ordinary maintenance and repair charges are expensed as incurred; however, the costs of significant renewals and improvements are capitalized and depreciated over the remaining useful lives of the related assets.

Impairment

Long-lived assets are reviewed for impairment when current events or circumstances indicate that the carrying value of the assets may not be recoverable. This review compares the assets’ net book value to the projected undiscounted future cash flows generated by their use. The impaired assets are recorded at their estimated fair value.

Inventories

Inventories are reported at the lower of cost or market with cost being determined by the first-in first-out (“FIFO”) method or, alternatively, weighted average cost where it approximates FIFO. The cost of finished goods and work in progress is comprised of raw material, direct labor, depreciation, other direct costs and related production overhead but excludes interest expense. Market is the estimated selling price in the ordinary course of business, less costs of completion and sale.

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Trade Receivables

Trade receivables are reported at their anticipated realizable value, an estimate being made for doubtful receivables based on an objective review of all outstanding amounts at the end of the reporting period.

Cash and Cash Equivalents

Cash and cash equivalents are comprised of cash on hand, deposits held with banks, cash pool balances and other liquid investments with original maturity of less than three months. Bank and cash pool overdrafts are reported separately in other interest bearing liabilities under other current liabilities. The Group parent company, Stora Enso Oyj, is the master account holder of the cash pool. Account balances of sub-accounts, such as the Company’s accounts, are consolidated to the master account thereby creating an internal liability between the master account holder and the sub-accounts. Cash pool internal interest is allocated to the member accounts by the participating banks at the end of each quarter. The account balances of sub-accounts represent the Company’s liquid cash receivable from or payable to the parent company and amounted to $173 million of cash on deposit at December 31, 2006 and a $4 million overdraft at December 31, 2005.

Loans Receivable

Loans receivable are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are recorded at cost and are subject to regular and systematic review as to collectibility and available guarantees. If any loan receivable is estimated to be unrecoverable, a provision is made for the shortfall between the carrying amount and the present value of the expected cash flows. Interest income on loans receivable is included within other income.

Pension and Other Postretirement Benefits

The Company maintains various defined benefit pension and other postretirement plans in accordance with the local conditions and practices in the countries in which it operates. The plans are generally funded through payments to pension funds/trusts or by provisions, as determined by periodic actuarial calculations. Any trust deficits or benefit payments requiring additional contributions are funded through payments or provisions allocated over a period of years not exceeding the expected remaining lives of the participating employees. The Company has met minimum funding requirements for the countries in which it operates.

Under SFAS No. 87, “Employers’ Accounting for Pensions” (SFAS 87”), as amended by SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS 158”), pension expense is based upon a specified methodology that includes a designated actuarial approach and reflects the concept of accrual accounting. Under SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” (“SFAS 106”), expense for postretirement benefits other than pensions (including retiree healthcare, life insurance and disability benefits, as applicable) is based upon a specified methodology that includes a designated actuarial approach and reflects the concept of accrual accounting. Under US GAAP, defined benefit pension and other postretirement benefit expense is recorded on a full accrual basis and reflected in the Combined Statements of Operations over the working lives of the employees provided with such benefits. The economic and demographic assumptions used in calculating defined benefit pension and other postretirement benefit expense are required to be reviewed and updated periodically to the extent that local market economic conditions and demographics change.

SFAS 158

The Company adopted SFAS 158 as of December 31, 2006. This new standard requires the Company to recognize a net liability or asset to report the funded status of the defined benefit pension and other

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

postretirement benefit plans. Recognizing the funded status of the defined benefit postretirement plans as a net liability or asset requires an offsetting adjustment, net of tax, to AOCI in owner’s investment. Actuarial gains or losses and prior service costs or credits are recorded as a component of AOCI. Amounts recorded in AOCI are adjusted as they are subsequently recognized as components of net periodic benefit cost pursuant to the provisions of SFAS 158.

Share-based Compensation

The Group has a number of cash settled stock based compensation plans described below and the related liabilities are recorded at Group level. The Group level liability has been allocated to SENA based on average outstanding options at period end held by SENA employees as a percentage of total options outstanding.

SFAS 123(R)

Prior to the January 1, 2006 adoption of SFAS No. 123 (R), “Share-Based Payment” (“SFAS 123R”), the Group, as allowed under SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), elected to apply the intrinsic value method of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations in accounting for its stock based plans.

Effective January 1, 2006, the Group adopted SFAS 123R using the modified prospective transition method which requires the use of the fair value method but does not require any retroactive adjustment of prior periods. The employee has the choice in all Group compensation plans to receive either cash or equity upon settlement, therefore all plans in the Group are accounted for using the liability method.

The Stora Enso Oyj synthetic option programs for 1999 through 2006 are settled with cash payments. The fair value of employee services received in exchange for options settled in cash is recognized at the fair value of the liability incurred and expensed ratably over the vesting period. The liability is re-measured at each balance sheet date to its fair value using estimates of the number of options that are expected to become exercisable and the latest fair valuations using the Black-Scholes model, with all changes recognized immediately in the Combined Statements of Operations.

The fair value of employee services received in exchange for stock awards settled in cash is recognized at the fair value of the liability incurred and expensed ratably over the vesting period. The liability is re-measured at each balance sheet date to its fair value using estimates of the number of stock awards that are expected to be issued and the latest fair valuations by using the Stora Enso Oyj R-share closing price, with all changes recognized immediately in the Combined Statements of Operations.

The liabilities recorded at Group level and amounts allocated to SENA are as follows:

	As of December 31,
	Group Level Liability	SENA Allocation
	(Dollars in millions)
Stock based liability at December 31, 2006	$43	$6
Stock based liability at December 31, 2005	13	2

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Other Accounting Pronouncements

SFAS 157

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” (“SFAS 157”). SFAS 157 provides guidance related to the definition of fair value, establishes a common framework for measuring fair value under US GAAP and expands disclosures required about fair value measurements. SFAS 157 applies only where fair value is required or permitted under other pronouncements and does not propagate new fair value measurements by itself. The Company will adopt this standard beginning on January 1, 2008 and is currently evaluating the impact of the standard on its results of operations and financial position.

SFAS 159

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” including an amendment of SFAS 115 (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other assets and liabilities at fair value. The Company will adopt this standard on January 1, 2008 and is currently evaluating the impact of the standard on its results of operations and financial position.

FIN 48

In June 2006, the FASB issued FASB interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No.109” (“FIN 48”). FIN 48 was issued to clarify the uncertainty in income taxes recognized in the financial statements. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognizing, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company will adopt this standard on January 1, 2007 and is currently evaluating the impact of the standard on its results of operations and financial position, but does not anticipate the impact of adoption to exceed $10 million.

Note 2—Restatements of Financial Statements

November 2007

Restatement—On November 2, 2007, the Company identified an error in the computation of the valuation allowance related to net deferred tax assets in Canada for the year ended December 31, 2005. This error resulted in an overstatement of the Company's deferred tax liabilities at December 31, 2006 and 2005 and an overstatement of the Company's 2005 net loss. Additionally, the Company identified a clerical error related to the disclosures in Note 4—Income Taxes. This error understated the disclosure of the deferred tax asset related to net operating loss carryforwards and overstated the disclosure of the deferred tax liability related to property, plant and equipment by $48 million as of December 31, 2006 and 2005.

On November 28, 2007, a lease which had been treated as an operating lease was determined to be a capital lease for purposes of these combined financial statements based on terms of a default covenant contained in the lease agreement pursuant to a 2002 amendment for a guaranty from Stora Enso Oyj, with respect to the Company's obligation under the lease. This change in treatment resulted in a reduction in rent expense, and increase in amortization expense (both are components of cost of sales), an increase in interest expense, an increase in property, plant and equipment and an increase in long term debt for each of the years ended December 31, 2006 and 2005. The effect of the lease restatement on cost of sales was a reduction of rent expense of $7 million and an increase in amortization expense of $7 million for the years ended December 31, 2006 and 2005.

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

The following table presents the effect of the restatement adjustments on the Company’s Combined Statements of Operations for the years ended December 31, 2006 and 2005:

	Year Ended December 31, 2006			Year Ended December 31, 2005
	As Originally Reported	Effect of Restatement	As Previously Restated	As Originally Reported	Effect of Restatement	As Previously Restated
(Dollars in millions)
Net Sales	$2,030	$—	$2,030	$2,204	$—	$2,204
Costs and Expenses:
Cost of sales	1,989	—	1,989	2,133	—	2,133
Selling, general and administrative expenses	108	—	108	113	—	113
Goodwill impairment	—	—	—	162	—	162
Property, plant and equipment impairment	113	—	113	—	—	—
Interest expense	83	9	92	66	9	75
Other (income)	(1)	—	(1)	(4)	—	(4)

Loss before income taxes	(262)	(9)	(271)	(266)	(9)	(275)
Income tax provision (benefit)	(24)	(4)	(28)	49	(42)	7

Net loss	$(238)	$(5)	$(243)	$(315)	$33	$(282)

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

The following table presents the effect of the restatement adjustments on the Company’s Combined Balance Sheets as of December 31, 2006 and 2005:

	December 31, 2006			December 31, 2005
	As Originally Reported	Effect of Restatement	Restated	As Originally Reported	Effect of Restatement	Restated
(Dollars in millions)
ASSETS:
Current assets:
Cash and cash equivalents	$195	$—	$195	$82	$—	$82
Accounts receivable, net of allowance for doubtful accounts	129	—	129	113		113
Inventories	346	—	346	349		349
Deferred tax assets	32	—	32	31		31
Other current assets	28	—	28	29	—	29

Total current assets	730	—	730	604	—	604

Non-current assets:
Property, plant and equipment, net	2,387	92	2,479	2,694	98	2,792
Goodwill	280	—	280	280	—	280
Other intangible assets, net	11	—	11	13	—	13
Other non-current assets	21	—	21	267	—	267

Total non-current assets	2,699	92	2,791	3,254	98	3,352

Total assets	$3,429	$92	$3,521	$3,858	$98	$3,956

LIABILITIES AND OWNER’S INVESTMENT:
Current liabilities:
Current portion of long-term debt	$103	$—	$103	$—	$—	$—
Accounts payable	167	—	167	164	—	164
Accrued payroll and benefits	51	—	51	44	—	44
Postretirement benefit provisions	16	—	16	19	—	19
Other current liabilities	120	—	120	120	—	120

Total current liabilities	457	—	457	347	—	347

Non-current liabilities:
Long-term debt	1,314	132	1,446	1,412	130	1,542
Deferred tax liabilities	175	(56)	119	270	(53)	217
Postretirement benefit provisions	468	—	468	402	—	402
Other non-current liabilities	14	—	14	11	—	11

Total non-current liabilities	1,971	76	2,047	2,095	77	2,172

Commitments and contingencies	—	—	—	—	—	—

Owner’s investment:
Owner’s investment	1,202	14	1,216	1,438	19	1,457
Accumulated other comprehensive loss	(201)	2	(199)	(22)	2	(20)

Total owner’s investment	1,001	16	1,017	1,416	21	1,437

Total liabilities and owner’s investment	$3,429	$92	$3,521	$3,858	$98	$3,956

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

The cumulative effect of the restatements was a decrease of $14 million to owner's investment at January 1, 2005.

The following table presents the major subtotals for the Company’s Combined Statements of Cash Flows and the related impact of the restatement adjustments discussed above for the years ended December 31, 2006 and 2005:

	Year Ended December 31, 2006			Year Ended December 31, 2005
	As Originally Reported	Effect of Restatement	Restated	As Originally Reported	Effect of Restatement	Restated
(Dollars in millions)
Net cash provided by (used in):
Operating activities	$169	$—	$169	$175	$—	$175
Investing activities	(60)	—	(60)	(82)	—	(82)
Financing activities	4	—	4	(39)	—	(39)

Net increase in cash and cash equivalents	113	—	113	54	—	54
Cash and cash equivalents at beginning of year	82	—	82	28	—	28

Net cash and cash equivalents at year end	$195	$—	$195	$82	$—	$82

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

The following table presents the effect of the restatement adjustments on the Company’s Combined Statements of Owner's Investment and Comprehensive Income (Loss) for the years ended December 31, 2006 and 2005:

	Year Ended December 31, 2006			Year Ended December 31, 2005
	As Originally Reported	Effect of Restatement	Restated	As Originally Reported	Effect of Restatement	Restated
(Dollars in millions)
Balance at beginning of year	$1,416	$21	$1,437	$1,792	$(14)	$1,778
Comprehensive income:
Net loss	(238)	(5)	(243)	(315)	33	(282)
Minimum pension liability adjustment (net of tax)	76	—	76	(82)	—	(82)
Foreign currency translation adjustment	5	—	5	22	2	24
Financial instruments (net of tax)	—	—	—	(2)	—	(2)

Total comprehensive loss	(157)	(5)	(162)	(377)	35	(342)
Net Increase in investment from Stora Enso Oyj	2	—	2	1	—	1
Effect of adoption of SFAS 158 (net of tax)	(260)	—	(260)	—	—	—

Balance at end of year	$1,001	$16	$1,017	$1,416	$21	$1,437

April 2008

The Company was acquired by NewPage Corporation on December 21, 2007. On April 21, 2008, in conjunction with the preparation of a registration statement that included the Company’s financial statements, the Company identified an error related to the presentation of shipping and handling costs. This change in treatment resulted in an increase in net sales and an increase in the same amount in cost of sales for each of the years ended December 31, 2006 and 2005. There was no effect on the Company’s Combined Balance Sheets, Combined Statements of Cash Flows, or Combined Statements of Owners’ Investment and Comprehensive Income (Loss).

The following table presents the effect of this restatement on the Company’s net sales and cost of sales for the years ended December 31, 2006 and 2005:

	Year Ended December 31, 2006			Year Ended December 31, 2005
	As Previously Restated	Effect of Restatement	Restated	As Previously Restated	Effect of Restatement	Restated
(Dollars in millions)
Net sales	$2,030	$146	$2,176	$2,204	$170	$2,374
Cost of sales	1,989	146	2,135	2,133	170	2,303

Additionally, all footnotes to the combined financial statements affected by the restatements have been labeled as restated.

Note 3—Segment Information

SENA’s six reportable segments are as follows: coated publication paper, uncoated publication paper, newsprint, fine paper, specialty paper and other. These segments are consistent with the internal structure used to manage these businesses.

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Reportable Segment Accounting Policies (Restated)

The accounting policies applicable to these reportable segments are the same as those described in the Summary of Significant Accounting Policies with the following exceptions:

•

The amortization of unrecognized actuarial gains and losses relating to postretirement benefits is recorded directly to owner’s investment in the internal management reports, whereas, for external purposes, the amounts are amortized to income or expense over the average remaining working life of the plan participants.

•

Plant, property and equipment impairment testing for management purposes uses discounted cash flows whereas, for external purposes, undiscounted cash flows are used to determine if impairment has occurred. The resulting differences in book values mean that there are also differences in depreciation charges.

•

Restructuring provisions are recorded in full in the management reports once a plan has been announced which results in timing differences between expense recognition under internal and external reporting. The main difference relates to severance payments which are recognized for internal purposes once a plan has been announced whereas, for external purposes, severance payments are recognized ratably over the remaining service period of the employees.

Inter-segment sales and transfers are recorded at current market prices. Management evaluates the performance of the segments based primarily on earnings before interest and income taxes (“EBIT” or “operating profit”), excluding non-recurring items. The most common non-recurring items are impairments, restructuring provisions and changes in accounting standards.

Coated Publication Paper

SENA’s coated publication paper business is a leading manufacturer in North America specializing in lightweight coated (“LWC”), ultra-lightweight coated (“ULWC”) and rotogravure products with total production capacity of approximately 810,000 tonnes. The business operates three integrated manufacturing facilities in Wisconsin, located in Biron, Niagara and Whiting. The business serves the North American publishing and printing industry, with a primary focus on mail-order catalog, magazine and retailer end uses. SENA coated publication paper distributes product through both direct and merchant sales channels. Direct sales are targeted at strategic and key clients with potential paper purchases of $3 million or more.

Uncoated Publication Paper

SENA’s uncoated publication paper business is the leading manufacturer in North America of supercalendered papers (SC-A and SC-A(+)). The business operates two paper mills in Port Hawkesbury, Nova Scotia and Duluth, Minnesota with total production capacity of approximately 615,000 tonnes. The business serves the North American publishing and printing industry, selling into major end-uses such as inserts/fliers, magazines and catalogs. SENA uncoated publication paper distributes product through both direct and merchant sales channels. Products are sold primarily in the US and Canada, with some exported to Mexico and Brazil from the Port Hawkesbury mill.

Newsprint

SENA’s newsprint business is a niche supplier of newsprint paper. The business operates one paper machine located in Port Hawkesbury, Nova Scotia with total production capacity of approximately 195,000 tonnes. The

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

business serves the North American publishing and printing industry, selling into major end-uses such as newspapers and inserts/fliers for retail customers. SENA newsprint is distributed through both direct and merchant sales channels. Products are sold primarily in the US and Canada, with some exported to Iceland and Mexico.

Fine Paper

SENA’s fine paper business is a top three supplier of coated woodfree paper in North America with total capacity of approximately 980,000 tonnes in two Wisconsin mills, located in Wisconsin Rapids and Kimberly. The business serves the North American publication and printing industry, selling into major end-uses including commercial printing, direct mail, magazines, catalogs and retail. SENA fine paper distributes product through both direct and merchant sales channels. By accessing the market through both channels, the Company is able to access a large group of end use customers through merchant distribution while also providing mill direct service to large publishers, catalogers, printers and retailers. Fine paper sales are often bundled with SENA’s coated or uncoated publication papers.

Specialty Paper

SENA operates a leading specialty paper business in North America with total capacity of 270,000 tonnes in two Wisconsin mills, located in Stevens Point and Kimberly. The Company has realigned the specialty paper business and rationalized the asset platform to service two primary product lines as follows:

•

The technical papers product line includes face papers, thermal transfer, direct thermal base papers, and release liners for use in self-adhesive labels. Products are sold primarily to coaters and laminators, who in turn supply converted product to customers such as label printers, small roll converters, and label/ticket/stamp manufacturers.

•

The packaging papers product line includes papers designed to protect, transport and identify a wide range of products. Flexible packaging papers are often used as part of a multi-layer package construction, in combination with film, foil, extruded coatings, board and other materials. Flexpack papers are used in pouch, lidding, bag, tobacco packaging, and spiral can applications.

Other

Other operations are comprised of a Consolidated Water Power Company, a public utility, the Hotel Mead, a hotel and conference center, and the Company’s corporate support functions.

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Reportable Segment Data

SENA does not allocate total assets internally in assessing operating performance. Net sales, operating loss, accounting policy differences, depreciation, amortization and impairment, goodwill, and net sales by geographic area as determined by SENA for its reportable segments, are shown in the following tables.

Net Sales

	Year Ended December 31,
	2006 (Restated)	2005 (Restated)
(Dollars in millions)
Coated publication paper	$669	$669
Uncoated publication paper	307	507
Newsprint	6	99
Fine paper	918	807
Specialty paper	285	284
Other	22	36
Eliminations	(31)	(28)

Net sales	$2,176	$2,374

Other includes sales from Hotel Mead, Consolidated Water Power Company sales to customers other than the Company, and sales of saw logs from the Company’s wood procurement function. Eliminations are for internal sales of Duluth recycled pulp within the Company.

Net sales to one customer within the coated publication paper, uncoated publication paper, newsprint, fine paper, and specialty paper segments represent approximately $231 million or approximately 10.6% of the Company’s combined net sales for 2006.

Internal Management Reporting Loss vs. External Reporting Loss

	Year Ended December 31,
	2006 (Restated)	2005 (Restated)
(Dollars in millions)
Coated publication paper	$34	$15
Uncoated publication paper	(46)	35
Newsprint	(31)	(117)
Fine paper	37	(16)
Specialty paper	(2)	(155)
Other	5	(25)

Operating loss—internal management reporting	(3)	(263)
Interest expense	(92)	(75)
Income from affiliated companies	—	—
Share based compensation	(4)	(1)
Internal versus external accounting policies (see below)	(172)	64

Loss before income taxes—external reporting	$(271)	$(275)

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Accounting Policy Differences

	Year Ended December 31,
	2006 (Restated)	2005 (Restated)
(Dollars in millions)
Impairment of goodwill—external reporting, gross fits	$—	$(162)
Reversal of goodwill impairment—internal reporting, gross	—	10
Impairment of property, plant, and equipment—external reporting gross	(113)	—
Reversal of property, plant, and equipment impairment—internal reporting, gross	—	222
Depreciation expense related to impairment reversal—internal reporting, gross	(29)	(5)
Restructuring costs, net	(2)	(10)
Postretirement benefits, net	(28)	9

Total accounting policy differences	$(172)	$64

Depreciation, Amortization and Impairment

	Year Ended December 31,
	2006 (Restated)	2005 (Restated)
(Dollars in millions)
Coated publication paper	$62	$86
Uncoated publication paper	53	51
Newsprint	126	8
Fine paper	103	106
Specialty paper	31	207
Other	8	9

Total depreciation, amortization and impairment	$383	$467

Goodwill

The following table presents changes in the goodwill balances as allocated to each reportable segment for the years ended December 31, 2006 and 2005:

	Coated Publication Paper	Uncoated Publication Paper	Newsprint	Fine Paper	Specialty Paper	Total
(Dollars in millions)
As of January 1, 2005	$—	$—	$—	$280	$162	$442
Impairment losses	—	—	—	—	(162)	(162)

As of December 31, 2005	$—	$—	$—	$280	$—	$280

As of December 31, 2006	$—	$—	$—	$280	$—	$280

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Information by Geographic Area—Net Sales

	Year Ended December 31,
	2006 (Restated)	2005 (Restated)
(Dollars in millions)
US—paper sales	$1,946	$2,080
Canada—paper sales	130	154
Americas, other than the US and Canada—paper sales	20	32
Other—all other sales	80	108

Net sales	$2,176	$2,374

Note 4—Income Taxes

Income Tax Provision

The components of income (loss) before income taxes and the significant components of the income tax provision (benefit) are as follows:

	Year Ended December 31,
	2006 (Restated)	2005 (Restated)
(Dollars in millions)
Loss before income taxes:
US	$(68)	$(167)
Non-US	(203)	(108)

Loss before income taxes	$(271)	$(275)

Current tax provision:
US-Federal	$2	$1
US-State	1	1
Non-US	—	51

Total current tax provision	3	53

Deferred tax provision (benefit):
US-Federal	(28)	(42)
US-State	(4)	(3)
Non-US	1	(1)

Total deferred tax benefit	(31)	(46)

Income tax provision (benefit)	$(28)	$7

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Effective Tax Rate

The federal statutory income tax rate is reconciled to the Company’s effective tax rate for the years ended December 31, 2006 and 2005:

	Year Ended December 31,
	2006 (Restated)	2005 (Restated)
Federal income tax statutory rate	35.0%	35.0%
State income provision	1.1	1.0
Non-deductible book goodwill	0.4	(24.3)
Non-deductible business expenses	(0.4)	(0.1)
Valuation allowance	(21.3)	(11.7)
Change in enacted tax rates	(5.4)	—
Taxes on foreign income which differ from the US statutory rate	2.3	2.6
Other items	(1.4)	(5.0)

Effective tax rate	10.3%	(2.5)%

Deferred Income Taxes

The deferred income tax accounts reflect the impact of temporary differences between the basis of assets and liabilities for financial reporting purposes and their related basis as measured by income tax regulations. A summary of the deferred income tax accounts at December 31 is as follows:

	As of December 31,
	2006 (Restated)	2005 (Restated)
(Dollars in millions)
Deferred tax assets:
Inventories	$6	$5
Postretirement benefits	176	62
Deferred employee benefits	13	11
Tax credits	36	32
Net operating loss carryforwards	272	267
Deferred revenue	24	44
Employee-related benefits and allowances	10	9
Other reserves and allowances	6	7

Total deferred tax assets	543	437
Less valuation allowance	(212)	(125)

Net deferred tax assets	$331	$312

Deferred tax (liabilities):
Property, plant and equipment	$(415)	$(497)
Intangible assets	(1)	(1)
Other	(2)	—

Total deferred tax (liabilities)	$(418)	$(498)

Current deferred tax assets	$32	$31
Non-current deferred tax liabilities	(119)	(217)

Net deferred tax liabilities	$(87)	$(186)

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Carryforwards

As of December 31, 2006, the Company had the following US tax carryforwards which expire at various times during the years indicated:

	Amount	Expiration
(Dollars in millions)
Federal net operating loss	$599	2021 - 2024
State net operating loss	858	2009 - 2019
Federal credits	9	None
State credits	27	Through 2023

As of December 31, 2006, the Company had foreign net operating loss carryforwards of $118 that expire during the years 2010 and 2013.

Note 5—Inventories

Inventories at December 31, 2006 and 2005 are comprised of:

	As of December 31,
	2006	2005
(Dollars in millions)
Materials, supplies and work in progress	$75	$73
Finished goods	189	195
Spare parts and consumables	89	88
Obsolescence provision—spare parts	(3)	(3)
Obsolescence provision—finished goods	(4)	(4)

Total	$346	$349

Note 6—Property, Plant and Equipment

Property, plant and equipment at December 31, 2006 and 2005 are comprised of:

	As of December 31,
	2006 (Restated)	2005 (Restated)
(Dollars in millions)
Plant and equipment	$3,959	$4,007
Buildings and structures	317	313
Land	24	24
Other tangible assets	16	4
Assets in progress	40	56

Gross cost	4,356	4,404
Less: accumulated depreciation and capital lease amortization	(1,877)	(1,612)

Property, plant and equipment, net	$2,479	$2,792

Depreciation expense related to property, plant and equipment was $259 million and $293 million in 2006 and 2005, respectively. Depreciation expense includes losses on the sale of property, plant and equipment of $3 million and $13 million in 2006 and 2005, respectively. Capital lease amortization expense was $7 million for

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

2006 and 2005. See Note 18 for information related to the capital lease. Because of deteriorating market conditions and increasing costs, the fixed assets of the Newsprint segment were tested for impairment in 2006, which resulted in an impairment charge of $113 million.

Note 7—Goodwill and Other Intangible Assets

Goodwill and other intangible assets at December 31, 2006 and 2005, are comprised of:

	As of December 31,
	2006	2005
(Dollars in millions)
Goodwill	$280	$280

Other intangible assets:
Gross cost	$43	$44
Less: accumulated amortization	(32)	(31)

Other intangible assets, net	$11	$13

Goodwill of $2,128 million was recognized upon the acquisition of Consolidated Papers, Inc. by Stora Enso Oyj in August of 2000. Goodwill amortization in the amount of $144 million was recognized prior to the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” (“SFAS 142”) and since then has been tested for impairment on an annual basis. A total of $1,704 million of impairment losses have been recorded of which $1,022 million was recorded prior to 2004, $520 million was recorded in 2004 and $162 million was recorded in 2005 due to deterioration in market conditions and increased costs associated with the business.

The other intangible assets consist of computer software both internally developed and purchased, along with certain patents, trademarks and franchises. As of December 31, 2006, computer software had a net book value of $3 million while patents, trademarks and franchises had a net book value of $8 million. As of December 31, 2005, computer software had a net book value of $5 million while patents, trademarks and franchises had a net book value of $9 million. Amortization expense related to other intangible assets was $4 million and $5 million in 2006 and 2005, respectively. Future amortization related to the net book value of other intangible assets is estimated to be $2 million in 2007, $2 million in 2008, $1 million in 2009, $1 million in 2010, $1 million in 2011 and $4 million in 2012 and beyond.

Note 8—Other Non-current Assets

	As of December 31,
	2006	2005
(Dollars in millions)
Pension asset (Note 11)	$17	$257
Other	4	10

Total	$21	$267

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Note 9—Debt

Borrowings have various maturities, the latest being in 2023, and have either fixed or floating interest rates ranging from 5.61% to 7.30% in 2006, and 4.72% to 7.30% in 2005. The Company’s loans are denominated in US dollars.

Debt as of December 31 of Each Year

	Repayable within 12 Months		Repayable after 12 Months
	2006	2005	2006 (Restated)	2005 (Restated)
(Dollars in millions)
Bond loans	$104	$—	$255	$358
Bond loan discounts	(1)	—	(10)	(13)
Loans from Stora Enso Group companies (related parties)	—	—	1,069	1,067
Capital lease obligation	—	—	132	130

Total debt	$103	$—	$1,446	$1,542

Loans from Stora Enso Group companies (related parties) include $1,060 million of LIBOR based floating rate debt from Stora Enso S.à.r.L, a subsidiary of Stora Enso Oyj. While the debt matures on August 13, 2007, Stora Enso S.à.r.L has committed to extend or amend the $1,060 million debt to mature on August 13, 2008 or beyond. Interest rates on this debt were 5.975% and 4.81% at December 31, 2006 and 2005, respectively. The capital lease liabilities relate to a lease of paper machine 35, situated in the Stevens Point mill. See Note 18 for information related to the capital lease.

Maturity Schedule of Debt at December 31, 2006

	2007	2008	2009	2010	2011	2012+ (Restated)	Total (Restated)
(Dollars in millions)
Bond loans	$104	$—	$79	$—	$—	$176	$359
Bond loan discounts	(1)	(1)	(1)	(1)	(1)	(6)	(11)
Loans from Stora Enso Group companies (related parties)	—	1,060	—	—	—	9	1,069
Capital lease liabilities	—	—	—	—	—	132	132

Total debt	$103	$1,059	$78	$(1)	$(1)	$311	1,549

Current liabilities: repayable within the next 12 months							103

Non-current liabilities: repayable after 12 months							$1,446

The fair value of non-current liabilities, exclusive of the current portion, has a value of $1,494 million at December 31, 2006 and $1,615 million at December 31, 2005 versus a carrying value of $1,446 million at December 31, 2006 and $1,542 at December 31, 2005. Due to the short-term nature of the current debt and the current portion of the long-term debt, the carrying amounts are considered to be reasonable approximations of the fair values.

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Bond Loans in Long- term Debt

Bond loans are unsecured and are guaranteed by Stora Enso Oyj.

Issue / Maturity Dates	Description of Bond	Fixed Interest Rate %	Nominal Value Issued 2006	Carrying Value as of December 31,
				2006	2005
(Dollars in millions)
1997-2007	Senior Notes Series B 2007	6.82%	$102	$103	$103
1997-2009	Senior Notes Series C 2009	6.90%	48	48	48
1997-2012	Senior Notes Series D 2012	7.00%	23	23	22
1997-2017	Senior Notes Series E 2017	7.14%	23	22	22
1998-2009	Senior Notes Series F 2009	6.93%	30	30	29
1998-2018	Senior Notes Series G 2018	7.24%	65	62	61
1998-2023	Senior Notes Series H 2023	7.30%	65	60	60

Total bond loans				$348	$345

Note 10—Financial Instruments

Fair Values of Financial Instruments

Derivative financial instruments are recorded on the Combined Balance Sheets at their fair values, defined as the amount at which the instrument could be exchanged between willing parties in a current transaction, other than in a liquidation or forced sale. The counterparty in all derivative transactions is Stora Enso Oyj. The fair values of such financial items are estimated on the following basis:

•	Currency option contract values are calculated using year-end market rates together with common option pricing models, the fair values being implicit in the resulting carrying amounts.

•	The carrying amounts of foreign exchange forward contracts are calculated using year-end market rates and thus they approximate fair values.

•	The fair values of interest rate swaps are calculated using a discounted cash flow analysis.

•	Commodity contract fair values are computed with reference to quoted market prices on future exchanges and thus the carrying amounts approximate fair values.

Fair value gains and losses on financial instruments are deferred, net of tax in AOCI, if they fulfill the cash flow hedge accounting criteria. The remaining fair value movements are reported in the Combined Statements of Operations as other (income) expense as shown below. The Company had no outstanding embedded derivatives at December 31, 2006 or 2005.

Fair Value Hedge Gains and Losses

	As of December 31,
	2006	2005
(Dollars in millions)
Net (gain)/loss on qualifying hedges	$(2)	$(8)
Fair value changes (gain)/loss in hedged items	2	8

Net (gain)/loss	—	—
Net (gain)/loss on non-qualifying hedges	(1)	(1)

Net fair value (gain)/loss	$(1)	$(1)

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Certain derivatives are designated as cash flow hedges and measured at fair value with the fair value movements recorded in the separate owner’s investment category of AOCI. As of December 31, 2006, the Company did not have any open cash flow hedging derivatives. As of December 31, 2005, the hedging reserve was less than $1 million. The gain on derivative financial instruments designated as cash flow hedges that was realized from AOCI through the Combined Statements of Operations amounted to $1 million in 2006 and $3 million in 2005.

Fair Values of Derivative Financial Instruments

	As of December 31,
	2006			2005
	Positive Fair Values	Negative Fair Values	Net Fair Values	Net Fair Values
(Dollars in millions)
Interest rate swaps	$3	$(1)	$2	$5
Forward contracts	—	—	—	1
Currency options	—	—	—	—
Commodity contracts	—	—	—	—

Total	$3	$(1)	$2	$6

Positive and negative fair values of financial instruments are shown under other current and non-current assets and current and long-term debt.

Notional Values of Derivative Financial Instruments

	As of December 31,
	2006	2005
(Dollars in millions)
Interest rate derivatives:
Interest rate swaps:
Maturity under 1 year	$102	$—
Maturity 2-5 years	79	181
Maturity 6-10 years	52	52

Total interest rate derivatives	$233	$233

Foreign exchange derivatives:
Forward contracts	$—	$18
Currency options	—	60

Total foreign exchange derivatives	$—	$78

Commodity derivatives	$—	$4

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Note 11—Pension and Other Postretirement Benefits
The Company adopted SFAS 158 as of December 31, 2006. Prior to the adoption of SFAS 158, US GAAP required recognition of an additional minimum pension liability when the accumulated benefit obligation exceeded the fair value of the plan assets and this amount was greater than the liability recognized on the Combined Balance Sheets. An intangible asset was recognized up to the amount of unrecognized prior service cost with the excess recognized in OCI. During 2006, the additional minimum liability, net of intangible asset, decreased from $139 million to $16 million at December 31, 2006, with the change of $123 million being credited to OCI. Following the adoption of SFAS 158, the recognition of an additional minimum liability net of intangible asset is no longer required; therefore, $16 million has been reversed. The Company uses a December 31 measurement date for all of its plans.

This new standard has been applied prospectively; therefore, the amounts recognized and disclosed for 2005 have not been restated to comply with SFAS 158.

The following table sets forth the incremental effect of applying SFAS 158 on individual line items in the year-end Combined Balance Sheets as of December 31, 2006.

	Before Application of SFAS 158 (Restated)	Adjustments	After Application of SFAS 158 (Restated)
(Dollars in millions)
Pension and other postretirement benefit asset	$234	$(217)	$17
Total assets	3,738	(217)	3,521
Liability for pension and other postretirement benefits—current	(11)	(5)	(16)
Liability for pension and other postretirement benefits—non-current	(313)	(155)	(468)
Deferred tax liability (Restated)	(236)	117	(119)
Total liabilities (Restated)	(2,461)	(43)	(2,504)
Accumulated other comprehensive income, net of taxes (Restated)	(61)	260	199
Total owner’s investment (Restated)	(1,277)	260	(1,017)

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

The following table sets forth the changes in the benefit obligation and fair value of plan assets during the year and the funded status of the Company’s defined benefit pension and other postretirement benefit plans showing the amounts recognized in the Company’s Combined Balance Sheets in accordance with US GAAP as of December 31, 2006 and 2005.

	As of December 31,
	2006				2005
	Pension		Other benefits		Pension		Other benefits
	US	Canada	US	Canada	US	Canada	US	Canada
(Dollars in millions)
Change in Benefit Obligation:
Benefit obligation at beginning of year	$820	$258	$405	$23	$779	$222	$427	$19
Service cost	17	2	9	—	16	3	9	—
Interest cost	46	14	23	1	44	13	22	1
Plan participants’ contributions	—	1	2	—	—	2	2	—
Amendments	(1)	10	(10)	—	—	—	(29)	—
Actuarial loss (gain)	(6)	5	13	6	26	21	3	4
Benefits paid	(45)	(13)	(27)	(2)	(45)	(12)	(29)	(2)
Curtailments	—	14	—	—	—	—	—	—
Currency effect	—	—	—	—	—	9	—	1

Benefit obligation at the end of year	$831	$291	$415	$28	$820	$258	$405	$23

Change in Plan Assets:
Fair value of plan assets at beginning of year	$759	$242	$34	$—	$731	$209	$48	$—
Actual return on plan assets	99	28	2	—	71	23	1	—
Company contribution	1	4	12	2	1	11	12	2
Plan participants’ contributions	—	1	3	—	—	2	2	—
Benefits paid	(45)	(13)	(28)	(2)	(44)	(12)	(29)	(2)
Currency effect	—	—	—	—	—	9	—	—

Fair value of plan assets at the end of year	$814	$262	$23	$—	$759	$242	$34	$—

Funded status at the end of year	$(17)	$(29)	$(393)	$(28)	$(62)	$(16)	$(370)	$(23)
Unrecognized prior service cost	(1)	19	(120)	—	(1)	11	(128)	—
Unrecognized actuarial loss	207	39	237	12	267	46	241	9

(Accrued)/Prepaid benefit cost	189	29	(276)	(16)	204	41	(257)	(14)
Additional minimum liability	—	(16)	—	—	(138)	—	—	—

Net amount recognized before adoption of FAS 158	$189	$13	$(276)	$(16)	$66	$41	$(257)	$(14)

Adoption of FAS 158	(206)	(42)	(116)	(12)

Net amount recognized after adoption of FAS 158	$(17)	$(29)	$(392)	$(28)

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

The following table presents the amount in AOCI that has not been recognized as components of net periodic pension cost as of December 31, 2006, subsequent to the adoption of SFAS 158:

	As of December 31, 2006
	Pensions		Other Benefits
	US	Canada	US	Canada
(Dollars in millions)
Unrecognized prior service cost (credit)	$(1)	$19	$(120)	$—
Unrecognized actuarial loss	207	39	237	12
Deferred taxes	(78)	—	(45)	—

Total accumulated other comprehensive income, net of taxes	$128	$58	$72	$12

The estimated net actuarial loss and prior service (credit) for the defined benefit pension plans of the US that will be amortized from AOCI into net periodic benefit cost over the next fiscal year are $11 million and less than $1 million, respectively. The estimated net actuarial loss and prior service cost for the Canadian defined benefit pension plans that will be amortized from AOCI into net periodic benefit cost over the next fiscal year are $1 million and $2 million, respectively. The estimated net actuarial loss and prior service (credit) for other postretirement benefit plans that will be amortized from AOCI into net periodic benefit cost over the next fiscal year are $16 million and ($18) million, respectively.

The following table sets forth assets and liabilities recognized in the Combined Balance Sheets as of December 31, 2006, subsequent to the adoption of SFAS 158:

	As of December 31, 2006
	Pensions		Other Benefits
	US	Canada	US	Canada
(Dollars in millions)
Non-current assets	$16	$1	$—	$—
Current liabilities	(1)	—	(12)	(2)
Non-current liabilities	(33)	(29)	(380)	(26)

	$(18)	$(28)	$(392)	$(28)

Total accumulated benefit obligation (“ABO”) in 2006 was $761 million for all plans in the US and $277 million for all plans in Canada.

The following table sets forth assets and liabilities recognized in the Combined Balance Sheets as of December 31, 2005:

	As of December 31, 2005
	Pensions		Other Benefits
	US	Canada	US	Canada
(Dollars in millions)
Accrued benefit liability	$(12)	$—	$(257)	$(14)
Additional minimum liability	(141)	(1)	—	—
Intangible asset	2	1	—	—
Prepaid benefit cost	216	41	—	—
Accumulated other comprehensive income	139	—	—	—

	$204	$41	$(257)	$(14)

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

For plans where accumulated benefit obligation (“ABO”) exceed the fair value of plan assets under US GAAP, the ABO, the pension benefit obligation (“PBO”) and fair value of plan assets as of December 31, 2006 and 2005 were as follows:

	Pension and Other Postretirement Benefits as of December 31,
	2006		2005
	US	Canada	US	Canada
(Dollars in millions)
ABO	$11	$180	$425	$6
PBO	11	191	464	6
Fair value of assets	—	161	407	—

For plans where the PBO exceeds the fair value of plan assets under US GAAP, the ABO, the PBO and fair value of plan assets as of December 31, 2006 and 2005 were as follows:

	Pension and Other Postretirement Benefits as of December 31,
	2006		2005
	US	Canada	US	Canada
(Dollars in millions)
ABO	$436	$180	$746	$219
PBO	473	191	820	234
Fair value of assets	439	161	759	216

Net periodic benefit cost of defined benefit pension benefits recognized in accordance with US GAAP for the years ended December 31, 2006 and 2005 included the following components:

	Pension Benefits for the year ended December 31,
	2006		2005
	US	Canada	US	Canada
(Dollars in millions)
Service cost	$17	$2	$16	$3
Interest cost	46	14	44	13
Expected return on plan assets	(60)	(17)	(58)	(16)
Recognized net actuarial (gains) losses	14	2	14	1
Amortization of prior service cost (credit)	—	1	—	1

Subtotal	17	2	16	2
Curtailment	—	14	—	—

Net periodic benefit cost	$17	$16	$16	$2

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Net periodic benefit cost of other postretirement benefits recognized in accordance with US GAAP for the years ended December 31, 2006 and 2005 included the following components:

	Other Postretirement Benefits for the Year Ended December 31,
	2006		2005
	US	Canada	US	Canada
(Dollars in millions)
Service cost	$9	$—	$9	$—
Interest cost	23	1	22	1
Expected return on plan assets	(1)	—	(2)	—
Recognized net actuarial (gains) losses	16	3	12	1
Amortization of past service cost (credit)	(17)	1	(14)	—

Net periodic benefit cost	$30	$5	$27	$2

Canada

As of December 31, 2006 and 2005, the Company’s Canadian defined benefit pension plans have total defined benefit obligations of $291 million and $258 million, respectively and combined assets of $262 million and $242 million, respectively, representing net unfunded liabilities of $29 million and $16 million, respectively. In Canada, pension benefits are provided through employer and employee funded defined benefit plans. Independent actuaries determine the employer contributions necessary to meet future obligations of the plans, whereas employee contributions are a fixed percentage of pensionable earnings. Funds are invested in a mix of fixed income and equity investments and are held by an independent trustee. The retirement benefits are a function of years worked and the best five years average salary during an employee’s pensionable service.

The investment policy sets the long-term return target for the funds at a real return of 4 percent and defines the long-term strategic allocation targets for equities at 20% to 60%, bonds, 10% to 60% and liquid investments, 0% to 25%. The chosen investment managers are at liberty to adjust the asset mix for their portion of the funds in accordance with the minimum and maximum levels for each asset class.

As of December 31, 2006 and 2005, the Company’s Canadian other postretirement benefit plans have total defined benefit obligations of $28 million and $23 million, respectively. These other postretirement benefit obligations are unfunded, are not required to be funded, and generally provide healthcare, life insurance and disability benefits to certain retirees.

United States

As of December 31, 2006 and 2005, the Company’s US defined benefit pension plans have total defined benefit obligations of $831 million and $820 million, respectively and combined assets of $814 million and $759 million, respectively, representing net unfunded liabilities of $18 million and $62 million, respectively. Of these unfunded liabilities, $11 million and $12 million, respectively, represents defined benefit obligations of a non-qualified defined benefit pension plan which is not required to be funded.

In the US, retirement benefits are provided through employer funded defined benefit plans and through employer and employee funded defined contribution plans, also known as 401(k) plans. For the defined benefit plans, independent actuaries determine the employer contributions necessary to meet the future obligations of the plans and the funds are invested in a diversified mix of fixed income, equity and alternative investments held by independent trustees. The retirement benefits are a function of either years worked multiplied by a flat monetary

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

benefit, or of years worked multiplied by the best five years average salary out of the last ten years, during an employee’s pensionable service. For the defined contribution plans, employees may elect to contribute a percentage of their salary on a pre-tax basis, subject to regulatory limitations, into an account with an independent trustee which can then be invested in a variety of investment options at the employee’s discretion. The employer may also contribute to the employee’s account depending upon the requirements of the plan.

As of December 31, 2006 and 2005, the Company’s US other postretirement benefit plans have total defined benefit obligations of $415 million and $405 million, respectively and combined assets of $23 million and $34 million, respectively, representing net unfunded liabilities of $393 million and $370 million, respectively. These other postretirement benefit obligations generally provide healthcare, and in certain cases life insurance, to certain retirees.

Healthcare benefits are provided to certain retirees through employer and employee funded post-employment plans, though these plans are not required to be pre-funded. Although these are largely pay-as-you -go plans, independent actuaries determine the expense to be charged in the Combined Statements of Operations to meet the plan obligations. When pre-funding does occur, funds are invested in a diversified mix of investments held by an independent trustee. Eligibility for benefits is generally a function of the number of years worked and attained age at retirement.

For US plans, the Company has been implementing a policy whereby Company contributions toward the annual healthcare premium equivalent for retirees are limited to a specific monetary value or percentage, in which instance the remainder of the premium equivalent is the responsibility of the retiree. Prior to 2003, a retiree would generally pay either a stated amount of premium, that did not change as time went on, or pay a stated percentage of the premium. The Company was then obliged to absorb almost all inflationary increases in US healthcare costs.

At the beginning of 2003, a limit was placed on the amount the Company would contribute toward retiree healthcare premium equivalents for future non-union retirees, the basic effect being that the Company would no longer be 100% responsible for all future increases in healthcare costs for this group of future retirees. In 2004, limits were placed on the amount the Company would contribute toward retiree healthcare premium equivalents for a large portion of the participants who were already retired and in addition, Company contribution limits were negotiated with Niagara Mill union future retirees. In 2005, Company contribution limits were negotiated for Kimberly Mill union future retirees and in addition no Company contributions would be available for any new hires in the Kimberly Mill union or any US non-union new hires. In 2006, negotiations with Central Wisconsin OPEIU members resulted in Company contribution limits toward pre-65 retiree healthcare premium equivalents for future retirees, no Company contribution toward post-65 retiree healthcare premium equivalents for future retirees, and no Company contribution for any retiree healthcare for OPEIU new hires. Throughout 2006, negotiations continued with the remaining active Company union members not already subject to limitations on Company contributions toward retiree healthcare premium equivalents.

Plan assets in the US are held in trusts with investment policies providing a framework within which to manage the assets in each trust. It is the primary objective of these policies to invest the trust assets in a manner that ensures sufficient funds will be available to meet the benefit obligations of the trusts as determined in connection with periodic asset-liability studies commissioned by the Investment Committee. As updated at the end of 2005, the pension investment policy provides for long-term strategic allocation targets as follows: US equity 28%, non-U.S. equity 17% (including developed and emerging markets), fixed income 35% (including core, TIPS and high yield), real estate 10% and alternative investments 10%. In addition, the policy also provides for appropriate drift ranges for each asset class and rebalancing back to the allocation target when the range is

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

exceeded. The policy has additional requirements to ensure adequate diversification, limit non-investment grade quality fixed income securities and restrict the use of derivatives. The investment policy for other postretirement benefits is similar but also takes into consideration the fact that retiree healthcare obligations are not required to be funded and have varying cash flow needs.

SENA’s defined benefit pension plan assets percentage of fair value by asset category at December 31, 2006 and 2005 are as follows:

	2006		2005
	US	Canada	US	Canada
Cash and cash equivalents	—%	4%	—%	4%
Equity securities	55	58	63	57
Debt securities	32	38	27	39
Real estate	6	—	5	—
Other, including alternative investments	7	—	5	—

Total	100%	100%	100%	100%

The plans have an expected long-term rate of return on plan assets assumption of 8.0% for the US plans and 7.0% for the Canadian plans. These rates were derived based on the assumptions for each asset class under the respective trust’s investment policy. The capital market assumptions reflect a combination of historical performance analysis and the forward-looking return expectations of the financial markets.

Weighted-average assumptions used in the calculation of postretirement benefit obligations as of December 31 are as follows:

	Postretirement Benefits as of December 31,
	2006		2005
	US	Canada	US	Canada
Discount rate	5.75%	5.25%	5.75%	5.25%
Rate of compensation increase	4.50	2.04	4.50	2.00

Weighted-average assumptions used in the calculation of net periodic cost for the years ended December 31 are as follows:

	Postretirement Benefits as of December 31,
	2006		2005
	US	Canada	US	Canada
Discount rate	5.75%	5.25%	5.75%	6.00%
Rate of compensation increase	4.50	2.00	5.00	2.00
Expected return on plan assets	8.00	7.00	8.00	7.50

The discount rate used to discount postretirement benefit obligations is measured using interest rates of high quality bonds at the balance sheet date. Maturity terms of the interest rates are used to approximate the duration and maturity terms of the related liability.

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Estimated future benefit payments as of December 31, 2006 are as follows:

	Estimated Future Benefit Payments
	Pensions		Other Benefits
	US	Canada	US	Canada
(Dollars in millions)
2007	$44	$15	$26	$2
2008	45	16	26	2
2009	45	16	25	2
2010	46	16	25	2
2011	47	17	25	2
Years 2012 – 2016	261	94	130	10

Expected employer contributions to be paid into the plans during next fiscal year:

	Expected Employer Contributions
	Pensions		Other Benefits
	US	Canada	US	Canada
(Dollars in millions)
Payments during fiscal year 2007	$1	$15	$13	$2

Assumptions related to retiree healthcare benefits as of December 31:

	2006		2005
	US	Canada	US	Canada
Healthcare cost trend rate assumed for next year	10%	14%	10%	11%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5%	6%	5%	6%
Year that the rate reaches the ultimate trend rate	2011	2015	2011	2011

A one-percentage-point change in assumed retiree healthcare cost trend rates would have the following effects:

	Other Postretirement Benefits
	1-Percentage- Point Increase		1-Percentage- Point Decrease
	US	Canada	US	Canada
(Dollars in millions)
Effect on total of service and interest cost components	$4	$—	$(3)	$—
Effect on postretirement benefit obligation	40	—	(31)	—

SENA has elected to receive a subsidy from the US government pursuant to the Medicare Prescription Drug Improvement and Modernization Act of 2003 related to its continuation of certain other postretirement benefit plans. The effect of this subsidy reduces 2006 expense for other postretirement benefit plans by $8 million and 2005 expense by $7 million.

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Note 12—Other Current Liabilities

Other accrued liabilities at December 31, 2006 and 2005 are comprised of:

	As of December 31,
	2006	2005
(Dollars in millions)
Current portion of restructuring provision	$6	$11
Interest payable and other interest bearing liabilities	20	20
Accrued liabilities and deferred income	33	26
Current tax liability	47	46
Property tax payable	7	8
Legal liabilities	4	5
Other payables	3	4

Total	$120	$120

Accrued liabilities and deferred income consist primarily of personnel expenses and customer pre-payments. Other payables encompass accrued municipal, county, and state taxes, and various miscellaneous accruals.

Note 13—Commitments and Contingencies

Commitments

	As at December 31,
	2006	2005
(Dollars in millions)
Commitments on behalf of others:
Guarantees	$5	$6
Commitments, own:
Letters of credit	19	14
Operating leases, in next 12 months	2	2
Operating leases, after next 12 months	6	2
Other commitments	4	5

Total	$36	$29

Guarantees and letters of credit may be made in the ordinary course of business on behalf of associated companies and occasionally others.

The guarantees, entered into with financial institutions and other credit guarantors, generally obligate the Company to make payment in the event of default by the borrower. The Company has guaranteed bank loans to pulpwood contractors for the purchase of equipment required to supply, produce or transport forest products to the company. In the event of default on these bank loans by the pulpwood contractors, the Company has the right to take immediate possession of and sell the equipment in order to use the proceeds to repay all or a portion of the loans owing to the bank. The Company estimates that in excess of 80% of the guaranteed amount can be expected to be recovered from proceeds on liquidation of the equipment in the event of default. The Company has accrued less than $1 million for each of December 31, 2006 and 2005, for mortgages in default for the year.

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

The Company has provided letters of credit to various environmental agencies as a means of providing financial assurance with regard to environmental liabilities. The Company also provides a letter of credit for securing a supplemental pension obligation and certain letters of credit to fulfill supplier financial assurance requirements. Payment would only be required under these letters of credit if the Company defaulted on commitments made under these arrangements.

The guarantees and letters of credit have off-balance sheet credit risk representing the accounting loss that would be recognized at the reporting date if the Company or the counterparties failed to perform completely as contracted. The credit risk amounts are equal to the contract sums, assuming the amounts are not paid in full and are not recoverable from other parties

In 2003, Stora Enso Port Hawkesbury Limited (“SEPH”) was awarded financial assistance in the amount of $13 million from the Province of Nova Scotia to provide a contribution towards training and infrastructure costs associated with the construction of the thermo-mechanical pulp (TMP) line. The amount includes an incentive amount of $5 million provided that SEPH employs a minimum number of full-time equivalent (“FTE”) positions in its newsprint operation and SEPH as a whole. SEPH has received $2 million as of December 31, 2006 and a contribution of $2 million has been accrued at December 31, 2006, relating to the incentive assistance component.

In 2006, SEPH was awarded financial assistance in the amount of $56 million from the Province of Nova Scotia in settlement of its commitment to provide licensed land to SEPH. The amount will be paid out over seven years ($9 million in each of the first six years, and $4 million in the seventh year). Payout is to be made upon completion of each cumulative 12 month period of operation of SEPH’s newsprint and supercalendered paper machines. If there is no production for 24 continuous months, all current and future payments are forfeited.

Estimated Purchase Agreement Commitments as of December 31, 2006

	Type of Supply	Country	Years Left	Contract Total	Scheduled Contract Payments
					2007	2008-9	2010-11	2012+
(Dollars in millions)
Location:
Stora Enso North America Corp.	Electricity	US	5	$103	$27	$32	$44	$—
Stora Enso North America Corp.	Natural Gas	US	4	34	18	15	1	—
Stora Enso North America Corp.	Coal	US	2	72	57	15	—	—
Stora Enso North America Corp.	Chemicals	US	2	5	5	—	—	—
Stora Enso Port Hawkesbury Limited	Natural Gas	Canada	6	94	17	35	28	14

				308	124	97	73	14
Capital expenditure				8	8	—	—	—

Total contractual commitments				$316	$132	$97	$73	$14

Purchases related to the above agreements were $172 million in 2006 and $168 million in 2005.

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

SENA leases office and warehouse space as well as some mobile equipment under various non-cancellable operating leases, some of which contain renewal options. The future cost for contracts exceeding one year and for non-cancellable operating lease contracts are:

Repayment Schedule of Operating Lease Commitments

	As of December 31,
	2006	2005
(Dollars in millions)
Less than 1 year	$2	$2
1–2 years	2	1
2–3 years	1	1
3–4 years	1	—
4–5 years	1	—
Over 5 years	1	—

	$8	$4

Contingent Liabilities

The Company is party to legal proceedings that arise in the ordinary course of business and which primarily involve claims arising out of commercial and environmental laws. It is also involved in administrative proceedings relating primarily to competition law. Management does not consider the potential liabilities related to such proceedings, before insurance recoveries, if any, are likely to be material to the Company’s financial condition or results of operations.

Competition Law Proceedings

Inspections by US Competition Authorities and Class-action Lawsuits in the United States

In May 2004, Stora Enso North America Corp. (“SENAC”) received subpoenas issued by the US Department of Justice as part of preliminary antitrust investigations into the magazine paper industry in the US. Subsequent to the commencement of these antitrust investigations, SENAC was named, along with other producers of paper and forestry products, as a defendant in a number of lawsuits brought in US federal and state courts by direct and indirect purchasers of publication paper purporting to act on behalf of a class of purchasers. They allege, generally, that the defendants agreed to fix, increase or maintain the price of publication paper in the US. They seek unspecified treble damages and, in some cases, restitution for the alleged overcharges resulting from the alleged violations, including interest and legal costs.

On December 13, 2006, the US antitrust authorities announced that SENAC had been indicted for its alleged anticompetitive conduct in connection with the sale of coated magazine paper in the US in 2002 and 2003; however, no SENAC employee was charged individually. SENAC denied any wrongdoing and entered a plea of not guilty. At a trial which commenced July 16, 2007 and concluded on July 19, 2007, SENAC was found not guilty.

The purported class-action lawsuits remain pending. There can be no assurances that SENAC will prevail in its efforts to defend these claims and we do not have liability insurance which would cover any adverse judgments or losses resulting from these lawsuits. Due to the uncertainties associated with these matters, it is not possible to estimate any potential loss contingencies, thus no provision has been made with respect to the purported class-action lawsuits. However, we do not believe that the ultimate outcome of these purported class-action lawsuits will have a material adverse effect on the Company’s business, operational results or financial condition.

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Environmental Proceedings

Wisconsin Rapids Emissions

The US Environmental Protection Agency (“EPA”) has issued a notice of violation and a finding of violation to the Wisconsin Rapids mill alleging that expansions and other capital projects between 1983 and 1991 violated the US Clean Air Act. The EPA is seeking a penalty of $8 million and the installation of additional air pollution control equipment. Stora Enso North America Corp. considers that there are a number of defenses to these allegations and thus only an immaterial provision for this loss contingency has been recorded based on the Company’s best estimate of the outcome.

Niagara Emissions

The EPA has issued a notice of violation and a finding of violation to the Niagara mill alleging that projects at the mill between 1995 and 1997 violated the US Clean Air Act. No demand has been received from the EPA, but the EPA may seek a monetary penalty and the installation of additional control equipment. Stora Enso North America Corp. intends to defend any case brought by the EPA based upon these allegations and thus only an immaterial provision for this loss contingency has been recorded based on the Company’s best estimate of the outcome.

Note 14—Related Party Transactions

	As of December 31,
	2006	2005
(Dollars in millions)
Income statement:
Sales to Stora Enso Oyj and other Group companies	$6	$2
Purchases from Stora Enso Oyj and other Group companies	45	33
Interest expense from Stora Enso Oyj and Stora Enso S.à.r.L	61	44
Sales to Corenso North America	—	—
Purchases from Corenso North America	14	14
Balance sheet:
Miscellaneous receivables from Stora Enso Oyj and other Group companies	$12	$3
Cash pooling with Stora Enso Oyj	173	(4)
Loans from Stora Enso Oyj and Stora Enso S.à.r.L	1,060	1,060
Interest payable to Stora Enso Oyj and Stora Enso S.à.r.L	16	12
Miscellaneous payables to Stora Enso Oyj and other Group Companies	10	7
Receivables from Corenso North America	—	—
Payables to Corenso North America	9	7

SENA currently sells, purchases, and utilizes services from Stora Enso Oyj, its ultimate parent company, and other Group companies for multiple items. A generally immaterial amount of paper is sold to the Group. Purchases from Group include, but are not limited to, the purchase of pulp and administrative services. SENA incurs interest expense and has long-term and short-term loans from the Group (see Note 9).

SENA purchases cores from Corenso North America Corp. (“CNA”) which is a wholly owned subsidiary of Stora Enso Oyj. SENA sells power generated at Consolidated Water Power Company, a wholly owned subsidiary, to CNA. SENA also sells steam from the Wisconsin Rapids mill and various administrative services to CNA.

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

During the last two years, SENA has not been involved in any material transactions with any of its directors, managers, or executive officers, including relatives or spouses of any of these persons.

Stora Enso Oyj has guaranteed certain obligations under the capital lease. Refer to Note 2 for further information.

Note 15—Restructuring Provision

The activity in restructuring provisions during 2005 and 2006 is as follows:

Restructuring Provision
(Dollars in millions)
Balance at December 31, 2004	$1
Charges	15
Payments	(5)

Balance at December 31, 2005	11
Charges	—
Payments	(5)

Balance at December 31, 2006	$6

Throughout 2003 and 2004, SENA actively reduced their headcounts as a result of the Fixed Cost reduction initiatives that started in 2003 which resulted in a reduction of 832 employees. During 2005 a reduction of 35 employees occurred as a result of the Profit Enhancement Program and a further reduction of 82 employees occurred as a result of additional Fixed Cost reduction initiatives. During 2006, a reduction of 27 employees occurred as a result of the closure of paper machine number 31 and an additional reduction of 114 employees occurred as a result of additional Fixed Cost reduction initiatives.

As a result of the above initiatives, SENA recorded charges of $15 million in 2005 and $1 million in 2006 for employment termination benefits and machine closure costs. The charges were included in cost of sales and in selling, general and administrative expenses. SENA paid $5 million in each of 2005 and 2006, for liabilities which were accrued for in prior years.

Note 16—Combined Statements of Cash Flows

Supplemental cash flow disclosures are as follows:

Cash paid during the period for:

	Year Ended December 31,
	2006	2005
(Dollars in millions)
Interest	$91	$74
Income taxes	6	5

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Note 17—Accumulated Other Comprehensive Income (Loss) (“AOCI”) (Restated)

Comprehensive income (loss) includes: net earnings; foreign currency translation adjustments; adjustments to minimum pension liability, net of tax; and a loss on the effective portion of a cash flow hedge, net of tax, that are all presented as a component of owner’s investment. The Company’s total comprehensive income (loss) was $(162) and $(342) million for 2006 and 2005.

The components of accumulated other comprehensive income (loss) are as follows:

	Foreign Currency Translation Adjustments	Financial Instruments	Pension and Other Postretirement Benefits	Total AOCI
(Dollars in millions)
Balance at December 31, 2004	$42	$2	$(4)	$40
Foreign currency translation adjustments	24	—	—	24
Financial instruments	—	(2)	—	(2)
Minimum pension liability	—	—	(82)	(82)

Balance at December 31, 2005 (Restated)	66	—	(86)	(20)
Foreign currency translation adjustments	5	—	—	5
Minimum pension liability	—	—	76	76
Adoption of SFAS 158	—	—	(260)	(260)

Balance at December 31, 2006 (Restated)	$71	$—	$(270)	$(199)

Note 18—Capital Leases

The Company’s predecessor entered into a sale-leaseback transaction for a paper machine in 1997 for $136 million. The lease has a basic lease term which expires in 2014. At the end of the basic lease term, the Company has the option to purchase the machine or the lessor can require the Company to renew the lease through 2025. The lease contains purchase options at amounts approximating fair market value in 2010 and at lease termination. This lease requires the Company to pay customary operating and repair expenses and to observe certain operating restrictions. The lease was deemed to be an operating lease at the inception of the lease.

In 2002, the Company entered into an amendment to the lease. Under the terms of the amendment, Stora Enso Oyj, the ultimate parent company, is the guarantor of this lease and is required to comply with both financial reporting and minimum debt rating covenants. Because the guarantee contains provisions outside the operations of the Company, the lease is classified as a capital lease in the combined financial statements from the date of the amendment.

Leased capital assets included in net property, plant and equipment were $77 million and $83 million at December 31, 2006 and 2005, respectively. Amortization of the capital lease assets was $7 million for each of the years 2006 and 2005. Interest expense related to the capital lease obligation was $9 million for each of the years 2006 and 2005.

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Future minimum capital lease payments and the related present value of the capital lease payments at December 31, 2006 were as follows:

Capital Lease
(Dollars in millions)
2007	$7
2008	8
2009	7
2010	7
2011	7
After 2012	250

Total minimum lease payments	286
Interest	(154)

Present value of net minimum lease payments	$132

*  *  *  *  *

STORA ENSO NORTH AMERICA

CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)

THREE QUARTERS ENDED SEPTEMBER 30, 2007

AND THREE QUARTERS ENDED SEPTEMBER 30, 2006

	Three Quarters Ended September 30, 2007 (Restated)	Three Quarters Ended September 30, 2006 (Restated)
(Dollars in millions)
Net sales	$1,864	$1,584
Costs and expenses:
Cost of sales	1,846	1,552
Selling, general and administrative expenses	67	81
Interest expense	61	68
Other (income)	(1)	(1)

Loss before incomes taxes	(109)	(116)
Income tax (benefit)	(25)	(14)

Net loss	$(84)	$(102)

The accompanying notes are an integral part of these condensed combined financial statements.

STORA ENSO NORTH AMERICA

CONDENSED COMBINED BALANCE SHEETS (UNAUDITED)

AS OF SEPTEMBER 30, 2007 AND DECEMBER 31, 2006

	September 30, 2007	December 31, 2006 (Restated)
(Dollars in millions)
Assets:
Current assets:
Cash and cash equivalents	$233	$195
Accounts receivable, net of allowance for doubtful accounts of $3 and $3, respectively	188	129
Inventories	330	346
Deferred tax assets	31	32
Other current assets	55	28

Total current assets	837	730

Non-current assets:
Property, plant and equipment, net	2,386	2,479
Goodwill	280	280
Other intangible assets, net	10	11
Other non-current assets	4	21

Total non-current assets	2,680	2,791

Total assets	$3,517	$3,521

Liabilities and Owner’s Investment:
Current liabilities:
Short-term debt (related party is $161 and $0, respectively)	$161	$—
Current portion of long-term debt (related party is $1,060 and $0, respectively)	1,304	103
Accounts payable	196	167
Accrued payroll and benefits	57	51
Postretirement benefit provisions	16	16
Other current liabilities	110	120

Total current liabilities	1,844	457

Non-current liabilities:
Long-term debt (related party is $0 and $1,069, respectively)	132	1,446
Deferred tax liabilities	142	119
Postretirement benefit provisions	313	468
Other non-current liabilities	15	14

Total non-current liabilities	602	2,047

Commitments and contingencies (Note 11)	—	—
Owner’s investment:
Owner’s investment	1,125	1,216
Accumulated other comprehensive loss	(54)	(199)

Total owner’s investment	1,071	1,017

Total liabilities and owner’s investment	$3,517	$3,521

The accompanying notes are an integral part of these condensed combined financial statements.

STORA ENSO NORTH AMERICA

CONDENSED COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

THREE QUARTERS ENDED SEPTEMBER 30, 2007

AND THREE QUARTERS ENDED SEPTEMBER 30, 2006

	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006 (Restated)
(Dollars in millions)
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(84)	$(102)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	190	201
Loss on sale of property, plant and equipment	3	1
Deferred income taxes	(25)	(14)
Bond discount amortization	1	1
Change in current assets and liabilities:
Inventories	24	(6)
Accounts receivable	(59)	(15)
Accounts payable	23	(17)
Other non-current assets and liabilities	2	15
Pension and other postretirement, net	(2)	27
Other, net	(49)	(61)

Net cash provided by operating activities	24	30

CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(38)	(42)
Proceeds from sale of property, plant and equipment	1	—

Net cash used in investing activities	(37)	(42)

CASH FLOW FROM FINANCING ACTIVITIES:
Short-term debt, net	152	—
Repayment of long-term debt	(102)	—
Owner’s investment—cash received from Stora Enso Oyj	1	1

Net cash provided by financing activities	51	1
Effect of exchange rates on cash	—	3

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	38	(8)
Cash and cash equivalents at beginning of year	195	82

NET CASH AND CASH EQUIVALENTS AT END OF PERIOD	$233	$74

The accompanying notes are an integral part of these condensed combined financial statements.

STORA ENSO NORTH AMERICA

CONDENSED COMBINED STATEMENTS OF OWNER’S INVESTMENT AND

COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

THREE QUARTERS ENDED SEPTEMBER 30, 2007

AND THREE QUARTERS ENDED SEPTEMBER 30, 2006

	Owner’s Investment	Accumulated Other Comprehensive Income (Loss)	Total
(Dollars in millions)
Balance at January 1, 2007 (Restated)	$1,216	$(199)	$1,017
Comprehensive income:
Net loss	(84)		(84)
Foreign currency translation adjustment		63	63
SFAS 158 (net of tax of $48)		82	82

Total comprehensive income			$61
Adoption of FIN 48	(8)		(8)
Net increase in investment from Stora Enso Oyj	1		1

Balance at September 30, 2007	$1,125	$(54)	$1,071

	Owner’s Investment	Accumulated Other Comprehensive Income (Loss)	Total
(Dollars in millions)
Balance at January 1, 2006 (Restated)	$1,457	$(20)	$1,437
Comprehensive (loss):
Net loss	(102)		(102)
Minimum pension liability adjustment (net of tax of $33)		57	57
Foreign currency translation adjustment		29	29

Total comprehensive (loss)			$(16)
Net increase in investment from Stora Enso Oyj	1		1

Balance at September 30, 2006 (Restated)	$1,356	$66	$1,422

The accompanying notes are an integral part of these condensed combined financial statements.

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1—Business and Summary of Significant Accounting Policies

Organization and Description of Business

The condensed combined financial statements of the graphic paper, publication paper, specialty paper and other operations of Stora Enso Oyj, Finland (“the parent company”) in the United States of America (“US”) and Canada (collectively referred to as “North America”) are generally referred to as Stora Enso North America (“SENA”). As used in these notes, the terms “SENA,” “we,” “our,” “the Company,” “Stora Enso North America” and “us” refer to the combined operations of SENA. Stora Enso Oyj and its subsidiaries are collectively referred to as the “Group”.

SENA is a leading graphic, publication and specialty paper manufacturer in North America. We manufacture and market a broad range of paper products for a variety of applications such as corporate annual reports, high-end advertising brochures, magazines, catalogs, direct mail advertising, self adhesive labels, wet strength labels and flexible packaging.

SENA operates eight mills and 16 paper machines located primarily in Wisconsin, with one mill each in Nova Scotia, Canada and Minnesota. Our headquarters are in Wisconsin Rapids, Wisconsin. We also operate a hotel and a public utility, both of which are located in Wisconsin Rapids, Wisconsin.

The operations of SENA are ultimately wholly owned by Stora Enso Oyj of Finland. Stora Enso Oyj acquired the US operations of SENA from Consolidated Papers, Inc. (“CPI”) in August 2000. The US operations are contained in a subsidiary named Stora Enso North America Corp. The operations in Canada are contained in a subsidiary named Stora Enso Port Hawkesbury Limited. Since October of 2004, both Stora Enso Port Hawkesbury Limited and Stora Enso North America Corp. are wholly owned subsidiaries of Stora Enso North America Inc., which is a wholly owned subsidiary of Stora Enso Oyj.

Basis of Preparation

The accompanying condensed combined financial statements of SENA have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) on a carve-out basis. Management believes the assumptions underlying the condensed combined financial statements, including the allocation methodology described below, are reasonable. These condensed combined financial statements include all assets, liabilities, equity, revenues and expenses of Stora Enso Port Hawkesbury Limited and of Stora Enso North America Corp and its subsidiaries, excluding a 38.8% and a 38.2% interest, as of September 30, 2007 and December 31, 2006, respectively, in Thiele Kaolin Company, an investment accounted for using the equity method, and excluding amounts related to the Group’s import sales activity into North America for paper and timber products. Significant inter-company transactions and accounts have been eliminated.

The accompanying condensed combined financial statements are prepared on a carve-out basis to present the operations of SENA as a stand alone entity. In accordance with Stora Enso Oyj policy, most costs are pushed down to subsidiaries on an arm’s length basis and therefore minimal additional allocation of corporate expenses has been considered necessary for these condensed combined financial statements. The exceptions are stock based compensation and certain debt related hedges.

The condensed combined balance sheet as of December 31, 2006 (Restated) is combined financial information derived from the audited balance sheet, but does not include all disclosures required by US GAAP. The interim financial statements are unaudited. The financial statements have been prepared in accordance with US GAAP and, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals)

STORA ENSO NORTH AMERICA

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

necessary for a fair statement in accordance with US GAAP for the periods presented. Certain information and footnote disclosures normally included in the annual financial statements presented in accordance with US GAAP have been condensed or omitted. The statements of operations and cash flows for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

The accompanying financial statements should be read in conjunction with the annual financial statements and notes thereto, as of and for the year ended December 31, 2006 (Restated).

Reclassifications

Depreciation and amortization of $193 million and $202 million for the three quarters ended September 30, 2007 and 2006, respectively, has been reclassified to cost of sales and selling, general and administrative expenses as follows:

	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006 (Restated)
(Dollars in millions)
Cost of sales	$190	$198
Selling, general and administrative expenses	3	4

Foreign Currency Translation

The statements of operations of foreign entities, whose functional currencies are not US dollars, are translated into US dollars using the average exchange rates for the year, whereas the balance sheets are translated using the exchange rates at the reporting date. Exchange rate differences arising from the re-translation of the net investments in foreign entities are recorded directly in owner’s investment in Accumulated Other Comprehensive Income (Loss) (“AOCI”), as shown in the Condensed Combined Statement of Owner’s Investment and Comprehensive Income (Loss).

Cash and Cash Equivalents

Cash and cash equivalents are comprised of cash on hand, deposits held with banks, cash pool balances and other liquid investments with original maturity of less than three months. Bank and cash pool overdrafts are reported separately in other interest bearing liabilities under other current liabilities. The Group parent company, Stora Enso Oyj, is the master account holder of the cash pool. Account balances of sub-accounts, such as the Company’s accounts, are consolidated to the master account thereby creating an internal liability between the master account holder and the sub-accounts. Cash pool internal interest is allocated to the member accounts by the participating banks at the end of each quarter. The account balances of sub-accounts represent the Company’s liquid cash receivable from or payable to the parent company and amounted to $204 million and $173 million of cash on deposit at September 30, 2007 and December 31, 2006, respectively.

Note 2—Restatements

As discussed in the combined financial statements as of December 31, 2006 and 2005 (Restated), the Company identified an error in the computation of the valuation allowance related to net deferred tax assets in Canada for the year ended December 31, 2005. This error resulted in an overstatement of the Company's deferred tax liabilities at December 31, 2006 and 2005 and an overstatement of the Company's 2005 net loss.

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Further, as discussed in the combined financial statements as of December 31, 2006 and 2005 (Restated), a lease which had been treated as an operating lease was determined to be a capital lease for purposes of these combined financial statements based on terms of a default covenant contained in the lease agreement pursuant to a 2002 amendment for a guaranty from Stora Enso Oyj, with respect to the Company's obligation under the lease. This change in treatment resulted in a reduction in rent expense, and increase in amortization expense (both are components of cost of sales), an increase in interest expense, an increase in property, plant and equipment and an increase in long term debt for each of the years ended December 31, 2006 and 2005.

Further, as discussed in the combined financial statements as of December 31, 2006 and 2005 (Restated), the Company identified an error related to the presentation of shipping and handling costs. This change in treatment resulted in an increase in sales and an increase in the same amount in cost of sales for each of the three quarters ended September 30, 2007 and 2006. There was no effect on the Company’s Combined Balance Sheets, Combined Statements of Cash Flows, or Combined Statements of Owners’ Investment and Comprehensive Income (Loss).

The following table presents the effect of this restatement on the Company’s net sales and cost of sales for the three quarters ended September 30, 2007 and 2006, respectively:

	Three Quarters Ended September 2007			Three Quarters Ended September 2006
	As Previously Restated	Effect of Restatement	Restated	As Previously Restated	Effect of Restatement	Restated
(Dollars in millions)
Net sales	$1,728	$136	$1,864	$1,480	$104	$1,584
Cost of sales	1,710	136	1,846	1,448	104	1,552

Note 3—Segment Information

SENA’s six reportable segments are as follows: coated publication paper, uncoated publication paper, newsprint, fine paper, specialty paper and other. These segments are consistent with the internal structure used to manage these businesses.

Reportable Segment Data

SENA does not allocate total assets internally in assessing operating performance. Net sales, operating loss, accounting policy differences, depreciation and amortization, goodwill, and net sales by geographic area as determined by SENA for its reportable segments, are shown in the following tables.

Net Sales

	Three Quarters Ended September 30, 2007 (Restated)	Three Quarters Ended September 30, 2006 (Restated)
(Dollars in millions)
Coated publication paper	$509	$507
Uncoated publication paper	360	188
Newsprint	64	2
Fine paper	695	674
Specialty paper	242	218
Other	24	17
Eliminations	(30)	(22)

Net sales	$1,864	$1,584

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Internal Management Reporting Loss vs. External Reporting Loss

	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006 (Restated)
(Dollars in millions)
Coated publication paper	$6	$25
Uncoated publication paper	(34)	(45)
Newsprint	(14)	(24)
Fine paper	53	20
Specialty paper	17	(3)
Other	2	(4)

Operating income (loss)—internal management reporting	30	(31)
Interest expense	(61)	(68)
Share based compensation	(2)	(3)
Internal vs. external accounting policies (see below)	(76)	(14)

Loss before income taxes—external reporting	$(109)	$(116)

Accounting Policy Differences

	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006
(Dollars in millions)
Depreciation expense related to impairment reversal—internal reporting, gross	$(13)	$(22)
Restructuring costs, net	(2)	(2)
Postretirement benefits, net	(61)	10

Total accounting policy differences	$(76)	$(14)

Depreciation and Amortization

	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006 (Restated)
(Dollars in millions)
Coated publication paper	$47	$47
Uncoated publication paper	44	40
Newsprint	1	9
Fine paper	76	77
Specialty paper	21	23
Other	4	6

Total depreciation and amortization	$193	$202

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Information by Geographic Area—Net Sales

	Three Quarters Ended September 30, 2007 (Restated)	Three Quarters Ended September 30, 2006 (Restated)
(Dollars in millions)
US—paper sales	$1,636	$1,422
Canada—paper sales	120	93
Americas, other than the US and Canada—paper sales	22	15
Other—all other sales	86	54

Net sales	$1,864	$1,584

Note 4—Income Taxes

The income tax provision is determined by applying an estimated annual effective income tax rate to income before income taxes. The estimated annual effective income tax rate is based on the most recent annualized forecast of pretax income, permanent book/tax difference and tax credits.

The Company and its subsidiaries file income tax returns in the US for federal and various state jurisdictions and in Canada. As of September 30, 2007, the Company is open for examination for US federal purposes from 2000 through 2006, for Wisconsin purposes from 1997 through 2005 and for Canadian purposes from 2002 through 2006. The Company is also open for examination in various other jurisdictions for various years.

The Company has recorded a valuation allowance against its net deferred tax asset for Canadian income taxes since it is more likely than not, that it will not realize these benefits, as defined in SFAS No. 109. The Company has also recorded a $1 million valuation allowance against its deferred tax asset for US state losses in the third quarter ended September 30, 2007.

The Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48 “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (“FIN 48”), on January 1, 2007. As a result of the implementation of FIN 48, the Company recognized a cumulative effect adjustment of $8 million, increasing its liability for unrecognized tax benefits and reducing the January 1, 2007 balance of owner’s investment. The total amount of unrecognized tax benefits at January 1, 2007 was $58 million. The amount of unrecognized tax benefits that, if recognized as of January 1, 2007, would affect the Company’s effective tax rate was $48 million (net of tax benefit). The Company does not expect a significant change in its unrecognized tax benefits between now and the end of 2007.

The Company has elected to recognize all income tax related interest and statutory penalties imposed by taxing authorities as income tax expense. The total amount of accrued interest and penalties at January 1, 2007 amounted to $7 million. The Company has recorded $1 million in interest expense in its Condensed Combined Statements of Operations for the three quarters ended September 30, 2007.

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Note 5—Inventories

Inventories at September 30, 2007 and December 31, 2006 are comprised of:

	September 30, 2007	December 31, 2006
(Dollars in millions)
Materials, supplies and work in progress	$73	$75
Finished goods	167	189
Spare parts and consumables	97	89
Obsolescence provision—spare parts	(4)	(3)
Obsolescence provision—finished goods	(3)	(4)

Total	$330	$346

Note 6—Property, Plant and Equipment

Property, plant and equipment at September 30, 2007 and December 31, 2006 are comprised of:

	September 30, 2007	December 31, 2006 (Restated)
(Dollars in millions)
Plant and equipment	$4,066	$3,959
Buildings and structures	309	317
Land	19	24
Other tangible assets	17	16
Assets in progress	40	40

Gross cost	4,451	4,356
Less: accumulated depreciation and capital lease amortization	(2,065)	(1,877)

Property, plant and equipment, net	$2,386	$2,479

Depreciation expense related to property, plant and equipment was $185 million and $194 million in the three quarters ended September 30, 2007 and the three quarters ended September 30, 2006, respectively. Depreciation expense includes losses on the sale of property, plant and equipment of $3 million and $1 million in the three quarters ended September 30, 2007 and the three quarters ended September 30, 2006, respectively. Capital lease amortization expense was $6 million and $5 million in the three quarters ended September 30, 2007 and the three quarters ended September 30, 2006, respectively.

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Note 7—Goodwill and Other Intangible Assets

Goodwill and other intangible assets at September 30, 2007 and December 31, 2006 are comprised of:

	September 30, 2007	December 31, 2006
(Dollars in millions)
Goodwill	$280	$280

Other intangible assets:
Gross cost	$47	$43
Less: accumulated amortization	(37)	(32)

Other intangible assets, net	$10	$11

Goodwill of $2,128 million was recognized upon the acquisition of Consolidated Papers, Inc. by Stora Enso Oyj in August of 2000. Goodwill amortization in the amount of $144 million was recognized prior to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” (“SFAS 142”) and since then goodwill has been tested for impairment on an annual basis. A total of $1,704 million of impairment losses have been recorded prior to 2006 due to deterioration in market conditions and increased operating costs associated with the business.

The other intangible assets consist of computer software both internally developed and purchased, along with certain patents, trademarks and franchises. As of September 30, 2007, computer software had a net book value of $3 million while patents, trademarks and franchises had a net book value of $7 million. As of December 31, 2006, computer software had a net book value of $3 million while patents, trademarks and franchises had a net book value of $8 million.

Note 8—Debt

The balances of debt as of September 30, 2007 and December 31, 2006 are as follows:

	September 30, 2007	December 31, 2006 (Restated)
(Dollars in millions)
Bond loans	$254	$359
Bond loan discounts	(10)	(11)
Loans from Stora Enso Group companies (related parties)	1,221	1,069
Capital lease obligation	132	132

Total debt	1,597	1,549
Current liabilities: repayable within the next 12 months	(1,465)	(103)

Non-current liabilities: repayable after 12 months	$132	$1,446

Loans from Stora Enso Group companies (related parties) include $1,060 million of LIBOR based floating rate debt from Stora Enso S.á.r.L., a subsidiary of Stora Enso Oyj. This debt matures on August 13, 2008. This debt is anticipated to be repaid in connection with the transaction described in Note 16—Acquisition Announcement. Also in anticipation of the transaction described in Note 16, on November 7, 2007, the Company committed to prepaying all of its outstanding bond loans, with a net carrying value of $244 million, on December 7, 2007. As a result, all of the Company’s debt, other than capital lease liabilities, is presently repayable within the next 12 months. The capital lease liabilities relate to a lease of paper machine 35, situated in the Stevens Point mill.

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Note 9—Financial Instruments

Fair Values of Financial Instruments

Fair value gains and losses on financial instruments are deferred, net of tax, in Accumulated Other Comprehensive Income (“AOCI”) if they fulfill the cash flow hedge accounting criteria. The remaining fair value movements are reported in the Condensed Combined Statements of Operations as other (income) expense as shown below. The Company had no outstanding embedded derivatives at September 30, 2007 or at December 31, 2006.

Fair Value Hedge Gains and Losses

	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006
(Dollars in millions)
Net (gain)/loss on qualifying hedges .	$2	$(2)
Fair value changes (gain)/loss in hedged items	—	2

Net (gain)/loss	2	—
Net (gain)/loss on non-qualifying hedges	—	(1)

Net fair value (gain)/loss	$2	$(1)

Certain derivatives are designated as cash flow hedges and measured at fair value with the fair value movements recorded in the separate owner’s investment category of AOCI. As of September 30, 2007, the hedging reserve, after deferred taxes, was $1 million. As of December 31, 2006, the Company did not have any open cash flow hedging derivatives. The gain on derivative financial instruments designated as cash flow hedges that was realized from AOCI through the Condensed Combined Statements of Operations amounted to $4 million in the three quarters ended September 30, 2007 and to less than $1 million in the three quarters ended September 30, 2006.

Notional Values of Derivative Financial Instruments

	September 30, 2007	December 31, 2006
(Dollars in millions)
Interest rate derivatives:
Interest rate swaps:
Maturity under 1 year	$—	$102
Maturity 2-5 years	109	79
Maturity 6-10 years	22	52

Total interest rate derivatives	$131	$233

Foreign exchange derivatives:
Forward contracts	$5	$—
Currency options	20	—

Total foreign exchange derivatives	$25	$—

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Note 10—Pension and Other Postretirement Benefits

United States Based Plans:

A summary of the components of net periodic pension cost for the US defined benefit retirement plans is as follows:

	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006
(Dollars in millions)
Service cost	$10	$12
Interest cost	36	34
Expected return on plan assets	(48)	(45)
Recognized net actuarial gains	(1)	—
Amortization of prior service cost	10	11
Curtailment	3	—

Net periodic benefit cost	$10	$12

A summary of the components of net periodic postretirement benefit cost for the US postretirement health care and life insurance benefits plans is as follows:

	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006
(Dollars in millions)
Service cost	$2	$7
Interest cost	12	18
Expected return on plan assets	(1)	(1)
Recognized net actuarial gains	(25)	(13)
Amortization of prior service cost	12	12

Net periodic benefit cost	$—	$23

During the three quarters ended September 30, 2007, the Company concluded contract negotiations with the majority of its US based union membership. Negotiated changes in pension and other postretirement benefits resulted in net reductions to the pension and other postretirement benefit obligations, the impacts of which are reflected in the FAS 158 adjustment in AOCI and in the reduction of the net periodic benefit cost.

Canadian Based Plans:

A summary of the components of net periodic pension cost for the Canadian defined benefit retirement plans is as follows:

	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006
(Dollars in millions)
Service cost	$3	$2
Interest cost	12	11
Expected return on plan assets	(16)	(12)
Recognized net actuarial losses	1	1
Amortization of prior service cost	1	1
Curtailment	—	14

Net periodic benefit cost	$1	$17

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

A summary of the components of net periodic postretirement benefit cost for the Canadian postretirement health care and life insurance benefit plans is as follows:

	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006
(Dollars in millions)
Service cost	$1	$—
Interest cost	1	1
Amortization of prior service cost	—	2

Net periodic benefit cost	$2	$3

The expense arising from defined benefit pension and other postretirement benefits is based upon a specific methodology that includes a designated actuarial approach and reflects accrual accounting. The expense accrued for each quarter is based on the method used in normal quarterly closings. The full year actuarial estimates made at the end of the previous year for the coming year have been accrued for the quarters and no new actuarial calculations have been prepared specifically for the quarterly closings.

Note 11—Commitments and Contingencies

Contingent Liabilities

The Company is party to legal proceedings that arise in the ordinary course of business and which primarily involve claims arising out of commercial and environmental laws. It is also involved in administrative proceedings relating primarily to competition law. Management does not consider the potential liabilities related to such proceedings, before insurance recoveries, if any, are likely to be material to the Company’s financial condition or results of operations.

Competition Law Proceedings

Inspections by US Competition Authorities and Class-action Lawsuits in the United States

In May 2004, Stora Enso North America Corp. (“SENAC”) received subpoenas issued by the US Department of Justice as part of an antitrust investigation into the magazine paper industry in the US. Subsequent to the commencement of these antitrust investigations, SENAC was named, along with other producers of paper and forestry products, as a defendant in a number of lawsuits brought in US federal and state courts by direct and indirect purchasers of publication paper purporting to act on behalf of a class of purchasers. They allege, generally, that the defendants agreed to fix, increase or maintain the price of publication paper in the US. They seek unspecified treble damages and, in some cases, restitution for the alleged overcharges resulting from the alleged violations, including interest and legal costs.

On December 13, 2006, the US antitrust authorities announced that SENAC had been indicted for its alleged anticompetitive conduct in connection with the sale of coated magazine paper in the US in 2002 and 2003. At a trial which commenced July 16, 2007 and concluded on July 19, 2007, SENAC was found not guilty.

The purported class-action lawsuits remain pending. There can be no assurances that SENAC will prevail in its efforts to defend these claims and we do not have liability insurance which would cover any adverse judgments or losses resulting from these lawsuits. Due to the uncertainties associated with these matters, it is not possible to estimate any potential loss contingencies, thus no provision has been made with respect to the purported class-action lawsuits. However, we do not believe that the ultimate outcome of these purported class-action lawsuits will have a material adverse effect on the Company’s business, operational results or financial condition.

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Environmental Proceedings

Wisconsin Rapids Emissions

The US Environmental Protection Agency (“EPA”) has issued a notice of violation and a finding of violation to the Wisconsin Rapids mill alleging that expansions and other capital projects between 1983 and 1991 violated the US Clean Air Act. The EPA is seeking a penalty of $8 million and the installation of additional air pollution control equipment. SENAC considers that there are a number of defenses to these allegations and thus only an immaterial provision for this loss contingency has been recorded based on the Company’s best estimate of the outcome.

Niagara Emissions

The EPA has issued a notice of violation and a finding of violation to the Niagara mill alleging that projects at the mill between 1995 and 1997 violated the US Clean Air Act. No demand has been received from the EPA, but the EPA may seek a monetary penalty and the installation of additional control equipment. SENAC intends to defend any case brought by the EPA based upon these allegations and thus only an immaterial provision for this loss contingency has been recorded based on the Company’s best estimate of the outcome.

Note 12—Related Party Transactions

	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006
(Dollars in millions)
Income statement:
Sales to Stora Enso Oyj and other Group companies	$—	$1
Purchases from Stora Enso Oyj and other Group companies	37	34
Interest expense from Stora Enso Oyj and Stora Enso S. á. r. L	47	41
Purchases from Corenso North America	8	11

	September 30, 2007	December 31, 2006
(Dollars in millions)
Balance sheet:
Miscellaneous receivables from Stora Enso Oyj and other Group companies	$19	$12
Cash pooling with Stora Enso Oyj	204	173
Loans from Stora Enso Oyj and Stora Enso S.á. r.L	1,221	1,060
Interest payable to Stora Enso Oyj and Stora Enso S.á. r.L	19	16
Miscellaneous payables to Stora Enso Oyj and other Group companies	7	10
Receivables from Corenso North America	3	—
Payables to Corenso North America	—	9

SENA currently sells, purchases, and utilizes services from Stora Enso Oyj, its ultimate parent company, and other Group companies for multiple items. A generally immaterial amount of paper is sold to the Group. Purchases from Group include, but are not limited to, the purchase of pulp and administrative services. SENA incurs interest expense and has long-term and short-term loans from the Group (see Note 9).

SENA purchases cores from Corenso North America Corp. (“CNA”) which is a wholly owned subsidiary of Stora Enso Oyj. SENA sells power generated at Consolidated Water Power Company, a wholly owned subsidiary, to CNA. SENA also sells steam from the Wisconsin Rapids mill and various administrative services to CNA.

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

During the last three years, SENA has not been involved in any material transactions with any of its directors, managers, or executive officers, including relatives or spouses of any of these persons.

Stora Enso Oyj has guaranteed certain obligations under the capital lease.

Note 13—Restructuring Provision

The activity in restructuring provisions during the three quarters ended September 30, 2007 is as follows:

Restructuring Provision
(Dollars in millions)
Balance at January 1, 2007	$6
Translation difference	—
Charges	8
Payments	(9)

Balance at September 30, 2007	$5

During 2007, a reduction of approximately 190 employees occurred as a result of the conclusion of union contract negotiations and related fixed cost reduction initiatives.

Note 14—Condensed Combined Statements of Cash Flows

Supplemental cash flow disclosures are as follows:

Cash paid during the period for:

	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006
(Dollars in millions)
Interest (Restated)	$71	$60
Income taxes	1	4

Note 15—Other Comprehensive Income (Loss)

Comprehensive income (loss) includes the following:

	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006 (Restated)
(Dollars in millions)
Net loss	$(84)	$(102)
Foreign currency translation adjustment	63	57
Minimum pension liability adjustment, net of tax	—	29
SFAS 158, net of tax	82	—

Total comprehensive income (loss)	$61	$(16)

STORA ENSO NORTH AMERICA

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Note 16—Acquisition Announcement

On September 20, 2007, NewPage Holding Corporation and Stora Enso Oyj (SENA’s ultimate parent company) entered into a definitive agreement pursuant to which NewPage Corporation will acquire all of the common stock of Stora Enso North America, Inc. (SENA’s immediate parent company). The transaction includes all Stora Enso North American operations except for the associated company Thiele Kaolin Company, and the North American timber operations, each of which have been excluded from these condensed combined financial statements. The import sales activity of Stora Enso Oyj into North America through SENA will not be continued by SENA after the sale. As such this import sales activity has been excluded from these condensed combined financial statements.

*  *  *  *  *

PROSPECTUS DATED                     , 2009

$1,700,000,000

NewPage Corporation

Offer to Exchange

11.375% Senior Secured Notes due 2014, Series B for

11.375% Senior Secured Notes due 2014, Series A

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of our company have not changed since the date hereof.

Until                     , 2010 (90 days from the date of this prospectus), all dealers effecting transactions in the securities, whether or not participating in this exchange offer, may be required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Indemnification under the Delaware General Corporation Law

NewPage Corporation, Chillicothe Paper Inc., Luke Paper Company, NewPage Consolidated Papers Inc., Rumford Paper Company and Rumford Cogeneration, Inc. are each corporations incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The Delaware General Corporation Law also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director

(1)	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(3)	for unlawful payments of dividends or unlawful stock purchases or redemptions, or

(4)	for any transaction from which the director derived an improper personal benefit.

These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Indemnification under each of the certificates of incorporation of NewPage Corporation and Chillicothe Paper Inc.

Article 5 of each of the certificates of incorporation of NewPage Corporation and Chillicothe Paper Inc. eliminates a directors’ personal liability to the fullest extent permitted under applicable law.

Article 7 of each of the certificate of incorporation of NewPage Corporation and Chillicothe Paper Inc. gives the company the right, to the fullest extent permitted by applicable law, to indemnify its officers and directors.

Indemnification under the Bylaws of NewPage Corporation and Chillicothe Paper Inc.

Article VI of each of the bylaws of NewPage Corporation and Chillicothe Paper Inc. provide that the company will, to the fullest extent permitted by applicable law, indemnify, and advance expenses to, each and every person who is or was a director, officer, employee, agent or fiduciary of the company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in which such person is or was serving at the request of the company and who, because of any such position or status, is directly or indirectly involved in any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative. Such expenses include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a proceeding.

In addition, the bylaws provide that the company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such whether or not the company would have the power to indemnify him or her against such liability under applicable law.

Indemnification under the Bylaws of Luke Paper Company

Article VII of the bylaws of Luke Paper Company, or LPC, provides that LPC will indemnify its past and present directors or officers, whether or not such person continues to be director or officer of LPC, to the fullest extent permitted under Section 145 of the DGCL. LPC may also, to the extent authorized by its board of directors in a specific case, indemnify every person previously, now or hereafter (i) serving as an employee or agent of LPC or (ii) serving at the request of LPC as a director, officer, trustee, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted under Section 145 of the DGCL or other provisions of Delaware law relating to indemnification. In addition, the board of directors may provide any other rights of indemnity that it deems appropriate.

Indemnification under the Certificate of Incorporation of NewPage Consolidated Papers Inc.

Article Seventh of the certificate of incorporation of NewPage Consolidated Papers Inc., or NPCP, provides that no director shall be personally liable to NPCP or its stockholders for monetary damages for breach of fiduciary duty as a director, except that a director may be liable (i) for breach of the director’s duty of loyalty; (ii) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Indemnification under the Bylaws of NewPage Consolidated Papers Inc.

Article VI of the bylaws of NPCP provides that NPCP will indemnify, to the full extent that it has power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of NPCP, or is or was serving at the request of NPCP as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. Expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding shall be paid by NPCP in advance of the final disposition of such proceeding upon receipt of an undertaking by such director or officer to repay all amounts advanced if it is ultimately determined by final judicial decision that he or she is not entitled to be indemnified for such expenses. However, NPCP will not indemnify or advance expenses (including attorneys’ fees) to a director or officer in connection with a proceeding initiated against NPCP by such officer or director or in defending any counterclaim, cross-claim, affirmative defense, or like claim of NPCP in such proceeding unless such proceeding was authorized by NPCP’s board of directors. Whether indemnification is appropriate, with respect to a person who is a director or officer of NPCP at the time of such determination, shall be determined (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though not constituting quorum; (ii) by a committee of such directors designated by a majority vote of such directors, even though not constituting a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. The indemnification and advancement of expenses provided under NPCP’s bylaws is not exclusive of any other rights to which any person seeking indemnification may be entitled to.

In addition, NPCP’s bylaws provide that NPCP has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of NPCP, or is or was serving at the request of NPCP as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such whether or not NPCP would have the power to indemnify him or her against such liability under Article VI of NPCP’s bylaws or otherwise.

Indemnification under the Bylaws of Rumford Paper Company

Article VIII of the bylaws of Rumford Paper Company, or RPC, provides that RPC will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of RPC, or is or was serving at the request of RPC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of RPC and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Expenses incurred by a director or officer in defending or investigating such an action, suit or proceeding shall be paid by RPC in advance of the final determination of such action, suit or proceeding upon receipt of an undertaking by such director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified. RPC will not, however, indemnify such persons in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person has been adjudged to be liable to RPC, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court deems proper. Any expenses otherwise advanced to a director or officer must be repaid to RPC upon a determination that he is not entitled to be indemnified by RPC. However, to the extent that a present or former director or officer of RPC has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person will be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Whether indemnification is appropriate, shall be determined (i) by a majority vote of directors not a party to such action (or, if there are no such directors or if such directors so direct, by independent legal counsel); (ii) by stockholders or (iii) by a court of competent jurisdiction. RPC may not indemnify any director or officer in connection with a proceeding initiated by such director or officer unless such proceeding was authorized or consented to by the board of directors of RPC.

In addition, the bylaws provide that RPC has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of RPC, or is or was serving at the request of RPC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such whether or not RPC would have the power to indemnify him or her against such liability under applicable law.

Indemnification under the Bylaws of Rumford Cogeneration, Inc.

Article V of the bylaws of Rumford Cogeneration, Inc., or Rumford Cogeneration, provides that each person who is or was a director, officer or employee of Rumford Cogeneration, and each person who serves or may have served at the request of Rumford Cogeneration as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, will be entitled to indemnification to the fullest extent permitted under the DGCL against any expenses, judgments, fines and settlement amounts actually and reasonably incurred by such person arising out of his or her status as such director officer or employee. However, indemnification will not be mandatory for any person seeking indemnity in connection with a proceeding voluntarily initiated by such person unless the proceeding was authorized by a majority of the entire board of directors.

Indemnification under the Delaware Limited Liability Company Act

NewPage Energy Services LLC, Wickliffe Paper Company LLC, NewPage Canadian Sales LLC and NewPage Port Hawkesbury Holding LLC are each a limited liability company organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act, or the Delaware Act, provides that a limited liability company may, and will have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

Indemnification under the Limited Liability Company Agreement of NewPage Energy Services LLC

Section 5.6 of the limited liability company agreement of NewPage Energy Services LLC, or NPES, provides that NPES will indemnify and hold each person who serves, or who has served, as a manager or officer of NPES (whether or not such person continues to be a manager or officer of NPES) harmless to the fullest extent under the Delaware Act and other provisions of applicable law. In addition, if and to the extent authorized in a specific case by the management committee (acting by vote of a majority of the disinterested managers), NPES may indemnify and hold each person who serves, or who has served (i) as an employee or agent of NPES or (ii) at the request of NPES as a director, manager, officer, trustee, partner, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, harmless to the fullest extent permitted under the Delaware Act and other provisions of applicable law. NPES may pay expenses, including attorney’s fees, incurred by any person who is eligible for indemnification in any action, suit or proceeding as they are incurred, in advance of the final disposition of such action, suit or proceeding, as authorized by the management committee (acting by a vote of a majority of the disinterested managers). The indemnification provided under the limited liability agreement of NPES is not exclusive of any other rights to which any person seeking indemnification may be entitled to.

Indemnification under the Limited Liability Company Agreement of Wickliffe Paper Company LLC

Section 6 of the limited liability company agreement of Wickliffe Paper Company LLC, or WPC, provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a member of WPC’s management board or an officer of WPC, or is or was serving at the request of WPC as a manager, director, officer, employee, or agent of another limited liability company or of a corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such a proceeding is alleged action in an official capacity as a member of WPC’s management board, an officer, an employee, or an agent or in any other capacity while serving as a member of

WPC’s management board, an officer, an employee, or an agent, will be indemnified and held harmless by WPC, to the fullest extent authorized by the Delaware Act (including indemnification for negligence or gross negligence but excluding indemnification (i) for acts or omissions involving actual fraud or willful misconduct or (ii) with respect to any transaction from which such person derived an improper personal benefit), against all expense, liability, and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by such person in connection with the foregoing. The right to indemnification includes the right to be paid by WPC the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition. The right to indemnification (including the right to advancement of fees) is a contract right and will continue as to a person who has ceased to be a member of WPC’s management board, an officer, an employee, or any agent and will inure to the benefit of such person’s heirs, executors and administrators. The indemnification right (including the right to advancement of fees) provided under the limited liability agreement of WPC is not exclusive of any other right that any person may have or hereafter acquire under any statute, agreement, vote of WPC’s management board, or otherwise.

In addition, WPC may maintain insurance, at its expense, to protect itself and any member of its management board, officer, or employee or agent of WPC or another limited liability company, consultant, corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not WPC would have the power to indemnify that person against such expense, liability, or loss under the Delaware Act.

Indemnification under the Limited Liability Company Agreement of NewPage Port Hawkesbury Holding LLC

Section 7 of the limited liability company agreement of NewPage Port Hawkesbury Holding LLC, or Port Hawkesbury Holding, provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a member of Port Hawkesbury Holding’s management board or an officer of Port Hawkesbury Holding, or is or was serving at the request of Port Hawkesbury Holding as a manager, director, officer, employee, or agent of another limited liability company or of a corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such a proceeding is alleged action in an official capacity as a member of Port Hawkesbury Holding’s management board, an officer, an employee, or an agent or in any other capacity while serving as a member of Port Hawkesbury Holding’s management board, an officer, an employee, or an agent, will be indemnified and held harmless by Port Hawkesbury Holding, to the fullest extent authorized by the Delaware Act (including indemnification for negligence or gross negligence but excluding indemnification (i) for acts or omissions involving actual fraud or willful misconduct or (ii) with respect to any transaction from which such person derived an improper personal benefit), against all expense, liability, and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by such person in connection with the foregoing. The right to indemnification includes the right to be paid by Port Hawkesbury Holding the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition. The right to indemnification (including the right to advancement of fees) is a contract right and will continue as to a person who has ceased to be a member of Port Hawkesbury Holding’s management board, an officer, an employee, or any agent and will inure to the benefit of such person’s heirs, executors and administrators. The indemnification right (including the right to advancement of fees) provided under the limited liability agreement of Port Hawkesbury Holding is not exclusive of any other right that any person may have or hereafter acquire under any statute, agreement, vote of Port Hawkesbury Holding’s management board, or otherwise.

In addition, Port Hawkesbury Holding may maintain insurance, at its expense, to protect itself and any member of its management board, officer, or employee or agent of Port Hawkesbury Holding or another limited liability company, consultant, corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not Port Hawkesbury Holding would have the power to indemnify that person against such expense, liability, or loss under the Delaware Act.

Indemnification under the Michigan Business Corporation Act

Escanaba Paper Company is a corporation incorporated under the laws of the State of Michigan. Sections 561 through 565 of the Michigan Business Corporation Act, or the MBCA, authorize a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, in actions by or in the right of the corporation, the MBCA authorizes corporations to indemnify against expenses (including attorneys’ fees), and amounts paid in settlement if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. However, no indemnification may be made if such person has been found liable to the corporation, unless a court determination is made that such person is fairly and reasonably entitled to such indemnification. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person will be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. Finally, the MBCA allows corporations to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or acting as a director, officer, employee or agent of another business entity on behalf of the corporation, against any liability due to such status, whether or not the corporation would have power to indemnify such person against such liability.

Indemnification under the West Virginia Corporation Act

Upland Resources, Inc. is a corporation incorporated under the laws of the State of West Virginia. Sections 31D-8-851 through 31D-8-856 of the West Virginia Corporation Act, or the WVCA, authorize a corporation to indemnify a director or officer who is a party to a proceeding because that individual is a director or officer of the corporation against liability if the director or officer acted in good faith, the conduct was in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, the individual had no reasonable belief that the conduct was unlawful. A corporation may not indemnify a director or officer with respect to any action or matter by or in the right of the corporation as to which that person is finally adjudicated to be liable to the corporation unless the court in which the action was brought determines that, in view of all the circumstances, that person is fairly and reasonably entitled to indemnity for such amounts as the court deems reasonable. To the extent such person has been successful on the merits or otherwise in defense of such action, that person will be entitled to indemnification. A corporation may also, if authorized by the board of directors, shareholders or special legal counsel, advance expenses of an officer or director who is party to a proceeding if such person delivers an affirmation as to his or her good faith belief he or she has acted in good faith and that his or her conduct was in or not opposed to the best interest of the corporation and undertakes to return such advance if it is ultimately determined that he or she is not entitled to indemnification. Determination of indemnification is made by the board of directors, shareholders or special legal counsel and authorization of such indemnification is to be made by the board of directors or shareholders. A court may also order indemnification or advances of expenses. In addition, Section 31D-8-857 of the WVCA provides that a corporation may purchase and maintain insurance on behalf of directors, officers, employees and agents against liability whether or not the corporation would have the power to indemnify such person against liability under the WVCA.

Indemnification under the Bylaws of Upland Resources, Inc.

Article V of the bylaws of Upland Resources, Inc., or Upland, provides that each director and officer of Upland, and each person who serves or may have served at the request of Upland as a director or officer of another corporation in which Upland owns shares of capital stock or of which it is a creditor, will be indemnified by Upland for all costs, expenses and liabilities imposed upon or reasonably incurred by that person, whether then in office or not, in connection with any action, suit or proceeding (including any settlement or compromise thereof) to which he or she may be made or named as a party by reason of his or her being or having been a director or officer of Upland or of such other corporation or by reason of any action alleged to have been taken or omitted by him or her in either such capacity. However, the indemnification provided to the directors and officers does not extend to matters where a person has been found to have been derelict or negligent in the performance of his or her duties as such director or officer.

Indemnification under the Wisconsin Business Corporation Law

NewPage Wisconsin System Inc., or NPWS, is a corporation incorporated under the laws of the State of Wisconsin. Sections 180.0850 through 180.0859 of the Wisconsin Business Corporation Law, or WBCL, permit and in some cases require indemnification of directors, officers, employees and agents of a Wisconsin corporation.

Under Section 180.0851(1) of the WBCL, a corporation is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she is a director or officer of the corporation. “Director or officer” of the corporation means an individual who: (i) is a director or officer of the corporation; (ii) while a director or officer of the corporation, is or was serving at the corporation’s request as a director, officer, partner, trustee, member of any governing or decision-making committee, manager, employee or agent of another corporation or foreign corporation, limited liability company, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan or (iii) unless the context requires otherwise, is the estate or personal representative of a director or officer. In all other cases, a corporation is required by Section 180.0851(2) of the WBCL to indemnify a director or officer against liability incurred by the director or officer in a proceeding to which such person was a party because he or she is a officer or director of the corporation, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit or (iv) willful misconduct.

Section 180.0858(1) of the WBCL provides that, subject to Section 180.0858(2), the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the corporation’s articles of incorporation, bylaws, a written agreement or a resolution of the board of directors or shareholders. Section 180.0858(2) of the WBCL provides that, regardless of the existence of an additional right under Section 180.0858(1), the corporation may not indemnify a director or office, or permit a director or officer to retain any allowance of expense unless it is determined by or on behalf of the corporation that the director or officer did not breach or fail to perform a duty that he or she owes to the corporation which constitutes any of the four exceptions to indemnification under Section 180.0851(2) of the WBCL.

Unless otherwise provided by the articles of incorporation or bylaws or by written agreement between the director or officer and the corporation, a director’s or officer’s right to indemnification under Section 180.0851(2) of the WBCL shall, pursuant to Section 180.0855 of the WBCL, be determined: (i) by a majority vote of a quorum of the board of directors consisting of disinterested directors (if a quorum of disinterested directors cannot be obtained, by majority vote of a committee duly appointed by the board of directors, including interested directors, and consisting solely of 2 or more disinterested directors); (ii) by independent legal counsel selected by a quorum of board of directors or its committee in the manner prescribed in the preceding clause (i) or, if unable to obtain such a quorum or committee, by a majority vote of the full board of directors, including interested directors; (iii) by a panel of three arbitrators consisting of one arbitrator selected by those directors entitled under the preceding clause (ii) to select independent legal counsel, one arbitrator selected by the director or officer seeking indemnification and one arbitrator selected by the 2 arbitrators previously selected; (iv) by an affirmative vote of a majority of the outstanding shares, excluding shares owned by, or voted under the control of, persons who are at the same time parties to the same or related proceedings; (v) by a court under Section 180.0854 of the WBCL or (vi) by any other method provided for in any additional right to indemnification permitted under Section 180.0858 of the WBCL.

Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities, securities brokers or dealers, or investment companies or investment advisors, to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL.

Section 180.0851(4)(b) of the WBCL further provides that indemnification under Section 180.0851 of the WBCL is not required to the extent the director or officer has previously received indemnification or allowance of expenses from any person, including the corporation, in connection with the same proceeding.

In addition, Section 180.0857 provides that a corporation may purchase and maintain insurance on behalf of an individual who is an employee, agent, director or officer of the corporation against liability asserted against or incurred by the individual in his or her capacity as an employee, agent, director or officer or arising from his or her status as an employee, agent, director or officer, regardless of whether the corporation is required or authorized to indemnify or allow expenses to the individual against the same liability under applicable sections of the WBCL.

Indemnification under the Bylaws of NewPage Wisconsin System Inc.

Article V of the bylaws of NPWS contain provisions that generally parallel the indemnification provisions of the WBCL discussed above. In addition, Section 5.03.3 of the bylaws requires, as a pre-condition to any right to receive indemnification, that a written request for indemnification be made to the corporation and the writing shall contain a declaration that the corporation shall have the right to exercise all rights and remedies available to such director or officer and that the director or officer is hereby deemed to have assigned to the corporation all such rights and remedies. With respect to allowance of expenses, Section 5.03.5 of the bylaws provides that, upon written request by a director or officer, NPWS will pay or reimburse his or her reasonable expenses as incurred if the director or officer provides NPWS with (i) a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation and (ii) a written undertaking, executed personally or on his or her behalf, to repay the allowance without interest to the extent that it is ultimately determined by court order that indemnification under Section 180.0851(2) of the WBCL is prohibited.

Indemnification under the Articles of Association of NewPage Port Hawkesbury Corp.

NewPage Port Hawkesbury Corp., or NPPH, is a corporation incorporated under the laws of Nova Scotia, Canada. Article 182 of the Articles of Association of NPPH provides that every director, manager, secretary, treasurer, and other officer or servant of NPPH will be indemnified by NPPH against all costs, losses and expenses (including travel expenses) which any director, manager, secretary, treasurer or other officer or servant may incur or become liable to by reason of any contract entered into, or act or thing done by him or her as such officer or servant, or in any way in the discharge of his or her duties.

In addition, Article 183 of the Articles of Association of NPPH provides that no director or other officer of NPPH shall be liable for acts, receipts, neglects or defaults of any other director or officer or for joining in any receipt or other act for conformity, or for any loss or expense of NPPH through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of NPPH or through the insufficiency or deficiency of any security in or upon which any of the moneys of NPPH shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom money, securities or effects shall be deposited, or for any loss occasioned by error of judgment or oversight on his or her part, or for any other loss, damage or misfortune whatever shall happen in the execution of the duties of his or her office or in relation thereto unless such occurrence is through his or her own dishonesty.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit Number	Description
1.1	Purchase Agreement, dated September 17, 2009, between NewPage Corporation and Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and Citigroup Global Markets Inc., as representatives of the several purchasers named therein (incorporated by reference from Exhibit 1.1 to the Form 8-K of NewPage Corporation filed on September 23, 2009)

3.1	Certificate of Incorporation of NewPage Corporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

3.2	Amended and Restated Bylaws of NewPage Corporation (incorporated by reference from Exhibit 3.2 to the Quarterly Report on Form 10-Q of NewPage Corporation for the quarter ended June 30, 2006)

3.3	Articles of Incorporation of Escanaba Paper Company (incorporated by reference from Exhibit 3.3 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

3.4	Bylaws of Escanaba Paper Company (incorporated by reference from Exhibit 3.4 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

3.5	Certificate of Incorporation of Luke Paper Company (incorporated by reference from Exhibit 3.5 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

3.6	Bylaws of Luke Paper Company (incorporated by reference from Exhibit 3.6 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

3.7	Certificate of Incorporation of Rumford Paper Company (incorporated by reference from Exhibit 3.7 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

3.8	Bylaws of Rumford Paper Company (incorporated by reference from Exhibit 3.8 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

3.9	Certificate of Formation of NewPage Energy Services LLC (incorporated by reference from Exhibit 3.9 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

3.10	Limited Liability Company Operating Agreement of NewPage Energy Services LLC (incorporated by reference from Exhibit 3.10 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)
3.11	Articles of Incorporation of Upland Resources Inc. (incorporated by reference from Exhibit 3.11 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

3.12	Bylaws of Upland Resources Inc. (incorporated by reference from Exhibit 3.12 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

3.13	Certificate of Incorporation of Rumford Cogeneration, Inc. (incorporated by reference from Exhibit 3.13 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

3.14	Bylaws of Rumford Cogeneration, Inc. (incorporated by reference from Exhibit 3.14 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

Exhibit Number	Description
3.15	Certificate of Incorporation of Chillicothe Paper Inc. (incorporated by reference from Exhibit 3.17 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

3.16	Bylaws of Chillicothe Paper Inc. (incorporated by reference from Exhibit 3.18 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

3.17	Certificate of Formation of Wickliffe Paper Company LLC (incorporated by reference from Exhibit 3.19 to the Registration Statement on Form S-4 (Reg. No. 333-150276) of NewPage Corporation, filed on April 16, 2008)

3.18	Limited Liability Company Operating Agreement of Wickliffe Paper Company LLC (incorporated by reference from Exhibit 3.20 to the Registration Statement on Form S-4 (Reg. No. 333-150276) of NewPage Corporation, filed on April 16, 2008)

3.19	Certificate of Incorporation of NewPage Consolidated Papers Inc. (incorporated by reference from Exhibit 3.21 to the Registration Statement on Form S-4 (Reg. No. 333-150276) of NewPage Corporation, filed on April 16, 2008)

3.20	Bylaws of NewPage Consolidated Papers Inc. (incorporated by reference from Exhibit 3.22 to the Registration Statement on Form S-4 (Reg. No. 333-150276) of NewPage Corporation, filed on April 16, 2008)

3.21	Certificate of Incorporation of NewPage Wisconsin System Inc. (incorporated by reference from Exhibit 3.23 to the Registration Statement on Form S-4 (Reg. No. 333-150276) of NewPage Corporation, filed on April 16, 2008)

3.22	Bylaws of NewPage Wisconsin System Inc. (incorporated by reference from Exhibit 3.24 to the Registration Statement on Form S-4 (Reg. No. 333-150276) of NewPage Corporation, filed on April 16, 2008)

3.23	Articles of Association of NewPage Port Hawkesbury Corp. (incorporated by reference from Exhibit 3.25 to the Registration Statement on Form S-4 (Reg. No. 333-150276) of NewPage Corporation, filed on April 16, 2008)

3.24	Memorandum of Association of NewPage Port Hawkesbury Corp. (incorporated by reference from Exhibit 3.26 to the Registration Statement on Form S-4 (Reg. No. 333-150276) of NewPage Corporation, filed on April 16, 2008)

3.25	Certificate of Formation of NewPage Canadian Sales LLC (incorporated by reference from Exhibit 3.27 to the Registration Statement on Form S-4 (Reg. No. 333-150276) of NewPage Corporation, filed on April 16, 2008)

3.26	Limited Liability Company Operating Agreement of NewPage Canadian Sales LLC (incorporated by reference from Exhibit 3.28 to the Registration Statement on Form S-4 (Reg. No. 333-150276) of NewPage Corporation, filed on April 16, 2008)

3.27	Certificate of Formation of NewPage Port Hawkesbury Holding LLC

3.28	Limited Liability Company Operating Agreement of NewPage Port Hawkesbury Holding LLC

4.1	Intercreditor Agreement, dated as of May 2, 2005, by and among NewPage Corporation, NewPage Holding Corporation, certain subsidiaries of NewPage Corporation, JPMorgan Chase Bank. N.A., as revolving loan collateral agent and The Bank of New York, as collateral trustee (incorporated by reference from Exhibit 4.4 to the Registration Statement on Form S-4 (Reg. No. 333-129343) of NewPage Holding Corporation, filed on October 31, 2005)

Exhibit Number	Description
4.2	Indenture for the Floating Rate Senior Secured Notes due 2012 dated as of May 2, 2005 by and among NewPage Corporation, the guarantors named herein and HSBC Bank USA, National Association, as Trustee (incorporated by reference from Exhibit 4.1 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005), as supplemented dated December 21, 2007 (incorporated by reference from Exhibit 10.7 to the Form 8-K filed on December 28, 2007)

4.3	Indenture for the 10% Senior Secured Notes due 2012 dated as of May 2, 2005 among NewPage Corporation, as Issuer, the guarantors named herein, HSBC Bank USA, National Association, as Trustee (incorporated by reference from Exhibit 4.2 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005), as supplemented dated December 21, 2007 (incorporated by reference from Exhibit 10.5 to the Form 8-K filed on December 28, 2007)

4.4	Indenture for the 12% Senior Subordinated Notes due 2013 dated as of May 2, 2005 among NewPage Corporation, the guarantors named herein and HSBC Bank USA, National Association, as Trustee (incorporated by reference from Exhibit 4.3 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005), as supplemented dated December 21, 2007 (incorporated by reference from Exhibit 10.8 to the Form 8-K filed on December 28, 2007)

4.5	Form of Floating Rate Senior Notes due 2012 (included in Exhibit 4.3)

4.6	Form of 10% Senior Secured Notes due 2012 (included in Exhibit 4.4)

4.7	Form of 12% Senior Subordinated Notes due 2013 (included in Exhibit 4.5)

4.8	Form of Guarantee for each of the Floating Rate Senior Notes due 2012, the 10% Senior Secured Notes due 2012, and the 12% Senior Subordinated Notes due 2013 (included in Exhibit 4.3)

4.9	Intercreditor Agreement, dated as of May 2, 2005 among NewPage Corporation, NewPage Holding Corporation, certain subsidiaries of NewPage Corporation, JPMorgan Chase Bank, N.A., as revolving loan collateral agent and The Bank of New York, as collateral trustee (incorporated by reference from Exhibit 4.9 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

4.10	Collateral Trust Agreement dated as of May 2, 2005 among NewPage Corporation, the Pledgors from time to time party thereto, Goldman Sachs Credit Partners L.P., HSBC Bank USA, National Association, and The Bank of New York (incorporated by reference from Exhibit 4.10 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

4.11	Priority Lien Debt Pledge and Security Agreement, dated December 21, 2007, among NewPage Corporation and certain of its affiliates and The Bank of New York (incorporated by reference from Exhibit 10.3 to the Form 8-K of NewPage Corporation filed on December 28, 2007)

4.12	Indenture, dated as of September 30, 2009, among NewPage Corporation, the Guarantors and The Bank of New York Mellon, as trustee (incorporated by reference from Exhibit 4.1 to the Form 8-K of NewPage Corporation filed on October 5, 2009)

4.13	Form of 11.375% Senior Secured Notes due 2014 (included in Exhibit 4.12)

4.14	Exchange and Registration Rights Agreement, dated as of September 30, 2009, among NewPage Corporation and Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and Citigroup Global Markets Inc., as representatives of the initial purchasers of the Notes (incorporated by reference from Exhibit 4.2 to the Form 8-K of NewPage Corporation filed on October 5, 2009)

Exhibit Number	Description
5.1	Opinion of Schulte Roth & Zabel LLP*

10.1	Equity and Asset Purchase Agreement, dated as of January 14, 2005, among MeadWestvaco Corporation and Maple Acquisition LLC (n/k/a Escanaba Timber LLC) (incorporated by reference from Exhibit 10.1 to the Registration Statement on Form S-4 (Reg. No. 333-129343) of NewPage Holding Corporation, filed on October 31, 2005) as amended by the First Amendment, dated as of April 22, 2005 (incorporated by reference from Exhibit 10.2 to the Registration Statement on Form S-4 (Reg. No. 333-129343) of NewPage Holding Corporation, filed on October 31, 2005) and the Second Amendment, dated as of April 30, 2005 (incorporated by reference from Exhibit 10.3 to the Registration Statement on Form S-4 (Reg. No. 333-129343) of NewPage Holding Corporation, filed on October 31, 2005)

10.2	Employment Letter Agreement dated May 2, 2005, by and between NewPage Corporation and Daniel A. Clark (incorporated by reference from Exhibit 10.12 to the Registration Statement on Form S-4 (Reg. No. 333-129343) of NewPage Holding Corporation, filed on October 31, 2005), as amended by Amendment No. 1 dated as of January 28, 2007 (incorporated by reference from Exhibit 10.12 to the Annual Report on Form 10-K for the year ended December 31, 2006), Amendment No. 2 dated as of December 21, 2007 (incorporated by reference from Exhibit 10.9 to the Form 8-K filed on December 28, 2007) and Amendment No. 3 dated as of January 1, 2009 (incorporated by reference from Exhibit 10.2 to the Form 10-K filed March 2, 2009)

10.3	Employment Letter Agreement dated October 6, 2005, by and between NewPage Corporation and Douglas K. Cooper (incorporated by reference from Exhibit 10.20 to the Registration Statement on Form S-4 (Reg. No. 333-129343) of NewPage Holding Corporation, filed on October 31, 2005), as amended by Amendment No. 1 dated as of January 28, 2007 (incorporated by reference from Exhibit 10.20 to the Annual Report on Form 10-K for the year ended December 31, 2006), Amendment No. 2 dated as of December 21, 2007 (incorporated by reference from Exhibit 10.10 to the Form 8-K filed on December 28, 2007) and Amendment No. 3 dated as of January 1, 2009 (incorporated by reference from Exhibit 10.3 to the Form 10-K filed March 2, 2009)

10.4	Asset Purchase Agreement dated January 6, 2006, among Brascan Power Inc., Rumford Falls Power Company and Rumford Paper Company (incorporated by reference from Exhibit 10.25 to the Amendment No. 2 to the Registration Statement on Form S-4 (Reg. No. 333-129343) of NewPage Holding Corporation, filed on January 18, 2006), as amended by Amendment No. 1 to the Asset Purchase Agreement dated as of June 7, 2006 (incorporated by reference from Exhibit 10.37 to the Amendment No. 2 to the Registration Statement on Form S-1 (Reg. No. 333-133367) of NewPage Holding Corporation, filed on June 14, 2006)

10.5	Asset Purchase Agreement among NewPage Corporation, Chillicothe Paper Inc. and P. H. Glatfelter Company dated February 21, 2006 (incorporated by reference from Exhibit 10.26 to the Amendment No. 3 to the Registration Statement on Form S-4 (Reg. No. 333-129343) of NewPage Holding Corporation, filed on April 17, 2006)

10.6	Employment Letter Agreement dated May 2, 2005, by and between NewPage Corporation and George F. Martin (incorporated by reference from Exhibit 10.31 to the Amendment No. 3 to the Registration Statement on Form S-4 (Reg. No. 333-129343) of NewPage Holding Corporation, filed on April 17, 2006), as amended by Amendment No. 1 dated as of January 28, 2007 (incorporated by reference from Exhibit 10.31 to the Annual Report on Form 10-K for the year ended December 31, 2006), Amendment No. 2 dated as of December 21, 2007 (incorporated by reference from Exhibit 10.11 to the Form 8-K filed on December 28, 2007) and Amendment No. 3 dated as of January 1, 2009 (incorporated by reference from Exhibit 10.6 to the Form 10-K filed March 2, 2009)

Exhibit Number	Description
10.7	Employment Agreement dated as of April 17, 2006 by and between NewPage Corporation and Mark A. Suwyn (incorporated by reference from Exhibit 10.33 to the Amendment No. 3 to the Registration Statement on Form S-4 (Reg. No. 333-129343) of NewPage Holding Corporation, filed on April 17, 2006), as amended by Amendment No. 1 dated as of December 21, 2007 (incorporated by reference from Exhibit 10.13 to the Form 8-K filed on December 28, 2007) and Amendment No. 2 dated as of January 1, 2009 (incorporated by reference from Exhibit 10.7 to the Form 10-K filed March 2, 2009)

10.8	Employment Agreement dated as of April 17, 2006 by and between NewPage Corporation and Richard D. Willett, Jr. (incorporated by reference from Exhibit 10.34 to the Amendment No. 3 to the Registration Statement on Form S-4 (Reg. No. 333-129343) of NewPage Holding Corporation, filed on April 17, 2006) as amended by Amendment No. 1 dated as of January 1, 2009 (incorporated by reference from Exhibit 10.8 to the Form 10-K filed March 2, 2009)

10.9	Form of Indemnification Agreement (incorporated by reference from Exhibit 10.35 to the Amendment No. 4 to the Registration Statement on Form S-1 (Reg. No. 333-133367) of NewPage Holding Corporation, filed on July 12, 2006)

10.10	Form of Independent Director Agreement (incorporated by reference from Exhibit 10.36 to the Amendment No. 4 to the Registration Statement on Form S-1 (Reg. No. 333- 133367) of NewPage Holding Corporation, filed on July 12, 2006)

10.11	Form of NewPage Holding Corporation 2006 Incentive Plan (incorporated by reference from Exhibit 10.38 to the Amendment No. 2 to the Registration Statement on Form S-1 (Reg. No. 333-133367) of NewPage Holding Corporation, filed on June 14, 2006)

10.12	Form of Management Lock-up Agreement (incorporated by reference from Exhibit 10.39 to the Amendment No. 4 to the Registration Statement on Form S-1 (Reg. No. 333- 133367) of NewPage Holding Corporation, filed on July 12, 2006)

10.13	Employment Agreement dated as of May 2, 2005 by and between NewPage Corporation and Michael L. Marziale, as amended by letter agreement dated as of June 30, 2006, and by Amendment No. 2 dated as of January 28, 2007 (incorporated by reference from Exhibit 10.40 to the Annual Report on Form 10-K for the year ended December 31, 2006), Amendment No. 3 dated as of December 21, 2007 (incorporated by reference from Exhibit 10.12 to the Form 8-K filed on December 28, 2007) and Amendment No. 4 dated as of January 1, 2009 (incorporated by reference from Exhibit 10.13 to the Form 10-K filed March 2, 2009)

10.14	Revolving Credit and Guaranty Agreement, dated December 21, 2007, among NewPage Corporation, NewPage Holding Corporation, certain subsidiaries of NewPage Corporation, lenders party thereto, Goldman Sachs Credit Partners L.P., as Administrative Agent, JPMorgan Chase Bank, N.A., as Collateral Agent, and the other parties thereto (incorporated by reference from Exhibit 10.2 to the Form 8-K filed on December 28, 2007), as amended by the First Amendment to Revolving Credit and Guaranty Agreement, dated as of September 11, 2009 (incorporated by reference from Exhibit 10.2 to the Form 8-K filed on September 11, 2009)

10.15	Priority Lien Debt Pledge and Security Agreement, dated December 21, 2007, among NewPage Corporation and certain of its affiliates and The Bank of New York (incorporated by reference from Exhibit 10.3 to the Form 8-K filed on December 28, 2007)

10.16	Revolving Credit Pledge and Security Agreement, dated December 21, 2007, among NewPage Corporation and certain of its affiliates and JPMorgan Chase Bank, N.A. (incorporated by reference from Exhibit 10.4 to the Form 8-K filed on December 28, 2007)

Exhibit Number	Description
10.17	Stock Purchase Agreement by and among Stora Enso Oyj, Stora Enso North America, Inc. and NewPage Holding Corporation, dated as of September 20, 2007 (incorporated by reference from Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2007), as amended by the First Amendment, dated as of on December 21, 2007 (incorporated by reference from Exhibit 10.15 to the Form 8-K filed on December 28, 2007)

10.18	Employment Agreement dated as of November 1, 2007 by and between NewPage Corporation and Michael T. Edicola (incorporated by reference from Exhibit 10.27 to the Annual Report on
Form 10-K for the year ended December 31, 2007), as amended by Amendment No. 1 dated as of January 1, 2009 (incorporated by reference from Exhibit 10.20 to the Form 10-K filed March 2, 2009)

10.19	Employment Agreement dated as of September 8, 2008 by and between NewPage Corporation and David J. Prystash (incorporated by reference from Exhibit 10.2 to the Quarterly Report on
Form 10-Q for the quarter ended September 30, 2008), as amended by Amendment No. 1 dated as of January 1, 2009 (incorporated by reference from Exhibit 10.21 to the Form 10-K filed March 2, 2009)

10.20	Separation Agreement dated September 8, 2008, by and between NewPage Corporation, NewPage Group Inc. and Jason W. Bixby (incorporated by reference from Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2008)

10.21	Employment Letter Agreement dated as of April 20, 2009 by and between NewPage Corporation and David J. Prystash. (incorporated by reference from Exhibit 10.1 to the Quarterly Report on
Form 10-Q for the quarter ended June 30, 2009)

12.1	Statement Regarding Computation of Ratios

21.1	Subsidiaries of the registrant

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5.1)

24.1	Power of Attorney (included on Signature Page of initial filing)

25.1	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York Mellon, as Trustee

99.1	Form of Letter of Transmittal for Outstanding 11.375% Senior Secured Notes due 2014

99.2	Form of Notice of Guaranteed Delivery for Tender of 11.375% Senior Secured Notes due 2014, Series A of NewPage Corporation

99.3	Consent of Resource Information Systems, Inc.

*	To be filed by amendment

(b)	Financial Statement Schedules

None.

Item 22.	Undertakings.

The undersigned Registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed pursuant to Rule 424(b) as part of the Registration Statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned Registrants hereby undertake that:

(1)	Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), we undertake that such reoffering prospectus will contain the information called for by the applicable registration form with respect to the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	Every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, NewPage Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miamisburg, State of Ohio, on the 19th day of November, 2009.

NEWPAGE CORPORATION

By:	/s/ RICHARD D. WILLETT, JR.
Name:	Richard D. Willett, Jr.
Title:	President and Chief Executive Officer

Date: November 19, 2009

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Douglas K. Cooper and David J. Prystash (with full power to act alone) as the true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in, and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ RICHARD D. WILLETT, JR. Richard D. Willett, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	November 19, 2009

/s/ DAVID J. PRYSTASH David J. Prystash	Senior Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial Officer)	November 19, 2009

/s/ CURTIS H. SHORT Curtis H. Short	Controller and Chief Accounting Officer (Principal Accounting Officer)	November 19, 2009

/s/ MARK A. SUWYN Mark A. Suwyn	Director	November 19, 2009

/s/ ROBERT M. ARMSTRONG Robert M. Armstrong	Director	November 19, 2009

/s/ CHARLES E. LONG Charles E. Long	Director	November 19, 2009

/s/ JAMES R. RENNA James R. Renna	Director	November 19, 2009

Signature	Title	Date

/s/ JOHN W. SHERIDAN John W. Sheridan	Director	November 19, 2009

/s/ LENARD B. TESSLER Lenard B. Tessler	Director	November 19, 2009

/s/ ALEXANDER M. WOLF Alexander M. Wolf	Director	November 19, 2009

/s/ GEORGE J. ZAHRINGER, III George J. Zahringer, III	Director	November 19, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Chillicothe Paper Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miamisburg, State of Ohio, on the 19th day of November, 2009.

CHILLICOTHE PAPER INC.

By:	/s/ RICHARD D. WILLETT, JR.
Name:	Richard D. Willett, Jr.
Title:	President and Chief Executive Officer

Date: November 19, 2009

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ RICHARD D. WILLETT, JR. Richard D. Willett, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	November 19, 2009

/s/ DAVID J. PRYSTASH David J. Prystash	Senior Vice President, Chief Financial Officer, Assistant Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	November 19, 2009

/s/ DOUGLAS K. COOPER Douglas K. Cooper	Director	November 19, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Escanaba Paper Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miamisburg, State of Ohio, on the 19th day of November, 2009.

ESCANABA PAPER COMPANY

By:	/s/ RICHARD D. WILLETT, JR.
Name:	Richard D. Willett, Jr.
Title:	President and Chief Executive Officer

Date: November 19, 2009

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ RICHARD D. WILLETT, JR. Richard D. Willett, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	November 19, 2009

/s/ DAVID J. PRYSTASH David J. Prystash	Senior Vice President, Chief Financial Officer, Assistant Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	November 19, 2009

/s/ DOUGLAS K. COOPER Douglas K. Cooper	Director	November 19, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Luke Paper Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miamisburg, State of Ohio, on the 19th day of November, 2009.

LUKE PAPER COMPANY

By:	/s/ RICHARD D. WILLETT, JR.
Name:	Richard D. Willett, Jr.
Title:	President and Chief Executive Officer

Date: November 19, 2009

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ RICHARD D. WILLETT, JR. Richard D. Willett, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	November 19, 2009

/s/ DAVID J. PRYSTASH David J. Prystash	Senior Vice President, Chief Financial Officer, Assistant Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	November 19, 2009

/s/ DOUGLAS K. COOPER Douglas K. Cooper	Director	November 19, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Rumford Paper Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miamisburg, State of Ohio, on the 19th day of November, 2009.

RUMFORD PAPER COMPANY

By:	/s/ RICHARD D. WILLETT, JR.
Name:	Richard D. Willett, Jr.
Title:	President and Chief Executive Officer

Date: November 19, 2009

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ RICHARD D. WILLETT, JR. Richard D. Willett, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	November 19, 2009

/s/ DAVID J. PRYSTASH David J. Prystash	Senior Vice President, Chief Financial Officer, Assistant Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	November 19, 2009

/s/ DOUGLAS K. COOPER Douglas K. Cooper	Director	November 19, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Wickliffe Paper Company LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miamisburg, State of Ohio, on the 19th day of November, 2009.

WICKLIFFE PAPER COMPANY LLC

By:	/s/ RICHARD D. WILLETT, JR.
Name:	Richard D. Willett, Jr.
Title:	President and Chief Executive Officer

Date: November 19, 2009

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ RICHARD D. WILLETT, JR. Richard D. Willett, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	November 19, 2009

/s/ DAVID J. PRYSTASH David J. Prystash	Senior Vice President, Chief Financial Officer, Assistant Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	November 19, 2009

/s/ DOUGLAS K. COOPER Douglas K. Cooper	Manager	November 19, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, NewPage Energy Services LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miamisburg, State of Ohio, on the 19th day of November, 2009.

NEWPAGE ENERGY SERVICES LLC

By:	/s/ RICHARD D. WILLETT, JR.
Name:	Richard D. Willett, Jr.
Title:	President and Chief Executive Officer

Date: November 19, 2009

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ RICHARD D. WILLETT, JR. Richard D. Willett, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	November 19, 2009

/s/ DAVID J. PRYSTASH David J. Prystash	Senior Vice President, Chief Financial Officer, Assistant Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	November 19, 2009

/s/ DOUGLAS K. COOPER Douglas K. Cooper	Manager	November 19, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Upland Resources, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miamisburg, State of Ohio, on the 19th day of November, 2009.

UPLAND RESOURCES, INC.

By:	/s/ RICHARD D. WILLETT, JR.
Name:	Richard D. Willett, Jr.
Title:	President and Chief Executive Officer

Date: November 19, 2009

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ RICHARD D. WILLETT, JR. Richard D. Willett, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	November 19, 2009

/s/ DAVID J. PRYSTASH David J. Prystash	Senior Vice President, Chief Financial Officer, Assistant Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	November 19, 2009

/s/ DOUGLAS K. COOPER Douglas K. Cooper	Director	November 19, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Rumford Cogeneration, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miamisburg, State of Ohio, on the 19th day of November, 2009.

RUMFORD COGENERATION, INC.

By:	/s/ RICHARD D. WILLETT, JR.
Name:	Richard D. Willett, Jr.
Title:	President and Chief Executive Officer

Date: November 19, 2009

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ RICHARD D. WILLETT, JR. Richard D. Willett, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	November 19, 2009

/s/ DAVID J. PRYSTASH David J. Prystash	Senior Vice President, Chief Financial Officer, Assistant Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	November 19, 2009

/s/ DOUGLAS K. COOPER Douglas K. Cooper	Director	November 19, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, NewPage Canadian Sales LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miamisburg, State of Ohio, on the 19th day of November, 2009.

NEWPAGE CANADIAN SALES LLC

By:	/s/ RICHARD D. WILLETT, JR.
Name:	Richard D. Willett, Jr.
Title:	President and Chief Executive Officer

Date: November 19, 2009

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ RICHARD D. WILLETT, JR. Richard D. Willett, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	November 19, 2009

/s/ DAVID J. PRYSTASH David J. Prystash	Senior Vice President, Chief Financial Officer, Assistant Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	November 19, 2009

/s/ DOUGLAS K. COOPER Douglas K. Cooper	Manager	November 19, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, NewPage Consolidated Papers Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miamisburg, State of Ohio, on the 19th day of November, 2009.

NEWPAGE CONSOLIDATED PAPERS INC.

By:	/s/ RICHARD D. WILLETT, JR.
Name:	Richard D. Willett, Jr.
Title:	President and Chief Executive Officer

Date: November 19, 2009

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ RICHARD D. WILLETT, JR. Richard D. Willett, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	November 19, 2009

/s/ DAVID J. PRYSTASH David J. Prystash	Senior Vice President, Chief Financial Officer, Assistant Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	November 19, 2009

/s/ DOUGLAS K. COOPER Douglas K. Cooper	Director	November 19, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, NewPage Port Hawkesbury Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miamisburg, State of Ohio, on the 19th day of November, 2009.

NEWPAGE PORT HAWKESBURY CORP.

By:	/s/ RICHARD D. WILLETT, JR.
Name:	Richard D. Willett, Jr.
Title:	President and Chief Executive Officer

Date: November 19, 2009

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ RICHARD D. WILLETT, JR. Richard D. Willett, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	November 19, 2009

/s/ DAVID J. PRYSTASH David J. Prystash	Senior Vice President, Chief Financial Officer, Assistant Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	November 19, 2009

/s/ DOUGLAS K. COOPER Douglas K. Cooper	Director	November 19, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, NewPage Port Hawkesbury Holding LLC. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miamisburg, State of Ohio, on the 19th day of November, 2009.

NEWPAGE PORT HAWKESBURY HOLDING LLC.

By:	/s/ RICHARD D. WILLETT, JR.
Name:	Richard D. Willett, Jr.
Title:	President and Chief Executive Officer

Date: November 19, 2009

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ RICHARD D. WILLETT, JR. Richard D. Willett, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	November 19, 2009

/s/ DAVID J. PRYSTASH David J. Prystash	Senior Vice President, Chief Financial Officer, Assistant Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	November 19, 2009

/s/ DOUGLAS K. COOPER Douglas K. Cooper	Director	November 19, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, NewPage Wisconsin System Inc. duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miamisburg, State of Ohio, on the 19th day of November, 2009.

NEWPAGE WISCONSIN SYSTEM INC.

By:	/s/ RICHARD D. WILLETT, JR.
Name:	Richard D. Willett, Jr.
Title:	President and Chief Executive Officer

Date: November 19, 2009

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ RICHARD D. WILLETT, JR. Richard D. Willett, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	November 19, 2009

/s/ DAVID J. PRYSTASH David J. Prystash	Senior Vice President, Chief Financial Officer, Assistant Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	November 19, 2009

/s/ DOUGLAS K. COOPER Douglas K. Cooper	Director	November 19, 2009

EXHIBIT INDEX

Exhibit Number	Description
1.1	Purchase Agreement, dated September 17, 2009, between NewPage Corporation and Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and Citigroup Global Markets Inc., as representatives of the several purchasers named therein (incorporated by reference from Exhibit 1.1 to the Form 8-K of NewPage Corporation filed on September 23, 2009)

3.1	Certificate of Incorporation of NewPage Corporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

3.2	Amended and Restated Bylaws of NewPage Corporation (incorporated by reference from Exhibit 3.2 to the Quarterly Report on Form 10-Q of NewPage Corporation for the quarter ended June 30, 2006)

3.3	Articles of Incorporation of Escanaba Paper Company (incorporated by reference from Exhibit 3.3 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

3.4	Bylaws of Escanaba Paper Company (incorporated by reference from Exhibit 3.4 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

3.5	Certificate of Incorporation of Luke Paper Company (incorporated by reference from Exhibit 3.5 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

3.6	Bylaws of Luke Paper Company (incorporated by reference from Exhibit 3.6 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

3.7	Certificate of Incorporation of Rumford Paper Company (incorporated by reference from Exhibit 3.7 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

3.8	Bylaws of Rumford Paper Company (incorporated by reference from Exhibit 3.8 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

3.9	Certificate of Formation of NewPage Energy Services LLC (incorporated by reference from Exhibit 3.9 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

3.10	Limited Liability Company Operating Agreement of NewPage Energy Services LLC (incorporated by reference from Exhibit 3.10 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

3.11	Articles of Incorporation of Upland Resources Inc. (incorporated by reference from Exhibit 3.11 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

3.12	Bylaws of Upland Resources Inc. (incorporated by reference from Exhibit 3.12 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

3.13	Certificate of Incorporation of Rumford Cogeneration, Inc. (incorporated by reference from Exhibit 3.13 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

3.14	Bylaws of Rumford Cogeneration, Inc. (incorporated by reference from Exhibit 3.14 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

Exhibit Number	Description
3.15	Certificate of Incorporation of Chillicothe Paper Inc. (incorporated by reference from Exhibit 3.17 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

3.16	Bylaws of Chillicothe Paper Inc. (incorporated by reference from Exhibit 3.18 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

3.17	Certificate of Formation of Wickliffe Paper Company LLC (incorporated by reference from Exhibit 3.19 to the Registration Statement on Form S-4 (Reg. No. 333-150276) of NewPage Corporation, filed on April 16, 2008)

3.18	Limited Liability Company Operating Agreement of Wickliffe Paper Company LLC (incorporated by reference from Exhibit 3.20 to the Registration Statement on Form S-4 (Reg. No. 333-150276) of NewPage Corporation, filed on April 16, 2008)

3.19	Certificate of Incorporation of NewPage Consolidated Papers Inc. (incorporated by reference from Exhibit 3.21 to the Registration Statement on Form S-4 (Reg. No. 333-150276) of NewPage Corporation, filed on April 16, 2008)

3.20	Bylaws of NewPage Consolidated Papers Inc. (incorporated by reference from Exhibit 3.22 to the Registration Statement on Form S-4 (Reg. No. 333-150276) of NewPage Corporation, filed on April 16, 2008)

3.21	Certificate of Incorporation of NewPage Wisconsin System Inc. (incorporated by reference from Exhibit 3.23 to the Registration Statement on Form S-4 (Reg. No. 333-150276) of NewPage Corporation, filed on April 16, 2008)

3.22	Bylaws of NewPage Wisconsin System Inc. (incorporated by reference from Exhibit 3.24 to the Registration Statement on Form S-4 (Reg. No. 333-150276) of NewPage Corporation, filed on April 16, 2008)

3.23	Articles of Association of NewPage Port Hawkesbury Corp. (incorporated by reference from Exhibit 3.25 to the Registration Statement on Form S-4 (Reg. No. 333-150276) of NewPage Corporation, filed on April 16, 2008)

3.24	Memorandum of Association of NewPage Port Hawkesbury Corp. (incorporated by reference from Exhibit 3.26 to the Registration Statement on Form S-4 (Reg. No. 333-150276) of NewPage Corporation, filed on April 16, 2008)

3.25	Certificate of Formation of NewPage Canadian Sales LLC (incorporated by reference from Exhibit 3.27 to the Registration Statement on Form S-4 (Reg. No. 333-150276) of NewPage Corporation, filed on April 16, 2008)

3.26	Limited Liability Company Operating Agreement of NewPage Canadian Sales LLC (incorporated by reference from Exhibit 3.28 to the Registration Statement on Form S-4 (Reg. No. 333-150276) of NewPage Corporation, filed on April 16, 2008)

3.27	Certificate of Formation of NewPage Port Hawkesbury Holding LLC

3.28	Limited Liability Company Operating Agreement of NewPage Port Hawkesbury Holding LLC

4.1	Intercreditor Agreement, dated as of May 2, 2005, by and among NewPage Corporation, NewPage Holding Corporation, certain subsidiaries of NewPage Corporation, JPMorgan Chase Bank. N.A., as revolving loan collateral agent and The Bank of New York, as collateral trustee (incorporated by reference from Exhibit 4.4 to the Registration Statement on Form S-4 (Reg. No. 333-129343) of NewPage Holding Corporation, filed on October 31, 2005)

Exhibit Number	Description
4.2	Indenture for the Floating Rate Senior Secured Notes due 2012 dated as of May 2, 2005 by and among NewPage Corporation, the guarantors named herein and HSBC Bank USA, National Association, as Trustee (incorporated by reference from Exhibit 4.1 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005), as supplemented dated December 21, 2007 (incorporated by reference from Exhibit 10.7 to the Form 8-K filed on December 28, 2007)

4.3	Indenture for the 10% Senior Secured Notes due 2012 dated as of May 2, 2005 among NewPage Corporation, as Issuer, the guarantors named herein, HSBC Bank USA, National Association, as Trustee (incorporated by reference from Exhibit 4.2 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005), as supplemented dated December 21, 2007 (incorporated by reference from Exhibit 10.5 to the Form 8-K filed on December 28, 2007)

4.4	Indenture for the 12% Senior Subordinated Notes due 2013 dated as of May 2, 2005 among NewPage Corporation, the guarantors named herein and HSBC Bank USA, National Association, as Trustee (incorporated by reference from Exhibit 4.3 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005), as supplemented dated December 21, 2007 (incorporated by reference from Exhibit 10.8 to the Form 8-K filed on December 28, 2007)

4.5	Form of Floating Rate Senior Notes due 2012 (included in Exhibit 4.3)

4.6	Form of 10% Senior Secured Notes due 2012 (included in Exhibit 4.4)

4.7	Form of 12% Senior Subordinated Notes due 2013 (included in Exhibit 4.5)

4.8	Form of Guarantee for each of the Floating Rate Senior Notes due 2012, the 10% Senior Secured Notes due 2012, and the 12% Senior Subordinated Notes due 2013 (included in Exhibit 4.3)

4.9	Intercreditor Agreement, dated as of May 2, 2005 among NewPage Corporation, NewPage Holding Corporation, certain subsidiaries of NewPage Corporation, JPMorgan Chase Bank, N.A., as revolving loan collateral agent and The Bank of New York, as collateral trustee (incorporated by reference from Exhibit 4.9 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

4.10	Collateral Trust Agreement dated as of May 2, 2005 among NewPage Corporation, the Pledgors from time to time party thereto, Goldman Sachs Credit Partners L.P., HSBC Bank USA, National Association, and The Bank of New York (incorporated by reference from Exhibit 4.10 to the Registration Statement on Form S-4 (Reg. No. 333-125952) of NewPage Corporation, filed on June 20, 2005)

4.11	Priority Lien Debt Pledge and Security Agreement, dated December 21, 2007, among NewPage Corporation and certain of its affiliates and The Bank of New York (incorporated by reference from Exhibit 10.3 to the Form 8-K of NewPage Corporation filed on December 28, 2007)

4.12	Indenture, dated as of September 30, 2009, among NewPage Corporation, the Guarantors and The Bank of New York Mellon, as trustee (incorporated by reference from Exhibit 4.1 to the Form 8-K of NewPage Corporation filed on October 5, 2009)

4.13	Form of 11.375% Senior Secured Notes due 2014 (included in Exhibit 4.12)

4.14	Exchange and Registration Rights Agreement, dated as of September 30, 2009, among NewPage Corporation and Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and Citigroup Global Markets Inc., as representatives of the initial purchasers of the Notes (incorporated by reference from Exhibit 4.2 to the Form 8-K of NewPage Corporation filed on October 5, 2009)

Exhibit Number	Description
5.1	Opinion of Schulte Roth & Zabel LLP*

10.1	Equity and Asset Purchase Agreement, dated as of January 14, 2005, among MeadWestvaco Corporation and Maple Acquisition LLC (n/k/a Escanaba Timber LLC) (incorporated by reference from Exhibit 10.1 to the Registration Statement on Form S-4 (Reg. No. 333-129343) of NewPage Holding Corporation, filed on October 31, 2005) as amended by the First Amendment, dated as of April 22, 2005 (incorporated by reference from Exhibit 10.2 to the Registration Statement on Form S-4 (Reg. No. 333-129343) of NewPage Holding Corporation, filed on October 31, 2005) and the Second Amendment, dated as of April 30, 2005 (incorporated by reference from Exhibit 10.3 to the Registration Statement on Form S-4 (Reg. No. 333-129343) of NewPage Holding Corporation, filed on October 31, 2005)

10.2	Employment Letter Agreement dated May 2, 2005, by and between NewPage Corporation and Daniel A. Clark (incorporated by reference from Exhibit 10.12 to the Registration Statement on Form S-4 (Reg. No. 333-129343) of NewPage Holding Corporation, filed on October 31, 2005), as amended by Amendment No. 1 dated as of January 28, 2007 (incorporated by reference from Exhibit 10.12 to the Annual Report on Form 10-K for the year ended December 31, 2006), Amendment No. 2 dated as of December 21, 2007 (incorporated by reference from Exhibit 10.9 to the Form 8-K filed on December 28, 2007) and Amendment No. 3 dated as of January 1, 2009 (incorporated by reference from Exhibit 10.2 to the Form 10-K filed March 2, 2009)

10.3	Employment Letter Agreement dated October 6, 2005, by and between NewPage Corporation and Douglas K. Cooper (incorporated by reference from Exhibit 10.20 to the Registration Statement on Form S-4 (Reg. No. 333-129343) of NewPage Holding Corporation, filed on October 31, 2005), as amended by Amendment No. 1 dated as of January 28, 2007 (incorporated by reference from Exhibit 10.20 to the Annual Report on Form 10-K for the year ended December 31, 2006), Amendment No. 2 dated as of December 21, 2007 (incorporated by reference from Exhibit 10.10 to the Form 8-K filed on December 28, 2007) and Amendment No. 3 dated as of January 1, 2009 (incorporated by reference from Exhibit 10.3 to the Form 10-K filed March 2, 2009)

10.4	Asset Purchase Agreement dated January 6, 2006, among Brascan Power Inc., Rumford Falls Power Company and Rumford Paper Company (incorporated by reference from Exhibit 10.25 to the Amendment No. 2 to the Registration Statement on Form S-4 (Reg. No. 333-129343) of NewPage Holding Corporation, filed on January 18, 2006), as amended by Amendment No. 1 to the Asset Purchase Agreement dated as of June 7, 2006 (incorporated by reference from Exhibit 10.37 to the Amendment No. 2 to the Registration Statement on Form S-1 (Reg. No. 333-133367) of NewPage Holding Corporation, filed on June 14, 2006)

10.5	Asset Purchase Agreement among NewPage Corporation, Chillicothe Paper Inc. and P. H. Glatfelter Company dated February 21, 2006 (incorporated by reference from Exhibit 10.26 to the Amendment No. 3 to the Registration Statement on Form S-4 (Reg. No. 333-129343) of NewPage Holding Corporation, filed on April 17, 2006)

10.6	Employment Letter Agreement dated May 2, 2005, by and between NewPage Corporation and George F. Martin (incorporated by reference from Exhibit 10.31 to the Amendment No. 3 to the Registration Statement on Form S-4 (Reg. No. 333-129343) of NewPage Holding Corporation, filed on April 17, 2006), as amended by Amendment No. 1 dated as of January 28, 2007 (incorporated by reference from Exhibit 10.31 to the Annual Report on Form 10-K for the year ended December 31, 2006), Amendment No. 2 dated as of December 21, 2007 (incorporated by reference from Exhibit 10.11 to the Form 8-K filed on December 28, 2007) and Amendment No. 3 dated as of January 1, 2009 (incorporated by reference from Exhibit 10.6 to the Form 10-K filed March 2, 2009)

Exhibit Number	Description
10.7	Employment Agreement dated as of April 17, 2006 by and between NewPage Corporation and Mark A. Suwyn (incorporated by reference from Exhibit 10.33 to the Amendment No. 3 to the Registration Statement on Form S-4 (Reg. No. 333-129343) of NewPage Holding Corporation, filed on April 17, 2006), as amended by Amendment No. 1 dated as of December 21, 2007 (incorporated by reference from Exhibit 10.13 to the Form 8-K filed on December 28, 2007) and Amendment No. 2 dated as of January 1, 2009 (incorporated by reference from Exhibit 10.7 to the Form 10-K filed March 2, 2009)

10.8	Employment Agreement dated as of April 17, 2006 by and between NewPage Corporation and Richard D. Willett, Jr. (incorporated by reference from Exhibit 10.34 to the Amendment No. 3 to the Registration Statement on Form S-4 (Reg. No. 333-129343) of NewPage Holding Corporation, filed on April 17, 2006) as amended by Amendment No. 1 dated as of January 1, 2009 (incorporated by reference from Exhibit 10.8 to the Form 10-K filed March 2, 2009)

10.9	Form of Indemnification Agreement (incorporated by reference from Exhibit 10.35 to the Amendment No. 4 to the Registration Statement on Form S-1 (Reg. No. 333-133367) of NewPage Holding Corporation, filed on July 12, 2006)

10.10	Form of Independent Director Agreement (incorporated by reference from Exhibit 10.36 to the Amendment No. 4 to the Registration Statement on Form S-1 (Reg. No. 333- 133367) of NewPage Holding Corporation, filed on July 12, 2006)

10.11	Form of NewPage Holding Corporation 2006 Incentive Plan (incorporated by reference from Exhibit 10.38 to the Amendment No. 2 to the Registration Statement on Form S-1 (Reg. No. 333-133367) of NewPage Holding Corporation, filed on June 14, 2006)

10.12	Form of Management Lock-up Agreement (incorporated by reference from Exhibit 10.39 to the Amendment No. 4 to the Registration Statement on Form S-1 (Reg. No. 333- 133367) of NewPage Holding Corporation, filed on July 12, 2006)

10.13	Employment Agreement dated as of May 2, 2005 by and between NewPage Corporation and Michael L. Marziale, as amended by letter agreement dated as of June 30, 2006, and by Amendment No. 2 dated as of January 28, 2007 (incorporated by reference from Exhibit 10.40 to the Annual Report on Form 10-K for the year ended December 31, 2006), Amendment No. 3 dated as of December 21, 2007 (incorporated by reference from Exhibit 10.12 to the Form 8-K filed on December 28, 2007) and Amendment No. 4 dated as of January 1, 2009 (incorporated by reference from Exhibit 10.13 to the Form 10-K filed March 2, 2009)

10.14	Revolving Credit and Guaranty Agreement, dated December 21, 2007, among NewPage Corporation, NewPage Holding Corporation, certain subsidiaries of NewPage Corporation, lenders party thereto, Goldman Sachs Credit Partners L.P., as Administrative Agent, JPMorgan Chase Bank, N.A., as Collateral Agent, and the other parties thereto (incorporated by reference from Exhibit 10.2 to the Form 8-K filed on December 28, 2007), as amended by the First Amendment to Revolving Credit and Guaranty Agreement, dated as of September 11, 2009 (incorporated by reference from Exhibit 10.2 to the Form 8-K filed on September 11, 2009)

10.15	Priority Lien Debt Pledge and Security Agreement, dated December 21, 2007, among NewPage Corporation and certain of its affiliates and The Bank of New York (incorporated by reference from Exhibit 10.3 to the Form 8-K filed on December 28, 2007)

10.16	Revolving Credit Pledge and Security Agreement, dated December 21, 2007, among NewPage Corporation and certain of its affiliates and JPMorgan Chase Bank, N.A. (incorporated by reference from Exhibit 10.4 to the Form 8-K filed on December 28, 2007)

10.17	Stock Purchase Agreement by and among Stora Enso Oyj, Stora Enso North America, Inc. and NewPage Holding Corporation, dated as of September 20, 2007 (incorporated by reference from Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2007), as amended by the First Amendment, dated as of on December 21, 2007 (incorporated by reference from Exhibit 10.15 to the Form 8-K filed on December 28, 2007)

Exhibit Number	Description
10.18	Employment Agreement dated as of November 1, 2007 by and between NewPage Corporation and Michael T. Edicola (incorporated by reference from Exhibit 10.27 to the Annual Report on Form 10-K for the year ended December 31, 2007), as amended by Amendment No. 1 dated as of January 1, 2009 (incorporated by reference from Exhibit 10.20 to the Form 10-K filed March 2, 2009)

10.19	Employment Agreement dated as of September 8, 2008 by and between NewPage Corporation and David J. Prystash (incorporated by reference from Exhibit 10.2 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2008), as amended by Amendment No. 1 dated as of January 1, 2009 (incorporated by reference from Exhibit 10.21 to the Form 10-K filed March 2, 2009)

10.20	Separation Agreement dated September 8, 2008, by and between NewPage Corporation, NewPage Group Inc. and Jason W. Bixby (incorporated by reference from Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2008)

10.21	Employment Letter Agreement dated as of April 20, 2009 by and between NewPage Corporation and David J. Prystash. (incorporated by reference from Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2009)

12.1	Statement Regarding Computation of Ratios

21.1	Subsidiaries of the registrant

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5.1)

24.1	Power of Attorney (included on Signature Page of initial filing)

25.1	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York Mellon, as Trustee

99.1	Form of Letter of Transmittal for Outstanding 11.375% Senior Secured Notes due 2014

99.2	Form of Notice of Guaranteed Delivery for Tender of 11.375% Senior Secured Notes due 2014, Series A of NewPage Corporation

99.3	Consent of Resource Information Systems, Inc.

*	To be filed by amendment.